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As filed with the Securities and Exchange Commission on January 24, 2002.

Registration No. 333-69586

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT NO. 2
TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

IRWIN FINANCIAL CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Indiana (State or Other Jurisdiction of Incorporation or Organization)	6712 (Primary Standard Industrial Classification Code Number)	35-1286807 (I.R.S. Employer Identification Number)

500 Washington Street
Columbus, Indiana 47201
(812) 376-1909
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

Ellen Z. Mufson
Vice President, Legal
500 Washington Street
Columbus, Indiana 47201
(812) 376-1909
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Jennifer R. Evans, Esq. Vedder, Price, Kaufman & Kammholz 222 North LaSalle Street, Suite 2600 Chicago, Illinois 60601 (312) 609-7500	Thomas C. Erb, Esq. Tom W. Zook, Esq. Lewis, Rice & Fingersh, L.C. 500 N. Broadway, Suite 2000 St. Louis, Missouri 63102 (314) 444-7600

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the Registration Statement becomes effective.

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

      If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JANUARY 24, 2002

PROSPECTUS

4,500,000 Shares

IRWIN FINANCIAL CORPORATION

Common Shares

        We are offering 4,500,000 common shares.

        Our common shares are traded on the New York Stock Exchange under the symbol "IFC." On January 23, 2002, the last reported sale price of our common shares as reported on the New York Stock Exchange was $16.25 per share.

        Investing in our common stock involves risks. See "Risk Factors" beginning on page 13.

	Per Share	Total
Public offering price	$	$
Underwriting discount	$	$
Proceeds to Irwin Financial Corporation	$	$

        This is a firm commitment underwriting. The underwriters have been granted a 30-day option to purchase up to an additional 675,000 common shares to cover over-allotments, if any.

        The common shares being offered are not savings accounts, deposits or obligations of any bank and are not insured by any insurance fund of the Federal Deposit Insurance Corporation or any other governmental organization.

        Neither the Securities and Exchange Commission nor any other state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Co-lead Managers
Keefe, Bruyette & Woods, Inc.	Stifel, Nicolaus & Company Incorporated
Co-managers
J.J.B. Hilliard, W.L. Lyons, Inc.	Howe Barnes Investments, Inc.

The date of this prospectus is                        , 2002

IRWIN FINANCIAL CORPORATION

	Commercial Banking		Mortgage Banking		Home Equity Lending		Equipment Leasing		Venture Capital
•	Irwin Union Bank and Trust; Irwin Union Bank, F.S.B.	•	Irwin Mortgage Corporation	•	Irwin Home Equity Corporation	•	Irwin Capital Holdings Corporation	•	Irwin Ventures LLC
•	Founded in 1871 and 2000, respectively	•	1981 Acquisition	•	1994 Start-up	•	1999 Start-up	•	1999 Start-up
•	16% of 2000 consolidated net revenues	•	46% of 2000 consolidated net revenues	•	35% of 2000 consolidated net revenues	•	1% of 2000 consolidated net revenues	•	2% of 2000 consolidated net revenues
•	Focuses on commercial and personal banking needs of small businesses and business owners	•	Originates, sells and services conforming first mortgage loans	•	Originates and services prime-quality, high loan-to-value home equity loans	•	Funding source for leasing companies, brokers and vendors	•	Investor in early stage companies in financial services or financial services-related technology
•	Locations in Indiana, Michigan, Arizona, Missouri, Nevada, Utah and Kentucky	•	National scope, emphasis on first- time home buyers and small brokers	•	National scope, emphasis on debt consolidation products	•	U.S. and Canadian focus	•	National focus
		•	$6.4 billion in originations in the first nine months of 2001	•	$803 million in originations in the first nine months of 2001	•	Acquired 78% ownership interest in a Canadian equipment leasing company in July 2000
						•	Began franchise equipment leasing business in August 2001
•	Loan portfolio of $1.4 billion as of September 30, 2001	•	$11.7 billion servicing portfolio as of September 30, 2001	•	$2.2 billion managed portfolio as of September 30, 2001	•	Lease portfolio of $245 million as of September 30, 2001	•	Five portfolio investments totaling $12.1 million as of September 30, 2001
•	Headquarters in Columbus, IN	•	Headquarters in Indianapolis, IN	•	Headquarters in San Ramon, CA	•	Headquarters in Bellevue, WA	•	Headquarters in Columbus, IN

SUMMARY

        This summary highlights information contained elsewhere in this prospectus. Because this is a summary, it may not contain all of the information that is important to you. Therefore, you also should read the more detailed information set forth in this prospectus, including our consolidated financial statements and the related notes included in this prospectus, before you make your investment decision. Unless otherwise noted, all information in this prospectus assumes that the underwriters will not exercise the option to purchase additional shares to cover over-allotments from us in the offering.

Irwin Financial Corporation

        We are a diversified financial services company headquartered in Columbus, Indiana with $3.1 billion in assets at September 30, 2001. We focus primarily on the extension of credit to consumers and small businesses as well as providing the ongoing servicing of those customer accounts. We currently operate five major lines of business through our direct and indirect subsidiaries. Our major lines of business are: commercial banking, mortgage banking, home equity lending, equipment leasing and venture capital.

        Our banking subsidiary, Irwin Union Bank and Trust Company, was organized in 1871 and we formed the holding company in 1972. Our direct and indirect major subsidiaries include Irwin Union Bank and Trust, a commercial bank, which together with Irwin Union Bank, F.S.B., conducts our commercial banking activities; Irwin Mortgage Corporation, a mortgage banking company acquired in 1981; Irwin Home Equity Corporation, a consumer home equity lending company formed in 1994; Irwin Capital Holdings Corporation, an equipment leasing subsidiary; and Irwin Ventures LLC, a venture capital company. At December 31, 2001, we and our subsidiaries had a total of 2,941 employees, including full-time and part-time employees.

        The following table summarizes our financial performance over the past five years and the first nine months of 2001:

	At or For Nine Months Ended September 30,		At or For Year Ended December 31,
	2001	2000	2000	1999	1998	1997	1996
	(dollars in thousands except per share data)
Net income	$33,446	$26,114	$35,666	$33,156	$30,503	$24,444	$22,428
Earnings per common share (diluted)	1.47	1.23	1.67	1.51	1.38	1.08	0.98
Assets	3,079,546	2,149,280	2,422,429	1,680,847	1,946,179	1,496,794	1,300,122
Loans held for sale	651,380	490,690	579,788	508,997	936,788	528,739	446,898
Loans and leases, net	1,689,634	1,105,117	1,221,793	724,869	547,103	602,281	526,175
Deposits	2,175,120	1,320,514	1,443,330	870,318	1,009,211	719,596	640,153
Total shareholders' equity	220,908	181,989	189,925	159,296	145,233	127,983	118,903
Owned first mortgage servicing portfolio	11,667,136	9,963,018	9,196,513	10,488,112	11,242,470	10,713,549	10,810,988
Managed home equity portfolio	2,162,877	1,282,947	1,825,527	842,403	581,241	358,166	230,450
Return on average assets(1)	1.46%	1.82%	1.76%	2.01%	1.85%	1.94%	1.95%
Return on average equity(1)	22.25	20.88	20.83	21.51	22.77	19.80	20.37
Net interest margin(1)	5.21	5.03	5.36	5.03	4.33	5.15	5.12

(1)
Annualized for interim periods.

Recent Developments

        Fourth Quarter Earnings Announcement

        On January 23, 2002 we announced our fourth quarter and annual 2001 earnings. We reported net income in the fourth quarter of 2001 of $12.1 million or $0.53 per share, compared with net income of $9.6 million or $0.45 per share during the same period in 2000, an increase in earnings of 26% and an increase in earnings per share of 18%. The increase is largely due to strong first mortgage loan originations. Improved profits in our commercial banking line of business also contributed to the record results.

        Fourth quarter 2001 revenues totaled $117.7 million, an increase of $39 million or 49% compared with a year earlier. Return on average common equity during the fourth quarter was 21.0%.

        For the entire year of 2001, revenues totaled $401.0 million and net income was $45.5 million, increases of 35% and 28%, respectively, over 2000. Return on average common equity was 21.8% in 2001.

        Financial highlights for the quarter and entire year included:

	Fourth Quarter
			% Change	YTD 2001	YTD 2000	% Change
	2001	2000
	(dollars in millions, except earnings per share)
Total consolidated net revenues	$117.7	$79.1	49%	$401.0	$297.3	35%
Net income:
Mortgage banking	12.8	3.1	318	38.1	13.0	193
Home equity lending	5.6	8.0	(30)	16.2	18.5	(12)
Commercial banking	3.0	1.7	73	8.9	7.1	26
Equipment leasing (pre-tax)	(1.7)	(0.2)	(744)	(4.4)	(2.6)	(71)
Venture capital	(3.4)	(1.4)	(155)	(6.5)	2.7	N/A
Parent and other	(4.2)	(1.7)	(150)	(6.8)	(3.1)	(121)
Total consolidated net income	12.1	9.6	26	45.5	35.7	28
Earning per share (EPS)	0.53	0.45	18	2.00	1.67	20
Return on average equity	21.0%	20.7%		21.8%	20.8%

Significant Factors for the Fourth Quarter and Full Year 2001

  •
  Lower interest rates led to record mortgage loan originations.

  •
  Economic conditions resulting from the recession resulted in slower originations of non-mortgage products. Charge-offs and delinquencies increased during the quarter. We increased our loan loss and private equity valuation allowances to address this exposure.

  •
  Delinquency ratio (30 days and beyond) trends for our principal credit-related portfolios are shown below. These ratios remain within management's long-term expectations.

	Commercial Loans	Home Equity Loans	Equipment Leases
	(dollars in billions)
Owned portfolio	$1.5	$2.1	$0.3
30-day + delinquency
December 31, 2001	0.38%	5.07%	2.02%
September 30, 2001	0.08	4.71	2.41
December 31, 2000	0.46	4.31	1.06

        Impact of Recent Change to Regulatory Capital Rules

        The federal banking regulators, including the Federal Reserve, our principal regulator, have adopted revised regulatory capital standards regarding the treatment of certain recourse obligations, direct credit substitutes, residual interests in assets securitizations, and other securitized transactions. In general, the new rules require a banking institution that has certain residual assets, including assets commonly referred to as "interest-only strips," in an amount that exceeds 25% of its Tier 1 capital, to deduct the after-tax excess amount of credit-enhancing interest-only strips from Tier 1 capital for purposes of computing risk-based capital ratios.

        The new capital standards became effective on January 1, 2002, for new residual interests related to any transaction covered by the revised rules that settles after December 31, 2001. For transactions settled before January 1, 2002, application of the new capital treatment to the residuals created will be delayed until December 31, 2002.

        We believe these new rules apply to many, if not all, of the securitization transactions historically done by our home equity line of business to fund loan production. The residual assets we now own exceed the 25% concentration limit in the new capital treatment rules. On a pro forma basis adjusted to give effect to the sale of $75 million of our common shares in this offering, and assuming conservatively that all of our residual assets are subject to the new capital treatment, our residual assets as of September 30, 2001, comprised 51% of our consolidated Tier 1 capital. We are taking steps to materially reduce the levels of our residuals as a percentage of Tier 1 capital. On November 29, 2001, we sold $12.3 million of our residual interests in our home equity loans previously securitized in September 2000. This represents our fourth sale of residual assets in the last two years. See the "Capitalization" section on page 56 for a table showing our pro forma capital ratios giving effect to the new capital treatment. By the end of 2002, we expect our residual interests to have declined to approximately 35% of Tier 1 capital, falling to approximately 20% by the end of 2003.

        We have financed our significant growth in our home equity lending line of business to date using transaction structures that create residual assets through "gain-on-sale" accounting—sales transactions accounted for under SFAS 140. To address the new rules, beginning in 2002 we will be eliminating our use of these securitization structures that require gain-on-sale accounting treatment. We believe using on-balance sheet financing rather than transactions accounted for as gain-on-sale under SFAS 140 will allow continued access to the capital markets for cost-effective, matched funding of our loan assets, while not meaningfully affecting or changing our cash flows, nor changing the longer term profitability of our home equity lending operation.

        Changing our securitization practices will significantly affect the financial results of our home equity line of business in 2002. The key financial impacts we expect include:

  •
  By using on-balance sheet financing to fund our home equity loan originations, we will be required to change the timing of revenue recognition on these assets under generally accepted accounting principles. For assets funded on-balance sheet, we record interest income over the life of the loan, while for assets funded through transactions accounted for under SFAS 140, we have recorded revenue as trading gains at the time of sale based on the discounted present value of the anticipated revenue stream over the expected life of the loans. This different accounting treatment does not, however, affect cash flows related to the loans, and management expects that the ultimate total receipt of revenues and profitability derived from our home equity loans will be substantially unchanged by these different financing structures.

  •
  Due to the anticipated delay in revenue recognition under the new financing structures we intend to pursue, we plan to reduce the rate of growth in production and related expenses in the home equity lending line of business to more closely align anticipated revenue recognition and expenses under this new model. This process is now underway. However, while we anticipate continued profitability on a consolidated basis, we currently expect to report a loss in 2002 in our home equity lending line of business as we make this transition.

  •
  After the initial transition period, as the portfolio of on-balance sheet home equity loans continues to grow, we should record increased levels of net interest income sufficient to cover ongoing expenses. We would then expect to be in a position to resume profitable growth in this line of business. We may also pursue selective opportunities to sell whole loans in cash sale transactions if attractive terms can be negotiated. We currently anticipate that our home equity lending line of business will return to profitability in 2003.

  Pro Forma Capital Relative to New Regulation on Residuals

        Our Tier 1 capital totaled $294.6 million as of December 31, 2001, or 6.8% of risk-weighted assets. On a pro forma basis, giving full effect to the new risk-weighted capital regulations regarding residual assets, as further adjusted to give effect to the net proceeds from this offering and prior to any residual asset reduction steps we are contemplating to reduce our concentration of residual assets or to reclassify for capital treatment purposes any of those residual assets, or any other changes, our Tier 1 capital and total capital to risk-weighted assets would be approximately 7.7% and 10.6%, respectively, as of December 31, 2001. The new capital rules do not become fully effective until December 31, 2002.

        Earnings Outlook

        Taking the factors discussed above into account, we expect consolidated net income to decline in 2002 but then to increase significantly in 2003. Management currently estimates that consolidated net income will be approximately $36 million in 2002 and approximately $54 million in 2003. These estimates include $2.7 million of after-tax interest expense on our convertible trust preferred securities, which would be added back to net income for purposes of calculating fully diluted earnings per share under generally accepted accounting principles. These estimates are based on various factors and current assumptions management believes are reasonable, including current industry forecasts of a variety of economic and competitive factors. However, projections are inherently uncertain, and our actual earnings may differ significantly from these estimates due to uncertainties and risks related to our business, including those described in the "Risk Factors" section beginning on page 13 and elsewhere in this prospectus.

        While our financial results in 2002 will likely be significantly different than our historical performance for the reasons discussed above, management anticipates that after 2002, we can again achieve our long-term financial objectives of at least 12% annual earnings per share growth and greater than 15% return on common equity.

Strategy

        Our strategy is to maintain a diverse revenue stream by focusing on niches in financial services where we believe we can optimize the productivity of our capital and where our experience and expertise can provide a competitive advantage. Our operational objectives are premised on simultaneously achieving three goals: creditworthiness, profitability and growth. We refer to this as creditworthy, profitable growth. We believe we must continually balance these goals in order to deliver long-term value to all of our stakeholders. We have developed a four-part business plan to meet these goals:

  •
  We focus on product or market niches in financial services that we believe are underserved and where we believe customers are willing to pay a premium for value-added services.

  •
  We enter niches only when we have attracted senior managers who have proven track records in the niche for which they are responsible.

  •
  We diversify our revenues and allocate our capital across complementary lines of business as a key part of our risk management. Our lines of business are cyclical, but when combined in an appropriate mix, we believe they provide sources of diversification and opportunities for growth in a variety of economic conditions.

  •
  We reinvest on an ongoing basis in the development of new and existing opportunities.

        We believe our historical growth and profitability is the result of our endeavors to pursue complementary consumer and commercial lending niches through our bank holding company structure, our experienced management, our diverse product and geographic markets, and our willingness and ability to align the compensation structure of each of our lines of business with the interests of our stakeholders. Through various economic environments and cycles, we have had a relatively stable revenue and earnings stream on a consolidated basis generated primarily through internal growth rather than acquisitions. Over the five-year and ten-year periods ending December 31, 2000, respectively, our financial performance has been as follows:

  •
  our return on average equity averaged 21.11% and 22.04%;

  •
  our diluted earnings per common share compounded at an average annual growth rate of 14.25% and 20.99%;

  •
  our net revenues(1) compounded at an average annual growth rate of 13.19% and 19.44%;

  •
  our nonperforming assets to total assets averaged 0.61% and 0.52%;

  •
  our annual net charge-offs to average loans and leases averaged 0.36% and 0.42%; and

  •
  our book value per common share compounded at an average annual growth rate of 14.47% and 18.95%.

(1)
Net revenues consist of net interest income plus noninterest income.

Major Lines of Business

        We are a regulated bank holding company. At the parent level, we work actively to add value to our lines of business by interacting with the management teams, capitalizing on interrelationships, providing centralized services and coordinating overall organizational decisions. Under this organizational structure, our separate businesses currently hold and fund the majority of their assets through Irwin Union Bank and Trust. This provides additional liquidity and results in regulatory oversight of each of our lines of business.

        The following table shows our net income (loss) by line of business:

	Nine Months Ended September 30,		Year Ended December 31,
	2001	2000	2000	1999	1998	1997	1996
	(in thousands)
Commercial banking	$5,917	$5,350	$7,090	$7,345	$6,509	$5,587	$4,254
Mortgage banking	25,305	9,944	13,006	23,063	28,853	21,300	20,422
Home equity lending	10,669	10,515	18,494	12,606	(6,668)	1,710	(816)
Equipment leasing	(2,731)	(2,366)	(2,563)	(843)	—	—	—
Venture capital	(3,099)	4,077	2,723	656	—	—	—
Other(1)	(2,615)	(1,406)	(3,084)	(9,671)	1,809	(4,153)	(1,432)

Total consolidated net income	$33,446	$26,114	$35,666	$33,156	$30,503	$24,444	$22,428

(1)
Includes parent, medical equipment leasing and consolidating entries.

Commercial Banking

        Our commercial banking line of business focuses on providing credit, cash management and personal banking products to small businesses and business owners. Services include a full line of consumer, mortgage and commercial loans, as well as personal and commercial checking accounts, savings and time deposit accounts, personal and business loans, credit card services, money transfer services, financial counseling, property, casualty, life and health insurance agency services, trust services, securities brokerage, and safe deposit facilities. Under the bank's commercial lending policies, at September 30, 2001, our lending limit is $10.0 million, and our average size commercial loan is $0.3 million.

        We offer commercial banking services through our banking subsidiaries, Irwin Union Bank and Trust, an Indiana state-chartered commercial bank, and Irwin Union Bank, F.S.B., a federal savings bank. We formed the federal savings bank to allow us the flexibility to expand our banking business into markets where state-chartered banks like Irwin Union Bank and Trust are not permitted to branch under current law. We sell a substantial majority of the commercial loans we originate at Irwin Union Bank, F.S.B. to Irwin Union Bank and Trust. We have offices throughout nine counties in central and southern Indiana; Kalamazoo, Grandville, Traverse City and Lansing, Michigan; Carson City and Las Vegas, Nevada; Brentwood, Missouri; Louisville, Kentucky; Salt Lake City, Utah; and Phoenix, Arizona. In this prospectus, we refer to our bank subsidiaries together as the bank.

        Our strategy is to expand our commercial banking line of business into selected new markets. We target metropolitan markets with strong economies where we believe recent bank consolidation has negatively impacted customers. We believe that this consolidation has led to disenchantment with the delivery of financial services to the small business community among both the owners of those small businesses and the senior banking officers who had been providing services to them. In markets that management identifies as attractive opportunities, the bank seeks to hire senior commercial loan officers who have strong local ties and who can focus on providing personalized lending services to small businesses in that market.

        The following table shows selected financial data for our commercial banking line of business:

	At or For Nine Months Ended September 30,		At or For Year Ended December 31,
	2001	2000	2000	1999	1998	1997	1996
	(dollars in thousands)
Commercial Banking:
Net income	$5,917	$5,350	$7,090	$7,345	$6,509	$5,587	$4,254
Total assets	1,527,909	1,061,797	1,167,559	789,560	607,992	539,233	503,507
Total loans	1,415,547	974,539	1,067,980	720,493	514,950	410,272	336,580
Allowance for loan and lease losses	12,219	8,559	9,228	7,375	6,680	5,525	4,790
Total deposits	1,292,546	924,272	998,892	710,899	567,526	486,481	453,879
Return on average assets	0.60%	0.79%	0.74%	1.08%	1.15%	1.08%	0.92%
Return on average equity	10.03	12.98	12.39	13.89	15.49	15.42	13.35
Net interest margin	3.81	4.38	4.25	4.82	4.75	4.61	4.67
Efficiency ratio	69.86	71.28	71.00	68.06	66.60	64.62	69.66
Nonperforming assets to total assets	0.16	0.20	0.23	0.15	0.31	0.60	0.76
Allowance for loan losses to total loans	0.86	0.88	0.86	1.02	1.30	1.35	1.43
Net charge-offs to average loans	0.12	0.10	0.12	0.16	0.13	0.34	0.34

Mortgage Banking

        In our mortgage banking line of business we originate, purchase, sell and service conventional and government agency-backed residential mortgage loans throughout the United States. We established this line of business when we acquired our subsidiary, Irwin Mortgage Corporation, in 1981. Most of our mortgage originations either are insured by an agency of the federal government, such as the Federal Housing Authority, or FHA, and the Veterans Administration, or VA, or, in the case of conventional mortgages, meet requirements for resale to the Federal National Mortgage Association, or FNMA, or the Federal Home Loan Mortgage Corporation, or FHLMC. This allows us to remove substantially all of the credit risk of these loans from our balance sheet. We sell mortgage loans to institutional and private investors but may retain servicing rights to the loans we originate or purchase from correspondents. We believe this balance between mortgage loan originations and mortgage loan servicing provides us a natural hedge against interest rate changes, which has helped stabilize our revenue stream.

        We originate mortgage loans through retail offices, direct marketing and our Internet website. We also purchase mortgage loans through mortgage brokers. We consider this part of our business wholesale lending. At December 31, 2001, Irwin Mortgage operated 100 production and satellite offices in 27 states. Our mortgage banking line of business is currently our largest contributor to revenue, comprising 55.2% of our total revenues for the nine months ended September 30, 2001, compared to 48.8% for the first nine months of 2000. Our mortgage banking line of business contributed 75.7% of our net income for the first nine months of 2001, compared to 38.1% for the same period in 2000.

        The following table shows selected financial data for our mortgage banking line of business:

	At or For Nine Months Ended September 30,		At or For Year Ended December 31,
	2001	2000	2000	1999	1998	1997	1996
	(dollars in thousands)
Mortgage Banking:
Net income	$25,305	$9,944	$13,006	$23,063	$28,853	$21,300	$20,422
Net interest income	18,026	11,757	15,401	21,745	26,244	17,577	17,178
Provision for loan losses	154	66	357	(1,998)	(1,721)	(1,383)	(455)
Loan origination fees	43,007	25,417	34,688	46,311	59,328	41,045	43,463
Gain on sale of loans	74,602	33,977	45,601	72,395	97,724	53,332	41,333
Loan servicing fees	37,876	38,939	50,309	54,247	55,217	50,194	45,573
Gain on sale of bulk servicing	6,079	14,432	27,528	9,005	829	1,512	1,224
Amortization and impairment of servicing assets, net of hedging	(23,818)	(21,606)	(37,490)	(24,566)	(29,805)	(15,843)	(13,897)
Total net revenue	159,822	106,445	140,932	180,767	207,238	147,657	135,310
Total mortgage originations	6,388,294	2,986,445	4,091,573	5,876,750	8,944,615	5,397,338	5,085,625
Refinancings to total originations	49.80%	13.70%	16.39%	28.64%	49.54%	22.53%	18.95%
Servicing sold to originations	27.95	85.12	99.35	79.89	56.95	71.82	60.87
Owned first mortgage servicing portfolio	$11,667,136	$9,963,018	$9,196,513	$10,488,112	$11,242,470	$10,713,549	$10,810,988
Bulk sales of servicing	610,610	1,473,787	2,526,006	1,216,718	99,929	536,971	1,481,433
Capitalized servicing	152,910	133,288	121,555	132,648	113,131	81,610	71,415
Capitalized servicing to servicing portfolio	1.3%	1.3%	1.3%	1.3%	1.0%	0.8%	0.7%
Weighted average coupon	7.46	7.73	7.76	7.51	7.56	7.85	7.83

Home Equity Lending

        In our home equity lending line of business, we originate, purchase, securitize and service home equity loans and lines of credit nationwide. We generally sell the loans through securitization transactions. We continue to service the loans we securitize. We target creditworthy, homeowning consumers who are active, unsecured credit card debt users. Target customers are underwritten using proprietary models based on several criteria, including the customers' previous use of credit. We market our home equity products through direct mail and telemarketing, mortgage brokers and correspondent lenders nationwide and through Internet-based solicitations.

        We established this line of business when we formed Irwin Home Equity Corporation in 1994 as our subsidiary. Irwin Home Equity is headquartered in San Ramon, California and became a subsidiary of Irwin Union Bank and Trust in 2001. In 1997 and 1998, we largely redesigned our product offerings, introducing new products with origination fees and early repayment options. We also introduced home equity loans with loan-to-value ratios of up to 125% of their collateral value. Home equity loans with loan-to-value ratios greater than 100% are priced with higher coupons than home equity loans with loan-to-value ratios less than 100% to compensate for the increased risk. For the nine months ended September 30, 2001, home equity loans with loan-to-value ratios greater than 100% made up 58% of our loan originations and 49% of our managed portfolio at September 30, 2001.

        For most of our home equity product offerings, we offer customers the choice to accept an early repayment fee in exchange for a lower interest rate. A typical early repayment option provides for a fee equal to up to six months' interest that is payable if the borrower chooses to repay the loan during the first three to five years of its term. Approximately 82.1%, or $1.1 billion, of our home equity loan servicing portfolio at September 30, 2001 has early repayment fees. This portfolio does not include our floating rate lines of credit.

        We expect to continue to originate new loans in our home equity lending line of business through the development of new products, the extension of existing products to new customers, and continued sales through our indirect distribution channels. These include brokers, correspondent lenders and Internet sites.

        The environment for high loan-to-value home equity lending has become more favorable for us during the past two years due to the exit of many home equity lenders who did not survive the competitive pressures and significant refinance activity of 1998. This has helped our recent expansion in our home equity lending line of business, although we expect the rate of growth in this line of business to be slower in 2002 than in recent periods as we adjust to the new capital rules as described in the "Recent Developments" section, and we expect this line of business to show a loss in net income during 2002.

        In light of greater uncertainty in the national economy, during the third quarter of 2001, we increased loss reserves and the aggregate discount rate on our interest-only strips to 2.48% and 18.5% to account for potential increased future losses and increased uncertainty about future volatility in actual cash flows. These changes led to mark-to-market impairment from loss reserve and discount rate assumptions of $14.6 million and $7.6 million, respectively, during the third quarter of 2001. We also increased our assumption for future prepayment speeds to 24.9%, which resulted in impairment charges of $9.4 million.

        The following table shows selected financial data for our home equity lending line of business:

	At or For Nine Months Ended September 30,		At or For Year Ended December 31,
	2001	2000	2000	1999	1998	1997	1996
	(dollars in thousands)
Home Equity Lending:
Net interest income	$47,240	$21,254	$35,593	$18,852	$5,495	$7,129	$7,755
Provision for loan losses	(584)	(134)	(461)	—	(513)	(1,404)	(983)
Gain on sale of loans	70,716	34,938	30,340	23,998	18,610	15,908	7,798
Loan origination fees	874	440	951	273	—	—	—
Loan servicing fees	9,702	5,081	7,559	4,907	3,323	2,145	710
Amortization and impairment of servicing assets	(1,941)	(1,104)	(1,583)	(1,445)	(842)	(334)	—
Trading gains (losses)	(34,723)	10,123	14,399	2,512	(2,952)	(1,961)	—
Total net revenue	91,347	70,598	103,447	50,566	23,941	21,777	15,420
Operating expense	73,565	53,072	72,623	35,557	30,609	20,067	16,236
Net income (loss)	10,669	10,515	18,494	12,606	(6,668)	1,710	(816)
Loan and line of credit volume	802,559	601,038	1,225,955	439,507	389,673	214,518	169,120
Secondary market delivery	850,836	565,219	774,610	430,743	294,261	210,057	79,936
Total managed portfolio	2,162,877	1,282,947	1,825,527	842,403	581,241	358,166	230,450
Interest-only strips(1)	197,486	103,903	152,614	57,883	32,321	22,134	12,661
Weighted average yield on loans	13.37%	12.87%	13.09%	12.33%	11.86%	13.97%	14.08%
Weighted average yield on lines of credit	11.69	14.23	14.04	12.72	11.89	12.96	12.80
Gain on sale to total loans securitized	8.31	6.18	3.92	5.57	6.32	7.57	9.76
Net home equity charge-offs to managed home equity portfolio(2)	1.31	0.64	0.57	0.36	0.37	0.29	0.02
Delinquency ratio	4.7	3.3	4.3	2.7	1.3	1.5	0.7
Return on average equity(2)	14.43	25.55	30.57	17.12	(15.79)	7.33	(5.20)

(1)
Included in trading assets on our consolidated balance sheets.

(2)
Annualized for interim periods.

Equipment Leasing

        In our equipment leasing line of business, we originate transactions with brokers and vendors throughout North America and through direct sales to franchisees. The majority of our leases are full payout (i.e., no residual), small-ticket assets secured by commercial equipment. We finance a variety of commercial and office equipment types and try to limit the industry and geographic concentrations in our lease portfolio.

        We established this line of business in 1999 when we formed Irwin Business Finance Corporation, our United States equipment leasing company. We acquired Onset Capital Corporation, a Canadian equipment leasing company, in July 2000. These companies originate and service small- to medium-sized equipment leases and loans. We established Irwin Capital Holdings Corporation in April 2001 as a subsidiary of Irwin Union Bank and Trust to serve as the parent company for both our United States and Canadian leasing companies. Because it is in a development stage, management anticipates that our equipment leasing line of business will not break even until at least mid-2002. Our equipment leasing line of business had a total portfolio of $244.7 million as of September 30, 2001.

Venture Capital

        In our venture capital line of business, we make minority investments in early stage companies in the financial services industry and related fields that intend to use technology as a key component of their competitive strategy. We established this line of business when we formed Irwin Ventures in the third quarter of 1999. We provide Irwin Ventures' portfolio companies the benefit of our management experience in the financial services marketplace. In addition, we expect that contacts made through venture activities may benefit management of our other lines of business through the sharing of technologies and market opportunities. In August 1999, Irwin Ventures established Irwin Ventures Incorporated SBIC, which has received a small business investment company license from the Small Business Administration. Our venture capital line of business had investments in five private companies as of September 30, 2001, with an aggregate investment cost of $10.0 million and a carrying value of $12.1 million.

        Our principal executive offices are located at 500 Washington Street, P.O. Box 929, Columbus, Indiana 47201. Our telephone number is (812) 376-1909.

The Offering

Common shares offered	4,500,000 shares
Offering price per common share	$
Common shares to be outstanding after the offering	25,809,500 shares(1)
Use of proceeds	We intend to use the net proceeds from this offering to support future growth of our lines of business, to maintain our regulatory capital levels at desired levels under the new capital rules, and for other general corporate purposes. We anticipate that all or substantially all of the net proceeds of this offering will be contributed as capital to the bank, since we use the bank to fund assets for the majority of our lines of business. In particular, we expect to use the majority of the capital to support funding in our commercial banking, home equity lending, and leasing lines of business.
Risk factors	See "Risk Factors" beginning on page 13 and other information included in this prospectus for a discussion of factors you should consider carefully before deciding to invest in our common shares.
New York Stock Exchange symbol	IFC

(1)
The number of shares to be outstanding after this offering excludes, as of September 30, 2001, 2,357,808 shares issuable upon exercise of outstanding employee stock options, 2,610,270 shares issuable upon the conversion of outstanding convertible trust preferred securities and 416,663 shares issuable upon the conversion of the outstanding shares of our Series A, Series B and Series C convertible preferred shares.

SUMMARY CONSOLIDATED FINANCIAL DATA

        The summary consolidated financial data presented below for, and as of the end of, each of the years in the five-year period ended December 31, 2000, are derived from our historical financial statements. Our consolidated financial statements for each of the five years ended December 31, 2000 have been audited by PricewaterhouseCoopers LLP, independent accountants. The summary data presented below for the nine-month periods ended September 30, 2001 and 2000, are derived from our unaudited financial statements. In our opinion, all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of results as of or for the nine-month periods indicated have been included. This information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and the notes thereto included elsewhere in this prospectus. Results for past periods are not necessarily indicative of results that may be expected for any future period, and results for the nine-month period ended September 30, 2001, are not necessarily indicative of results that may be expected for the entire year ending December 31, 2001.

	At or For Nine Months Ended September 30,		At or For Year Ended December 31,
	2001	2000	2000	1999	1998	1997	1996
	(in thousands, except per share data)
Statements of Income Data:
Net interest income	$104,189	$61,210	$90,996	$67,122	$59,201	$50,386	$50,020
Provision for loan and lease losses	(9,363)	(3,610)	(5,403)	(4,443)	(5,995)	(6,238)	(4,553)

Net interest income after provision for loan and lease losses	94,826	57,600	85,593	62,679	53,206	44,148	45,467

Noninterest income:
Loan origination fees	44,388	26,177	36,066	41,024	60,013	41,370	43,779
Gain on sale of loans	147,339	69,188	93,677	74,834	75,201	39,210	34,248
Loan servicing fees	48,412	44,781	58,939	60,581	57,284	53,257	46,877
Amortization and impairment of servicing assets	(68,795)	(23,044)	(39,529)	(15,702)	(35,388)	(16,355)	(14,331)
Gain on sale of servicing assets	6,079	14,432	27,528	37,801	43,308	32,631	16,378
Trading gains (losses)	9,893	10,123	14,399	(8,296)	1,366	(1,961)	—
Gain from sale of leasing assets	—	—	—	—	5,241	—	—
Other	7,461	18,974	20,631	13,827	11,832	8,696	8,699

Total noninterest income	194,777	160,631	211,711	204,069	218,857	156,848	135,650
Noninterest expense	234,911	174,720	237,962	214,111	221,206	158,818	143,829

Income before income taxes	54,692	43,511	59,342	52,637	50,857	42,178	37,288
Provision for income taxes	21,700	17,397	23,676	19,481	20,354	17,734	14,860

Income before minority interest	32,992	26,114	35,666	33,156	30,503	24,444	22,428
Minority interest	(279)	—	—	—	—	—	—

Income before cumulative effect of change in accounting principle	33,271	26,114	35,666	33,156	30,503	24,444	22,428
Cumulative effect of change in accounting principle, net of tax	175	—	—	—	—	—	—

Net income available to common shareholders	$33,446	$26,114	$35,666	$33,156	$30,503	$24,444	$22,428

Mortgage loan originations	$6,388,294	$2,986,445	$4,091,573	$5,876,750	$8,944,615	$5,397,338	$5,085,625
Home equity loan originations	802,559	601,038	1,225,955	439,507	389,673	214,518	169,120
Common Share Data:
Earnings per share(1):
Basic	$1.58	$1.24	$1.70	$1.54	$1.40	$1.10	$0.99
Diluted	1.47	1.23	1.67	1.51	1.38	1.08	0.98
Cash dividends per share	0.19	0.18	0.24	0.20	0.16	0.14	0.12
Book value per share	10.32	8.60	8.97	7.55	6.70	5.82	5.23
Dividend payout ratio	12.36%	14.46%	14.13%	12.93%	11.39%	12.74%	12.15%

Weighted average shares—basic	21,147	21,001	20,973	21,530	21,732	22,326	22,716
Weighted average shares—diluted	24,154	21,213	21,593	21,886	22,139	22,722	23,030
Shares outstanding—end of period	21,276	21,004	21,026	21,105	21,673	22,001	22,738
Balance Sheet Data:
Assets	$3,079,546	$2,149,280	$2,422,429	$1,680,847	$1,946,179	$1,496,794	$1,300,122
Trading assets	208,429	104,315	154,921	59,025	32,148	22,133	12,661
Loans held for sale	651,380	490,690	579,788	508,997	936,788	528,739	446,898
Loans and leases	1,707,334	1,117,746	1,234,922	733,424	556,991	611,093	533,050
Allowance for loan and lease losses	17,700	12,629	13,129	8,555	9,888	8,812	6,875
Servicing assets	168,786	140,966	132,638	138,500	117,129	83,044	72,122
Deposits	2,175,120	1,320,514	1,443,330	870,318	1,009,211	719,596	640,153
Short-term borrowings	292,303	461,627	475,502	473,103	644,861	512,275	461,866
Long-term debt	29,642	30,849	29,608	29,784	2,839	7,096	17,659
Trust preferred securities	161,788	49,975	147,167	48,071	47,999	47,927	—
Shareholders' equity	220,908	181,989	189,925	159,296	145,233	127,983	118,903
Owned first mortgage servicing portfolio	11,667,136	9,963,018	9,196,513	10,488,112	11,242,470	10,713,549	10,810,988
Managed home equity portfolio	2,162,877	1,282,947	1,825,527	842,403	581,241	358,166	230,450
Selected Financial Ratios:
Performance Ratios:
Return on average assets(2)	1.46%	1.82%	1.76%	2.01%	1.85%	1.94%	1.95%
Return on average equity(2)	22.25	20.88	20.83	21.51	22.77	19.80	20.37
Net interest margin(2)(3)(4)	5.21	5.03	5.36	5.03	4.33	5.15	5.12
Noninterest income to revenues(5)	65.15	72.41	69.94	75.25	78.71	75.89	73.06
Efficiency ratio(6)	78.57	78.76	78.61	78.95	79.55	76.74	77.46
Loans and leases to deposits(7)	78.49	84.64	85.56	84.27	55.19	84.92	83.27
Average interest-earning assets to average interest-bearing liabilities	115.39	114.24	113.51	127.36	121.02	124.00	131.18
Asset Quality Ratios:
Allowance for loan and lease losses to:
Total loans and leases	1.04%	1.13%	1.06%	1.17%	1.78%	1.45%	1.29%
Non-performing loans and leases	154.91	195.22	181.79	189.86	84.28	115.02	131.45
Net charge-offs to average loans and leases(2)	0.43	0.21	0.28	0.27	0.33	0.46	0.36
Net home equity charge-offs to managed home equity portfolio(2)	1.31	0.64	0.57	0.36	0.37	0.29	0.02
Non-performing assets to total assets	0.53	0.44	0.42	0.48	0.78	0.64	0.57
Non-performing assets to total loans and other real estate owned	0.95	0.84	0.81	1.09	2.77	1.55	1.76
Capital Ratios:
Average shareholders' equity to average assets	6.56%	8.71%	8.46%	9.35%	8.09%	9.32%	9.46%
Tier 1 capital ratio	7.26	8.96	8.87	11.39	11.63	13.56	12.20
Tier 1 leverage ratio	9.45	12.01	12.41	12.77	10.51	12.06	9.84
Total risk-based capital ratio	10.84	10.62	13.59	13.50	12.25	14.85	12.88

(1)
Earnings per share of common stock before cumulative effect of change in accounting principle related to SFAS 133, "Accounting for Derivative Instruments and Hedging Activities," for the nine month period ended September 30, 2001 was $1.57 basic and $1.46 diluted.

(2)
Certain financial ratios for interim periods have been annualized.

(3)
Net interest income divided by average interest-earning assets.

(4)
Calculated on a tax-equivalent basis.

(5)
Revenues consist of net interest income plus noninterest income.

(6)
Noninterest expense divided by net interest income plus noninterest income.

(7)
Excludes loans held for sale.

RISK FACTORS

        An investment in our common shares involves a number of risks. We urge you to read all of the information contained in this prospectus. In addition, we urge you to consider carefully the following factors in evaluating an investment in our common shares.

Risks Relating to General Economic Conditions and Interest Rates.

We may be adversely affected by a general deterioration in economic conditions.

        The risks associated with our business become more acute in periods of a slowing economy or recession, like we have seen over the last two quarters. Economic declines may be accompanied by a decrease in demand for consumer and commercial credit and declining real estate and other asset values. Delinquencies, foreclosures and losses generally increase during economic slowdowns or recessions. We expect that our servicing costs and credit losses will increase during periods of economic slowdown or recession.

        In our residential mortgage and home equity lending lines of business, a material decline in real estate values may reduce the ability of borrowers to use home equity to support borrowings and increases the loan-to-value ratios of loans we have previously made, thereby weakening collateral coverage and increasing the possibility of a loss in the event of a default. The volume of our home equity loans has increased significantly during the last several years during which the national economy has been relatively strong, with volume in 2000 up 221.7% from volume in 1998. The 30-day and greater delinquency ratio for our home equity portfolio was 5.07% at December 31, 2001, up from 4.31% and 2.70% at December 31, 2000 and 1999, respectively.

        During the third quarter of 2001, we took certain steps in anticipation of further deterioration in the national economy that could lead to greater stress on homeowners' cash flows and potentially greater losses in our portfolio. These steps included increasing our loss reserve and the aggregate discount rate on our residual interests in our home equity lending line of business. These changes led to mark-to- market impairment from loss reserve and discount rate assumptions of $14.6 million and $7.6 million, respectively, during the third quarter of 2001. We also increased our assumption for future prepayment speeds which resulted in impairment charges of $9.4 million. If the default rates on these relatively unseasoned loans increase beyond our current forecast, due to economic slowdown, recession or otherwise, our default assumptions for the residual interests would change and we would recognize additional trading losses with respect to these residual interests during the period in which these defaults or changes in assumptions occur. Any substantial period of increased delinquencies, foreclosures, losses or increased costs could adversely affect our ability to finance loans or other assets through securitizations and increase the costs associated with this activity. This could adversely affect our financial condition and results of operations.

We may be adversely affected by interest rate changes.

        We and our subsidiaries are subject to interest rate risk in our consumer and commercial lending businesses, although interest rate sensitivity impacts our various lines of business differently. Changes in interest rates likely will affect the pricing of loans and deposits and the value that we can recognize on the sale of mortgage and home equity loan originations or servicing portfolios. Interest rates tend to have opposite effects on the loan production aspect and the servicing aspect of these two lines of business.

        Reductions in interest rates expose us to write-downs in the carrying value of the mortgage servicing and other servicing assets we hold on our balance sheet. These assets are recorded at the lower of their cost or market value and a valuation allowance is recorded for any impairment. Decreasing interest rates often lead to increased prepayments in the underlying loans which requires that we write down the carrying value of these servicing assets. These assets, if improperly hedged or mismanaged, could adversely affect our results of operations during the period in which the impairment occurs. For example, during the third quarter of 2001, we recorded a gross impairment expense, excluding any offsetting hedging activities, on our mortgage servicing assets of $41.9 million compared to $4.0 million during the same period in 2000. This was offset by hedging gains of $43.2 million and $0, respectively, during these same periods.

        Reductions in interest rates also cause trading losses related to residual interests that we often retain when selling or securitizing home equity loans. These assets are reflected on our balance sheet at their fair value with subsequent unrealized gain or loss recorded in our results of operations for any period in which the fair value changes. Fair value is based on a discounted cash flow analysis that takes into account, among other things, prepayment assumptions regarding the underlying loans. Decreasing interest rates often lead to an increase in actual and projected prepayments in the underlying loans. This could require that we recognize a trading loss with respect to our interest-only strips during the period in which the interest rates decrease. For example, during the third quarter of 2001, we recorded an unrecognized trading loss of $31.6 million, due to changes in the valuation assumptions for residual assets in our home equity lending line of business.

        Our commercial lending and equipment leasing lines of business mainly depend on earnings derived from net interest income. Net interest income is the difference between interest earned on loans and investments and the interest expense paid on other borrowings, including deposits at our banks. Our interest income and interest expense are affected by general economic conditions and by the policies of regulatory authorities, including the monetary policies of the Federal Reserve.

        Although we have taken measures intended to manage the risks of operating in changing interest rate environments, we may not be able to mitigate interest rate sensitivity effectively. Our risk management techniques include modeling interest rate scenarios, using financial hedging instruments, match-funding certain loan assets, selling selected servicing rights and maintaining a strong loan production operation to offset interest rate risk. There are costs and risks associated with our risk management techniques, and these could be substantial.

        Finally, to reduce the effect interest rates have on our businesses, we periodically invest in derivatives and other interest-sensitive instruments. While our intent in purchasing these instruments is to reduce our overall interest rate sensitivity, the performance of these instruments is, at times, unpredictable. When our hedges work as anticipated, they serve to reduce other losses. We experienced this in the third quarter of 2001 when hedging gains offset impairment to the value of our mortgage servicing assets. However, our investments in derivatives and other financial instruments we purchase with intent to hedge our interest rate risks may not always produce results in a highly correlated manner compared to the assets or liabilities being hedged. As a result, we may incur additional losses. For example, in the fourth quarter of 2001, a $31.2 million valuation increase in our mortgage servicing assets was more than offset by $38.6 million of hedging losses. For additional information about our hedging activities discussion, see "Derivative Financial Instruments" on page 96.

Risks Relating to an Investment in Us.

We will be affected by new regulatory capital rules and expect to eliminate gain-on-sale revenue from securitizations in our home equity lending line of business beginning in 2002.

        On November 29, 2001, our banking regulators issued new rules that change the capital treatment of residual interests from loans securitized by banks and other financial institutions. The new capital standards became effective on January 1, 2002, for new residual interests related to any transaction covered by the revised rules that settles after December 31, 2001. For transactions settled before January 1, 2002, application of the new capital treatment to the residuals created will be delayed until

December 31, 2002. We believe the rules are intended to limit the use of residual interests, including interest-only strips, which often are retained by lenders like us when securitizing a pool of loans. These regulations will require us to hold additional capital against the fair value of our residual interests and in computing regulatory capital ratios, to deduct from capital amounts of certain residual interests in excess of 25% of our Tier 1 capital. Because we will be required to hold additional capital against certain of the residual assets we now own, principally in our home equity lending line of business, we intend to cease our use of securitization structures in this line of business that create interest-only strips. In addition to changing our current securitization practices, we have taken steps, and will continue to pursue ways to reduce our residual assets as a percentage of Tier 1 capital. These steps may include, but are not limited to: selling residuals to third parties as we have done in four separate transactions in the past, raising additional capital from this offering and possible subsequent offerings, hedging the risk in the residuals with other financial instruments, and/or obtaining third-party insurance to achieve capital relief under the new rules. Based on our discussions with our federal regulators, we believe these steps will be appropriate to manage the level of our residual assets in light of the new capital rules. However, if we are unsuccessful in managing the risk of our residual assets to a level acceptable to our regulators, these regulators may impose supervisory directives that could restrict our ability to grow as planned, or that could require us to maintain capital above the required minimums. If our bank subsidiaries fail to meet the minimum FDIC standards for well-capitalized institutions, our ability to utilize brokered deposits as a funding source would be restricted.

        Securitizations are an important part of our strategy in our home equity lending line of business. We have generated revenue and net income on a regular basis through gains on sales of loans in prior securitization transaction structures that require gain-on-sale accounting treatment—sale transactions accounted for under SFAS 140. During 2001, we securitized $1.0 billion of loans, generating a pre-tax gain of $102.3 million. To fulfill our delivery commitments under the asset-backed securities we sold in the third quarter of 2001, we intend to sell an additional $31 million of loans into the securitization trust prior to March 31, 2002. During 2000, we securitized $774.6 million of loans, generating a pre-tax gain of $52.6 million. As discussed in the "Recent Developments" section and elsewhere in this prospectus, when we cease our use of securitizations that utilize gain-on-sale accounting, we will no longer recognize gain-on-sale revenue but will instead record interest income over the life of the loan. As a result of this change, our earnings will be adversely impacted in 2002.

We are the defendant in a class action lawsuit called Culpepper v. Inland Mortgage Corporation that could subject us to material liability.

        Our subsidiary, Irwin Mortgage Corporation, which was formerly known as Inland Mortgage Corporation, is the defendant in a class action lawsuit called Culpepper v. Inland Mortgage Corporation. The plaintiffs originally filed this lawsuit in 1996 in federal district court in Northern Alabama. The plaintiffs claim that certain payments that our subsidiary made to the plaintiffs' mortgage brokers are unlawful under the federal Real Estate Settlement Procedures Act, commonly known as RESPA. We describe the history of the Culpepper case in greater detail under "Legal Proceedings," beginning on page 98.

        Numerous class action lawsuits have been, and continue to be, filed throughout the United States against mortgage lenders alleging violations of RESPA. While appeals are pending in a number of cases across the country, the Culpepper case is the only case to date in which a federal circuit court of appeals has upheld a lower court's grant of class action certification in favor of the plaintiffs. This happened on June 15, 2001. The case is now proceeding in the federal district court. In response to the court of appeals' decision unfavorable to us, the plaintiffs filed a motion for partial summary judgment in July 2001 asking the federal district court to find that our subsidiary is liable for violating RESPA. The court has not yet ruled on this motion, and in November 2001, the parties filed supplemental briefs upon order of the district court. The briefs address the parties' views on the import of a new policy statement issued by the Department of Housing and Urban Development on October 18, 2001, after the appellate court ruling in this case. HUD is the agency responsible for interpreting and implementing RESPA. The clarifying policy statement explicitly disagreed with the court of appeals' interpretation of RESPA in connection with the types of payments at issue in the Culpepper case. In addition to responding to the district court's order, Irwin Mortgage filed a petition for certiorari with the United States Supreme Court seeking review of the court of appeals' ruling and also filed a motion in the district court seeking a stay of further proceedings until the appellate court renders decisions in three other RESPA cases pending in that court. On January 22, 2002, the Supreme Court denied Irwin Mortgage's petition for certiorari.

        If the court finds that Irwin Mortgage violated RESPA, Irwin Mortgage could be liable for damages equal to three times the amount of that portion of payments made to the mortgage brokers that is ruled unlawful. Based on notices sent by the plaintiffs to date to potential class members and additional notices that might be sent, we believe the class is not likely to exceed 32,000 borrowers who meet the class specifications. We intend to vigorously defend this lawsuit and believe we have available numerous defenses to the claims. At this stage of the litigation we are unable to reasonably estimate the amount of potential loss we could suffer, and we have not established any reserves related to this case.

        We expect that an adverse outcome in this litigation could subject us to significant monetary damages and this amount could be material to our financial position. Adverse developments in this litigation, or negative publicity regarding this litigation, or the possibility of additional RESPA litigation in the mortgage industry generally and against us in particular, also could cause the trading price of our common shares to decline.

Our business may be affected adversely by the highly regulated environment in which we operate.

        We and our subsidiaries are subject to extensive federal and state regulation and supervision. Our failure to comply with these requirements can lead to, among other remedies, termination or suspension of our licenses, rights of rescission for borrowers, class action lawsuits and administrative enforcement actions. Recently enacted, proposed and future legislation and regulations have had, will continue to have or may have significant impact on the financial services industry. Regulatory or legislative changes could cause us to change or limit some of our consumer loan products or the way we operate our different lines of business. Future changes could affect the profitability of some or all of our lines of business.

        Consumer loan originations are highly regulated and recent regulatory initiatives have focused on the mortgage and home equity lending markets. Federal, state and local government agencies and/or legislators have begun to consider, and in some instances have adopted, legislation to restrict lenders' ability to charge rates and fees in connection with residential mortgage loans. In general, these proposals involve lowering the existing federal Homeownership and Equity Protection Act thresholds for defining a "high-cost" loan, and establishing enhanced protections and remedies for borrowers who receive these loans. The proposed legislation has also included various loan term restrictions, such as limits on balloon loan features. Frequently referred to generally as "predatory lending" legislation, many of these laws and rules extend beyond curbing predatory lending practices to restrict commonly accepted lending activities, including some of our activities. For example, some of these laws and rules prohibit any form of prepayment charge or severely restrict a borrower's ability to finance the points and fees charged in connection with his or her loan. It is possible passage of these laws could limit our ability to impose various fees and charge what we believe are risk-based interest rates on various types of consumer loans and may impose additional regulatory restrictions on our business in certain states.

        Because we originate home equity loans from our banking branch in Nevada, federal law permits us to conduct our home equity lending business in compliance with Nevada law regardless of where the borrowers may reside. Nonetheless, from time to time regulators from other states have questioned our ability to charge certain fees, such as prepayment penalties, to residents of their states. A change in federal or state law or regulation may affect the rates and fees we charge on home equity loans made to borrowers outside Nevada.

        These and other potential changes in government regulation or policies could increase our costs of doing business and could adversely affect our operations and the manner in which we conduct our business.

We may face challenges in managing our rapid growth.

        Our home equity and commercial lending businesses have grown rapidly over the past 18 months. We contemplate continued significant growth in our lines of business as we implement our strategic plans. For this reason, the financial assets that we manage are likely to increase significantly following this offering. Our business is a complex organization, and this growth may strain our existing managerial resources and internal monitoring, accounting and reporting systems. If we are unable to expand the capabilities of our internal reporting and monitoring systems or to hire qualified personnel as needed to keep pace with our growth, our existing risk management may suffer and we could incur unanticipated losses. Rapid growth may also adversely impact our profitability.

We may need additional capital in the future and adequate financing may not be available to us on acceptable terms, or at all.

        We anticipate that the capital from this offering and what we expect to generate internally may not be sufficient to maintain our regulatory capital levels at desired levels under the new capital rules while also supporting the level of growth contemplated under our current business plan. We intend to seek additional capital in the future to fund growth of our operations and to maintain our regulatory capital at well-capitalized standards. We may not be able to obtain additional debt or equity financing, or, if available, it may not be in amounts and on terms acceptable to us. If we are unable to obtain the funding we need, we may be unable to develop our products and services, take advantage of future opportunities or respond to competitive pressures, which could have a material adverse effect on us. When we sell additional common shares, this will dilute your equity interest in us and may have a dilutive effect on our earnings per share.

Our operations may be adversely affected if we are unable to secure adequate funding; our reliance on wholesale funding sources and securitizations exposes us to potential liquidity risk and earnings volatility.

        Due to balance sheet growth, in recent quarters we have increased our reliance on wholesale funding, such as short-term credit facilities, Federal Home Loan Bank borrowings and brokered deposits. Because wholesale funding sources are affected by general capital market conditions, the availability of funding from wholesale lenders may be dependent on the confidence these investors have in commercial and consumer finance businesses. The continued availability to us of these funding sources is uncertain, and we could be adversely impacted if our specialized financial services areas become disfavored by wholesale lenders. In addition, brokered deposits may be difficult for us to retain or replace at attractive rates as they mature. Our financial flexibility will be severely constrained if we are unable to renew our wholesale funding or if adequate financing is not available in the future at acceptable rates of interest. We may not have sufficient liquidity to continue to fund new loans or lease originations and we may need to liquidate loans or other assets unexpectedly in order to repay obligations as they mature.

        We regularly sell the majority of our first and second mortgage loan originations into the secondary market through the use of securitizations. At times, some of our financial assets, such as nontraditional, high loan-to-value home equity loans or residuals, may not be readily marketable, and we may not be able to sell assets at favorable prices when necessary. This could adversely affect our liquidity and funding for future originations and purchases of loans. Additionally, adverse changes in the securitization market could impair our ability to originate, purchase and sell home equity loans or other assets on a favorable or timely basis, and result in earnings volatility.

We have credit risk inherent in our asset portfolios and in certain assets that we have sold but continue to service.

        In our businesses, some borrowers may not repay loans that we make to them. As all financial institutions do, we maintain an allowance for loan and lease losses to absorb the level of losses that we think is probable in our portfolios. In light of greater uncertainty in the national economy, we significantly increased our loss reserve in our home equity lending line of business during the third quarter of 2001. However, our allowance for loan and lease losses may not be sufficient to cover the loan and lease losses that we actually may incur. While we maintain a reserve at a level management believes is adequate, our charge-offs could exceed these reserves.

        Our strategy in our commercial banking line of business is to expand into new markets outside our traditional markets in south-central Indiana by establishing offices staffed by senior commercial loan officers who come to us from other commercial banks in these new markets. As of September 30, 2001, we made $601.9 million of our total loans, representing 42.5% of our total loan portfolio, outside of our south-central Indiana markets from branch offices we opened since 1999. The majority of these loans are commercial loans and many of these borrowers may not have experienced a complete business or economic cycle since they have been loan customers of ours. We cannot be sure that our loan loss experience with these new borrowers in these newer markets will be consistent with our loan loss experience in our traditional south-central Indiana markets. Because we have only a limited lending history with these customers, our ability to assess whether our loan loss reserve is adequate is less certain. Our actual loan loss experience in these markets may cause us to increase our reserves.

        In our home equity lending line of business, we carry some assets on our balance sheet at the net present value of the expected future revenue stream of the instruments, measured at the time we sell the underlying portfolio of loans. These assets are interest-only instruments and generally represent residual interests in loans we have sold or securitized. From time to time we also may purchase interest-only instruments that relate to portfolios of loans securitized by others. We are exposed to continuing credit risk on these assets. Payment defaults by borrowers could exceed the default assumptions we used. If we do not collect the expected amount of interest, the value of our residual interests in the loans will be impaired. Our future earnings will be affected adversely because we are required to record a trading loss equal to impairment of the residual. In addition, we project the expected cash flows over the life of the residual interest using certain assumptions that are subject to prepayment, credit and interest rate risks. If our actual experience as to timing, frequency or security of loans differs materially from the assumptions used, future cash flows and earnings in our home equity lending line of business could be negatively impacted.

        If we experience defaults by borrowers in any of our businesses to a greater extent than anticipated, our earnings could be negatively impacted.

We use innovative business strategies in order to gain competitive advantage in our consumer lending niches.

        Innovative product design is important to us to differentiate us in consumer lending. We have developed our lines of business by identifying underserved niches that we believe offer us a competitive opportunity. For this reason, the performance of our financial assets may be less predictable than those of lenders that offer only conventional mortgage and home equity loans. We may not have the same history of delinquency and loss experience to utilize in pricing and structuring some of our products as do lenders offering more seasoned asset types, and it may be more difficult to sell or securitize novel loan types. We may also be impacted by changes in evolving generally accepted accounting principles, unanticipated financial reporting requirements and regulatory uncertainties since accounting and regulatory treatment may not be well established for some of our innovative strategies.

We rely heavily on our management team and key personnel, and the unexpected loss of key managers and personnel may affect our operations adversely.

        Each line of our five lines of business has a separate management team that operates its niche as a separate business unit. Our overall financial performance depends heavily on the results of these different specialized financial services businesses. Our success to date has been influenced strongly by our ability to attract and to retain senior management that is experienced in banking and financial services. Our ability to retain executive officers and the current management teams of each of our lines of business will continue to be important to implement our strategies successfully.

        Our lending officers in our newer banking markets have primary contact with our new customers in these markets and maintain strong community ties and personal banking relationships with our customer base, which is a key aspect of our business strategy and in increasing our market presence. We are dependent on these new lending officers to maintain and increase our growth in these markets. The unexpected loss of the services of any key management or personnel, or the inability to recruit and retain qualified management and key personnel in the future, could have an adverse effect on our business and financial results.

Ownership of our common stock is concentrated in persons affiliated with us.

        Our Chairman, William I. Miller, currently has voting control over more than 50% of our common shares and is expected to substantially control the vote of our common shares after this offering. Together with Mr. Miller, directors and executive officers of Irwin will beneficially own approximately 44.60% of our common shares after the offering. These persons likely have the ability to substantially control the outcome of all shareholder votes and to direct our affairs and business. This voting power would enable them to cause actions to be taken that may prove to be inconsistent with the interests of non-affiliated shareholders.

Our future success depends on our ability to compete effectively in highly competitive financial services industry.

        The financial services industry, including commercial banking, mortgage banking, home equity lending and equipment leasing, is highly competitive, and we and our operating subsidiaries encounter strong competition for deposits, loans and other financial services in all of our market areas in each of our lines of business. Our principal competitors include other commercial banks, savings banks, savings and loan associations, mutual funds, money market funds, finance companies, trust companies, insurers, leasing companies, credit unions, mortgage companies, private issuers of debt obligations, venture capital firms, and suppliers of other investment alternatives, such as securities firms. Many of our non-bank competitors are not subject to the same degree of regulation as we and our subsidiaries are and have advantages over us in providing certain services. Many of our competitors are significantly larger than we are and have greater access to capital and other resources. Also, our ability to compete effectively in our lines of business is dependent on our ability to adapt successfully to technological changes within the banking and financial services industry generally.

Our shareholder rights plan, provisions in our restated articles of incorporation, our by-laws, and Indiana law may delay or prevent an acquisition of us by a third party.

        Our Board of Directors has implemented a shareholder rights plan. The rights have certain anti-takeover effects. The overall effects of the plan may be to render more difficult or to discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a larger block of our shares and the removal of incumbent directors and key management even if such removal would be beneficial to shareholders generally. If triggered, the rights will cause substantial dilution to a person or group that attempts to acquire us without approval of our Board of Directors, and under certain circumstances, the rights beneficially owned by the person or group may become void. The plan also may have the effect of limiting shareholder participation in certain transactions such as mergers or tender offers whether or not such transactions are favored by incumbent directors and key management. In addition, our executive officers may be more likely to retain their positions with us as a result of the plan, even if their removal would be beneficial to shareholders generally.

        Our restated articles of incorporation and our by-laws as well as Indiana law contain provisions that make it more difficult for a third party to acquire us without the consent of our Board of Directors. These provisions also could discourage proxy contests and may make it more difficult for you and other shareholders to elect your own representatives as directors and take other corporate actions.

        Our by-laws do not permit cumulative voting of shareholders in the election of directors, allowing the holders of a majority of our outstanding shares to control the election of all our directors. We have a staggered board which means that only one-third of our board can be replaced by shareholders at any annual meeting. Directors may not be removed by shareholders. For these reasons, our Chairman, William I. Miller, who will continue to control the vote of a substantial portion of our common shares after this offering, will likely be able to exercise effective control over the outcome of any shareholder vote. Our by-laws also provide that only our Board of Directors, and not our shareholders, may adopt, alter, amend and repeal our by-laws.

        Indiana law provides several limitations that may discourage potential acquirers from purchasing our common shares. In particular, Indiana law prohibits business combinations with a person who acquires 10% or more of our common shares during the five-year period after the acquisition of 10% by that person or entity, unless the acquirer receives prior approval for the acquisition of the shares or business combination from our Board of Directors.

        These and other provisions of Indiana law and our governing documents may have the effect of delaying, deferring or preventing a transaction or a change in control that might be in the best interest of our shareholders.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        Certain statements contained in the "Recent Developments" section and elsewhere in this prospectus constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and are including this statement for purposes of invoking these safe harbor provisions. You can identify these statements from our use of the words "plan," "forecast," "estimate," "project," "believe," "intend," "anticipate," "expect," "target," "is likely," "will," and similar expressions. These forward-looking statements may include, among other things:

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  statements and assumptions relating to projected growth, earnings, earnings per share, and other financial performance measures as well as management's short-term and long-term performance goals;

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  statements relating to the anticipated effects on results of operations or financial condition from recent and expected developments or events, including the recently revised regulatory capital rules relating to residual interests;

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  statements relating to our business and growth strategies, including potential acquisitions; and

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  any other statements, projections or assumptions that are not historical facts.

        Forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements, or industry results, to differ materially from our expectations of future results, performance or achievements expressed or implied by these forward-looking statements. In addition, our past results of operations do not necessarily indicate our future results. We discuss these and other uncertainties in the "Risk Factors" section of this prospectus beginning on page 13 and elsewhere in this prospectus. We undertake no obligation to update publicly any of these statements in light of future events.

RECENT DEVELOPMENTS

Fourth Quarter Earnings Announcement

        On January 23, 2002 we announced our fourth quarter and annual 2001 earnings. We reported net income in the fourth quarter of 2001 of $12.1 million or $0.53 per share, compared with net income of $9.6 million or $0.45 per share during the same period in 2000, an increase in earnings of 26% and an increase in earnings per share of 18%. The increase is largely due to strong first mortgage loan originations. Improved profits in our commercial banking line of business also contributed to the record results.

        Fourth quarter 2001 revenues totaled $117.7 million, an increase of $39 million or 49% compared with a year earlier. Return on average common equity during the fourth quarter was 21.0%.

        For the entire year of 2001, revenues totaled $401.0 million and net income was $45.5 million, increases of 35% and 28%, respectively, over 2000. Return on average common equity was 21.8% in 2001.

        Financial highlights for the quarter and entire year included:

	Fourth Quarter
			% Change	YTD 2001	YTD 2000	% Change
	2001	2000
	(dollars in millions, except earnings per share)
Total consolidated net revenues	$117.7	$79.1	49%	$401.0	$297.3	35%
Net income:
Mortgage banking	12.8	3.1	318	38.1	13.0	193
Home equity lending	5.6	8.0	(30)	16.2	18.5	(12)
Commercial banking	3.0	1.7	73	8.9	7.1	26
Equipment leasing (pre-tax)	(1.7)	(0.2)	(744)	(4.4)	(2.6)	(71)
Venture capital	(3.4)	(1.4)	(155)	(6.5)	2.7	N/A
Parent and other	(4.2)	(1.7)	(150)	(6.8)	(3.1)	(121)
Total consolidated net income	12.1	9.6	26	45.5	35.7	28
Earning per share (EPS)	0.53	0.45	18	2.00	1.67	20
Return on average equity	21.0%	20.7%		21.8%	20.8%

Significant Factors for the Fourth Quarter and Full Year 2001

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  Lower interest rates led to record mortgage loan originations.

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  Economic conditions resulting from the recession resulted in slower originations of non-mortgage products. Charge-offs and delinquencies increased during the quarter. We increased our loan loss and private equity valuation allowances to address this exposure.

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  Delinquency ratio (30 days and beyond) trends for our principal credit-related portfolios are shown below. These ratios remain within management's long-term expectations.

	Commercial Loans	Home Equity Loans	Equipment Leases
	(dollars in billions)
Owned portfolio	$1.5	$2.1	$0.3
30-day + delinquency
December 31, 2001	0.38%	5.07%	2.02%
September 30, 2001	0.08	4.71	2.41
December 31, 2000	0.46	4.31	1.06

Line of Business Results

Mortgage Banking

        Net income at our mortgage banking line of business totaled $12.8 million in the fourth quarter of 2001, an increase of $9.7 million or 318% compared with the year earlier period due to strong mortgage originations. Net income totaled $38.1 million for the full year, an increase of 193% over 2000 results.

        Reflecting an interest rate environment where the average GNMA note rate was approximately 1.1% lower than in the fourth quarter of 2000, mortgage loan originations totaled $2.8 billion during the fourth quarter, a year-over-year increase of $1.7 billion or 157%. Refinanced loans accounted for 64% of fourth quarter production, compared with 24% in the year earlier period. In addition, loans for the purchase of new homes increased 20% year-over-year.

        Our mortgage servicing portfolio totaled $12.9 billion as of December 31, 2001, a year-over-year increase of 40% and a quarterly increase of $1.2 billion or 10%, reflecting increased production and greater retention of servicing on loans sold. The market value of our servicing portfolio totaled $239.7 million as of December 31, 2001, compared with the balance sheet carrying value of $211.2 million, reflecting balance sheet valuation at the lower of cost or market.

Home Equity Lending

        Our home equity lending business earned $5.6 million during the fourth quarter of 2001, a $2.4 million or 30.1% decrease as compared to the fourth quarter of 2000. Net income for the full year totaled $16.2 million, a decrease of $2.2 million or 12.1% compared with 2000 results.

        Although 30-day or greater delinquencies rose during the quarter, overall credit performance for our core high loan-to-value products continues to meet management's expectations and remains within the forecasts used for its loss reserve analysis. Loss rates on a previously discontinued low-balance loan program for loans originated principally during 1999, increased during the quarter and accounted for 76% of the net impairment charge of $6.0 million taken during the quarter. For the entire home equity portfolio, embedded loss reserves have been established for this line of business to provide for further increases in delinquencies throughout 2002, toward a peak of approximately 8.0% during the third quarter of 2002.

        Our managed and subserviced home equity portfolio totaled $2.3 billion at quarter-end, compared with $1.8 billion a year earlier, a 27.0% increase. Capitalized residual assets totaled $199 million as of December 31, 2001, or approximately 11.6% of the principal balance of our $1.7 billion securitized, residual home equity portfolio. We delivered $195 million of loans into the secondary market as part of our fourth quarter 2001 funding activities and plan to deliver approximately another $31 million in the first quarter of 2002 to complete our delivery commitment to a securitization originally structured and sold in September 2001. Both deliveries are to be accounted for as sales (rather than secured financings) in accordance with SFAS 140. We also sold approximately $35 million of first mortgage loans in a cash whole loan sale.

        As previously announced, in December we sold a 40% residual interest in home equity loans previously securitized in September 2000 (the Irwin Home Equity Trust, 2000-1) to an independent party. The transaction was our fourth sale of residual interests. Consistent with the three previous residual sales, we sold the residual interest for a price approximating its current carrying value, establishing a market value for this residual consistent with our valuation assumptions. Net cash proceeds from the sale totaled $12.3 million or 11.3% of the underlying loan principal balance.

Commercial Banking

        Our commercial banking line of business earned $3.0 million in the fourth quarter of 2001, an increase of $1.3 million or 73% compared with a year earlier. The increase in net income largely reflects year-over-year growth of $2.1 million or 23% in net interest income after provision for loan losses and a $1.0 million increase in other revenues, principally mortgage origination and other fees. Net income for 2001 totaled $8.9 million, a 26% increase over 2000.

        The commercial banking loan portfolio of $1.5 billion increased $0.4 billion, or 42% year-over-year. The net interest margin for this line of business in the fourth quarter of 2001 was 3.77%, compared with 3.94% during the fourth quarter of 2000, reflecting excess liquidity during the quarter. Net interest margin for the year 2001 was 3.80%, compared with 4.25% during 2000. Average core deposits increased during the year to $1.0 billion, a 64% year-over-year increase, reflecting renewed efforts on deposit gathering initiatives.

        Included in fourth quarter net income was $3.5 million in provision for loan and lease losses, a year-over-year increase of $2.4 million or 209%, reflecting portfolio growth, general economic conditions, and increased charge-offs. Net charge-offs totaled $1.1 million during the fourth quarter of 2001 or 0.29% of average loans on an annualized basis, and totaled $2.5 million or 0.19% of average loans for the year. Our reserve to loans totaled 0.97% as of December 31, compared with 0.86% a year earlier.

Equipment Leasing

        Our leasing line of business incurred a pre-tax loss of $1.7 million in the fourth quarter, compared with a pre-tax loss of $0.2 million a year earlier and a loss of $4.4 million pre-tax for the year, compared with a $2.6 million pre-tax loss in 2000.

        The increased loss was principally the result of difficult economic conditions that led to higher levels of charge-offs and delinquencies, primarily on our domestic leases originated in 2000. To address these issues, our provision for loan and lease losses totaled $2.8 million during the fourth quarter, compared to $0.6 million a year ago. Lease charge-offs increased to $1.7 million during the fourth quarter, a $1.0 million year-over-year increase. We tightened our underwriting criteria for our domestic broker business beginning in the first quarter of 2001. Leases originated since that time have shown improved performance. Lease and loan fundings totaled $46.4 million in the fourth quarter, a year-over-year increase of 24.8%. The equipment lease and loan portfolio totaled $264.8 million at year-end, a $109.9 million or 71% annual increase.

Venture Capital

        Our venture capital line of business lost $3.4 million during the fourth quarter, compared with a loss of $1.4 million a year earlier, reflecting portfolio valuation adjustments due to limited new funding and reduced exit opportunities in the current environment for development stage companies. We lost $6.6 million for the year, compared with net income of $2.7 million in 2000.

        Our investment portfolio had a $6.8 million carrying value as of December 31, 2001, compared with a cost basis of $10.7 million.

Parent and Other

        The parent company and other consolidating entities recorded a net loss of $4.2 million in the fourth quarter, compared to a $1.7 million loss a year earlier. The change largely reflects increased operating expenses, including interest expense associated with a portion of the trust preferred securities issued during 2001 relating to capital not yet allocated to lines of business and a $1.9 million one-time compensation charge for the estimated future cost of key employee retention initiatives in our home equity lending line of business. The parent and consolidating entities recorded a loss of $6.8 million for the year, compared with a $3.1 million loss in 2000.

Balance Sheet

        We had assets totaling $3.4 billion as of December 31, 2001, a $1.0 billion increase from a year earlier, reflecting increases in portfolio loans at the commercial banking and equipment leasing lines of business and increases in loans held for sale at the mortgage banking line of business. Our loan and lease portfolio totaled $2.1 billion as of December 31, 2001, an increase of $0.9 billion or 73% from a year earlier, reflecting loan growth and a reclassification of approximately $350 million of home equity loans from held-for-sale to held-for-investment categorization. Reflecting this reclassification, loans held-for-sale decreased 13% year-over-year to $0.5 billion. Risk-based assets totaled $4.3 billion at December 31, 2001, a 53% year-over-year increase, largely reflecting increases in our commercial loan and lease portfolios and growth of our home equity lending line of business.

        Nonperforming assets (including other real estate owned of $4.4 million) were $23.5 million or 0.68% of total assets as of December 31, 2001, up from $10.1 million or 0.42% of total assets a year earlier. Net charge-offs for the quarter totaled $3.5 million, compared to $1.3 million a year earlier, reflecting increases at our commercial banking and leasing lines of business. Our on balance sheet allowance for loan and lease losses totaled $22.3 million as of December 31, 2001, compared with $13.1 million a year earlier. As of December 31, 2001, the consolidated on balance sheet ratio of allowance for loan and lease losses to total loans and leases was 1.04%, compared with 1.06% a year earlier. We also carry $135.9 million of undiscounted reserves embedded in the residuals held on our securitized home equity portfolio or 7.9% of the outstanding principal balance, compared with $81.2 million or 6.3% a year earlier.

        Our ratio of allowance for loan and lease losses to nonperforming loans and leases totaled 116% at year end 2001, compared with 182% a year earlier. In the third quarter, our home equity lending line of business reclassified approximately $38.4 million of loans from "loans-held-for-sale" to "loans-held-for-investment." This reclassification created a valuation allowance under generally accepted accounting principles which, had the loans been classified as loans held-for-investment from their inception, would have been included in allowance for loan losses. Adjusted to include the valuation allowance associated with this reclassification, the ratio of allowance for loan losses to nonperforming loans as of December 31, 2001, would have been 137%.

        On November 14, 2001, we sold $30 million of 9.95% trust preferred securities. These securities qualified immediately as Tier 2 regulatory capital and are eligible for inclusion in Tier 1 capital. The privately placed securities are callable at par beginning in December 2006 and mature in December 2031.

        We had $232 million or $10.83 per share in common shareholders' equity as of December 31, 2001, a year-over-year per share increase of 21%. Our Tier 1 leverage ratio and total risk-based capital ratio were 9.4% and 10.8%, respectively, as of December 31, 2001, compared with 12.4% and 13.6% respectively, a year earlier. These compare to "well-capitalized" regulatory standards of 5.0% and 10.0%, respectively.

New Regulatory Capital Rules

        As we discuss in more detail in the "Supervision and Regulation" section beginning on page 101, on November 29, 2001, the federal banking regulators, including the Federal Reserve, our principal regulator, adopted revised regulatory capital standards regarding the treatment of certain recourse obligations, direct credit substitutes, residual interests in assets securitizations, and other securitized transactions. These changes were first proposed in September 2000. In general, the new rules require banking institutions that have residual assets, including assets commonly referred to as "interest-only strips" that exceed 25% of their Tier 1 capital amount to deduct the after-tax excess amount of credit-enhancing interest-only strips from Tier 1 capital for purposes of computing risk-based capital ratios. This creates regulatory capital incentives for banking institutions to reduce the creation of new residual assets when total residual assets exceed 25% of Tier 1 capital.

        The new capital standards became effective on January 1, 2002, for new residual interests related to any transaction covered by the revised rules that settles after December 31, 2001. For transactions settled before January 1, 2002, application of the new capital treatment to the residuals created will be delayed until December 31, 2002.

        The residual assets we now own exceed the 25% concentration limit in the new rules. On a pro forma basis adjusted to give effect to the sale of $75 million of our common shares in this offering, and conservatively assuming all of our residual assets are subject to the new capital treatment, our residual assets as of September 30, 2001, comprised 51% of our consolidated Tier 1 capital. On November 29, 2001, we sold $12.3 million of our residual interests in home equity loans previously securitized in September 2000. This represents our fourth sale of residual assets in the last two years. See the "Capitalization" section on page 56 for a table showing our pro forma capital ratios giving effect to the new capital treatment.

        Our Response

        These new rules apply to the securitization transactions historically done by our home equity line of business. We have financed our significant growth in this line of business to date using transaction structures that create residual interests on sold loans through "gain-on-sale" accounting—sales transactions accounted for under SFAS 140.

        To address the new rules, we have changed our operating plan to eliminate our use of securitization stuctures that require gain-on-sale accounting treatment under SFAS 140. Beginning in 2002, we will use securitization structures that qualify for financing rather than sale treatment under SFAS 140. This will allow us to access the capital markets for cost-effective, matched secured funding of our loan assets, while not meaningfully impacting or changing our cash flows, nor changing the longer term profitability of our home equity lending operation.

        In addition to changing our current securitization practices, we have taken steps and will continue to pursue ways to reduce our residual assets as a percentage of Tier 1 capital. These steps may include, but are not limited to:

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  selling residuals to third parties as we have done in four separate transactions in the past;

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  raising additional capital in this offering;

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  hedging the risk in the residuals with other financial instruments; and/or

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  obtaining third-party insurance to achieve capital relief under the new rules.

        Through these initiatives, we plan to materially reduce the level of residuals as a percentage of Tier 1 capital. We intend to manage our balance sheet to remain well-capitalized under all regulatory capital measures. By the end of 2002, we expect our residual interests to have declined to approximately 35% of Tier 1 capital, falling to approximately 20% by the end of 2003.

  Anticipated Impact on Earnings

        Changing our securitization practices will significantly affect the financial results of our home equity line of business in 2002. The key financial impacts we expect include:

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  By using on-balance sheet financing to fund our home equity loan originations, we will be required to change the timing of revenue recognition on these assets under generally accepted accounting principles. For assets funded on-balance sheet, we record interest income over the life of the loan, while for assets funded through transactions accounted for under SFAS 140 or its predecessor SFAS 125, we have recorded revenue as trading gains at the time of sale based on the discounted present value of the anticipated revenue stream over the expected life of the loans. This difference in accounting treatment does not, however, affect cash flows related to the loans, and management expects that the ultimate total receipt of revenues and profitability derived from our home equity loans will be substantially unchanged by these different financing structures.

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  Due to the anticipated delay in revenue recognition under the new financing structures we intend to pursue, we plan to reduce the rate of growth in production and related expenses in the home equity line of business to more closely align anticipated revenue recognition and expenses under this new model. This process is now underway. While we expect continued profitability on a consolidated basis, we currently expect to incur a small accounting loss in 2002 in our home equity line of business as we make this transition.

  •
  After the initial transition period, as the portfolio of on-balance sheet home equity loans continues to grow, our home equity business should record increased levels of net interest income sufficient to cover ongoing expenses. We would then expect to be in a position to resume profitable growth in this line of business. We may also pursue selective opportunities to sell whole loans in cash sale transactions if attractive terms can be negotiated. We currently anticipate that our home equity line of business will return to profitability in 2003.

        Taking the factors discussed above into account, we expect consolidated net income will decline in 2002 but then increase significantly in 2003. Management currently estimates that consolidated net income will be approximately $36 million in 2002 and approximately $54 million in 2003. These estimates include $2.7 million of after-tax interest expense on our convertible trust preferred securities, which would be added back to net income for purposes of calculating fully diluted earnings per share under generally accepted accounting principles. These estimates are based on various factors and assumptions management currently believes are reasonable, including current industry forecasts of a variety of economic and competitive factors. However, projections are inherently uncertain, and our actual earnings may differ significantly from these estimates due to risks and uncertainties related to our business that are described in the "Risk Factors" section beginning on page 13.

  Pro Forma Capital Relative to New Regulation on Residuals

        Our Tier 1 capital totaled $294.6 million as of December 31, 2001, or 6.8% of risk-weighted assets. On a pro forma basis, giving full effect to the new risk-weighted capital regulations regarding residual assets, as further adjusted to give effect to the net proceeds from this offering and prior to any residual asset reduction steps we are contemplating to reduce our concentration of residual assets or to reclassify for capital treatment purposes any of those residual assets, or any other changes, our Tier 1 capital and total capital to risk-weighted assets would be approximately 7.7% and 10.6%, respectively, as of December 31, 2001. The new capital rules do not become fully effective until December 31, 2002.

        While our financial results in 2002 will likely be significantly different than our historical performance for the reasons discussed above, management anticipates that after 2002, we can again achieve our long-term financial objectives of at least 12% annual earnings per share growth and greater than 15% return on common equity.

  Fourth Quarter and Annual 2001 Highlights

Selected Consolidated Financial Highlights

	Fourth Quarter
			% Change
	2001	2000
	(dollars in thousands, except per share data)
Net interest income	$42,961	$29,691	44.7%
Provision for loan and lease losses	(8,143)	(1,793)	354.2
Noninterest income	82,856	51,175	61.9

Total net revenues	117,674	79,073	48.8
Noninterest expense	98,750	63,227	56.2

Income before income taxes	18,924	15,846	19.4
Income taxes	6,925	6,295	10.0

Income before minority interest	11,999	9,551	25.6
Minority interest	(71)	—	n/a

Net income	$12,070	$9,551	26.4%

Dividends on common stock	$1,384	$1,262	9.7%
Diluted earnings per share (24,137 weighted average shares outstanding)	0.53	0.45	17.8
Basic earnings per share (21,261 weighted average shares outstanding)	0.57	0.46	23.9
Dividends per common share	0.065	0.060	8.3
Common stock market price:
High	22.08	22.00	0.4
Low	14.49	13.25	9.4
Net charge-offs	3,490	1,285	171.6
Performance ratios—Quarter to date:
Return on average assets	1.39%	1.62%
Return on average equity	21.04	20.70

	Year to Date
			% Change
	2001	2000
	(dollars in thousands, except per share data)
Net interest income	$147,149	$90,996	61.7%
Provision for loan and lease losses	(17,505)	(5,403)	224.0
Noninterest income	271,391	211,711	28.2

Total net revenues	401,035	297,304	34.9
Noninterest expense	327,420	237,962	37.6

Income before income taxes	73,615	59,342	24.1
Income taxes	28,624	23,676	20.9

Income before minority interest	44,991	35,666	26.1
Minority interest	(350)	—	n/a

Income before cumulative effect of change in accounting principle	45,341	35,666	27.1
Cumulative effect of change in accounting principle, net of tax	175	—	n/a

Net income	$45,516	$35,666	27.6%

Dividends on common stock	$5,519	$5,038	9.5%
Diluted earnings per share (24,173 weighted average shares outstanding)	2.00	1.67	19.8
Basic earnings per share (21,175 weighted average shares outstanding)	2.15	1.70	26.5
Dividends per common share	0.260	0.240	8.3
Common stock market price:
High	27.70	22.00	25.9
Low	14.49	13.25	9.4
Closing	17.00	21.19	(19.8)
Net charge-offs	8,206	2,702	203.7
Performance ratios—year to date:
Return on average assets	1.45%	1.76%
Return on average equity	21.83	20.83

	At December 31,
			% Change
	2001	2000
	(dollars in thousands, except per share data)
Loans held for sale	$503,757	$579,788	(13.1)%
Loans and leases in portfolio	2,137,747	1,234,922	73.1
Allowance for loan and lease losses	22,283	13,129	69.7
Total assets	3,439,960	2,422,429	42.0
Total deposits	2,309,018	1,443,330	60.0
Shareholders' equity	232,074	189,925	22.2
Shareholders' equity available to common shareholders (per share)	10.83	8.97	20.8
Average equity/average assets (YTD)	6.65%	8.46%
Tier I capital	$294,649	$250,825	17.5%
Tier I leverage ratio	9.41%	12.41%
Total risk-based capital ratio	10.81	13.59
Nonperforming assets to total assets	0.68	0.42

Selected Financial Highlights By Line of Business

Mortgage Banking

	Fourth Quarter
			% Change
	2001	2000
	(dollars in thousands, except per share data)
Net interest income	$12,235	$3,644	235.8%
Provision for loan losses	(124)	291	(142.6)
Loan origination fees	18,910	9,270	104.0
Gain on sales of loans	38,537	11,624	231.5
Gain (loss) on sale of servicing	2,315	13,097	(82.3)
Loan servicing fees	14,961	11,369	31.6
Amortization and impairment of servicing assets,
Net of hedging	(18,316)	(15,883)	15.3
Other revenues	1,121	1,075	4.3

Total net revenues	69,639	34,487	101.9

Salaries, pension, and other employee expense	31,371	18,489	69.7
Other expenses	17,916	11,023	62.5

Income before income taxes	20,352	4,975	309.1
Income taxes	7,558	1,913	295.1

Income before cumulative effect of change in accounting principle	$12,794	$3,062	317.8%

Total mortgage loan originations:	$2,837,698	$1,105,128	156.8%
Percent retail	37.83%	34.24%
Percent wholesale	58.08	56.78
Percent brokered	4.09	8.98
Refinancings as a percent of total originations	64.48	23.74

	Year to Date
			% Change
	2001	2000
	(dollars in thousands, except per share data)
Net interest income	$30,261	$15,401	96.5%
Provision for loan losses	31	357	(91.3)
Loan origination fees	61,917	34,688	78.5
Gain on sales of loans	113,140	45,601	148.1
Gain (loss) on sale of servicing	8,394	27,528	(69.5)
Loan servicing fees	52,837	50,309	5.0
Amortization and impairment of servicing assets,
Net of hedging	(42,135)	(37,490)	12.4
Other revenues	5,016	4,538	10.5

Total net revenues	229,461	140,932	62.8

Salaries, pension, and other employee expense	110,542	72,818	51.8
Other expenses	57,082	46,569	22.6

Income before income taxes	61,837	21,545	187.0
Income taxes	23,912	8,539	180.0

Income before cumulative effect of change in accounting principle	37,925	13,006	191.6
Cumulative effect of change in accounting principle	175	0	n/a

Net income	$38,100	$13,006	192.9%

Total mortgage loan originations:	$9,225,991	$4,091,573	125.5%
Percent retail	35.69%	35.70%
Percent wholesale	59.70	55.66
Percent brokered	4.61	8.64
Refinancings as a percentage of total originations	54.10	16.39
	At December 31,
			% Change
	2001	2000
	(dollars in thousands, except per share data)
Owned servicing portfolio balance	$12,875,532	$9,196,513	40.0%
Weighted average interest rate	7.23%	7.76%
Delinquency ratio (30+ days):	7.80	9.61
FNMA/FHLMC	2.54	4.64
GNMA	9.62	11.14
Servicing asset	$211,201	$121,555	73.7

Home Equity Lending

	Fourth Quarter
			% Change
	2001	2000
	(dollars in thousands, except per share data)
Residual asset interest income	$9,340	$6,494	43.8%
Interest income—unsold loans and other	5,173	7,842	(34.0)
Provision for loan losses	(1,736)	(327)	430.9
Trading gains (losses)	(3,697)	4,276	(186.5)
Loan origination fees	765	510	50.0
Gain on sales of loans, including points and fees	20,840	12,033	73.2
Servicing income, net	2,377	2,000	18.9
Other revenues	9	21	(57.1)

Total net revenues	33,071	32,849	0.7

Salaries, pension, and other employee expense	14,095	12,373	13.9
Other expense	9,678	7,179	34.8

Income before income taxes	9,298	13,297	(30.1)
Income taxes	3,719	5,318	(30.1)

Net income	$5,579	$7,979	(30.1)%

Loan volume	$346,851	$624,916	(44.5)%
Secondary market delivery	229,492	209,391	9.6
Gain on sale as percentage of loans sold	9.08%	5.75%
Return on average equity	16.58	41.27
	Year to Date
			% Change
	2001	2000
	(dollars in thousands, except per share data)
Residual asset interest income	$31,929	$15,410	107.2%
Interest income—unsold loans and other	29,825	20,183	47.8
Provision for loan losses	(2,320)	(461)	403.3
Trading gains (losses)	(38,420)	14,399	(366.8)
Loan origination fees	1,639	951	72.3
Gain on sales of loans, including points and fees	91,556	46,970	94.9
Servicing income, net	10,138	5,976	69.6
Other revenues	71	19	273.7

Total net revenues	124,418	103,447	20.3

Salaries, pension, and other employee expense	59,010	39,180	50.6
Other expense	38,328	33,443	14.6

Income before income taxes	27,080	30,824	(12.1)
Income taxes	10,832	12,330	(12.1)

Net income	$16,248	$18,494	(12.1)%

Loan volume	$1,149,410	$1,225,955	(6.2)%
Secondary market delivery	1,080,328	774,610	39.5
Gain on sale as percentage of loans sold	8.47%	6.06%
Return on average equity	15.15	30.57

	At December 31,
			% Change
	2001	2000
	(dollars in thousands, except per share data)
Home equity loans (on balance sheet)	$346,192	$334,718	3.4%
Residual asset	199,071	152,614	30.4
Managed portfolio	2,064,542	1,625,719	27.0
Delinquency ratio (30+ days)	5.07%	4.35%
Managed portfolio, including subservicing	$2,317,975	$1,825,527	27.0
Delinquency ratio (30+ days)	5.25%	4.31%

Commercial Banking

	Fourth Quarter
			% Change
	2001	2000
	(dollars in thousands, except per share data)
Net interest income	$14,858	$10,345	43.6%
Provision for loan and lease losses	(3,495)	(1,131)	209.0
Other revenues	4,178	3,136	33.2

Total net revenues	15,541	12,350	25.8

Salaries, pension, and other employee expense	6,227	5,673	9.8
Other expenses	4,390	3,795	15.7

Income before income taxes	4,924	2,882	70.9
Income taxes	1,922	1,142	68.3

Net income	$3,002	$1,740	72.5%

Return on average equity	11.41%	10.76%
Return on average assets	0.73	0.63
Net charge-offs	$1,070	$462	131.6%
Net interest margin	3.77%	3.94%

	Year to Date
			% Change
	2001	2000
	(dollars in thousands, except per share data)
Net interest income	$50,999	$38,412	32.8%
Provision for loan and lease losses	(7,900)	(2,933)	169.3
Other revenues	14,999	11,974	25.3

Total net revenues	58,098	47,453	22.4

Salaries, pension, and other employee expense	25,411	21,507	18.2
Other expenses	18,089	14,266	26.8

Income before income taxes	14,598	11,680	25.0
Income taxes	5,680	4,590	23.7

Net income	$8,918	$7,090	25.8%

Return on average equity	10.45%	12.31%
Return on average assets	0.64	0.74
Net charge-offs	$2,484	$1,080	130.0%
Net interest margin	3.80%	4.25%
	At December 31,
			% Change
	2001	2000
	(dollars in thousands, except per share data)
Securities and short-term investments	$43,346	$27,287	58.9%
Loans and leases	1,514,957	1,067,980	41.9
Allowance for loan and lease losses	(14,644)	(9,228)	58.7
Interest-bearing deposits	1,282,503	877,148	46.2
Noninterest-bearing deposits	173,873	121,744	42.8
Commercial loan delinquency ratio (30+ days)	0.38%	0.46%

Equipment Leasing

	Fourth Quarter
			% Change
	2001	2000
	(dollars in thousands, except per share data)
Net interest income	$3,235	$1,704	89.8%
Provision for loan and lease losses	(2,788)	(604)	361.6
Other revenues	607	285	113.0

Total net revenues	1,054	1,385	(23.9)

Salaries, pension, and other employee expense	2,040	1,157	76.3
Other expenses	705	425	65.9

Income before income taxes and minority interest	(1,691)	(197)	758.4
Minority interest	(28)	0	n/a

Income before income taxes	$(1,663)	$(197)	744.2%

Net charge-offs	$1,709	$750	127.9%
Net interest margin	5.07%	4.93%
Total fundings of loans and leases	$46,356	$37,145	24.8%
	Year to Date
			% Change
	2001	2000
	(dollars in thousands, except per share data)
Net interest income	$9,481	$3,196	196.7%
Provision for loan and lease losses	(6,939)	(1,513)	358.6
Other revenues	1,695	799	112.1

Total net revenues	4,237	2,482	70.7

Salaries, pension, and other employee expense	6,471	3,298	96.2
Other expenses	2,467	1,747	41.2

Income before income taxes and minority interest	(4,701)	(2,563)	83.4
Minority interest	(307)	0	n/a

Income before income taxes	$(4,394)	$(2,563)	71.4%

Net charge-offs	$4,653	$961	384.2%
Net interest margin	4.64%	4.50%
Total fundings of loans and leases	$190,716	$113,323	68.3%
	At December 31,
			% Change
	2001	2000
	(dollars in thousands, except per share data)
Investment in loans and leases	$264,827	$154,934	70.9%
Allowance for loan and lease losses	(4,587)	(2,441)	87.9
Weighted average yield	10.77%	11.52%
Delinquency ratio (30+ days)	2.02	1.06

Venture Capital

	Fourth Quarter
			% Change
	2001	2000
	(dollars in thousands, except per share data)
Net interest income after provision for loan losses	$13	$6	116.7%
Mark to market adjustment on investments	(5,742)	(2,250)	155.2
Other revenues	89	109	(18.3)

Total net revenues	(5,640)	(2,135)	164.2

Operating expenses	129	120	7.5

Income before income taxes	(5,769)	(2,255)	155.8
Income taxes	(2,319)	(902)	157.1

Net income	$(3,450)	$(1,353)	155.0%

	Year to Date
			% Change
	2001	2000
	(dollars in thousands, except per share data)
Net interest income after provision for loan losses	$(404)	$(598)	(32.4)%
Mark to market adjustment on investments	(10,444)	5,202	(300.8)
Other revenues	592	364	62.6

Total net revenues	(10,256)	4,968	(306.4)

Operating expenses	661	431	53.4

Income before income taxes	(10,917)	4,537	(340.6)
Income taxes	(4,368)	1,814	(340.8)

Net income	$(6,549)	$2,723	(340.5)%

	At December 31,
			% Change
	2001	2000
	(dollars in thousands, except per share data)
Investment in portfolio companies (cost)	$10,696	$5,206	105.5%
Mark to market adjustment	(3,936)	6,508	(160.5)

Carrying value—portfolio companies	$6,760	$11,714	(42.3)%

THE COMPANY

        We are a diversified financial services company headquartered in Columbus, Indiana with $3.1 billion in assets at September 30, 2001. We focus primarily on the extension of credit to consumers and small businesses as well as providing the ongoing servicing of those customer accounts. We currently operate five major lines of business through our direct and indirect subsidiaries. Our major lines of business are: commercial banking, mortgage banking, home equity lending, equipment leasing and venture capital.

        Our banking subsidiary, Irwin Union Bank and Trust, was organized in 1871 and we formed the holding company in 1972. Our direct and indirect major subsidiaries include Irwin Union Bank and Trust, a commercial bank, which together with Irwin Union Bank, F.S.B., conducts our commercial banking activities; Irwin Mortgage Corporation, a mortgage banking company acquired in 1981; Irwin Home Equity Corporation, a consumer home equity lending company formed in 1994; Irwin Capital Holdings Corporation, an equipment leasing subsidiary; and Irwin Ventures LLC, a venture capital company. At December 31, 2001, we and our subsidiaries had a total of 2,941 employees, including full-time and part-time employees.

Strategy

        Our strategy is to maintain a diverse revenue stream by focusing on niches in financial services where we believe we can optimize the productivity of our capital and where our experience and expertise can provide a competitive advantage. Our operational objectives are premised on simultaneously achieving three goals: creditworthiness, profitability and growth. We refer to this as creditworthy, profitable growth. We believe we must continually balance these goals in order to deliver long-term value to all of our stakeholders. We have developed a four-part business plan to meet these goals:

  •
  Identify underserved niches.    We focus on product or market niches in financial services that we believe are underserved and where we believe customers are willing to pay a premium for value-added services. We don't believe it is necessary to be the largest or leading market share company in any of our product lines, but we do believe it is important that we are viewed as a preferred provider in niche segments of those product offerings.

  •
  Hire exceptional management with niche expertise.    We enter niches only when we have attracted senior managers who have proven track records in the niche for which they are responsible. We structure our companies so these managers are encouraged to focus only on their area of expertise and lines of business. In addition, we believe our willingness to offer minority ownership positions in our lines of business to these managers provides them with the long-term incentive to achieve creditworthy, profitable growth. We also employ a similar strategy when looking to expand our lines of business.

  Each line of our five lines of business has a separate management team that operates its niche as a separate business unit responsible for performance goals specific to that particular line of business. Our structure allows the senior managers of each line of business to focus their efforts on understanding their customers and meeting the needs of the markets they serve. This structure also promotes accountability among managers of each enterprise. The senior managers at each of our lines of business and at the parent company have significant experience with us and in their respective industries.

  •
  Diversify capital and earnings risk.    We diversify our revenues and allocate our capital across complementary lines of business as a key part of our risk management. Our lines of business are cyclical, but when combined in an appropriate mix, we believe they provide sources of diversification and opportunities for growth in a variety of economic conditions. For example, both the origination and servicing of residential mortgage loans are very cyclical businesses, tied to changes in interest rates. We believe our participation in these markets has been profitable over time due to our dedication to participating in both segments of the mortgage banking business, rather than one or the other, which would otherwise leave us more susceptible to swings in interest rates.

  •
  Reinvest in new opportunities. We reinvest on an ongoing basis in the development of new and existing opportunities. As a result of our attention to long-term value creation, we believe it is important at times to limit short-term growth by investing for future return. We are biased toward seeking new growth through organic expansion of existing lines of business or the initiation of a new line through a start-up, utilizing highly qualified managers we select to focus on a single line of business. Over the past 10 years, we have made only a few acquisitions and those have typically been in non-competitive situations.

        We believe our historical growth and profitability is the result of our endeavors to pursue complementary consumer and commercial lending niches through our bank holding company structure, our experienced management, our diverse product and geographic markets, and our willingness and ability to align the compensation structure of each of our lines of business with the interests of our stakeholders. Through various economic environments and cycles, we have had a relatively stable revenue and earnings stream on a consolidated basis generated primarily through internal growth rather than acquisitions. Over the five-year and ten-year periods ending December 31, 2000, respectively, our financial performance has been as follows:

  •
  our return on average equity averaged 21.11% and 22.04%;

  •
  our diluted earnings per common share compounded at an average annual growth rate of 14.25% and 20.99%;

  •
  our net revenues(1) compounded at an average annual growth rate of 13.19% and 19.44%;

  •
  our nonperforming assets to total assets averaged 0.61% and 0.52%;

  •
  our annual net charge-offs to average loans and leases averaged 0.36% and 0.42%; and

  •
  our book value per common share compounded at an average annual growth rate of 14.47% and 18.95%.

(1)
Net revenues consist of net interest income plus noninterest income.

        While our financial results in 2002 will likely be significantly different than our historical performance for the reasons discussed in the "Recent Developments" section above, management anticipates that after 2002, we can again achieve our long-term financial objectives of at least 12% annual earnings per share growth and greater than 15% return on common equity.

Major Lines of Business

        We are a regulated bank holding company and we conduct our consumer and commercial lending businesses through various operating subsidiaries. At the parent level, we work actively to add value to our lines of business by interacting with the management teams, capitalizing on interrelationships, providing centralized services and coordinating overall organizational decisions. Under this organizational structure, our separate businesses hold and fund the majority of their assets through Irwin Union Bank and Trust. This provides additional liquidity and results in regulatory oversight of each of our lines of business.

        The following table shows our net income (loss) by line of business for the past five years and the first nine months of 2001:

	Nine Months Ended September 30,		Year Ended December 31,
	2001	2000	2000	1999	1998	1997	1996
	(in thousands)
Net income (loss):
Commercial banking	$5,917	$5,350	$7,090	$7,345	$6,509	$5,587	$4,254
Mortgage banking	25,305	9,944	13,006	23,063	28,853	21,300	20,422
Home equity lending	10,669	10,515	18,494	12,606	(6,668)	1,710	(816)
Equipment leasing	(2,731)	(2,366)	(2,563)	(843)	—	—	—
Venture capital	(3,099)	4,077	2,723	656	—	—	—
Other(1)	(2,615)	(1,406)	(3,084)	(9,671)	1,809	(4,153)	(1,432)

Total consolidated net income	$33,446	$26,114	$35,666	$33,156	$30,503	$24,444	$22,428

(1)
Includes parent and consolidating entries and results attributable to our medical equipment leasing business which we exited in 1998.

Commercial Banking

        Our commercial banking line of business focuses on providing credit, cash management and personal banking products to small businesses and business owners. We offer a full line of consumer, mortgage and commercial loans, as well as personal and commercial checking accounts, savings and time deposit accounts, personal and business loans, credit card services, money transfer services, financial counseling, property, casualty, life and health insurance agency services, trust services, securities brokerage and safe deposit facilities. Under the bank's commercial lending policies, at September 30, 2001, our lending limit is $10.0 million, and our average size commercial loan is $0.3 million.

        We offer commercial banking services through our banking subsidiaries, Irwin Union Bank and Trust, an Indiana state-chartered commercial bank, and Irwin Union Bank, F.S.B., a federal savings bank. We formed the federal savings bank to allow us the flexibility to expand our banking business into markets where state-chartered banks like Irwin Union Bank and Trust are not permitted to branch under current law. We sell a substantial majority of the commercial loans we originate at Irwin Union Bank, F.S.B. to Irwin Union Bank and Trust.

  •
  Irwin Union Bank and Trust Company—headquartered in Columbus, Indiana and organized in 1871, is a full service Indiana state-chartered commercial bank with offices currently located throughout nine counties in central and southern Indiana, as well as in Kalamazoo, Grandville (near Grand Rapids), Traverse City and Lansing, Michigan, and Carson City, Nevada; and

  •
  Irwin Union Bank, F.S.B.—headquartered in Louisville, Kentucky, is a full-service federal savings bank that began operations in December 2000. Currently we have offices located in Brentwood, Missouri (near St. Louis), Louisville, Kentucky, Salt Lake City, Utah, Las Vegas, Nevada and Phoenix, Arizona.

        The following table shows selected financial information for our commercial banking line of business:

	At or For Nine Months Ended September 30,		At or For Year Ended December 31,
	2001	2000	2000	1999	1998	1997	1996
	(dollars in thousands)
Commercial Banking:
Net income	$5,917	$5,350	$7,090	$7,345	$6,509	$5,587	$4,254
Total assets	1,527,909	1,061,797	1,167,559	789,560	607,992	539,233	503,507
Total loans	1,415,547	974,539	1,067,980	720,493	514,950	410,272	336,580
Allowance for loan and lease losses	12,219	8,559	9,228	7,375	6,680	5,525	4,790
Total deposits	1,292,546	924,272	998,892	710,899	567,526	486,481	453,879
Return on average assets	0.60%	0.79%	0.74%	1.08%	1.15%	1.08%	0.91%
Return on average equity	10.03	12.98	12.31	13.89	15.48	15.42	13.41
Net interest margin	3.81	4.38	4.25	4.82	4.75	4.61	4.67
Efficiency ratio	69.86	71.28	71.00	68.06	66.60	64.62	69.66
Nonperforming assets to total assets	0.16	0.20	0.23	0.15	0.31	0.60	0.76
Allowance for loan losses to total loans	0.86	0.88	0.86	1.02	1.30	1.35	1.43
Net charge-offs to average loans	0.12	0.10	0.12	0.16	0.13	0.34	0.34

  Strategy

        Our strategy is to expand our commercial banking line of business into selected new markets. We target metropolitan markets with strong economies where we believe recent bank consolidation has negatively impacted customers. We believe that this consolidation has led to disenchantment with the delivery of financial services to the small business community among both the owners of those small businesses and the senior banking officers who had been providing services to them. In markets that management identifies as attractive opportunities, the bank seeks to hire senior commercial loan officers who have strong local ties and who can focus on providing personalized lending services to small businesses in that market. Our strategy is to expand only in markets that satisfy the following criteria:

  •
  the market is a metropolitan area with attractive business demographics displaying evidence of sustainable growth;

  •
  recent banking merger and acquisition activity has occurred in the market where management believes that the acquiror is viewed by customers as an outsider and/or not responsive to local small business needs; and

  •
  we are able to attract experienced, senior banking staff to manage the new market.

        We expect consolidation to continue in the banking and financial services industry and plan to capitalize on the opportunities brought about in this environment by continuing the bank's growth strategy for small business banking in new markets throughout the United States. Our focus will be to provide personalized banking services to small businesses, using experienced lenders with a strong presence in cities affected by the industry-wide consolidations. In addition to its market expansion, our commercial bank intends to develop further its banking products that satisfy the needs of the small business borrowers and its insurance and investment operations in order to provide a full range of financial services to its customers.

        On average, we anticipate our new banking offices will break even approximately 18 months after they are opened, and we estimate that a banking office will achieve targeted levels of profitability in approximately five years, in an average market. Some markets will experience growth and profitability at greater or lesser rates than we currently expect because of many factors, including execution of our strategy, accuracy in assessing market potential, and success in recruiting senior lenders and other staff. Over time, we may choose to leave certain markets if these factors limit profitability.

        The following tables show the geographic composition of our commercial banking loans and our deposits:

			December 31,
	September 30, 2001		2000		1999		1998
	Loans Outstanding	Percent of Total	Loans Outstanding	Percent of Total	Loans Outstanding	Percent of Total	Loans Outstanding	Percent of Total
	(dollars in thousands)
Southern Indiana	$519,950	36.8%	$519,863	48.7%	$469,991	65.3%	$398,705	77.4%
Indianapolis MSA	293,675	20.7	263,047	24.6	195,399	27.1	116,245	22.6
Markets entered since 1999(1)	601,922	42.5	285,070	26.7	55,103	7.6	—	—

Total	$1,415,547	100.0%	$1,067,980	100.0%	$720,493	100.0%	$514,950	100.0%

			December 31,
	September 30, 2001		2000		1999		1998
	Deposits	Percent of Total	Deposits	Percent of Total	Deposits	Percent of Total	Deposits	Percent of Total
	(dollars in thousands)
Southern Indiana	$912,528	70.6%	$886,099	88.8%	$659,803	92.8%	$530,622	93.5%
Indianapolis MSA	137,640	10.6	61,401	6.1	43,731	6.2	36,904	6.5
Markets entered since 1999(1)	242,378	18.8	51,392	5.1	7,364	1.0	—	—

Total	$1,292,546	100.0%	$998,892	100.0%	$710,898	100.0%	$567,526	100.0%

(1)
Includes offices in Kalamazoo, Grandville, Traverse City and Lansing, Michigan; Brentwood, Missouri; Louisville, Kentucky; Salt Lake City, Utah; Las Vegas, Nevada; and Phoenix, Arizona.

Mortgage Banking

        In our mortgage banking line of business, we originate, purchase, sell, and service conventional and government agency-backed residential mortgage loans throughout the United States. We established this line of business when we acquired our subsidiary, Irwin Mortgage Corporation, in 1981. Most of our mortgage originations either are insured by an agency of the federal government, such as the FHA or the VA, or, in the case of conventional mortgages, meet requirements for resale to the FNMA or the FHLMC. This allows us to remove substantially all of the credit risk of these loans from our balance sheet. We sell mortgage loans to institutional and private investors but may retain servicing rights to the loans we originate or purchase from correspondents. We believe this balance between mortgage loan originations and mortgage loan servicing provides us a natural hedge against interest rate changes, which has helped stabilize our revenue stream.

        At December 31, 2001, Irwin Mortgage operated 100 production and satellite offices in 27 states. Our mortgage banking line of business is currently our largest contributor to revenue, comprising 55.2% of our total revenues for the nine months ended September 30, 2001 compared to 48.8% for the first nine months of 2000. Our mortgage banking line of business contributed 75.7% of our net income for the first nine months of 2001, compared to 38.1% for the same period in 2000.

        The following table shows selected financial data for our mortgage banking line of business:

	At or For Nine Months Ended September 30,		At or For Year Ended December 31,
	2001	2000	2000	1999	1998	1997	1996
	(dollars in thousands)
Mortgage Banking:
Net income	$25,305	$9,944	$13,006	$23,063	$28,853	$21,300	$20,422
Net interest income	18,026	11,757	15,401	21,745	26,244	17,577	17,178
Provision for loan losses	154	66	357	(1,998)	(1,721)	(1,383)	(455)
Loan origination fees	43,007	25,417	34,688	46,311	59,328	41,045	43,463
Gain on sale of loans	74,602	33,977	45,601	72,395	97,724	53,332	41,333
Loan servicing fees	37,876	38,939	50,309	54,247	55,217	50,194	45,573
Gain on sale of bulk servicing	6,079	14,432	27,528	9,005	829	1,512	1,224
Amortization and impairment of servicing assets, net of hedging	(23,818)	(21,606)	(37,490)	(24,566)	(29,805)	(15,843)	(13,897)
Total net revenue	159,822	106,445	140,932	180,767	207,238	147,657	135,310
Total mortgage originations	6,388,294	2,986,445	4,091,573	5,876,750	8,944,615	5,397,338	5,085,625
Refinancings to total originations	49.81%	13.71%	16.39%	28.64%	49.54%	22.53%	18.95%
Servicing sold to originations	27.95	85.12	99.35	79.89	56.95	71.82	60.87
Owned first mortgage servicing portfolio	$11,667,136	$9,963,018	$9,196,513	$10,488,112	$11,242,470	$10,713,549	$10,810,988
Bulk sales of servicing	610,610	1,473,787	2,526,006	1,216,718	99,929	536,971	1,481,433
Servicing assets	152,910	133,288	121,555	132,648	113,131	81,610	71,715
Servicing assets to servicing portfolio	1.3%	1.3%	1.3%	1.3%	1.0%	0.8%	0.7%
Weighted average coupon	7.46	7.73	7.76	7.51	7.56	7.85	7.83

        We purchase mortgage loans from third party sources, such as wholesale loan brokers. We originate loans through retail branches, and, to a limited degree, through our Internet website. We identify potential borrowers mainly through relationships maintained with housing intermediaries, such as realtors, home builders and brokers. We fund loans on a short-term basis on the balance sheet of the bank using internal funding sources, through credit facilities provided by third parties, and through repurchase agreements with investment banks. Generally within a 30-day period, individual loans are pooled, securitized and/or sold into the secondary mortgage market, which includes government-sponsored mortgage entities, nationally sponsored mortgage conduits, and institutional and private investors. Our mortgage banking line of business may retain servicing rights to the loans that it originates or purchases from correspondents. Furthermore, Irwin Mortgage collects and accounts for the monthly payments on each loan serviced and pays the real estate taxes and insurance necessary to protect the integrity of the mortgage lien, for which it receives a servicing fee.

        We believe there is a balance between mortgage loan originations and mortgage loan servicing which provides a natural hedge against interest rate changes and the impact of rate changes on each part of the business. In rising interest rate environments, originations typically decline, while the unrealized value of our mortgage servicing portfolio generally increases as prepayment expectations decline. In declining interest rate environments, unrealized servicing values typically decrease as prepayment expectations increase, while the value of our mortgage production franchise generally increases. We sell servicing rights periodically for many reasons, including income recognition, cash flow, and servicing portfolio management.

  Strategy

        Our mortgage banking line of business uses a niche strategy, focusing on first-time homeowners, which we believe will increase in numbers in coming years due to certain national demographic trends that are favorable to housing formation in our target markets. The mortgage banking business is cyclical, following changes in interest rates. In our mortgage banking line of business we do not try to anticipate the timing of changes in interest rates, but instead we have developed a strategy intended to maintain profitability across interest rate cycles. Our strategy has three components:

  •
  We manage our loan production activities through the expansion or contraction of existing channels in geographic markets and demographic groups that support our first-time home buyer strategy, and channels (such as credit unions) that are thought to be underserved by the mortgage industry and that value the mortgage bank's service-oriented approach to lending.

  •
  We have sought to improve profit margins through a process improvement initiative, which we began in 1999 to significantly reduce fixed costs associated with processing and securitizing mortgage loans. We are re-designing our processes so that we process, underwrite, and close loans in a more centralized environment.

  •
  We are more likely to retain servicing rights in periods of low interest rates and more likely to sell these servicing rights during periods of high interest rates. This strategy gives us the flexibility to invest in servicing rights during periods of relatively high production and sell the servicing during periods of lower production.

Home Equity Lending

        In our home equity lending line of business, we originate, purchase, securitize and service home equity loans and lines of credit nationwide. We generally sell the loans through securitization transactions. We continue to service the loans that we securitize. We target creditworthy, homeowning consumers who are active, unsecured credit card debt users. Target customers are underwritten using proprietary models based on several criteria, including the customer's previous use of credit. We market our home equity products through direct mail and telemarketing, mortgage brokers and correspondent lenders nationwide and through Internet-based solicitations.

        We established this line of business when we formed Irwin Home Equity Corporation in 1994 as our subsidiary. Irwin Home Equity is headquartered in San Ramon, California and became a subsidiary of Irwin Union Bank and Trust in 2001. In 1997 and 1998, we largely redesigned our product offerings to better position this line of business, introducing new products with origination fees and early repayment options. We also introduced home equity loans with loan-to-value ratios of up to 125% of their collateral value. Home equity loans with loan-to-value ratios greater than 100% are priced with higher coupons than home equity loans with loan-to-value ratios less than 100% to compensate for the increased risk. For the nine months ended September 30, 2001, home equity loans with loan-to-value ratios greater than 100% made up 58% of our loan originations and 49% of our managed portfolio at September 30, 2001.

        For most of our home equity product offerings, we offer customers the choice to accept an early repayment fee in exchange for a lower interest rate. A typical repayment option provides for a fee equal to up to six months' interest that is payable if the borrower chooses to repay the loan during the first three to five years of its term. Approximately 82.1%, or $1.1 billion, of our home equity loan servicing portfolio at September 30, 2001 carried early repayment fees. This portfolio does not include our floating rate lines of credit.

        In light of greater uncertainty in the national economy, during the third quarter of 2001, we increased loss reserves and the aggregate discount rate on our interest-only strips to 2.48% and 18.5% to account for potential increased future losses and increased uncertainty about future volatility in actual cash flows. These changes led to mark-to-market impairment from loss reserve and discount rate assumptions of $14.6 million and $7.6 million, respectively, during the third quarter of 2001. We also increased our assumption for future prepayment speeds to 24.9%, which resulted in impairment charges of $9.4 million.

        Irwin Home Equity's core competencies are credit risk management and analysis, risk assessment, profit-based planning and specialized home loan servicing, with particular expertise in product development, test management and database analysis. Irwin Home Equity regularly develops and tests new product offerings on a limited basis, and introduces those that prove successful on a national basis. Current product offerings, in addition to traditional home equity products, include first mortgage refinance programs.

        The following table shows selected financial data for our home equity lending line of business:

	At or For Nine Months Ended September 30,		At or For Year Ended December 31,
	2001	2000	2000	1999	1998	1997	1996
	(dollars in thousands)
Home Equity Lending:
Net interest income	$47,240	$21,254	$35,593	$18,852	$5,495	$7,129	$7,755
Provision for loan losses	(584)	(134)	(461)	—	(513)	(1,404)	(983)
Gain on sale of loans	70,716	34,938	30,340	23,998	18,610	15,908	7,798
Loan origination fees	874	440	951	273	—	—	—
Loan servicing fees	9,702	5,081	7,559	4,907	3,323	2,145	710
Amortization and impairment of servicing assets	(1,941)	(1,104)	(1,583)	(1,445)	(842)	(334)	—
Trading gains (losses)	(34,723)	10,123	14,399	2,512	(2,952)	(1,961)	—
Total net revenue	91,347	70,598	103,447	50,566	23,941	21,777	15,420
Operating expense	73,565	53,072	72,623	35,557	30,609	20,067	16,236
Net income (loss)	10,669	10,515	18,494	12,606	(6,668)	1,710	(816)
Loan and line of credit volume	802,559	601,038	1,225,955	439,507	389,673	214,518	169,120
Secondary market delivery	850,836	565,219	774,610	430,743	294,261	210,057	79,936
Total servicing portfolio	2,162,877	1,282,947	1,825,527	842,403	581,241	358,166	230,450
Interest-only strips(1)	197,486	103,903	152,614	57,883	32,321	22,134	12,661
Weighted average yield on loans	13.37%	12.87%	13.09%	12.33%	11.86%	13.97%	14.08%
Weighted average yield on lines of credit	11.69	14.23	14.04	12.72	11.89	12.96	12.80
Gain on sale to total loans securitized	8.31	6.18	3.92	5.57	6.32	7.57	9.76
Net home equity charge-offs to managed home equity portfolio(2)	1.31	0.64	0.57	0.36	0.37	0.29	0.02
Delinquency ratio	4.7	3.3	4.3	2.7	1.3	1.5	0.7
Return on average equity(2)	14.43	25.55	30.57	17.12	(15.79)	7.33	(5.20)

(1)
Included in trading assets on our consolidated balance sheet.
(2)
Annualized for interim periods.

  Strategy

        We expect to continue to originate new loans in our home equity lending line of business through the development of new products, the extension of existing products to new customers, and the continued usage of indirect distribution channels. Our indirect channels include mortgage brokers, correspondent lenders and Internet sites. In the near term, we plan to continue to originate loans with high loan-to-value ratios in this line of business.

        The environment for high loan-to-value home equity lending has become more favorable for us during the past two years due to the exit of many home equity lenders who did not survive the competitive pressures and significant refinance activity of 1998. This has helped our recent expansion in this line of business. Although we anticipate that the competitive environment will remain favorable and that consumer demand for home equity products will remain high during 2002, we expect the rate of growth in this line of business will be slower in 2002 than in recent periods as we transition away from funding assets primarily through securitizations accounted for using gain-on-sale in response to the new regulatory capital rules. See "Recent Developments" on page 22. We expect to show a loss in net income in 2002 in this line of business as a result.

  Production and Servicing Mix

        Our home equity lending line of business blends aspects of the credit card and mortgage banking industries. The home equity products are designed to appeal to homeowners who have high levels of unsecured (credit card) debt, who through the use of a debt consolidating mortgage loan can meaningfully reduce their after-tax monthly cash outflows. We underwrite our loans as if the credit is unsecured, but we believe that the mortgage lien associated with the loan has a meaningful, positive influence on the payment priority of our customers. The borrower profile of our 100% loan-to-value and 125% loan-to-value home equity loans is highlighted below:

Product	100% CLTV	125% CLTV
Average CLTV	91%	119%
Average home value	$200,000	$120,000
Average time in home	6 years	4 years
Average time in job	9 years	8 years

        We lend nationally in our home equity lending line of business. The following table shows the geographic composition of our home equity servicing portfolio on a percentage basis as of September 30, 2001 and December 31, 2000:

State	September 30, 2001	December 31, 2000
California	23.7%	24.5%
Florida	7.3	7.0
Illinois	5.0	5.6
Ohio	5.1	5.3
Virginia	5.5	5.0
Michigan	4.3	5.3
All other states	49.1	47.3

Total	100.0%	100.0%

Total servicing portfolio (in thousands)	$2,162,877	$1,825,527

        The following table provides a breakdown of our home equity lending portfolio by production type, outstanding principal balance and weighted average coupon as of September 30, 2001:

Managed Portfolio Breakdown

	Amount	% of Total	Weighted Average Coupon
	(dollars in thousands)
HEL<= 100%	$497,944	23.44%	12.08%
HELOC<= 100%	480,053	22.60	10.71

Total<= 100%	977,997	46.03	11.41
HEL> 100%	831,003	39.12	14.72
HELOC> 100%	150,106	7.07	13.23

Total> 100%	981,109	46.18	14.49
1st mortgages	107,051	5.04	8.87
Other (immediate credit)	58,322	2.75	13.98

Total	$2,124,479	100.00%	12.78%

Does not include $38.4 million in Visa Platinum loans

  Underwriting

        We have established specific home equity loan underwriting guidelines that we apply to all loans we originate in this line of business. The underwriting process is intended to assess both the prospective borrower's ability to repay the loan and the adequacy of the real property security as collateral for the loan. Real estate used for collateral to secure the loans may be either residential (mostly primary residences, but also second and vacation homes) or investor-owned one- to four-family homes, condominiums or townhouses. Generally, each home must have a minimum appraised value of $30,000. We do not accept mobile housing or agricultural land as collateral.

        We also require a credit report by an independent credit reporting agency that describes the applicant's credit history. These credit reports typically reflect all delinquencies of 30 days or more, repossessions, judgments, foreclosures, garnishments, bankruptcies, divorce actions and similar adverse credit events that can be discovered by a search of public records. We obtain written verification on any first mortgage balance, its status and whether local taxes, interest, insurance and assessments are included in the applicant's monthly payment on the first mortgage. If taxes and assessments are not included in the monthly payment, we require verification that these payments are current.

        Each loan applicant is required to secure property insurance in an amount sufficient to cover the new loan and any prior mortgage. If the sum of the outstanding first mortgage and the home equity loan exceeds replacement value, insurance at least equal to replacement value may be accepted.

        Generally, the home equity loans we originate fall within two categories:

  •
  loans that have a combined loan to value ratio, or CLTV, of up to 100%, referred to as 100% CLTV loans; and

  •
  loans which have a CLTV of greater than 100% but less than 125%, referred to as 125% CLTV loans.

        Most of our borrowers use the loan proceeds for purposes such as rate and term refinancing, debt consolidation or cash back loans. Extensions of credit may take the form of either a standard home equity loan, which has a fixed rate, or a home equity line of credit, which is a variable rate line of credit.

        The following table generally outlines certain parameters of credit grades and other criteria of our home equity lending underwriting guidelines. This table is not all-inclusive, but is meant to illustrate significant underwriting criteria.

	100% CLTV Loans			125% CLTV Loans
Amounts	$20,000 - $300,000, over $300,000 requires exception approval			$20,000 - $125,000, over $125,000 requires exception approval
Lien Position	1st, 2nd or 3rd lien position—loans in 3rd position will be limited to $100,000			1st, 2nd or 3rd lien position—loans in 3rd position will be limited to $75,000
Credit Grades/History:
Grade	Excellent	Superior	Good	Excellent	Superior	Good
File Age(1)	min 8 yrs	min 5 yrs	min 2 yrs	Same as 100% CLTV	Same as 100% CLTV	Same as 100% CLTV
Unsecured credit delinquencies	0x90 24 mos.	1x90 24 mos.	2x90 24 mos.	Same as 100% CLTV	Same as 100% CLTV	Same as 100% CLTV
Mortgage delinquencies	0x30 24 mos.	1x30 24 mos.	2x30 24 mos.	Same as 100% CLTV	Same as 100% CLTV	Same as 100% CLTV
Bankruptcy	none for 5 yrs	none for 5 yrs	none for 2 yrs	Same as 100% CLTV	Same as 100% CLTV	Same as 100% CLTV
Foreclosure	none	none	none	Same as 100% CLTV	Same as 100% CLTV	Same as 100% CLTV
Occupancy Type	Primary residence, rental property or secondary residence			Primary residence
Home Ownership Minimum	Six months for primary residence, 12 months non-owner occupied			Six months for primary residence, non-owner occupied is ineligible
Credit Score	Generally 600 FICO minimum is required			Same as 100% CLTV
Residual Debt	Maximum unsecured; 35% of annual household income			Same as 100% CLTV
Debt Service Ratio	Generally not to exceed 55% of household income			Same as 100% CLTV
Income/Employment	Income/employment should generally continue for minimum of three years			Same as 100% CLTV
Eligible Collateral	Single family residence, 2 to 4 unit, condo, planned unit development and manufactured home (within guideline)			Same as 100% CLTV
General appraisal requirements	Dependent on loan amount, credit grade, property type and location			Same as 100% CLTV

(1)
Length (time) of credit file history.

        The following table shows the mix of credit grades of loans by product type in our home equity originations during the first nine months of 2001:

Credit Grade	Volume (in thousands)	% of Total	Weighted Average Coupon	Weighted Average CLTV
100% CLTV
Excellent	$250,662	74.2%	10.69%	90.97%
Superior	55,970	16.5	11.48	92.55
Good	28,034	8.3	12.21	91.21
Other	3,327	1.0	11.92	81.46

Total	$337,993	100%	10.96%	91.16%

125% CLTV
Excellent	$359,563	77.4%	14.48%	118.49%
Superior	71,190	15.3	15.46	120.17
Good	33,568	7.2	16.57	117.57
Other	245	0.1	16.22	113.21

Total	$464,566	100%	14.78%	118.68%

  Securitizations

        In our home equity lending line of business we originate and fund loans until such time as we have a sufficient volume of loans to effect a securitization. When we securitize, we sell bonds in the secondary market using the loans as collateral for the bonds. Following the securitization, the purchasers of the bonds receive the principal collected and interest on the bond at the investor pass-through coupon rate while we receive the excess spread. The excess spread is either a contractual right or a certificated security generally in the form of an interest-only or residual certificate.

        The purchasers of the bonds receive a credit-enhanced security. We obtain credit enhancement through subordination of an amount of excess spread that we retain, and, at times, through an insurance policy provided by an AAA/Aaa-rated monoline insurance company.

        The pooling and servicing agreements that govern the distribution of cash flows from the loans included in the securitization require either (1) the establishment of a reserve account that may be funded by cash or a letter of credit deposited by Irwin Union Bank and Trust or (2) the overcollateralization of the obligations, which is intended to result in receipts and collections on the loans exceeding the amounts required to be distributed to the holders of the bonds. If payment defaults exceed the amount in the reserve account or the amount of overcollateralization, as applicable, the monoline insurance company policy, if any, will pay any losses thereafter experienced by holders of the bonds. To date, there have been no claims on any monoline insurance company policy obtained in any of our home equity securitizations.

        The securitization structures we have been using to date have involved "true sales" of the loans, transferring them off of our balance sheet, and have been accounted for using gain-on-sale treatment in accordance with SFAS 140 or its predecessor SFAS 125. We have recognized gain-on-sale of loans or other assets in the period in which such loans or other assets were sold, although we receive cash (representing the excess spread and servicing fees) over the lives of the loans or other assets. Concurrent with recognizing such gain-on-sale, we have recorded the excess spread as a residual interest which is indicated on our consolidated balance sheet as part of "trading assets." We recognized gain-on-sale of loans in an amount equal to the residual interest less origination and underwriting costs.

        Based on changes to our funding practices to adjust to the new capital rules, we expect to use different securitization structures starting in 2002 that will not be accounted for using gain-on-sale but rather provide on-balance sheet secured funding. For assets funded on balance sheet, we record interest income over the life of the loan, while for assets funded through transactions accounted for under SFAS 140, we record revenue as trading gains at the time of sale based on the discounted present value of the anticipated revenue stream over the expected life of the loans. This different accounting treatment does not, however, affect cash flows related to the loans, and management expects that the ultimate total receipt of revenues and profitability derived from our home equity loans will be substantially unchanged by these different financing structures. See "Recent Developments" on page 22 for a discussion of the anticipated impact on earnings of this change.

      Securitization Transactions and Assumptions

      Detailed information with respect to pool sizes and age as well as the assumptions on loss expectations and prepayment speeds used to value residual interests created through securitizations by product is as follows as of September 30, 2001 (includes owned and subserviced portfolio):

	Original Balance Sold	Current Balance	Month Closed	Age of Deal (Months)	Actual Annualized Loss Rate as a % of Original Balance	Actual Cumulative Losses as a % of Original Balance	Original Projected Cumulative Losses (Lifetime) as a % of Original Balance	Original Projected Cumulative Losses (Through September 2001) as a % of Original Balance	Remaining Projected Cumulative Losses (Lifetime) as a % of Original Balance	Weighted avg. future prepayment speed assumption	Weighted Average Coupon (WAC)
	(dollars in thousands)
HELOCs (<=100% CLTV)
95-2 HELOCs	$51,584	$—	Nov-95	N/A	0.40%	2.24%	1.35%	1.35%	0.00%	N/A	N/A
96-1 HELOCs	75,999	8,614	Oct-96	60	0.26	1.30	1.37	1.32	0.05	36	11.56
97-1 HELOCs	54,997	7,507	Jun-97	52	0.27	1.15	1.30	1.21	0.09	33	11.36
97-2 HELOCs	69,998	12,573	Nov-97	47	0.28	1.10	1.34	1.15	0.18	41	11.45
98-1 HELOCs	124,280	42,683	Jun-98	40	0.25	0.83	1.65	1.10	0.58	48	10.20
2000-1 HELOCs	66,803	49,365	Sep-00	13	0.08	0.08	3.38	0.40	2.99	35	9.92
2001-1 HELOCs	27,719	26,006	Mar-01	7	0.00	0.00	5.01	0.12	4.89	21	9.77
2001-2 HELOCs	56,505	56,030	Sep-01	1	0.00	0.00	4.35	0.00	4.35	26	9.68

Total/Weighted Average	$527,885	$202,779		35	0.25%	0.73%	2.29%	0.87%	1.42%	34%	10.12%

HELs (<=100% CLTV)
96-1 HELs	$63,997	$—	Oct-96	N/A	0.14%	0.68%	1.29%	1.29%	0.00%	N/A	N/A
97-1 HELs	44,999	4,876	Jun-97	52	0.21	0.91	1.29	1.25	0.04	43	14.49
97-2 HELs	60,000	10,406	Nov-97	47	0.25	1.00	1.24	1.09	0.15	35	13.78
98-1 HELs	70,005	19,026	Jun-98	40	0.13	0.43	1.38	1.01	0.37	46	12.39
99-1 HELs	89,999	32,171	Feb-99	32	0.30	0.79	1.38	0.90	0.47	47	11.71
99-2 HELs	45,000	20,747	May-99	29	0.61	1.46	1.79	0.86	0.94	43	11.32
99-3 HELs	107,657	59,972	Nov-99	23	0.45	0.87	1.81	0.69	1.12	45	12.40
2000-1 HELs	123,971	92,922	Sep-00	13	0.23	0.25	2.62	0.39	2.23	33	12.47
2001-1 HELs	124,951	108,545	Mar-01	7	0.00	0.00	5.27	0.25	5.02	18	12.38
2001-2 HELs	124,872	124,165	Sep-01	1	0.00	0.00	4.36	0.00	4.36	22	11.44

Total/Weighted Average	$855,452	$472,829		22	0.27%	0.50%	2.72%	0.59%	2.14%	30%	12.12%

First Mortgages (<=100% CLTV)
98-1 First	$7,495	$3,736	Jun-98	40	0.00%	0.00%	0.82%	0.68%	0.14%	62%	8.73%
99-1 First	60,001	41,986	Feb-99	32	0.08	0.21	1.00	0.56	0.44	25	8.53
99-2 First	15,021	9,710	May-99	29	0.00	0.00	0.96	0.51	0.45	20	8.59
99-3 First	25,246	19,347	Nov-99	23	0.19	0.36	0.81	0.41	0.40	27	9.19
2001-1 First	4,058	3,549	Mar-01	7	0.00	0.00	1.02	0.09	0.93	18	9.80

Total/Weighted Average	$111,821	$78,329		29	0.08%	0.20%	0.94%	0.51%	0.43%	26%	8.77%

HELOCs (<=125%CLTV)
98-1 HELOC 125s	$7,499	$2,750	Jun-98	40	1.06%	3.54%	7.78%	4.79%	2.99%	32%	12.47%
99-3 HELOC 125s	38,320	26,025	Nov-99	23	2.22	4.26	9.38	3.19	6.19	25	12.81
2000-LB1 HELOC 125s	29,919	25,270	Jun-00	16	0.76	1.02	12.28	2.14	10.15	17	13.03
2001-1 HELOC 125s	30,812	29,227	Mar-01	7	0.79	0.46	12.00	0.52	11.48	19	13.53
2001-2 HELOC 125s	55,382	55,037	Sep-01	1	0.00	0.00	10.67	0.00	10.67	23	12.41

Total/Weighted Average	$161,933	$138,309		12	1.46%	1.45%	10.78%	1.47%	9.31%	22%	12.84%

HELs (<=125% CLTV)
99-2 HEL 125s	$119,978	$70,367	May-99	29	1.67%	4.04%	6.89%	3.64%	3.25%	30%	13.66%
99-3 HEL 125s	70,658	48,642	Nov-99	23	1.45	2.78	7.80	3.09	4.71	25	14.74
2000-A1 HEL 125s	123,698	87,920	Jun-00	16	1.20	1.60	5.57	2.11	3.46	27	13.63
2000-1 HEL 125s	166,330	140,204	Sep-00	13	0.87	0.94	10.49	1.78	8.72	19	15.27
2001-1 HEL 125s	219,765	199,677	Mar-01	7	0.13	0.08	13.16	0.82	12.34	15	15.00
2001-2 HEL 125s	212,101	211,381	Sep-01	1	0.00	0.00	11.52	0.00	11.52	17	15.00

Total/Weighted Average	$912,530	$758,189		12	1.15%	1.15%	10.02%	1.52%	8.50%	20%	14.75%

Purchased PNB 99-1 HELOCs (<=100% CLTV)	$500,000	$199,133	May-99	29	0.92%	2.23%	3.81%	2.53%	1.28%	34%	11.16%

Immediate Credit (Program Discontinued)
99-3 HEL ImmedCredit	$524	$248	Nov-99	23	6.39%	12.24%	19.03%	6.65%	12.38%	14%	14.90%
99-3 HELOC ImmedCredit	13,903	6,706	Nov-99	23	7.88	15.11	16.48	6.78	9.70	27	14.27
2000-LB1 HELOC ImmedCredit	69,267	46,584	Jun-00	16	4.38	5.84	19.02	4.74	14.28	28	13.98

Total/Weighted Average	$83,694	$53,538		17	5.18%	7.42%	18.60%	5.09%	13.51%	28%	14.02%

Grand Total	$3,153,315	$1,903,107		22	0.69%	1.25%	5.83%	1.40%	4.43%	26%	12.80%

  Residual Interests

        As a fundamental part of our home equity lending business and financing strategy to date, we have been selling substantially all of our loans or other assets into the capital markets in the form of asset-backed securities using securitizations. In our securitizations to date, loans or other assets that we have originated or purchased are sold to a trust for a cash purchase price and an interest in the loans or other assets securitized in the form of the excess spread. The cash purchase price is raised through an offering of bonds issued by the trust. Investors in the securitization are entitled to receive the principal collected on the loans or other assets, and the stated interest rate on the bond. We are entitled to receive the excess spread. The excess spread generally represents, over the life of the loans or other assets, the excess of the weighted average coupon on each pool of loans or other assets sold over the sum of the bond interest rate plus a normal servicing fee, and other expenses, which typically include a trustee fee and an insurance fee.

        Valuation of the excess spread includes an estimate of annual future credit losses and prepayment speeds related to the loans or other assets securitized. These reported cash flows are discounted when computing the value of the residual interest. To validate our assumptions and manage the amount of capital we are required to hold in this line of business, we have sold an aggregate of $35.6 million of our interest-only strips to one independent third party in four separate transactions for a price equal to the carrying value on our balance sheet. These interest-only strips related to $342.5 million of unpaid principal balances of home equity loans and lines of credit. These sales of residuals are one of the steps in our on-going efforts to manage our investment in residual assets and our capital position in light of the new federal banking regulations regarding capital treatment of residual assets. We intend to pursue additional sales of residual interests in 2002 and 2003.

        In accordance with the provisions of Statement of Financial Accounting Standards, or SFAS, No. 115, "Accounting for Certain Investments in Debt and Equity Securities," we classify the residual interests on sold loans as "trading assets" and, as such, they are recorded at fair value with the resultant changes in fair value recorded as unrealized gain or loss in our results of operations in the period of the change. We determine fair value on a monthly basis based on a discounted cash flow analysis. These cash flows are projected over the lives of the receivables using prepayment, default, and interest rate assumptions that we believe market participants would use for similar financial instruments. In the first quarter of 2001, we began using loss frequency curves instead of static loss assumptions in an effort to project future credit losses in a manner more aligned with the observed behavior of the loans.

        At September 30, 2001, key economic assumptions and the sensitivity of the current fair value of residual interests based on projected cash flows to immediate 10% and 25% adverse changes in those assumptions on our owned portfolio are as follows:

September 30, 2001
(dollars in thousands)
Balance sheet carrying value of residual interests—fair value	$197,486
Weighted-average life (in years)	2.95
Prepayment speed assumptions (annual rate)	24.85%
Impact on fair value of 10% adverse change	$(3,666)
Impact on fair value of 25% adverse change	(15,071)
Expected credit losses (annual rate)	2.48%
Impact on fair value of 10% adverse change	$(9,134)
Impact on fair value of 25% adverse change	(22,107)
Residual cash flows discount rate (annual)	18.51%
Impact on fair value of 10% adverse change	$(8,534)
Impact on fair value of 25% adverse change	(20,185)

        These sensitivities are hypothetical and should be used with caution. As the figures indicate, changes in fair value of residuals based on a variation in assumptions generally cannot be extrapolated because the relationship of the change in assumption to the change in fair value may not be linear. Also, in the above table, the effect of a variation in a particular assumption on the fair value of the retained interest is calculated without changing any other assumption; in reality, changes in one factor may result in changes in another (for example, increases in market interest rates may result in lower prepayments but increased credit losses), which might magnify or counteract the sensitivities.

  Home Equity Servicing

        Our home equity lending business continues to service loans it has securitized. We earn a servicing fee of approximately three quarters of one percent to one percent of the outstanding principal balance of the securitized loans. The following table shows certain information about our home equity servicing portfolio, which includes loans held on the balance sheet as well as securitized loans, at the dates indicated:

		December 31,
	September 30, 2001
		2000	1999	1998
	(dollars in thousands)
Balance	$2,162,877	$1,825,527	$842,403	$581,243
Delinquency ratio	4.7%	4.3%	2.7%	1.3%

        In our home equity lending business, we retain credit risk on loans we originate whether funded on- or off-balance sheet. Delinquency rates and losses on our managed portfolio result from a variety of factors, including loan seasoning, portfolio mix, and general economic conditions. The 30-day and greater delinquency ratio was 4.71% at September 30, 2001, and 4.31% at December 31, 2000, compared to 2.70% at December 31, 1999. As the average age of our portfolio continues to increase and our product mix includes more high loan-to-value loans, these factors, if coupled with continued declines in general economic conditions, would cause delinquencies and losses to increase in future quarters. We take this into consideration when determining our loss reserves and valuation parameters used in valuing the loans and interest-only strips on the balance sheet. The credit quality of the home equity loans underlying previous securitizations continues to perform within management's expectations, despite the current economic uncertainty.

Equipment Leasing

        In our equipment leasing line of business, we originate transactions from an established North American network of brokers and vendors and through direct sales to franchisees. The majority of our leases are full payout (i.e., no residual), small-ticket assets secured by commercial equipment. We finance a variety of commercial and office equipment types and try to limit the industry and geographic concentrations in our lease portfolio.

        We established this line of business in 1999 when we formed Irwin Business Finance, our United States equipment leasing company, headquartered in Bellevue, Washington. On July 14, 2000, the equipment leasing line of business completed an acquisition of an ownership position of approximately 78% in Onset Capital Corporation, a Canadian small-ticket equipment leasing company headquartered in Vancouver, British Columbia. Principals of Onset own the remaining approximately 22%. The Onset acquisition added approximately $60 million in leases to our equipment leasing portfolio. To begin our franchise finance operations, we acquired a portfolio of approximately $22 million in leases and loans in August 2001, and in October 2001 we established Irwin Franchise Capital Corporation. We established Irwin Capital Holdings in April 2001 as a subsidiary of Irwin Union Bank and Trust to serve as the parent company for both our United States and Canadian equipment leasing companies.

        The leasing industry experienced strong growth in new business volume in 1999 and through the first three quarters of 2000, with an overall softening in the fourth quarter and in 2001 reflecting the general decline in the U.S. economy during that period. Margins increased in the latter half of 2000 and continuing into the first nine months of 2001 as lessors in the small-ticket market were able to hold rates despite a general decline in cost of funds. Because it is in a development stage, management anticipates that our equipment leasing line of business will not break even until at least mid-2002. Our equipment leasing line of business had a total portfolio of $244.7 million as of September 30, 2001.

Venture Capital

        In our venture capital line of business, we make minority investments in early stage companies in the financial services industry and related fields that intend to use technology as a key component of their competitive strategy. We provide Irwin Ventures' portfolio companies the benefit of our management experience in the financial services industry. In addition, we expect that contacts made through venture activities may benefit management of our other lines of business through the sharing of technologies and market opportunities. Our venture capital line of business had investments in five private companies as of September 30, 2001, with an aggregate investment cost of $10.04 million and a carrying value of $12.11 million.

        In August 1999, Irwin Ventures established a subsidiary, Irwin Ventures Incorporated SBIC, which received a small business investment company license from the Small Business Administration. In December 2000, Irwin Ventures and Irwin Ventures SBIC became Delaware limited liability companies. To date, the primary geographic focus of this subsidiary and each of our investments has been on the corridors of the east and west coasts between Washington, D.C. and Boston, and Los Angeles and Seattle.

        In 1999, our Board of Directors approved an allocation of up to $20 million, or 10% of Irwin's Tier 1 capital at that time, to support this subsidiary. We carry venture capital investments held by Irwin Ventures at market value, with changes in market value recognized in other income. The investment committee of Irwin Ventures determines the value of the investments at the end of each reporting period. We adjust the values based upon review of the investee's financial results, condition, and prospects. Changes in estimated market values can also be made when an event such as a new funding round from other private equity investors would cause a change in estimated market value. In the future, should Irwin Ventures have investments in publicly-traded securities, it would look to the traded market value of the investments as the basis of its mark-to-market.

        Despite the recent sharp reduction in values of technology companies, Irwin Ventures continues to see opportunities in emerging technologies applied to the financial services industry. Irwin Ventures believes this will continue as improvements in technology and entrepreneurial innovation continue to change the manner in which financial services are delivered to businesses and consumers.

Competition

        In our commercial banking business, we compete with commercial banks, savings banks, thrifts and credit unions for deposits and loans in and around the counties surrounding our branch offices, and with a number of nonbank companies located throughout the United States, including insurance companies, retailers, securities firms, companies offering money market accounts, and national credit card companies.

        In our mortgage banking business, we originate and service residential first and second mortgage loans from 100 production and satellite offices in 27 states across the country. In these areas, we compete for mortgage loans with other national, regional, local, and web-enabled mortgage banking companies, as well as commercial banks, savings banks, and savings and loan associations. Irwin Mortgage purchases mortgage loans from correspondents in these and other states as well.

        In our home equity lending business, our primary competitors for our home equity loans and lines of credit include banks, mortgage banks, large securities firms, credit unions, thrifts, credit card issuers, finance companies, and other home equity and mortgage lenders with operations that are either national, regional, local or web-enabled in scope. Competition can take many forms, including convenience in obtaining loans, customer service, marketing and distribution channels, terms provided and interest rates charged to borrowers.

        In our equipment leasing business, our primary competitors include other finance companies that are independent or affiliated with banks or large equipment leasing companies that operate on a national or regional basis.

        In our venture capital line of business, we compete primarily with other venture capital firms and individuals who invest in start-up companies.

        Some of our competitors are not subject to the same degree of regulation as that imposed on bank holding companies, state banking organizations and federal saving banks. In addition, many larger banking organizations, mortgage companies, mortgage banks, insurance companies and securities firms have significantly greater resources than we do. As a result, some of our competitors have advantages over us in name recognition and market penetration.

PRICE RANGE OF COMMON SHARES

        Until September 20, 2001, our common shares were quoted on the Nasdaq National Market under the symbol "IRWN." Our common shares were approved for listing on the New York Stock Exchange on September 5, 2001, and began trading under the symbol "IFC" on September 21, 2001. The following table sets forth the high and low sales prices and cash dividends declared per common share for the periods indicated. All information has been adjusted for stock splits.

	Price Range
			Dividends Declared
	High	Low
1999
First quarter	$28.875	$20.00	$0.05
Second quarter	25.50	17.50	0.05
Third quarter	24.94	19.31	0.05
Fourth quarter	22.875	17.00	0.05
2000
First quarter	$18.313	$13.563	$0.06
Second quarter	18.50	14.375	0.06
Third quarter	17.00	13.44	0.06
Fourth quarter	22.00	13.25	0.06
2001
First quarter	$24.88	$19.31	$0.065
Second quarter	25.25	18.69	0.065
Third quarter	27.70	16.00	0.065
Fourth quarter	22.08	14.49	0.065
2002
First quarter (through January 23)	$17.52	$16.08	—

        As of January 18, 2002, there were approximately 1,780 holders of record of our common shares and 21,309,500 common shares outstanding. The last reported sale price of our common shares on the New York Stock Exchange on January 23, 2002, was $16.25.

DIVIDEND POLICY

        Holders of our common shares are entitled to receive any cash dividends that may be declared by our Board of Directors. The declaration and payment of future dividends to holders of our common shares will be at the discretion of our Board of Directors and will depend upon our earnings and financial condition, the capital requirements of our subsidiaries, regulatory conditions and considerations and such other factors as our Board of Directors may deem relevant. See "Description of Capital Stock—Common Shares."

        As a holding company, we ultimately are dependent upon our subsidiaries to provide funding for our operating expenses, debt service and dividends. Various banking laws applicable to the bank limit the payment of dividends, management fees and other distributions by the bank to us, and may therefore limit our ability to pay dividends on our common shares. See "Supervision and Regulation" beginning on page 101. Also, we are prohibited from paying dividends on our common shares if we have not made distributions or required payments on our trust preferred securities, convertible trust preferred securities and debt securities.

        Historically, we have adopted a policy of reinvesting a substantial portion of our net income into the growth of our businesses. We anticipate this will continue for the foreseeable future.

USE OF PROCEEDS

        We estimate that the net proceeds to us from the sale of our common shares, based on an assumed offering price of $16.25 per share, will be approximately $68,303,125 million after deduction of offering expenses and underwriting commissions. We estimate that our offering expenses will be approximately $800,000.

        We intend to use the net proceeds from this offering to support the growth of our lines of business, to maintain our regulatory capital levels at desired levels under the new capital rules, and for other general corporate purposes. In particular, we expect to use the majority of the additional capital to support funding in our commercial banking, home equity lending and leasing lines of business. We anticipate that all or substantially all of the net proceeds of this offering will be contributed as capital to the bank, since we use the bank to fund assets for the majority of our lines of business.

CAPITALIZATION

        The following table shows our capitalization at September 30, 2001, on an actual basis and as adjusted for the offering of the common shares (assuming no exercise of the underwriters' over-allotment option), at an assumed offering price of $16.25 per share, and the application of the estimated net proceeds as if such sale had been consummated on September 30, 2001. You should read the information in this table together with our consolidated financial statements and the related notes and with "Selected Consolidated Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

	September 30, 2001
	Actual	As Adjusted
	(dollars in thousands)
Long-term debt	$30,000	$30,000

Company-obligated mandatorily redeemable preferred securities of subsidiary trusts(1)	$116,750	$116,750

Company-obligated mandatorily redeemable convertible preferred securities of subsidiary trust(2)	$51,750	$51,750

Shareholders' Equity:
Preferred stock, no par value; 4,000,000 shares authorized; an aggregate of 333,330 shares designated as Convertible Preferred Stock, Series A, B, C or D and 96,336 shares issued and outstanding of Series A, B and C	$1,386	$1,386
Common stock, no par value; 40,000,000 shares authorized; 23,402,080 shares issued, including 2,125,799 shares in treasury; 27,902,080 shares issued and outstanding, as adjusted	29,965	98,268
Additional paid-in capital	4,430	4,430
Minority interest	640	640
Accumulated other comprehensive income (loss)	(1,138)	(1,138)
Retained earnings	231,040	231,040
Less treasury stock, at cost	(45,415)	(45,415)

Total shareholders' equity	$220,908	$289,211

Capital Ratios(3):
Tier 1 leverage ratio(4)(5)	9.45%	12.53%
Tier 1 capital ratio(5)	7.26	9.62
Total risk-based capital ratio	10.84	12.58
Total shareholders' equity to total assets	7.17	9.19

(1)
Excludes an additional $30 million in newly issued trust preferred securities that we sold in the fourth quarter of 2001.

(2)
Our convertible trust preferred securities are subordinate to our other trust preferred securities outstanding.

(3)
The capital ratios, as adjusted, are computed including the estimated net proceeds from the sale of the common shares, in a manner consistent with Federal Reserve regulations.

(4)
The leverage ratio is core capital divided by average assets, after deducting intangible assets and net deferred tax assets in excess of regulatory maximum limits.

(5)
At September 30, 2001, our Tier 1 capital included $73.6 million liquidation amount of trust preferred securities consistent with the applicable limitations imposed by Federal Reserve regulations. As adjusted for the offering, Tier 1 capital at September 30, 2001, includes $96.4 million liquidation amount of trust preferred securities. The excess amounts of our trust preferred securities are included in Tier 2 capital.

Pro Forma Capital Ratios

        The new regulatory capital rules referred to in the "Recent Developments" section and described in the "Supervision and Regulation" section establish a 25% concentration limit on credit-enhancing interest-only strips, or CEIOS, for purposes of calculating Tier 1 capital and impose a dollar-for-dollar capital requirement on residual interests, net of any associated deferred tax liability, not deducted from Tier 1 capital. We are in the process of determining whether some portion of our residuals (specifically our overcollateralization accounts) would fall outside the CEIOS definition. If they do, then the capital treatment for these assets would be different, and we believe more favorable, than that for CEIOS. The following table shows, on a pro forma basis giving effect to the net proceeds of this offering, our September 30, 2001 consolidated regulatory capital levels and ratios further adjusted to give effect to the new capital treatment with respect to our residual assets, based on two different possible outcomes of our analysis regarding capital treatment of these assets: (1) assuming that the portion of our residual assets derived from overcollateralization accounts fall outside the regulatory definition of CEIOS; and (2) assuming that all our residuals are treated as CEIOS.

		Pro forma as adjusted at September 30, 2001
	As adjusted at September 30, 2001(1)	Excluding Overcollateralization Accounts from CEIOS(2)	Including All Residuals in CEIOS(3)
Tier 1 capital	$383,315	$383,315	$383,315
CEIOS deduction (see below)		(44,826)	(60,994)

Tier 1 capital deducting excess CEIOS		338,489	322,321
Tier 2 capital	117,564	117,564	117,564

Total capital	$500,879	$456,053	$439,885

Risk-weighted assets(4)	$3,982,882	$3,982,882	$3,982,882

Additional risk-weighted assets(5)		178,548	162,380

Adjusted risk-weighted assets		$4,162,328	$4,146,159

CEIOS as a % of Tier 1 capital		44.5%	51.5%
Capital Ratios:
Tier 1 leverage ratio	12.5%	11.1%	10.5%
Tier 1 capital ratio	9.6	8.1	7.8
Total risk-based capital ratio	12.6	11.0	10.6
Applicable CEIOS		$170,539	$197,486
25% threshold on CEIOS prior to Tier 1 capital deduction		95,829	95,829

CEIOS in excess of 25% threshold		74,710	101,657
Less deferred tax liability		(29,884)	(40,663)

CEIOS deduction		$44,826	$60,994

(1)
As adjusted for sale of 4,500,000 shares of common stock in this offering at an assumed price of $16.25, the closing price of our shares on January 23, 2002. Does not reflect deduction of excess residual assets from Tier 1 capital.

(2)
Assumes that portion of our residual assets derived from overcollateralization accounts are not CEIOS.

(3)
Assumes all of our residual assets are treated as CEIOS under the new capital rules.

(4)
Reflects the additional amounts of risk-weighted assets as calculated under full implementation of the new capital rules.

(5)
Risk-weighted assets as calculated prior to implementation of the new capital rules.

SELECTED CONSOLIDATED FINANCIAL DATA

        The selected consolidated financial data presented below for, and as of the end of, each of the years in the five-year period ended December 31, 2000, are derived from our historical financial statements. Our consolidated financial statements for each of the five years ended December 31, 2000 have been audited by PricewaterhouseCoopers LLP, independent accountants. The summary data presented below for the nine-month periods ended September 30, 2001 and 2000, are derived from our unaudited financial statements. In our opinion, all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of results as of or for the nine-month periods indicated have been included. This information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and the notes thereto included elsewhere in this prospectus. Results for past periods are not necessarily indicative of results that may be expected for any future period, and results for the nine-month period ended September 30, 2001, are not necessarily indicative of results that may be expected for the entire year ending December 31, 2001.

	At or For Nine Months Ended September 30,		At or For Year Ended December 31,
	2001	2000	2000	1999	1998	1997	1996
	(in thousands, except per share data)
Statements of Income Data:
Net interest income	$104,189	$61,210	$90,996	$67,122	$59,201	$50,386	$50,020
Provision for loan and lease losses	(9,363)	(3,610)	(5,403)	(4,443)	(5,995)	(6,238)	(4,553)

Net interest income after provision for loan and lease losses	94,826	57,600	85,593	62,679	53,206	44,148	45,467

Noninterest income:
Loan origination fees	44,388	26,177	36,066	41,024	60,013	41,370	43,779
Gain on sale of loans	147,339	69,188	93,677	74,834	75,201	39,210	34,248
Loan servicing fees	48,412	44,781	58,939	60,581	57,284	53,257	46,877
Amortization and impairment of servicing assets	(68,795)	(23,044)	(39,529)	(15,702)	(35,388)	(16,355)	(14,331)
Gain on sale of servicing assets	6,079	14,432	27,528	37,801	43,308	32,631	16,378
Trading gains (losses)	9,893	10,123	14,399	(8,296)	1,366	(1,961)	—
Gain from sale of leasing assets	—	—	—	—	5,241	—	—
Other	7,461	18,974	20,631	13,827	11,832	8,696	8,699

Total noninterest income	194,777	160,631	211,711	204,069	218,857	156,848	135,650
Noninterest expense	234,911	174,720	237,962	214,111	221,206	158,818	143,829

Income before income taxes	54,692	43,511	59,342	52,637	50,857	42,178	37,288
Provision for income taxes	21,700	17,397	23,676	19,481	20,354	17,734	14,860

Income before minority interest	32,992	26,114	35,666	33,156	30,503	24,444	22,428
Minority interest	(279)	—	—	—	—	—	—

Income before cumulative effect of change in accounting principle	33,271	26,114	35,666	33,156	30,503	24,444	22,428
Cumulative effect of change in accounting principle, net of tax	175	—	—	—	—	—	—

Net income available to common shareholders	$33,446	$26,114	$35,666	$33,156	$30,503	$24,444	$22,428

Mortgage loan originations	$6,388,294	$2,986,445	$4,091,573	$5,876,750	$8,944,615	$5,397,338	$5,085,625
Home equity loan originations	802,559	601,038	1,225,955	439,507	389,673	214,518	169,120
Common Share Data:
Earnings per share:(1)
Basic	$1.58	$1.24	$1.70	$1.54	$1.40	$1.10	$0.99
Diluted	1.47	1.23	1.67	1.51	1.38	1.08	0.98
Cash dividends per share	0.19	0.18	0.24	0.20	0.16	0.14	0.12
Book value per share	10.32	8.60	8.97	7.55	6.70	5.82	5.23
Dividend payout ratio	12.36%	14.46%	14.13%	12.93%	11.39%	12.74%	12.15%
Weighted average shares—basic	21,147	21,001	20,973	21,530	21,732	22,326	22,716
Weighted average shares—diluted	24,154	21,213	21,593	21,886	22,139	22,722	23,030
Shares outstanding—end of period	21,276	21,004	21,026	21,105	21,673	22,001	22,738

	At or For Nine Months Ended September 30,		At or For Year Ended December 31,
	2001	2000	2000	1999	1998	1997	1996
	(in thousands, except per share data)
Balance Sheet Data:
Assets	$3,079,546	$2,149,280	$2,422,429	$1,680,847	$1,946,179	$1,496,794	$1,300,122
Trading assets	208,429	104,315	154,921	59,025	32,148	22,133	12,661
Loans held for sale	651,380	490,690	579,788	508,997	936,788	528,739	446,898
Loans and leases	1,707,334	1,117,746	1,234,922	733,424	556,991	611,093	533,050
Allowance for loan and lease losses	17,700	12,629	13,129	8,555	9,888	8,812	6,875
Servicing assets	168,786	140,966	132,638	138,500	117,129	83,044	72,122
Deposits	2,175,120	1,320,514	1,443,330	870,318	1,009,211	719,596	640,153
Short-term borrowings	292,303	461,627	475,502	473,103	644,861	512,275	461,866
Long-term debt	29,642	30,849	29,608	29,784	2,839	7,096	17,659
Trust preferred securities	161,788	49,975	147,167	48,071	47,999	47,927	—
Shareholders' equity	220,908	181,989	189,925	159,296	145,233	127,983	118,903
Owned first mortgage servicing portfolio	11,667,136	9,963,018	9,196,513	10,488,112	11,242,470	10,713,549	10,810,988
Managed home equity portfolio	2,162,877	1,282,947	1,825,527	842,403	581,241	358,166	230,450
Selected Financial Ratios:
Performance Ratios:
Return on average assets(2)	1.46%	1.82%	1.76%	2.01%	1.85%	1.94%	1.95%
Return on average equity(2)	22.25	20.88	20.83	21.51	22.77	19.80	20.37
Net interest margin(2)(3)(4)	5.21	5.03	5.36	5.03	4.33	5.15	5.12
Noninterest income to revenues(5)	65.15	72.41	69.94	75.25	78.71	75.89	73.06
Efficiency ratio(6)	78.57	78.76	78.61	78.95	79.55	76.74	77.46
Loans and leases to deposits(7)	78.49	84.64	85.56	84.27	55.19	84.92	83.27
Average interest-earning assets to average interest-bearing liabilities	115.39	114.24	113.51	127.36	121.02	124.00	131.18
Asset Quality Ratios:
Allowance for loan and lease losses to:
Total loans and leases	1.04%	1.13%	1.06%	1.17%	1.78%	1.45%	1.29%
Non-performing loans and leases	154.91	195.22	181.79	189.86	84.28	115.02	131.45
Net charge-offs to average loans and leases(2)	0.43	0.21	0.28	0.27	0.33	0.46	0.36
Net home equity charge-offs to managed home equity portfolio(2)	1.31	0.64	0.57	0.36	0.37	0.29	0.02
Non-performing assets to total assets	0.53	0.44	0.42	0.48	0.78	0.64	0.57
Non-performing assets to total loans and leases and other real estate owned	0.95	0.84	0.81	1.09	2.77	1.55	1.76
Capital Ratios:
Average shareholders' equity to average assets	6.56%	8.71%	8.46%	9.35%	8.09%	9.32%	9.46%
Tier 1 capital ratio	7.26	8.96	8.87	11.39	11.63	13.56	12.20
Tier 1 leverage ratio	9.45	12.01	12.41	12.77	10.51	12.06	9.84
Total risk-based capital ratio	10.84	10.62	13.59	13.50	12.25	14.85	12.88

(1)
Earnings per share of common stock before cumulative effect of change in accounting principle related to SFAS 133, "Accounting for Derivative Instruments and Hedging Activities," for the nine month period ended September 30, 2001 was $1.57 basic and $1.46 diluted.

(2)
Certain financial ratios for interim periods have been annualized.

(3)
Net interest income divided by average interest-earning assets.

(4)
Calculated on a tax-equivalent basis.

(5)
Revenues consist of net interest income plus noninterest income.

(6)
Noninterest expense divided by net interest income plus noninterest income.

(7)
Excludes loans held for sale.

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        You should read the following discussion in conjunction with "Selected Consolidated Financial Data" and our consolidated financial statements and notes thereto, each appearing elsewhere in this prospectus. In addition to historical information in the "Recent Developments" section and in the following "Management's Discussion and Analysis of Financial Condition and Results of Operations," we have made certain estimates and forward-looking statements that involve risks and uncertainties. Our actual results could differ significantly from those anticipated in these estimates and forward-looking statements as a result of certain factors, including those discussed in "Risk Factors" beginning on page 13. See "Special Note Regarding Forward-Looking Statements" on page 21 in this prospectus.

Overview

	Nine Months Ended September 30,		Year Ended December 31,
	2001	2000	2000	1999	1998(2)
Net income (millions)	$33.4	$26.1	$35.7	$33.2	$30.5
Basic earnings per share	1.58	1.24	1.70	1.54	1.40
Diluted earnings per share	1.47	1.23	1.67	1.51	1.38
Return on average equity(1)	22.25%	20.88%	20.83%	21.51%	22.77%
Return on average assets(1)	1.46	1.82	1.76	2.01	1.85

(1)
Annualized.

(2)
We realized a $3.1 million one-time after-tax gain in 1998 due to the sale of the majority of the assets of our now discontinued medical equipment leasing business.

        We recorded net income of $33.4 million for the nine-month period ended September 30, 2001, up 28.1% from the same period in 2000. Net income was $35.7 million for the year ended December 31, 2000, compared to $33.2 million in 1999, and $30.5 million in 1998. Net income per share (diluted) was $1.47 during the first nine months of 2001, up from $1.23 during the same period a year earlier. Net income per share (diluted) was $1.67 for the year ended December 31, 2000, up from $1.51 per share in 1999 and $1.38 per share in 1998. Return on equity for the nine months ended September 30, 2001 was 22.25% annualized, compared to 20.88% annualized for the same period in 2000, 20.83% for the year ended December 31, 2000, 21.51% in 1999 and 22.77% in 1998. The effective income tax rate for the first nine months of 2001 as well as 2000 was 40%, compared to 37% in 1999, and 40% in 1998. The lower rate in 1999 was the result of a change in the Indiana Financial Institutions Tax which took effect in 1999. The change in tax law resulted in a reduction in our deferred Indiana income tax liability.

        Our commercial banking line of business continued to grow its loan portfolio during the first nine months of 2001, while its net interest margin increased to 3.90% in the third quarter, up from 3.70% and 3.82% during the first two quarters of the year, respectively. Our mortgage banking line of business experienced significant increases in mortgage loan production as a result of declining interest rates, with originations during the first nine months of 2001 exceeding $6 billion. Our mortgage banking results were benefited by a significant trading gain related to our hedging activity which largely offset a $41.9 million impairment to our mortgage servicing assets. Our home equity lending line of business continued to see significant growth in production and in its managed portfolio during the first nine months of 2001. Our equipment leasing line of business incurred losses during the first nine months of 2001, principally the result of changes in assumptions during the third quarter regarding expected future losses. Our venture capital line of business recorded losses during the first nine months of 2001 primarily attributable to net valuation writedowns in its portfolio investments.

        Results in our commercial banking line of business were driven by strong commercial loan portfolio growth in 2000 reflecting continued geographic expansion into new markets in Midwestern and Western states. Our mortgage banking line of business was negatively impacted in 2000 by rising rates throughout most of the year followed by a sharp decline in interest rates late in the fourth quarter. Our home equity lending line of business experienced a significant improvement in earnings as its managed portfolio continued to grow and expand in its niche of prime credit quality, high loan-to-value second mortgage loans. Our new equipment leasing line of business incurred losses throughout 2000 that were in line with management's expectations given the start-up nature of the company. Our venture capital line of business contributed favorably to the consolidated results as a result of net valuation increases in its portfolio investments.

        Results at our commercial banking line of business during 1999 improved in connection with growth in our commercial loan portfolio. However, a rising interest rate environment led to a reduction in loan originations and lower net income at our mortgage banking line of business during 1999, partially offsetting the improvements at our other lines of business. Our home equity lending line of business experienced a significant improvement in earnings in 1999 as a result of a more favorable competitive environment and a reduction in loan prepayment activity. Results in 1999 include a one-time after-tax gain of $1.1 million due to a change in statutory tax rates.

        The following table summarizes our net income (loss) by line of business for the periods indicated:

	Nine Months Ended September 30,		Year Ended December 31,
	2001	2000	2000	1999	1998
	(dollars in thousands)
Net income (loss):
Commercial Banking	$5,917	$5,350	$7,090	$7,345	$6,509
Mortgage Banking	25,305	9,944	13,006	23,063	28,853
Home Equity Lending	10,669	10,515	18,494	12,606	(6,668)
Equipment Leasing	(2,731)	(2,366)	(2,563)	(843)	—
Venture Capital	(3,099)	4,077	2,723	656	—
Other (including consolidating entries)	(2,615)	(1,406)	(3,084)	(9,671)	1,809

	$33,446	$26,114	$35,666	$33,156	$30,503

        Our financial results in 2002 will be significantly different than our historical performance due to changes we have made in our operating plan to address changes in regulatory capital rules associated with residual interests on sold loans. Beginning in 2002, we will eliminate our use of securitization structures that require gain-on-sale accounting treatment under SFAS 140. These structures create the residual assets that are the focus of the new rules. See "Recent Developments" on page 22 for a discussion of the anticipated impact of these changes on our earnings.

Commercial Banking

        The following table shows selected financial information for our commercial banking line of business:

	Nine Months Ended September 30,		Year Ended December 31,
	2001	2000	2000	1999	1998	1997	1996
			(dollars in thousands)
Selected Income Statement Data:
Interest income	$77,728	$58,404	$82,680	$54,452	$46,056	$41,115	$35,632
Interest expense	41,588	30,337	44,268	23,525	20,957	19,120	15,895

Net interest income	36,140	28,067	38,412	30,927	25,099	21,995	19,737
Provision for loan and lease losses	4,405	1,802	2,933	1,813	1,820	2,201	2,284
Noninterest income	10,578	8,838	11,974	11,797	11,712	9,256	9,384
Operating expense	32,639	26,304	35,773	29,080	24,515	20,194	20,311

Income before taxes	9,674	8,799	11,680	11,831	10,476	8,856	6,526
Income taxes	3,757	3,449	4,590	4,486	3,967	3,269	2,272

Net income	$5,917	$5,350	$7,090	$7,345	$6,509	$5,587	$4,254

Selected Balance Sheet Data at End of Period:
Total assets	$1,527,909	$1,061,797	$1,167,559	$789,560	$607,992	$539,233	$503,507
Loans	1,415,547	974,539	1,067,980	720,493	514,950	410,272	336,580
Allowance for loan and lease losses	12,219	8,559	9,228	7,375	6,680	5,525	4,790
Deposits	1,292,546	924,272	998,892	710,899	567,526	486,481	453,879
Shareholders' equity	96,292	50,403	68,539	63,678	46,990	38,390	33,315
Daily Averages:
Assets	$1,328,393	$908,161	$956,744	$682,632	$567,116	$515,666	$460,495
Loans	1,215,425	834,107	879,875	600,877	462,319	370,313	329,745
Allowance for loan and lease losses	10,438	7,921	8,133	7,317	6,308	5,332	4,367
Deposits	1,197,635	807,602	851,386	619,308	514,694	463,851	420,144
Shareholder's equity	78,892	55,304	57,214	52,867	42,026	36,232	31,865
Shareholder's equity to assets	5.94%	6.09%	5.98%	7.74%	7.41%	7.03%	6.93%

  Net Income

        Commercial banking net income increased to $5.9 million during the first nine months of 2001, compared to $5.4 million during the same period in 2000. Commercial banking net income in 2000 totaled $7.1 million, down 3.5% from 1999 net income of $7.3 million and up 8.9% from 1998 net income of $6.5 million. Results in 2001 and 2000 reflect the continued growth and expansion efforts of our commercial banking business into new markets.

  Net Interest Income

        The following table shows information about net interest income for our commercial banking line of business:

	Nine Months Ended September 30,		Year Ended December 31,
	2001	2000	2000	1999	1998
	(dollars in thousands)
Net interest income on a taxable equivalent basis(1)	$36,312	$28,231	$38,620	$31,151	$25,367
Average interest earning assets	1,272,923	861,732	908,739	645,809	534,439
Net interest margin	3.81%	4.38%	4.25%	4.82%	4.75%

(1)
Reflects what net interest income would be if all interest income were subject to federal and state income taxes, annualized for interim periods.

        Net interest income on a taxable equivalent basis for the first nine months of 2001 was $36.3 million, compared to $28.2 million during the same period in 2000, an increase of 28.7%. For the year 2000, net interest income on a tax equivalent basis totaled $38.6 million, an increase of 24.0% from 1999 and 52.2% from 1998. Net interest income is the product of net interest margin and average earning assets. The 2001 and 2000 improvement in net interest income resulted from an increase in our commercial banking loan portfolio as a result of its expansion efforts.

        Annualized net interest margin during the first nine months of 2001 was 3.81%, compared to 4.38% during the same period in 2000. Net interest margin for the year 2000 decreased to 4.25%, compared to 4.82% in 1999 and 4.75% in 1998. The reduction since 1999 is due primarily to the fact that the commercial bank has been negatively impacted by repricing a significant portion of its commercial loan portfolio, which is tied to the prime rate, in advance of corresponding declines in its funding base, which is more closely tied to LIBOR and similar market driven rate indices. Also, the expansion activities at the commercial bank have resulted in an increased use of wholesale deposit sources required to fund the growth in the loan portfolio. In addition, during 2000 the parent company began allocating the cost of interest-bearing capital to the commercial banking line of business.

  Noninterest Income

        The following table shows the components of noninterest income for our commercial banking line of business:

	Nine Months Ended September 30,		Year Ended December 31,
	2001	2000	2000	1999	1998
	(dollars in thousands)
Trust fees	$1,671	$1,704	$2,285	$2,257	$2,136
Service charges on deposit accounts	2,281	1,600	2,156	2,021	2,076
Insurance commissions, fees and premiums	1,359	1,357	1,877	1,635	1,265
Gain from sales of loans	1,690	169	259	901	1,346
Loan servicing fees	515	756	1,006	1,458	1,745
Brokerage fees	1,204	1,566	1,991	1,546	1,050
Other	1,858	1,686	2,400	1,979	2,094

Total noninterest income	$10,578	$8,838	$11,974	$11,797	$11,712

Total noninterest income to total net revenues	25.0%	25.2%	25.2%	28.8%	33.5%

        Due to our expansion into new markets, increased mortgage production and increased fee income on deposit accounts related to new fee structures put into place mid-2001, noninterest income during the first nine months of 2001 increased 19.7% over the same period in 2000. Noninterest income for the year 2000 increased 1.5% from 1999 and 2.2% from 1998.

  Operating Expenses

        The following table shows the components of operating expenses for our commercial banking line of business:

	Nine Months Ended September 30,		Year Ended December 31,
	2001	2000	2000	1999	1998
	(dollars in thousands)
Salaries and employee benefits	$19,184	$15,834	$21,507	$16,881	$14,142
Other expenses	13,455	10,470	14,266	12,199	10,373

Total operating expenses	$32,639	$26,304	$35,773	$29,080	$24,515

Number of employees at period end(1)	467	410	432	395	353

(1)
On a full time equivalent basis.

        Operating expenses during the first nine months of 2001 were $32.6 million, an increase of 24.1% over the same period in 2000. Operating expenses for the year 2000 increased 23.0% from 1999 and 45.9% from 1998. Costs associated with expanding into new markets contributed to the increase.

  Balance Sheet

        Total assets for the nine-month period ended September 30, 2001 averaged $1.3 billion compared to $0.9 billion for the same period in 2000. Total assets in 2000 averaged $1.0 billion, compared to $0.7 billion in 1999 and $0.6 billion in 1998. Average earning assets for the nine-month period ended September 30, 2001 were $1.3 billion compared to $0.9 billion for the same period in 2000. Average earning assets in 2000 were $0.9 billion, up $0.3 billion or 40.7% from 1999 and up $0.4 billion or 70.0% from 1998. The most significant component of the increase in 2001 and 2000 was an increase in loans as a result of the commercial bank's expansion efforts into new markets. Average deposits for the first nine months of 2001 totaled $1.2 billion. Average deposits in 2000 were $0.9 billion, an increase of 37.5% from 1999 and an increase of 65.4% from 1998.

  Credit Quality

        The following table shows information about our nonperforming assets in this line of business and our allowance for loan losses:

	September 30,		December 31,
	2001	2000	2000	1999	1998
	(dollars in thousands)
Nonperforming loans	$2,265	$1,814	$2,469	$1,168	$1,858
Other real estate owned	125	352	230	—	48

Total nonperforming assets	$2,390	$2,166	$2,699	$1,168	$1,906

Nonperforming assets to total assets	0.16%	0.20%	0.23%	0.15%	0.31%

Allowance for loan losses	$12,219	$8,559	$9,228	$7,375	$6,680

Allowance for loan losses to total loans	0.86%	0.88%	0.86%	1.02%	1.30%

For the Period Ended:
Provision for loan losses	$4,405	$1,802	$2,933	$1,813	$1,820

Net charge-offs	$1,414	$618	$1,080	$963	$592

Net charge-offs to average loans	0.12%	0.10%	0.12%	0.16%	0.13%

Mortgage Banking

        The following table shows selected financial information for our mortgage banking line of business:

	Nine Months Ended September 30,		Year Ended December 31,
	2001	2000	2000	1999	1998	1997	1996
	(dollars in thousands)
Selected Income Statement Data:
Net interest income	$18,026	$11,757	$15,401	$21,745	$26,244	$17,577	$17,178
Provision for loan losses	154	66	357	(1,998)	(1,721)	(1,383)	(455)
Loan origination fees	43,007	25,417	34,688	46,311	59,328	41,045	43,463
Gain on sales of loans	74,602	33,977	45,601	72,395	97,724	53,332	41,333
Loan servicing fees	37,876	38,939	50,309	54,247	52,217	50,194	45,573
Amortization and impairment of servicing assets, net of hedging	(23,818)	(21,606)	(37,490)	(24,566)	(29,805)	(15,843)	(13,897)
Gain on sales of bulk servicing rights	6,079	14,432	27,528	9,005	829	1,512	1,224
Other income	3,896	3,463	4,538	3,628	2,276	1,223	891

Total net revenue	159,822	106,445	140,932	180,767	207,092	147,657	135,310
Operating expense	118,338	89,876	119,387	144,915	159,046	111,367	101,215

Income before taxes	41,484	16,569	21,545	35,852	48,046	36,290	34,095
Income taxes	16,354	6,625	8,539	12,789	19,193	14,990	13,673

Net income before cumulative effect of change in accounting principle	$25,130	$9,944	$13,006	$23,063	$28,853	$21,300	$20,422
Cumulative effect of change in accounting principle	175	—	—	—	—	—	—

Net income	$25,305	$9,944	$13,006	$23,063	$28,853	$21,300	$20,422

Selected Balance Sheet Data at End of Period:
Total assets	$775,344	$564,004	$523,920	$549,966	$1,020,249	$792,007	$629,528
Mortgage loans held for sale	447,519	259,223	249,580	277,614	697,542	528,739	447,275
Mortgage servicing assets	152,910	133,288	121,555	132,648	113,131	81,610	71,415
Short-term debt	320,753	216,414	215,826	217,691	430,859	429,451	339,688
Long-term debt	—	4,233	3,951	223	2,839	54	4,914
Shareholders' equity	69,457	55,157	47,828	98,556	104,696	81,058	66,182
Selected Operating Data:
Mortgage loan originations	$6,388,294	$2,986,445	$4,091,573	$5,876,750	$8,944,615	$5,397,338	$5,085,625
Servicing portfolio:
Balance at end of period	11,667,136	9,963,018	9,196,513	10,448,112	11,242,470	10,713,549	10,810,988
Weighted average coupon rate	7.46%	7.73%	7.76%	7.51%	7.56%	7.85%	7.83%
Weighted average servicing fee	0.45	0.43	0.43	0.44	0.43	0.40	0.38
Servicing sold as a % of production	27.9	85.1	99.4	79.9	57.0	71.8	60.9

  Net Income

        Net income from mortgage banking for the nine months ended September 30, 2001 was $25.3 million, compared to $9.9 million during the same period in 2000. This increase primarily relates to increased production as a result of a declining interest rate environment. Net income from mortgage banking in 2000 was $13.0 million, a decrease of 43.7% from 1999 results of $23.1 million and a decrease of 55.0% from 1998 results of $28.9 million. Both the 2000 and 1999 declines were the result of rising interest rates which slowed production activity throughout the mortgage banking industry.

        The following table shows the composition of our originations by loan categories for the periods indicated:

	Nine Months Ended September 30,		Year Ended December 31,
	2001	2000	2000	1999	1998
	(dollars in thousands)
Total originations	$6,388,294	$2,986,445	$4,091,573	$5,876,750	$8,944,615
Percent retail loans	34.7%	36.2%	35.7%	37.4%	35.9%
Percent wholesale loans	60.4	55.3	55.7	57.1	59.7
Percent brokered(1)	4.9	8.5	8.6	5.5	4.4
Percent refinances	49.8	13.7	16.4	28.6	49.5

(1)
Brokered loans are loans we originate for which we receive loan origination fees, but which are funded, closed and owned by unrelated third parties.

        Mortgage loan originations for the nine months ended September 30, 2001 totaled $6.4 billion, up 113.9% from the same period in 2000 as a result of the declining interest rate environment. Refinanced loans accounted for 49.8% of loan production in the first nine months of 2001 compared to 13.7% during the same period in 2000. Higher production volume caused mortgage loan origination income to increase 69.2% in the first nine months of 2001 to $43.0 million.

        As a result of rising interest rates during most of 2000, our mortgage banking line of business experienced a decline in loan originations in 2000 as compared to 1999 and 1998. Loan originations in 2000 were $4.1 billion, down 30.4% from 1999 and 54.3% from 1998. Income from mortgage loan originations in 2000 totaled $34.7 million, 25.1% lower than 1999 and 41.5% lower than 1998. Refinances accounted for 16.4% of 2000 originations, as compared to 28.6% in 1999 and 49.5% in 1998. Because certain fees are not collected for loan refinancings, loan origination fees, which are fees we charge the borrower to initiate the loan application and/or to secure an interest rate, did not decrease at the same rate as loan production in 2000 and 1999.

        As a result of declining rates and resulting higher loan production in the first nine months of 2001, gains on the sale of loans during this period increased 119.6% compared to the same period in 2000 to $74.6 million. This compares to $45.6 million for the year 2000, $72.4 million for the year 1999 and $97.7 million for the year 1998. Lower loan production levels during a period of rising rates accounted for the decline in 2000 compared to 1999 and 1998.

  Net Revenue

        Net revenue for the first nine months of 2001 totaled $159.8 million, compared to $106.4 million for the same period in 2000, an increase of 50.1%. Net revenue for the year ended December 31, 2000 totaled $140.9 million, compared to $180.8 million, a decrease of 22.0%, in 1999 and $207.1 million, a decrease of 32.0%, in 1998. The following table sets forth certain information regarding net revenue for the periods indicated:

	Nine Months Ended September 30,		Year Ended December 31,
	2001	2000	2000	1999	1998
	(in thousands)
Net interest income	$18,026	$11,757	$15,401	$21,745	$26,244
Provision for loan losses	154	66	357	(1,998)	(1,721)
Loan origination fees	43,007	25,417	34,688	46,311	59,328
Gain on sales of loans	74,602	33,977	45,601	72,395	97,724
Servicing fees	37,876	38,939	50,309	54,247	52,217
Amortization expense	(23,746)	(17,463)	(23,712)	(25,078)	(23,002)
Impairment expense	(42,527)	(4,143)	(13,802)	11,320	(11,121)
Hedging gain (loss)	42,455	—	24	(10,808)	4,318
Gain on sales of bulk servicing	6,079	14,432	27,528	9,005	829
Other income	3,896	3,463	4,538	3,628	2,276

Total net revenue	$159,822	$106,445	$140,932	$180,767	$207,092

        Net interest income is generated from the interest earned on mortgage loans before they are sold to investors, less the interest expense incurred on borrowings to fund the loans. Net interest income for the first nine months of 2001 totaled $18.0 million, compared to $11.8 million for the same period in 2000. Included in the first nine months of 2000's interest income was $2.2 million related to interest earned from a refund of federal income taxes relating to a prior period tax return. Excluding the impact of the tax refund in 2000, net interest income for the nine month period ended September 30, 2001 increased 105.8%, compared to the same period in 2000. Net interest income for the year ended December 31, 2000 totaled $15.4 million, compared to $21.7 million in 1999 and $26.2 million in 1998. The 2000 decline resulted from decreased loan production during the year, which was driven by rising interest rates throughout the majority of the year.

        Loan origination fees for the first nine months of 2001 totaled $43.0 million, compared to $25.4 million for the same period in 2000, an increase of 69.2%. The percentage increase in loan origination fees is not proportionate to loan origination growth due to the high percentage of refinances which have occurred in 2001. Loan origination fees for the year ended December 31, 2000 totaled $34.7 million, compared to $46.3 million in 1999 and $59.3 million in 1998.

        Gain on sale of loans is income recognized when loans are pooled and sold into the secondary mortgage market. Gain on sale of loans for the first nine months of 2001 totaled $74.6 million, compared to $34.0 million for the same period in 2000, an increase of 119.6%. Gain on sale of loans for the year ended December 31, 2000 totaled $45.6 million, compared to $72.4 million in 1999 and $97.7 million in 1998.

        Servicing fee income is recognized by collecting fees which normally range between 25 and 44 basis points annually on the principal amount of the underlying mortgages. Servicing fee income totaled $37.9 million for the first nine months of 2001, a decrease of 2.7% from the same period in 2000. Servicing fee income in 2000 decreased 7.3% from 1999 and 3.7% from 1998, reflecting the decrease in the average size of the servicing portfolio throughout the last two years.

        Amortization expense relates to mortgage servicing rights and is based on the estimated lives of the underlying loans. Amortization expense totaled $23.7 million for the first nine months of 2001, compared to $17.5 million during the same period in 2000. This increase relates to the increase in the underlying servicing portfolio.

        Impairment is recorded when the book value of the mortgage servicing rights exceeds the fair market value on a strata by strata basis. Impairment expense totaled $42.5 million during the first nine months of 2001, compared to $4.1 million during the same period in 2000. Declining rates caused an increase in actual and expected prepayments in underlying loans and increased impairment levels in mortgage servicing assets. For all of 2000, an impairment charge of $13.8 million was recorded. This compares to an impairment gain of $11.3 million in 1999 and an impairment loss of $11.1 million in 1998. Fluctuating interest rates impacted the impairment gain or loss recorded over these periods.

        The impairment expense recorded in 2001 was offset by hedging gains of $42.5 million during the same nine-month period ended September 30, 2001. There were no hedging gains or losses recorded during the same period in 2000. In 1999, we used options on treasury futures to offset the interest rate risk associated with mortgage servicing assets. By December 31, 1999, these options had expired. In 1999, we recorded a $10.8 million hedging loss related to these options. At September 30, 2001, the mortgage line of business held $22.4 billion notional amount of Eurodollar future contracts related to economically hedging these servicing assets. The current hedging activities of the mortgage bank related to servicing assets do not satisfy the criteria for "hedge accounting" under SFAS 133. As a result, these derivatives are accounted for as trading assets, and changes in fair value are adjusted through earnings as trading gains or losses, while the underlying servicing asset being hedged is accounted for at the lower of cost or market.

        Gain on sale of bulk servicing is income recognized from the sale of bulk servicing. Our mortgage banking business maintains the flexibility either to sell servicing for current cash flow or to retain servicing for future cash flow, whether through bulk sales or ongoing servicing fees. The decision to sell or retain servicing is based on a balance of current market conditions and the interest rate risk tolerance of the business. Total servicing sales represented 27.9% of the loan portfolio in 2001 based on loan originations, compared to 99.4% of the loan portfolio in 2000, compared to 79.9% of the loan portfolio in 1999 and 54.6% of the loan portfolio in 1998. The decrease in 2001 relates to both higher levels of servicing retained on conventional servicing as well as a decrease in bulk servicing sales. The increases in both 1999 and 2000 relate to increased bulk sales during each of those years.

        Bulk servicing sales of $0.6 billion of a total $1.8 billion of sold servicing were sold during the first nine months of 2001, generating a $6.1 million pre-tax gain. This compares to bulk servicing sales of $1.5 billion of a total $2.5 billion of sold servicing during the first nine months of 2000, which generated a $14.4 million pre-tax gain. Bulk servicing sales of $2.5 billion of a total $4.1 billion of sold servicing were sold in 2000, producing a $27.5 million pre-tax gain. This compares to bulk servicing sales of $1.2 billion of a total $4.7 billion sold servicing in 1999, that produced a $9.0 million pre-tax gain. 1998 had an insignificant amount of bulk servicing sales which produced a $829,000 pre-tax gain of a total $4.9 billion of sold servicing.

  Operating Expenses

        The following table sets forth operating expenses for our mortgage banking line of business for the periods indicated:

	Nine Months Ended September 30,		Year Ended December 31,
	2001	2000	2000	1999	1998
	(dollars in thousands)
Salaries and employee benefits	$79,170	$54,328	$72,818	$88,473	$101,477
Other expenses	39,167	35,548	46,569	56,442	57,569

Total operating expenses	$118,337	$89,876	$119,387	$144,915	$159,046

Number of employees(1)	1,431	1,297	1,226	1,492	1,752

(1)
On a full time equivalent basis.

        Operating expenses for the first nine months of 2001 totaled $118.3 million, a 31.7% increase over the same period in 2000. For the year ended December 31, 2000, operating expenses decreased 17.6% from 1999 and 25.6% from 1998. Salaries and employee benefits during the first nine months of 2001 increased 45.7% over the same period in 2000. For the year ended December 31, 2000, salaries and employee benefits decreased 17.7% from 1999 and 28.2% from 1998. These fluctuations reflect the decreased production activities throughout 1999 and 2000, followed by a significant increase in production activities in 2001.

  Mortgage Servicing

        The following table shows information about our mortgage servicing portfolio for the periods indicated:

	Nine Months Ended September 30,	Year Ended December 31,
	2001	2000	1999	1998
		(portfolio in billions)
Beginning portfolio	$9.2	$10.5	$11.2	$10.7
Mortgage loan closings	6.4	4.1	5.9	8.9
Sales of servicing rights	(1.8)	(4.1)	(4.7)	(4.9)
Run-off(1)	(2.1)	(1.3)	(1.9)	(3.5)

Ending portfolio	$11.7	$9.2	$10.5	$11.2

Number of loans (end of period)	117,301	103,069	131,833	140,203
Average loan size	$99,464	$89,200	$84,500	$82,900
Percent GNMA and state housing programs	69%	75%	75%	71%
Percent conventional insured and other	26	21	22	21
Percent warehouse	5	4	3	8
Delinquency ratio	8.6	9.6	6.8	5.4
Capitalized servicing to servicing portfolio	1.3	1.3	1.3	1.0

(1)
Run-off is the reduction in principal balance of the servicing portfolio due to regular principal payments made by mortgagees and early repayment of an entire loan.

        Our mortgage servicing portfolio totaled $11.7 billion at September 30, 2001, a 26.9% increase from the December 31, 2000 balance. The servicing portfolio was $9.2 billion at December 31, 2000, down 12.0% from the same date in 1999 and down 18.2% from the same date in 1998. Irwin Mortgage has followed a strategy of managing interest rate risk associated with the servicing portfolio by selling servicing rights on those loans that are most likely to refinance should interest rates decline. This line of business sold servicing rights during these periods to help manage its investment in the portfolio and to monetize existing gains in its servicing portfolio. Due to the relatively low coupon on current production, consistent with its sales strategy, in recent months the line of business has chosen to retain more conventional servicing in its portfolio.

        Mortgage servicing assets are recorded at the lower of their cost or market value, and a valuation allowance is recorded for any impairment. At September 30, 2001, the market value of these assets was estimated to be $165.6 million in the aggregate, or $12.7 million greater than the carrying value on the balance sheet. At December 31, 2000, the market value of these assets was estimated to be $165.1 million in the aggregate, or $43.6 million greater than the carrying value on the balance sheet.

        The following table shows the composition of our mortgage servicing portfolio by interest rate at September 30, 2001:

Coupon	Unpaid Balance	Percentage of Portfolio	Weighted Average Months	Mortgage Servicing Rights (MSR)	MSR as a Percent of Unpaid Balance
	(dollars in billions)
< 6.99%	$2.1	17.7%	303.2	$28.3	1.4%
7.00-7.99%	6.4	54.9	329.3	82.3	1.3
8.00-8.99%	2.7	23.4	324.7	32.3	1.2
> 9.00%	0.4	3.4	337.2	7.1	1.8

Subtotal	11.6	99.4	—	150.0	1.3
Loans in process	0.1	0.6	—	2.9	—

Total	$11.7	100%	323.8	$152.9	1.3%

Home Equity Lending

        The following table shows selected financial information for the home equity lending line of business:

	Nine Months Ended September 30,		Year Ended December 31,
	2001	2000	2000	1999	1998	1997	1996
	(dollars in thousands)
Selected Income Statement Data:
Net interest income	$47,240	$21,254	$35,593	$18,852	$5,495	$7,129	$7,755
Provision for loan losses	(584)	(134)	(461)	—	(513)	(1,404)	(983)
Gain on sales of loans	70,716	34,938	46,970	23,725	18,610	15,908	7,798
Loan origination fees	874	440	951	273	—	—	—
Loan servicing fees	9,702	5,081	7,559	4,907	3,323	2,145	710
Amortization and impairment of servicing assets	(1,941)	(1,104)	(1,583)	(1,445)	(842)	(334)	—
Trading gains (losses)	(34,723)	10,123	14,399	2,512	(2,952)	(1,961)	—
Other income	63	—	19	1,742	820	294	140

Total net revenues	91,347	70,598	103,447	50,566	23,941	21,777	15,420
Operating expenses	73,565	53,072	72,623	35,557	30,609	20,067	16,236

Income before taxes	17,782	17,526	30,824	15,009	(6,668)	1,710	(816)
Income taxes	7,113	7,011	12,330	2,403	—	—	—

Net income (loss)	$10,669	$10,515	$18,494	$12,606	$(6,668)	$1,710	$(816)

Selected Balance Sheet Data:
Total assets	$573,929	$405,173	$550,526	$339,640	$311,974	$165,242	$145,113
Home equity loans, net of allowance for loan losses	36,276	5,420	4,010	1,904	7,832	111,818	117,588
Home equity loans held for sale	203,861	231,467	330,208	231,382	242,702	—	—
Interest-only strips(1)	197,486	103,903	152,614	57,833	32,321	22,134	12,661
Short-term debt	67,896	130,577	163,595	260,184	226,998	146,219	129,627
Shareholders' equity	110,338	61,490	99,586	58,733	40,272	10,936	13,221

Selected Operating Data:
Loan volume:
Lines of credit	$171,145	$173,938	$629,906	$93,185	$98,855	$115,274	$80,724
Loans	631,414	427,100	596,049	346,322	290,818	99,244	88,396
Total managed portfolio balance at end of period	2,162,877	1,282,947	1,825,527	842,403	581,241	358,166	230,450
Weighted average coupon rate:
Lines of credit	11.69%	14.23%	14.04%	12.72%	11.89%	12.96%	12.80%
Loans	13.37	12.87	13.09	12.33	11.86	13.97	14.08
Gain on sale of loans to loans securitized	8.31	6.18	3.92	5.57	6.32	7.57	9.76
Net home equity charge-offs to managed home equity portfolio(2)	1.31	0.64	0.57	0.36	0.37	0.29	0.02
Delinquency ratio	4.7	3.3	4.3	2.7	1.3	1.5	0.7

(1)
Included in trading assets on our consolidated balance sheet.

(2)
Annualized for interim periods.

  Net Income

        Our home equity lending business recorded net income of $10.7 million during the first nine months of 2001, compared to $10.5 million during the same period in 2000. This line of business recorded net income in 2000 of $30.8 million pre-tax ($18.5 million after-tax), compared to a pre-tax profit of $15.0 million ($12.6 million after-tax) in 1999 and a pre-tax loss of $6.7 million in 1998. Results in 1999 are net of $2.4 million of income taxes. In late 1999, the net operating losses carried forward by this line of business were fully used and the business began recording income tax expense. Until that time, income taxes for this line of business were recorded at the parent level.

        The improvement in 2001 and 2000 earnings was the result of the growth of the managed loan portfolio in both years. Actual credit performance continues to meet management's expectations. The decrease in net income in the third quarter principally reflects higher expected loss rates and prepayment speeds, and an increased discount rate all of which are used to value future cash flows from our portfolio of securitized loans. The assumptions were increased to reflect the increased uncertainty in the national economy.

  Net Revenue

        Net revenue for the first nine months of 2001 totaled $91.3 million, compared to $70.6 million for the same period in 2000 an increase of 29.4%. Net revenue for the year ended December 31, 2000 totaled $103.4 million, compared to $50.6 million in 1999 and $23.9 million in 1998.

        During the first nine months of 2001, our home equity lending business produced (originated and acquired) $802.6 million of home equity loans, compared to $601.0 million during the same period in 2000, up 33.5%. For the year ended December 31, 2000, our home equity lending business produced $1.2 billion of home equity loans, up 178.9% from 1999 volume of $439.5 million, and up 214.6% from 1998 volume of $389.7 million. Included in the 2000 total is a fourth quarter acquisition of the residual interest, servicing rights and related whole loans of an approximately $400 million pool of previously securitized home equity lines of credit. The collateral supporting the pool is comprised of seasoned lines of credit, predominantly up to 100% combined loan-to-value and similar in credit quality and yield to lines of credit originated by the business. Our home equity lending business had $240.1 million of net loans and loans held for sale at September 30, 2001, compared to $334.2 million at December 31, 2000, compared to $233.3 million at the same date in 1999 and $250.5 million at the same date in 1998.

        The following table sets forth certain information regarding net revenue for the periods indicated:

	Nine Months Ended September 30,		Year Ended December 31,
	2001	2000	2000	1999	1998
	(dollars in thousands)
Net interest income	$47,240	$21,254	$35,593	$18,852	$5,495
Provision for loan losses	(584)	(134)	(461)	—	(513)
Gain on sales of loans	70,716	34,938	46,970	23,725	18,610
Loan origination fees income	874	440	951	273	—
Loan servicing fees	9,702	5,081	7,559	4,907	3,323
Amortization and impairment of servicing assets	(1,941)	(1,104)	(1,583)	(1,445)	(842)
Trading gains (losses)	(34,723)	10,123	14,399	2,512	(2,952)
Other income	63	—	19	1,742	820

Total net revenue	$91,347	$70,598	$103,447	$50,566	$23,941

        Net interest income increased to $47.2 million for the first nine months of 2001, more than double the $21.3 million recognized during the same period in 2000 as a result of the increased managed portfolio. Net interest income for the year 2000 was $35.6 million, compared to $18.9 million in 1999 and $5.5 million in 1998. This line of business earns interest income on loans held on the balance sheet and the accretion of the discount applied to its interest-only strips, which totaled $22.6 million during the first nine months of 2001 versus $8.9 million during the same period in 2000. For the year 2000, total accretion of the discount on the residual interest amounted to $15.9 million, compared to $6.5 million in 1999 and $0.4 million in 1998.

        Gains on sale of loans in the first nine months of 2001 totaled $70.7 million, compared to $34.9 million during the same period in 2000. In the home equity line of business, we securitized $851.8 million of loans in the first nine months of 2001 compared to $565.2 million for the same period in 2000. To fulfill our delivery commitments under the asset-backed securities we sold in the third quarter of 2001, we intend to sell an additional $226.6 million of loans into the securitization trust prior to March 31, 2002. The line of business securitized $774.6 million of loans in 2000, generating a pre-tax gain of $47.0 million, compared to a $23.7 million pre-tax gain recognized in 1999 on the sale of $430.7 million of loans, and a $18.6 million pre-tax gain recognized in 1998 on the sale of $294.3 million of loans. The gain on sales of loans relative to the principal balance of loans sold increased during the third quarter 2001 due to improvement in net funding. These improvements include a higher mix of loans originated with fees for early repayment, a higher risk-adjusted interest rate on the underlying collateral, a lower relative acquisition cost structure due to continued expansion of new distribution channels, an ability to sell a portion of the residual interest at inception of the securitization transaction, and otherwise improved excess spread that we have been able to realize on the basis of our consistent performance history to date.

        Amortization and impairment of servicing assets includes amortization expenses and valuation adjustments relating to the carrying value of servicing assets. Our home equity lending business recognizes on its balance sheet a servicing asset equal to the discounted cash flows of estimated future servicing income and cost. At September 30, 2001, net servicing assets totaled $14.1 million, compared to a balance of $7.7 million at December 31, 2000, $4.5 million at December 31, 1999 and $3.1 million at December 31, 1998. Servicing asset amortization and impairment expense totaled $1.9 million during the first nine months of 2001, compared to $1.1 million during the same period in 2000. Servicing asset amortization and impairment expense was $1.6 million for the year ended December 31, 2000, compared to $1.4 million in 1999 and $0.8 million in 1998.

        Trading gains (losses) includes adjustments to the carrying values of our residual interests and unrealized gains from securitizations. Residual interests had a balance of $197.5 million at September 30, 2001 and $152.6 million at December 31, 2000, compared to $57.8 million at the same date in 1999 and $32.3 million at the same date in 1998. Included in the market valuation assumptions are estimated lives of the loans, expected losses, and appropriate discount rates. Management continually evaluates these assumptions to determine the proper carrying values of these items on the balance sheet. Loss experience relative to assumptions to date has been favorable with respect to the portfolio.

        During the first nine months of 2001, the line of business recorded an unrealized trading loss of $39.4 million to adjust the carrying value of residual interests to their estimated fair values. Of this amount, $31.6 million was recorded during the third quarter. The increased trading loss in the third quarter principally reflects higher expected loss rates and prepayment speeds, and a higher discount rate used to value future cash flows from our portfolio of securitized loans. The assumptions were increased to reflect uncertainty regarding future performance of the national economy. As a result, we recorded additional impairment charges totaling $31.6 million. These additional charges related principally to three elements. First, we increased our loss estimates in each of our securitization valuation models and now have a weighted average annualized loss rate of 2.48%, which accounted for $14.6 million of the impairment. Loss rates reflect anticipated losses on all sold loans on which we continue to have credit risk, including our most recent securitization in 2001. Reflecting this adjustment, we are reserved at a multiple of approximately 3.5 times our level of annualized charge-offs. Second, we increased our discount rate assumptions used in valuing our residual interests which resulted in $7.6 million of impairment. Aggregate discount rates were raised to reflect the increased uncertainty in the volatility of our cash flows in the current environment and are 18.5% on a weighted average basis. Third, given the lower interest rate environment and expectations of higher prepayment activity, we increased assumptions for future prepayment speeds to 24.9% on a weighted average basis, which resulted in an additional impairment charge of $9.4 million.

        Also included in trading gains (losses) for the first nine months of 2001 was an unrealized gain on sale of residual interests of $9.3 million and a derivative loss of $4.3 million. During the first nine months of 2000, unrealized trading gains were $6.0 million, unrealized gains on sale of residual interests were $4.2 million and a derivative loss totaled $0.1 million. On November 29, 2001, we sold $12.3 million of residual interests on previously sold loans representing approximately $108.9 million of principal balance. This was approximately 40% of our residual interest in home equity loans securitized in September 2000. Consistent with our three previous residual sales, we sold these residual interests for a price equal to the carrying value on our balance sheet. The sale is one step in our on-going efforts to manage our investment in residual assets and our capital position in light of the new federal banking regulations regarding capital treatment of residual assets. We intend to pursue additional sales of residual interests in 2002 and 2003.

        During 2000, the line of business recorded a trading gain of $14.4 million which included an unrealized gain on sale of residual interests of $5.6 million. This compares to a trading gain of $2.5 million in 1999 and a trading loss of $3.0 million in 1998 which included unrealized gains on sale of residual interests of $2.0 million and $1.7 million, respectively. The 2000 improvement was the result of an increase in securitization volume, a higher interest rate environment that slowed prepayments and reduced competition. The 1999 improvement over 1998 is a result of efforts made to shift a substantial portion of the home equity loan portfolio into product with less prepayment sensitivity.

  Operating Expenses

        The following table shows operating expenses for our home equity lending line of business for the periods indicated:

	Nine Months Ended September 30,		Year Ended December 31,
	2001	2000	2000	1999	1998
	(dollars in thousands)
Salaries and employee benefits	$44,914	$26,807	$39,180	$21,383	$15,480
Other	28,651	26,265	33,443	14,174	15,129

Total operating expenses	$73,565	$53,072	$72,623	$35,557	$30,609

Number of employees at period end	786	599	614	372	266

        Operating expenses were $73.6 million during the first nine months of 2001, compared to $53.1 million during the same period in 2000. Operating expenses for the year 2000 increased 104.2% from 1999 and 137.3% from 1998. These increases reflect the growth in the managed portfolio and growth in production.

Equipment Leasing

        The following table shows selected financial information for our equipment leasing line of business for the periods indicated:

	Nine Months Ended September 30,				Year Ended December 31,
	2001		2000		2000	1999
	(dollars in thousands)
Selected Income Statement Data:
Net interest income	$6,246		$1,492		$3,196	$(18)
Provision for loan and lease losses	(4,151)		(909)		(1,513)	—
Noninterest income	1,088		514		799	—

Total net revenues	3,183		1,097		2,482	(18)
Salaries, pension, and other employee expense	4,431		2,141		3,298	478
Other expense	1,761		1,322		1,747	347

Income before taxes and minority interest	(3,009)		(2,366)		(2,563)	(843)
Minority interest	278		—		—	—

Loss before taxes	$(2,731)		$(2,366)		$(2,563)	$(843)

Selected Balance Sheet Data at End of Period:
Total assets	$249,667		$132,388		$159,773	$543
Leases	244,734		128,151		154,934	—
Allowance for lease losses	(3,578)		(2,581)		(2,441)	—
Shareholders' equity	11,171		3,446		20,291	386
Net charge-offs	2,945		211		961	n/a
Net interest margin	4.45	%(1)	4.08	%(1)	4.50%	n/a
Total fundings of loans and leases (includes Onset since July 14, 2000)	$144,360		$76,178		$113,323	n/a

(1)
Annualized.

        During the first nine months of 2001, the equipment leasing line of business incurred a pre-tax loss of $2.7 million, compared to a pre-tax loss of $2.4 million during the same period in 2000. Our equipment leasing line of business incurred a pre-tax loss for the year 2000 of $2.6 million, compared to a pre-tax loss of $0.8 million in 1999. The increased loss in 2001 relates primarily to increased loss provisions taken during the third quarter. These losses also reflect expenses related to staffing, systems development and portfolio growth initiatives in excess of portfolio revenues. Management does not anticipate that the equipment leasing line of business will break even until at least mid-2002. This line of business originated $144.4 million in leases during the first nine months of 2001, compared to $76.2 million during the same period in 2000. The 2001 periods include an acquisition of leases of approximately $22.0 million related to the formation of Irwin Franchise Capital Corporation in September 2001. The line of business originated $113.3 million in leases in 2000 and had a portfolio at year end of $154.9 million. The line of business total lease portfolio was $244.7 million at September 30, 2001 compared to its portfolio at December 31, 2000 which totaled $154.9 million.

        We had nonperforming leases at September 30, 2001 totaling $3.7 million, compared to non-performing leases at December 31, 2000 totaling $2.7 million. Allowance for lease losses at September 30, 2001 was $3.6 million, representing 1.46% of total leases, compared to a balance at December 31, 2000 of $2.4 million, representing 1.58% of total leases. Net charge-offs recorded by the leasing line of business during the first nine months of 2001 were $2.9 million. Net charge-offs for the year ended December 31, 2000 were $0.9 million.

        The following table provides certain information about our lease portfolio since the creation of our leasing line of business at the dates shown:

	September 30,	December 31,
	2001	2000
	(dollars in thousands)
Domestic leases	$171,368	$91,946
Weighted average yield	10.67%	10.84%
Delinquency ratio	2.60	0.66%
Canadian leases(1)	$73,367	$62,988
Weighted average yield	11.81%	12.52%
Delinquency ratio	2.02	1.61%

(1)
In U.S. dollars.

Venture Capital

        The following table shows selected financial information for our venture capital line of business for the periods indicated:

	Nine Months Ended September 30,		Year Ended December 31,
	2001	2000	2000	1999
	(in thousands)
Selected Income Statement Data:
Net interest expense	$(417)	$(604)	$(598)	$(109)
Mark-to-market adjustment on investments	(4,702)	7,452	5,202	1,306
Noninterest income	503	255	364	—

Total net revenues	(4,616)	7,103	4,968	1,197
Operating expense	531	310	431	78

Income before taxes	(5,147)	6,793	4,537	1,119
Income taxes (benefit)	(2,048)	2,716	1,814	463

Net income (loss)	$(3,099)	$4,077	$2,723	$656

Selected Balance Sheet Data at End of Period:
Investment in portfolio companies (cost)	$10,036	$4,114	$5,206	$1,759
Mark-to-market adjustment	2,070	8,758	6,508	1,306

Carrying value of portfolio companies	$12,106	$12,872	$11,714	$3,065

        During the first nine months of 2001, the venture capital line of business recorded a net loss of $3.1 million, compared to net income of $4.1 during the same period in 2000. For the year 2000, this line of business recorded net income of $2.7 million, compared to net income of $0.7 million in 1999. The fluctuation in results in the venture capital line of business is primarily due to valuation adjustments to reflect the company's portfolio investments at market value. At September 30, 2001, the total cost of the company's portfolio investments was $10.04 million, with a carrying value of $12.10 million.

        We have private investments in the companies shown in the table below:

		Investment At Cost
Company	Year of Initial Investment	September 30, 2001	December 31, 2000
	(in millions)
LiveCapital.com	1997	$1.94	$1.94
Bremer Associates	2000	3.05	1.60
DocuTouch and NetUpdate	2000	3.10	1.00
Zoologic	2000	1.00	0.67
PayCycle	2001	0.95	—

Total		$10.04	$5.21

Other

        Results at our other businesses totaled a net loss of $2.6 million during the first nine months of 2001, compared to a loss of $1.4 million during the same period in 2000. Results at our other businesses totaled a net loss in 2000 of $3.1 million, compared to a net loss of $9.7 million in 1999 and net income of $1.8 million in 1998. The components of these other results are as follows:

	Nine Months Ended September 30,		Year Ended December 31,
	2001	2000	2000	1999	1998
	(in thousands)
Parent company operating results	$(4,082)	$(2,485)	$(4,375)	$(6,269)	$(3,722)
Income tax benefit (expense) generated at home equity line of business	—	—	—	(3,601)	2,667
Income tax benefit generated at equipment leasing line of business	1,092	946	1,025	335	n/a

Total parent company	(2,990)	(1,539)	(3,350)	(9,535)	(1,055)
Medical equipment leasing(1)	(30)	(26)	21	(257)	2,898
Other, net	405	159	245	121	(34)

	$(2,615)	$(1,406)	$(3,084)	$(9,671)	$1,809

(1)
We exited this line of business in 1998. Amount shown for 1998 includes a gain on sale of certain assets of the business. For periods subsequent to 1998, reflects results of the remaining assets.

        Our operating losses have declined in 2001 and 2000 primarily because of allocations to our subsidiaries of interest expense related to our interest-bearing capital obligations. During the first nine months of 2001, we allocated $6.5 million of these expenses to our subsidiaries, compared to $3.5 million during the same period in 2000. For the entire year 2000, we allocated $5.4 million of these expenses to our subsidiaries. Before 2000, we did not allocate these expenses to our subsidiaries. Included in the 2000 year end losses was a $2.7 million compensation expense recorded during the fourth quarter of 2000 to reflect the increase in minority ownership interests at the home equity lending line of business. This minority interest expense will continue to grow as the fair value of certain of our subsidiaries increases, reflecting the ownership positions of senior subsidiary management in their lines of business. There are currently minority interests in our home equity lending, venture capital, and equipment leasing lines of business and similar long-term incentive plans are contemplated for other lines of business as necessary to attract and retain key executives.

        Each subsidiary pays taxes to us at the statutory rate. Subsidiaries also pay fees to us to cover direct and indirect services. In addition, services are provided from one subsidiary to another. Intercompany income and expenses are calculated on an arm's-length, external market basis and are eliminated in consolidation.

Consolidated Income Statement Analysis

  Net Income

        We recorded net income of $33.4 million for the nine-month period ended September 30, 2001, up 28.1% from the same period in 2000. Net income was $35.7 million for the year ended December 31, 2000, compared to $33.2 million in 1999, and $30.5 million in 1998. Net income per share (diluted) was $1.47 during the first nine months of 2001, up from $1.23 during the same period a year earlier. Net income per share (diluted) was $1.67 for the year ended December 31, 2000, up from $1.51 per share and $1.38 per share in 1998. Annualized return on equity for the nine months ended September 30, 2001 was 22.25%, compared to 20.88% for the same period in 2000. Return on equity was 20.83% for the year ended December 31, 2000, 21.51% in 1999 and 22.77% in 1998. The effective income tax rate for the first nine months of 2001 as well as 2000 was 40%, compared to 37% in 1999, and 40% in 1998. The lower rate in 1999 was the result of a change in the Indiana Financial Institutions Tax which took effect in 1999. The change in tax law resulted in a reduction in our deferred Indiana income tax liability.

  Net Interest Income

        Net interest income during the first nine months of 2001 totaled $104.2 million, compared to $61.2 million during the same period in 2000. For the year 2000, net interest income totaled $91.0 million, up 35.6% from 1999 and 53.7% from 1998. Annualized net interest margin during the first nine months of 2001 was 5.21% compared to 5.03% during the same period in 2000. The net interest margin for the year 2000 was 5.36%, compared to 5.03% in 1999 and 4.33% in 1998. These improvements in margin from 1998 to 2000 were primarily due to a shift in composition of mortgage loans held for sale from a concentration in first mortgage loans to a greater share of higher-yielding second mortgage loans. The decline in margin for the nine month period ended September 30, 2001 compared to margin for 2000 is related to the declining interest rate environment during 2001. This decline resulted in the commercial bank being negatively impacted by repricing a significant portion of its commercial loan portfolio, which is tied to the prime lending rate in advance of corresponding declines in its funding base, which is more closely tied to LIBOR and similar market-driven rate indices.

        The following tables show our daily average consolidated balance sheet, interest rates and interest differential at the dates indicated:

	September 30,
	2001			2000
	Average Balance	Interest	Yield/ Rate(3)	Average Balance	Interest	Yield/ Rate(3)
	(dollars in thousands)
Assets
Interest-earning assets:
Interest-bearing deposits with banks	$102,549	$1,445	1.88%	$30,363	$1,014	4.46%
Federal funds sold	5,275	154	3.90	2,453	114	6.21
Trading assets	174,674	22,636	17.33	78,352	8,686	14.81
Taxable investment securities	29,175	2,401	11.00	32,030	2,058	8.58
Tax-exempt investment securities(1)	4,855	285	7.85	4,977	291	7.81
Loans held for sale	902,526	78,033	11.56	562,274	50,097	11.90
Loans and leases, net of unearned income(1)(2)	1,456,940	94,004	8.63	896,118	64,032	9.54

Total interest-earning assets	$2,675,994	$198,958	9.94%	$1,606,567	$126,292	10.50%

Noninterest-earning assets:
Cash and due from banks	$77,030			$45,596
Premises and equipment, net	34,573			26,549
Other assets	292,168			249,836
Less allowance for loan and lease losses	(14,403)			(10,366)

Total assets	$3,065,362			$1,918,182

Liabilities and Shareholders' Equity
Interest-bearing liabilities:
Money market checking	$99,247	$3,042	4.10%	$97,548	$1,037	1.42%
Money market savings	357,271	8,649	3.24	153,105	6,030	5.26
Regular savings	52,693	1,567	3.98	54,982	1,683	4.09
Time deposits	958,385	42,990	6.00	549,795	25,975	6.31
Short-term borrowings	667,873	25,235	5.05	473,139	25,762	7.27
Long-term debt	26,371	1,740	8.82	29,635	1,768	7.97
Trust preferred securities distribution	157,250	11,410	9.70	48,098	3,523	9.78

Total interest-bearing liabilities	$2,319,090	$94,633	5.46%	$1,406,302	$65,778	6.25%

Noninterest-bearing liabilities:
Demand deposits	$378,188			$255,174
Other liabilities	167,135			89,669
Shareholders' equity	200,949			167,037

Total liabilities and shareholders' equity	$3,065,362			$1,918,182

Net interest income		$104,325			$60,514

Net interest income to average interest-earning assets			5.21%			5.03%

(1)
Interest is reported on a fully taxable equivalent basis using a federal income tax rate of 35%.

(2)
For purposes of these computations, nonaccrual loans are included in daily average loan amounts outstanding.

(3)
Annualized for interim periods.

	December 31,
	2000			1999			1998
	Average Balance	Interest	Yield/ Rate(3)	Average Balance	Interest	Yield/ Rate(3)	Average Balance	Interest	Yield/ Rate(3)
	(dollars in thousands)
Assets
Interest-earning assets:
Interest-bearing deposits with banks	$31,654	$1,567	4.95%	$22,343	$771	3.45%	$17,572	$707	4.02%
Federal funds sold	2,265	143	6.31	12,293	652	5.30	13,317	731	5.49
Trading assets	91,334	15,584	17.06	45,957	6,275	13.65	32,920	311	0.94
Taxable investment securities	32,068	2,594	8.09	39,210	2,984	7.61	43,635	3,655	8.38
Tax-exempt investment securities(1)	4,974	378	7.60	4,916	410	8.34	5,291	453	8.56
Loans held for sale	578,758	71,141	12.29	587,411	66,682	11.35	620,522	65,155	10.50
Loans and leases, net of unearned income(1)(2)	960,848	93,342	9.71	628,018	49,063	7.81	639,655	52,443	8.20

Total interest-earning assets	$1,701,901	$184,749	10.86%	$1,340,148	$126,837	9.46%	$1,372,912	$123,455	8.99%

Noninterest-earning assets:
Cash and due from banks	$47,752			$44,803			$48,401
Premises and equipment, net	27,412			22,070			19,017
Other assets	256,807			250,623			224,353
Less allowance for possible loan and lease losses	(10,892)			(9,643)			(9,478)

Total assets	$2,022,980			$1,648,001			$1,655,205

Liabilities and Shareholders' Equity
Interest-bearing liabilities:
Money market checking	$96,028	$1,334	1.39%	$104,641	$1,430	1.37%	$89,158	$1,845	2.07%
Money market savings	6,428	201	3.13	6,801	165	2.43	7,281	197	2.71
Regular savings	207,823	10,665	5.13	135,438	5,183	3.83	45,414	1,500	3.30
Time deposits	629,179	40,616	6.46	339,934	18,442	5.43	404,586	19,827	4.90
Short-term borrowings	465,353	32,608	7.01	403,770	28,425	7.04	530,946	35,106	6.61
Long-term debt	29,629	2,433	8.21	13,654	1,149	8.42	9,066	814	8.98
Trust preferred securities distribution	64,885	5,677	8.75	48,044	4,697	9.78	47,972	4,697	9.79

Total interest-bearing liabilities	$1,499,325	$93,534	6.24%	$1,052,282	$59,491	5.65%	$1,134,423	$63,986	5.69%

Noninterest-bearing liabilities:
Demand deposits	$260,348			$357,771			$362,188
Other liabilities	92,111			83,805			24,641
Shareholders' equity	171,196			154,143			133,953

Total liabilities and shareholders' equity	$2,022,980			$1,648,001			$1,655,205

Net interest income		$91,215			$67,346			$59,469

Net interest income to average interest-earning assets			5.36%			5.03%			4.33%

(1)
Interest is reported on a fully taxable equivalent basis using a federal income tax rate of 35%.

(2)
For purposes of these computations, nonaccrual loans are included in daily average loan amounts outstanding.

(3)
Annualized for interim periods.

        The following table sets forth, for the periods indicated, a summary of the changes in interest earned and interest paid resulting from changes in volume and rates for the major components of interest-earning assets and interest-bearing liabilities on a fully taxable equivalent basis:

	Nine months Ended September 30,			Twelve months Ended December 31,
	2001 over 2000			2000 over 1999			1999 over 1998
	Volume	Rate	Total	Volume	Rate	Total	Volume	Rate	Total
	(in thousands)
Interest Income
Loans and leases	$53,502	$(23,530)	$29,972	$25,994	$18,285	$44,279	$(954)	$(2,426)	$(3,380)
Mortgage loans held for sale	40,490	(12,554)	27,936	(982)	5,441	4,459	(3,477)	5,004	1,527
Taxable investment securities	(245)	588	343	(544)	154	(390)	(371)	(300)	(671)
Tax-exempt securities	(10)	4	(6)	5	(37)	(32)	(32)	(11)	(43)
Trading assets	14,265	(315)	13,950	6,194	3,115	9,309	123	5,841	5,964
Interest-bearing deposits with financial institutions	3,219	(2,788)	431	321	475	796	192	(128)	64
Federal funds sold	175	(135)	40	(531)	22	(509)	(56)	(23)	(79)

Total	111,396	(38,730)	72,666	30,457	27,455	57,912	(4,575)	7,957	3,382

Interest Expense
Money market checking	24	1,981	2,005	(118)	22	(96)	320	(735)	(415)
Money market savings	10,739	(8,120)	2,619	(9)	45	36	(13)	(19)	(32)
Regular savings	(94)	(22)	(116)	2,772	2,710	5,482	2,971	712	3,683
Time deposits	25,782	(8,767)	17,015	15,706	6,468	22,174	(3,168)	1,783	(1,385)
Short-term borrowings	14,157	(14,684)	(527)	4,335	(152)	4,183	(8,406)	1,725	(6,681)
Long-term debt	(260)	232	(28)	1,345	(61)	1,284	412	(77)	335
Trust preferred securities distribution	10,675	(2,788)	7,887	1,647	(667)	980	7	(7)	—

Total	61,023	(32,168)	28,855	25,678	8,365	34,043	(7,877)	3,382	(4,495)

Net interest income	$50,373	$(6,562)	$43,811	$4,779	$19,090	$23,869	$(3,302)	$4,575	$7,877

        The variance not due solely to rate or volume has been allocated on the basis of the absolute relationship between volume and rate variances.

  Provision for Loan and Lease Losses

        The consolidated provision for loan and lease losses during the first nine months of 2001 was $9.4 million, compared to $3.6 million during the same period in 2000. The consolidated provision for the year 2000 was $5.4 million, up 21.6% from 1999 and down 9.9% from 1998. More information on this subject is contained in the section on credit risk.

  Noninterest Income

        Noninterest income during the first nine months of 2001 totaled $194.8 million, compared to $160.6 million during the same period in 2000. Noninterest income for the year 2000 totaled $211.7 million, compared to $204.1 million in 1999 and $218.9 million in 1998. The increase in 2001 versus 2000 was primarily a result of higher revenues at the mortgage banking line of business due to the lower interest rate environment, which increased loan production activity. Also contributing to the increase in noninterest income were higher revenues at the home equity lending line of business resulting from increased production and increased loan sales.

  Noninterest Expense

        Noninterest expenses during the first nine months of 2001 totaled $234.9 million, compared to $174.7 million during the same period in 2000. Noninterest expenses in 2000 totaled $238.0 million, up 11.1% from 1999, and up 7.6% from 1998. The increase in consolidated other expense is a result of the growth at each of our asset generating lines of business.

Consolidated Balance Sheet Analysis

        Total assets at September 30, 2001 were $3.1 billion, up 27.1% from December 31, 2000, and up 83.2% from December 31, 1999. However, we believe that changes in the average balance sheet are a more accurate reflection of the actual changes in the level of activity on the balance sheet. Average assets during the first nine months of 2001 were $3.1 billion up 51.5% from December 31, 2000, and up 86.0% from December 31, 1999. The growth in the consolidated balance sheet reflects increases in portfolio loans and leases at the commercial banking and equipment leasing lines of business. Also, there was significant growth in loans held for sale at the mortgage banking and home equity lending lines of business. Loans held for sale totaled $0.7 billion at September 30, 2001, a 12.3% increase over December 31, 2000, related to a $0.2 billion increase at the mortgage banking line of business.

  Loans

        Our commercial loans are extended primarily to Midwest regional businesses. We also extend credit to consumers nationally through mortgages, installment loans and revolving credit arrangements. The majority of the remaining portfolio consists of residential mortgage loans (1-4 family dwellings) and mortgage loans on commercial property. Loans by major category for the periods presented were as follows:

	Nine Months Ended September 30,	Year Ended December 31,
	2001	2000	1999	1998	1997	1996
	(in thousands)
Commercial, financial and agricultural	$978,034	$677,066	$443,985	$278,834	$212,095	$179,650
Real estate construction	270,398	220,485	121,803	97,253	73,279	48,991
Real estate mortgage	167,165	122,301	115,265	123,980	222,818	214,696
Consumer	44,935	56,785	48,936	51,730	39,985	38,371
Direct lease financing:
Domestic	213,332	116,867	3,890	6,375	78,079	62,372
Canadian	85,901	72,864	—	—	—	—
Unearned income:
Domestic	(39,897)	(21,570)	(455)	(1,181)	(15,163)	(11,030)
Canadian	(12,534)	(9,876)	—	—	—	—

Total	$1,707,334	$1,234,922	$733,424	$556,991	$611,093	$533,050

        The following table shows our maturity distribution of loans at the dates indicated:

	September 30, 2001
	Within One Year	After One But Within Five Years	After Five Years	Total
	(in thousands)
Commercial, financial and agricultural	$280,465	$384,194	$313,375	$978,034
Real estate construction	146,400	82,966	41,032	270,398
Real estate mortgage	43,619	24,133	99,413	167,165
Consumer loans	7,237	24,212	13,486	44,935
Direct lease financing:
Domestic	1,702	140,661	31,072	173,435
Canadian	10,611	61,896	860	73,367

Total	$490,034	$718,062	$499,238	$1,707,334

Loans due after one year with:
Fixed interest rates				$567,396
Variable interest rates				649,904

Total				$1,217,300

	December 31, 2000
	Within One Year	After One But Within Five Years	After Five Years	Total
	(in thousands)
Commercial, financial and agricultural	$188,018	$242,964	$246,084	$677,066
Real estate construction	114,075	66,121	40,289	220,485
Real estate mortgage	12,975	32,176	77,150	122,301
Consumer loans	5,061	27,073	24,651	56,785
Direct lease financing:
Domestic	1,603	83,810	9,884	95,297
Canadian	9,425	48,397	5,166	62,988

Total	$331,157	$500,541	$403,224	$1,234,922

Loans due after one year with:
Fixed interest rates				$451,886
Variable interest rates				451,879

Total				$903,765

  Investment Securities

        The following table shows the composition of our investment securities at the dates indicated:

		December 31,
	September 30, 2001
		2000	1999	1998
	(dollars in thousands)
U.S. Treasury and government obligations	$29,340	$25,999	$26,172	$34,254
Obligations of states and political subdivisions	4,426	4,586	4,706	5,207
Mortgage-backed securities	4,737	5,152	6,051	8,555
Other	777	1,358	579	39

Total	$39,280	$37,095	$37,508	$48,055

        The following table shows maturity distribution of our investment securities at the dates indicated:

	September 30, 2001
	Within One Year	After One But Within Five Years	Five to Ten Years	After Ten Years	Total
	(dollars in thousands)
U.S. Treasury and government obligations	$3,087	$—	$—	$26,253	$29,340
Obligations of states and political subdivisions	135	1,096	1,215	1,980	4,426
Mortgage-backed securities	1	85	3,472	1,179	4,737
Other	777	—	—	—	777

Total	$4,000	$1,181	$4,687	$29,412	$39,280

Weighted average yield:
Held-to-maturity	6.23	8.42	7.22	8.18	7.33
Available-for-sale	6.32	4.93	—	—	6.09

        Average yield represents the weighted average yield to maturity computed based on average historical cost balances. The yield information on available-for-sale securities does not give effect to changes in fair value that are reflected as a component of shareholders' equity. The yield on state and municipal obligations has been calculated on a fully taxable equivalent basis, assuming a 35% tax rate. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

  Deposits

        Total deposits during the first nine months of 2001 averaged $1.8 billion compared to average deposits in 2000 of $1.2 billion, and average deposits in 1999 and 1998 of $0.9 billion. Demand deposits at September 30, 2001 averaged $378.2 million, a 45.3% increase over the December 31, 2000 balance. Demand deposits in 2000 were down 27.2% on average, or $97.4 million, from 1999 and 28.1%, or $101.8 million, from 1998. A significant portion of demand deposits is related to deposits at Irwin Union Bank and Trust, which are associated with escrow accounts held on loans in the servicing portfolio of Irwin Mortgage. During the first nine months of 2001, these escrow accounts averaged $101.8 million compared to a 2000 average of $175.8 million, and a 1999 average of $283.9 million. The bank utilizes institutional broker-sourced deposits as funding from time to time to supplement deposits solicited through branches and other wholesale funding sources. At September 30, 2001, institutional broker-sourced deposits totaled $677.8 million compared to a balance of $494.3 million at December 31, 2000.

        The following table shows maturities of certificates of deposit of $100,000 or more and brokered deposits at the dates indicated:

	September 30,	December 31,
	2001	2000	1999	1998
	(dollars in thousands)
Under 3 months	$364,156	$133,804	$92,965	$81,850
3 to 6 months	164,545	164,904	28,387	17,107
6 to 12 months	229,401	120,476	40,292	17,807
after 12 months	221,821	243,860	78,872	25,207

Total CDs	$979,923	$663,044	$240,516	$141,971

Brokered deposits	$677,766	$494,316	$89,236	$10,000

  Short-Term Borrowings

        Short-term borrowings during the first nine months of 2001 averaged $667.9 million compared to an average of $465.4 million in 2000, $403.8 million in 1999 and $530.9 million in 1998. The increase in 2001 and 2000 relates to the growth at the home equity lending line of business and the increased production at the mortgage banking line of business, while the decrease in 1999 was due to the decrease in mortgage loan closings in 1999 compared to 1998.

        The following table shows the distribution of our short-term borrowings and the weighted average rates at the dates shown. Also provided are the maximum amount of borrowings and the average amounts of borrowings as well as weighted average interest rates.

	Repurchase Agreements & Drafts Payable Related to Mortgage Loan Closings	Commercial Paper	Federal Home Loan Bank Borrowings and Federal Funds	Lines of Credit and Other
	(dollars in thousands)
Outstanding at period end:
September 30, 2001	$155,631	$20,862	$20,800	$95,010
December 31, 2000	64,557	11,346	173,000	226,599
December 31, 1999	46,796	21,894	173,000	231,413
December 31, 1998	172,126	26,617	266,000	180,118
Weighted average interest rates at period end:
September 30, 2001	3.70%	3.87%	3.28%	3.94%
December 31, 2000	7.35	6.85	6.32	7.19
December 31, 1999	5.35	6.00	5.46	6.02
December 31, 1998	5.43	5.59	4.93	6.01
Maximum amount outstanding at any month end during the period:
September 30, 2001	$179,812	$27,965	$409,900	$349,070
December 31, 2000	95,094	31,774	250,000	293,100
December 31, 1999	162,251	28,309	249,500	308,422
December 31, 1998	301,849	29,691	316,200	249,519
Average amount outstanding during the period:
September 30, 2001	$169,814	$22,163	$188,531	$274,531
December 31, 2000	68,028	20,786	148,975	227,564
December 31, 1999	105,591	24,810	108,422	167,665
December 31, 1998	218,342	26,166	115,479	208,785
Weighted average interest rate during the period:
September 30, 2001	5.52%	4.78%	4.49%	4.74%
December 31, 2000	6.86	6.60	6.54	6.95
December 31, 1999	5.40	5.82	5.40	5.45
December 31, 1998	5.84	6.05	5.63	6.20

  Capital

        Shareholders' equity averaged $201.0 million during the first nine months of 2001, up 17.4% compared to 2000, up 30.4% from 1999 and 50.0% from 1998. Shareholders' equity balance of $220.9 million at September 30, 2001 represented $10.32 per common share, compared to $8.97 per common share at December 31, 2000, and compared to $7.55 and $6.70 per common share at year end 1999 and 1998, respectively. We paid an aggregate of $4.1 million in dividends during the first nine months of 2001, compared to $3.8 million during the same period in 2000. For the year 2000, we paid $5.0 million in dividends on our common shares.

        Before the adoption of a new mortgage banking accounting standard in the second quarter of 1995, mortgage banking accounting did not allow the full value of mortgage servicing rights to be reflected on the balance sheet. Since a portion of our mortgage servicing portfolio was generated before the adoption of the new accounting standard, it represents economic value that is not recorded on the balance sheet. We estimated this value to be approximately $7.6 million after-tax or $0.36 per common share at September 30, 2001, compared to $15.4 million after-tax or $0.73 per common share at December 31, 2000. This estimate was based on the market value of servicing assets related to loans with similar interest rates and servicing fees. With the implementation of the new accounting standard in 1995, this off-balance sheet value will decline over future periods and eventually be reduced to zero as the servicing rights are sold, the underlying loans pay off, servicing fees are collected, and the income from servicing the loans is fully accreted into earnings.

        The following table sets forth our capital and capital ratios at the dates indicated:

	September 30,	December 31,
	2001	2000	1999	1998
	(dollars in thousands)
Tier 1 capital	$289,300	$250,825	$207,627	$191,806
Tier 2 capital	142,564	133,319	38,556	11,505

Total risk-based capital	431,864	384,144	246,183	203,311

Risk-weighted assets	3,982,882	2,979,376	1,819,045	1,640,380
Risk-based ratios:
Tier 1 capital	7.26%	8.42%	11.41%	11.69%
Total capital	10.84	12.89	13.53	12.39
Tier 1 leverage ratio	9.45	12.41	12.77	10.51
Ending shareholders' equity to assets	7.17	7.84	9.48	7.46
Average shareholders' equity to assets	6.56	8.46	9.33	8.09

        At September 30, 2001, our total risk-adjusted capital ratio was 10.84% compared to 10.0%, which is required to be considered "well-capitalized" by the regulators. At year-end 2000, our total risk-adjusted capital ratio was 12.89%. Our ending equity to assets ratio at September 30, 2001 was 7.17% compared to 7.84% at December 31, 2000. However, as previously discussed, temporary conditions that existed at year end make the average balance sheet ratio a more accurate measure of capital. Our average equity to assets for the nine-month period ended September 30, 2001 was 6.56% compared to 8.46% for the year 2000.

        In November 2001, we issued $30 million of trust preferred securities in a private placement transaction. The trust preferred securities were issued through IFC Capital Trust V, a newly created wholly-owned financing subsidiary. In connection with the issuance of the trust preferred securities, we sold an equivalent amount of subordinated debentures to the trust. These subordinated debentures will mature in 2031, but we have the option to call them at par after five years. The cumulative dividend rate payable on the trust preferred securities and the subordinated debentures is 9.95%. These funds are considered Tier-1 qualifying capital.

        In July 2001, we issued $15.0 million of trust preferred securities through IFC Capital Trust IV. The trust is a statutory business trust created under the laws of Delaware. We own all of the common securities of Capital Trust IV, which exists for the purpose of issuing preferred securities and investing the proceeds from the sale of the preferred securities in an equivalent amount of our 10.25% subordinated debentures. These subordinated debentures will mature on July 25, 2031, which date may be shortened to a date not before July 25, 2006 at declining premiums until ten years from the date of issue, when they become callable at par. The preferred securities will have a preference under certain circumstances with respect to cash distributions and amounts payable on liquidation, redemption or otherwise over the common securities of the trust owned by us. Holders of preferred securities receive preferential cumulative cash distributions, at the annual rate of 10.25% of the liquidation amount of $1,000 per preferred security accruing from the date of original issuance and payable semiannually in arrears on January 25 and July 25 of each year, beginning January 25, 2002. These funds are Tier-1 qualifying capital.

        In November 2000, we issued $51.75 million of trust preferred securities through IFC Capital Trust II and $51.75 million of convertible trust preferred securities through IFC Capital Trust III. Each trust is a wholly-owned financing subsidiary. The securities were issued at $25 per share with cumulative dividend rates of 10.50% and 8.75%, respectively, payable quarterly. They have a maturity of 30 years. The trust preferred securities of IFC Capital Trust II are not convertible into our common shares. The convertible trust preferred securities of IFC Capital Trust III have an initial conversion ratio of 1.261 common shares for each convertible preferred security (equivalent to an initial conversion price of $19.825 per common share). The securities are shown on our balance sheet net of capitalized issuance costs. The sole assets of IFC Capital Trusts II and III are our subordinated debentures with principal balances of $53.35 million each, interest rates of 10.5% and 8.75%, respectively, and an initial maturity of 30 years. The subordinated debentures of IFC Capital II are callable at par after five years. Both issues are Tier-1 qualifying capital elements.

        In July 1999, we raised $30 million of 7.58%, 15-year subordinated debt which is callable in 10 years at par, to strengthen and add flexibility in the management of our capital base. The debt was privately placed. These funds qualify as Tier 2 capital. The securities are not convertible into our common shares.

        To assist Irwin Union Bank and Trust in generating deposits in new markets, we began a program in 1999 to issue our non-coupon, convertible preferred shares to certain qualified investors thought to be in a position to support deposit growth. Under the program, each preferred share is issued for cash at approximately the market price of one common share. A preferred share automatically converts into one common share at a determined future date. If a banking branch reaches a specified level of deposits prior to the conversion date, the number of common shares into which a preferred share converts is increased by as much as 25%, depending upon the date on which the deposit level was attained. A maximum of approximately 400,000 shares of preferred stock are issuable under the program. Approximately $1.4 million in non-coupon bearing convertible preferred shares of our stock have been issued under this program. These funds are Tier-1 qualifying capital.

        In January 1997, we issued $50 million of 9.25% trust preferred securities through IFC Capital Trust I, a statutory business trust created under the laws of Delaware, and our wholly-owned subsidiary. The securities have an initial maturity of 30 years with a 19-year extension option that we can exercise at any point during the first 30 years. The securities are callable at par after five years. The securities are not convertible into our common shares. These funds are Tier-1 qualifying capital.

  Anticipated Impact of New Regulatory Capital Rules

        As discussed in the "Recent Developments" section, revised regulatory capital rules became effective January 1, 2002 with respect to residual interests related to any transaction covered by the revised rules that settles on or after that date. For transactions that settle prior to January 1, 2002, application of the capital treatment prescribed by the the rules will be delayed until December 31, 2002. In general, the new rules require that capital be held on a dollar-for-dollar basis against our residual assets, net of any associated deferred tax liability.

        The new rules define a term called "Credit-Enhancing Interest Only Strips", or CEIOS, as a subset of the assets known as residuals. We are in the process of determining whether some portion of our residuals (specifically our over-collateralization accounts) would fall outside the CEIOS definition. If they would, then the capital treatment for these assets would be different, and we believe more favorable, than that for CEIOS. See "Recent Developments" on page 22 for a discussion of steps we intend to pursue to reduce our concentration of residual assets.

  Inflation

        Since substantially all of our assets and liabilities are monetary in nature, such as cash, securities, loans and deposits, their values are less sensitive to the effects of inflation than to changes in interest rates. We attempt to control the impact of interest rate fluctuations by managing the relationship between interest rate sensitive assets and liabilities. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Risk Management" on page 88 for a further discussion.

  Recently Issued Accounting Standards

        In September 2000, the Financial Accounting Standards Board, or FASB, issued Statement of Financial Accounting Standards, or SFAS, No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." SFAS No. 140, which replaces SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," provides accounting and reporting standards for securitizations and other transfers of assets. The standard is based on the application of a financial components approach that focuses on control, and provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. The standard requires disclosure of information about securitized assets, including principal outstanding of securitized and other managed assets, accounting policies, key assumptions related to the determination of the fair value of retained interests, delinquencies and credit losses. The accounting requirements of the standard were effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after March 31, 2001 and the disclosure requirements were effective December 31, 2000. Adoption of this statement did not have a material impact on our financial position or results of operations.

        On June 29, 2001 the FASB approved its proposed Statements of Financial Accounting Standards (SFAS) No. 141, "Business Combinations" and No. 142 "Goodwill and Other Intangible Assets." SFAS 141 eliminates the pooling-of-interest method of accounting—requiring that purchase accounting, with its recognition of intangible assets separately from goodwill, be applied to all business combinations initiated after June 30, 2001. Unallocated negative goodwill is required to be written off immediately as an extraordinary gain (instead of being deferred and amortized).

        Under the provisions of SFAS 142, goodwill will no longer be amortized against earnings. Instead, goodwill and intangible assets deemed to have an indefinite life will be reviewed for impairment at least annually. The amortization period of intangible assets with finite lives will no longer be limited to forty years. This standard will be effective for fiscal years beginning after December 15, 2001.

Management does not believe the implementation of SFAS 141 or 142 will have a material effect on our earnings or equity.

        The FASB has issued SFAS No. 143, "Accounting for Asset Retirement Obligations," and SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS 143 addresses accounting for the retirement of tangible long-lived assets and the associated asset retirement costs. The effective date is June 15, 2002. SFAS 144, effective December 15, 2001, supersedes SFAS No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" and APB Opinion No. 30, "Reporting the Results of Operations— Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions," for the disposal of a segment of a business. Management does not believe the implementation of SFAS 143 or SFAS 144 will have a material effect on our earnings.

  Risk Management

        We are engaged in businesses that involve the assumption of financial risks including:

  •
  Credit risk

  •
  Liquidity risk

  •
  Interest rate risk

        Each line of business that assumes financial risk uses a formal process to manage this risk. In all cases, the objectives are to ensure that risk is contained within prudent levels and that we are adequately compensated for the level of risk assumed. Our Chairman, President, and Chief Financial Officer participate in each of our subsidiaries' risk management process. We have recently implemented certain steps designed to enhance our consolidated risk management function. We have instituted a company-wide risk management system at the holding company level and have adopted board policies that establish specified growth and residual asset concentration limits. In addition to strengthening our overall operational and financial risk management, these changes are designed to provide independent review and enhancement of our home equity valuation models, ensure consistency in the business modeling methodologies we use relating to our different lines of business, and establish independent control of our risk reporting, surveillance and model parameter changes.

        Credit Risk.    The assumption of credit risk is a key source of earnings for the home equity lending, commercial banking and equipment leasing lines of business. In addition, the mortgage banking line of business assumes some credit risk although its mortgages typically are insured.

        The credit risk in the loan portfolios of the home equity lending line of business and commercial bank have the most potential to have a significant effect on our consolidated financial performance. These lines of business manage credit risk through the use of lending policies, credit analysis and approval procedures, periodic loan reviews, and personal contact with borrowers. Loans over a certain size are reviewed by a loan committee prior to approval.

        An allowance for loan and lease losses is established as an estimate of the probable credit losses on the loans and leases held by us. A specific allowance is determined by evaluating those loans that are either substandard or have the potential to become substandard. In general, commercial loans, mortgage loans, and leases are evaluated individually to determine the appropriate allowance. Consumer loans, including home equity loans, generally are evaluated as a group. A specific allowance is set at a level that management considers sufficient to cover probable losses on these loans. An unallocated allowance is determined by analyzing historical loss experience by loan type and then adjusting these loss factors for current conditions not reflected in prior experience. The allowance for loan losses is an estimate based on management's judgment combined with a quantitative process of evaluation and analysis. For interest-only strips, a loss estimate is embedded in the residual value of the asset; therefore, no amount is included in the allowance.

        Loans and leases that are determined by management to be uncollectible are charged against the allowance. The allowance is increased by provisions against income and recoveries of loans and leases previously charged off. The table on page 90 analyzes the consolidated allowance for loan and lease losses over the periods presented.

        Net charge-offs during the first nine months of 2001 were $4.7 million, or 0.32% of average loans, compared to $1.4 million, or 0.16% of average loans during the same period in 2000. Higher net charge-offs in 2001 relate to the loan growth at the commercial bank and equipment leasing lines of business. Net charge-offs for the year 2000 were $2.7 million, up 56.4% from 1999, and up 39.1% from 1998. Net charge-offs to average loans and leases at September 30, 2001 were 0.43% annualized, compared to 0.28% for the year 2000, compared to 0.27% in 1999 and 0.33% in 1998. At September 30, 2001, the allowance for loan and lease losses was 1.04% of outstanding loans and leases, compared to 1.06% at year end 2000, 1.17% at year end 1999 and 1.78% at the same date in 1998.

        Total nonperforming loans and leases at September 30, 2001, were $11.4 million, compared to $7.2 million at December 31, 2000, $4.3 million at December 31, 1999 and $12.0 million at December 31, 1998. Nonperforming loans and leases as a percent of total loans and leases at September 30, 2001 were 0.67%, compared to 0.58% at December 31, 2000, 0.59% in 1999 and 2.15% in 1998. The 1999 decline occurred primarily at our mortgage banking line of business in connection with a change in the classification of nonperforming loans to the "loans held for sale" category to reflect more accurately management's intent regarding ultimate disposition of these assets. These loans are carried at the lower of their cost or market value. Any impairment provision is recorded through the markdown of the loans to their market value.

        Other real estate we owned totaled $4.9 million at September 30, 2001, up from $2.8 million at December 31, 2000, which was down from $3.8 million at the same date in 1999, and from $3.5 million at the same date in 1998. The increase in 2001 was primarily attributable to both the home equity lending and mortgage banking lines of business. Total nonperforming assets at September 30, 2001 were $16.3 million, or 0.53% of total assets. Nonperforming assets at December 31, 2000, totaled $10.1 million, or 0.42% of total assets, compared to $8.1 million, or 0.48%, in 1999 and $15.5 million, or 0.78%, in 1998.

        The following table shows an analysis of our consolidated allowance for loan and lease losses:

	At or For the Nine Months Ended September 30, 2001	At or For the Year Ended December 31,
		2000	1999	1998	1997	1996
	(dollars in thousands)
Loans and leases outstanding at end of period, net of unearned income	$1,707,334	$1,234,922	$733,425	$556,991	$611,093	$533,050

Average loans and leases for the period, net of unearned income	$1,456,940	$960,848	$642,435	$585,025	$569,325	$496,316

Allowance for loan and lease losses:
Balance beginning of period	$13,129	$8,555	$9,888	$8,812	$6,875	$5,033
Charge-offs:
Commercial, financial and agricultural loans	583	1,210	646	246	800	495
Real estate mortgage loans	—	—	—	232	356	37
Consumer loans	1,266	818	813	761	734	959
Lease financing:
Domestic	1,933	363	772	1,263	1,255	883
Canadian	2,010	777	—	—	—	—

Total charge-offs	5,792	3,168	2,231	2,502	3,145	2,374

Recoveries:
Commercial, financial and agricultural loans	137	76	32	14	32	133
Real estate mortgage loans	—	—	—	—	1	—
Consumer loans	161	221	307	362	246	214
Lease financing:
Domestic	168	84	164	183	259	246
Canadian	610	85	—	—	—	—

Total recoveries	1,076	466	503	559	538	593

Net charge-offs	(4,716)	(2,702)	(1,728)	(1,943)	(2,607)	(1,781)
Acquisition of Onset Capital	—	1,908	—	—	—
Reduction due to sale of loans	(6)	—	(3,126)	(2,976)	(1,694)	(930)
Reduction due to reclassification of loans	—	(16)	(922)	—	—	—
Foreign currency adjustment	(70)	(19)	—	—	—	—
Provision charged to expense	9,363	5,403	4,443	5,995	6,238	4,553

Balance end of period	$17,700	$13,129	$8,555	$9,888	$8,812	$6,875

Allowance for loan and lease losses:
By category of loans and leases Commercial, financial and agricultural loans	$9,158	$4,370	$5,634	$4,240	$5,118	$3,676
Real estate mortgage loans	1,476	2,462	1,194	3,299	2,170	281
Consumer loans	1,847	2,226	1,270	1,747	446	1,974
Lease financing:
Domestic	3,524	2,325	457	602	1,078	944
Canadian	1,695	1,746	—	—	—	—

Totals	$17,700	$13,129	$8,555	$9,888	$8,812	$6,875

Ratios(1)
Net charge-offs to average loans and leases	0.43%	0.28%	0.27%	0.33%	0.46%	0.36%
Allowance for loan losses to loans and leases outstanding	1.04%	1.06%	1.17%	1.78%	1.44%	1.29%

(1)
For the period ended September 30, 2001, ratios are annualized.

        The following table shows information about our nonperforming assets at the dates shown:

		December 31,
	September 30, 2001
		2000	1999	1998	1997	1996
	(dollars in thousands)
Accruing loans past due 90 days or more:
Commercial, financial and agricultural loans	$607	$324	$58	$252	$382	$256
Real estate mortgages	—	—	—	291	534	234
Consumer loans	106	510	89	89	66	205
Leases financing:
Domestic	585	627	—	—	—	—
Canadian	44	—	—	—	—	—

	1,342	1,461	147	632	982	695

Nonaccrual loans and leases:
Commercial, financial and agricultural loans	1,063	752	748	1,052	777	2,739
Real estate mortgages	5,255	1,922	3,250	9,710	5,333	535
Consumer loans	622	918	273	174	63	—
Lease financing:
Domestic	1,979	960	88	426	506	1,261
Canadian	1,165	1,209	—	—	—	—

	10,084	5,761	4,359	11,362	6,679	4,535

Total nonperforming loans and leases	11,426	7,222	4,506	11,994	7,661	5,230

Other real estate owned:
Other real estate owned	4,865	2,833	3,752	3,506	1,828	2,239

Total nonperforming assets	$16,291	$10,055	$8,258	$15,500	$9,489	$7,469

Nonperforming loans and leases to total loans and leases	0.67%	0.58%	0.61%	2.15%	1.25%	1.35%
Nonperforming assets to total assets	0.53%	0.42%	0.49%	0.80%	0.63%	0.57%

        Loans that are past due 90 days or more are placed on nonaccrual status unless, in management's opinion, there is sufficient collateral value to offset both principal and interest.

        For the periods presented, the year-end balances of any restructured loans are reflected in the table above either in the amounts shown for "accruing loans past due 90 days or more" or in the amounts shown for "nonaccrual loans and leases."

        Interest income of approximately $534,000 would have been recorded during the first nine months of 2001 on nonaccrual and renegotiated loans if such loans had been accruing interest throughout the year in accordance with their original terms. The amount of interest income actually recorded during the first nine months of 2001 on nonaccrual and restructured loans was approximately $251,000.

        No loan concentrations existed of more than 10% of total loans to borrowers engaged in similar activities that would be similarly affected by economic or other conditions.

        Generally, the accrual of income is discontinued when the full collection of principal or interest is in doubt, or when the payment of principal or interest has become contractually 90 days past due unless the obligation is both well secured and in the process of collection.

        Liquidity Risk.    Liquidity is the availability of funds to meet the daily requirements of our business. For financial institutions, demand for funds results principally from extensions of credit and withdrawal of deposits. Liquidity is provided by asset maturities or sales and through deposits and short-term borrowings.

        The objectives of liquidity management are to ensure that funds will be available to meet current and future demands and that funds are available at a reasonable cost. We manage liquidity via daily interaction with the lines of business and periodic liquidity planning sessions.

        Since loans are less marketable than securities, the ratio of total loans to total deposits is a traditional measure of liquidity for banks and bank holding companies. At September 30, 2001, the ratio of loans and loans held for sale to total deposits was 108.4%. We are comfortable with this relatively high level due to its position in mortgage loans held for sale. These loans carry an interest rate at or near current market rates for first and second lien mortgage loans. Since we securitize and sell nearly all these mortgage loans within a 90-day period, our liquidity is significantly higher than the ratio would suggest by traditional standards. Excluding mortgage loans held for sale, the loan-to-deposit ratio was 78.5% at September 30, 2001.

        Interest Rate Risk.    Because assets are not perfectly match funded with like-term liabilities, our earnings are affected by interest rate changes. Interest rate risk is measured by the sensitivity of both net interest income and fair market value of net interest sensitive assets to changes in interest rates.

        An asset/liability management committee at each of our lines of business monitors the repricing structure of assets, liabilities and off-balance sheet items and uses a financial simulation model to measure interest rate risk over multiple interest rate scenarios. Our asset/liability management committee oversees the interest rate risk profile of all of our lines of business as a whole; similar committees exist at each line of business, represented by the parent company and the line of business. We incorporate many factors into the financial model, including prepayment speeds, net interest margin, fee income and a comprehensive mark-to-market valuation process. We reevaluate risk measures and assumptions regularly and enhance modeling tools as needed.

        Our commercial banking, home equity lending, and leasing lines of business assume interest rate risk in the pricing of their loans and leases, and manage this risk by adjusting the duration of their interest sensitive liabilities and through the use of off-balance sheet hedging.

        Our mortgage banking line of business assumes interest rate risk by entering into commitments to extend loans to borrowers at a fixed rate for a limited period of time. We hold closed loans only temporarily until a pool is formed and sold in a securitization or under a flow sale arrangement. To mitigate the risk that interest rates will rise between loan origination and securitization, the mortgage bank buys commitments to deliver loans at a fixed price.

        Our mortgage and home equity lending lines of business also are exposed to the risk that interest rates will decline, increasing prepayment speeds on loans and decreasing the value of servicing assets and interest-only strips. Some offsets to these exposures exist in the form of a strong production operations, particularly in the mortgage banking and home equity lending lines of business, selective sales of servicing rights, match funded asset-backed securities sales and the use of financial instruments to hedge the economic performance of the assets.

        The following tables reflect our management's estimate of the present value of interest sensitive assets, liabilities, and off-balance sheet items at December 31, 2000 and September 30, 2001. In addition to showing the estimated fair market value at current rates, they also provide estimates of the fair market values of interest sensitive items based upon a hypothetical move both up and down 100 and 200 basis points in the entire yield curve.

        The first table is an economic analysis showing the present value impact of changes in interest rates, assuming a comprehensive mark-to-market environment. The second table is an accounting analysis showing the same net present value impact, adjusted for expected GAAP treatment. Neither analysis takes into account the book values of the noninterest sensitive assets and liabilities (such as cash, accounts receivable, and fixed assets), the values of which are not directly determined by interest rates.

        The analyses are based on discounted cash flows over the remaining estimated lives of the financial instruments. The interest rate sensitivities apply only to transactions booked as of September 30, 2001, respectively. The net asset value sensitivities do not necessarily represent the changes in the lines of business' net asset value that would actually occur under the given interest rate scenarios, as sensitivities do not reflect changes in value of the companies as a going concern nor consider potential rebalancing or other hedging actions that might be taken in the future under asset/liability management.

        The volume of derivative contracts entered into to economically hedge mortgage servicing rights, or MSRs, that were on the books at September 30, 2001 was significantly higher than in other recent quarter-ends. We monitor hedge positions frequently and rebalance them as needed. It is unlikely that the volume of hedge positions would remain constant over large fluctuations in interest rates. In the tables below, however, we assume that the hedge volume remains constant over all interest rate scenarios. MSR hedge contracts appear under the category "Interest Sensitive Financial Derivatives" in the tables below.

Economic Value Change Method

	Present Value at September 30, 2001, Instantaneous Change in Interest Rates of:
	-2%	-1%	Current	+1%	+2%
	(in thousands)
Interest Sensitive Assets
Loans and other assets	$1,987,925	$1,955,992	$1,925,269	$1,896,010	$1,867,907
Loans held for sale	540,839	535,862	530,703	525,459	520,082
Mortgage servicing rights	80,709	108,469	166,773	251,964	291,802
Residual interests	179,162	187,537	197,486	208,642	219,819

Total interest sensitive assets	2,788,635	2,787,860	2,820,231	2,882,075	2,899,610

Interest Sensitive Liabilities
Deposits	(1,306,899)	(1,296,630)	(1,286,736)	(1,277,201)	(1,268,014)
Short-term borrowings	(907,261)	(902,680)	(898,182)	(893,762)	(889,413)
Long-term debt	(238,745)	(228,611)	(218,009)	(206,009)	(192,984)

Total interest sensitive liabilities	(2,452,905)	(2,427,921)	(2,402,927)	(2,376,972)	(2,350,411)

Interest sensitive financial derivatives	121,056	65,617	10,221	(45,124)	(100,416)

Net market value as of September 30, 2001	$456,786	$425,556	$427,525	$459,979	$448,783

Change from current	$29,261	$(1,969)	$—	$32,454	$21,258

Net market value as of December 31, 2000	$303,443	$312,277	$338,895	$353,270	$348,505

Potential change	$(35,452)	$(26,618)	$—	$14,375	$9,611

	Present Value at December 31, 2000, Instantaneous Change in Interest Rates of:
	-2%	-1%	Current	+1%	+2%
	(in thousands)
Interest Sensitive Assets
Loans and other assets	$1,415,887	$1,390,869	$1,366,583	$1,342,990	$1,320,689
Loans held for sale	580,992	576,053	570,841	565,260	559,493
Mortgage servicing rights	66,814	95,893	139,520	168,911	177,494
Interest-only strips	141,524	147,431	154,547	162,406	169,974

Total interest sensitive assets	2,205,217	2,210,246	2,231,491	2,239,567	2,227,650

Interest Sensitive Liabilities
Deposits	(954,577)	(949,485)	(944,492)	(939,590)	(934,784)
Short-term borrowings	(765,977)	(763,233)	(760,531)	(757,874)	(755,263)
Long-term debt	(206,054)	(197,539)	(188,277)	(177,805)	(165,955)

Total interest sensitive liabilities	(1,926,608)	(1,910,257)	(1,893,300)	(1,875,269)	(1,856,002)

Interest sensitive off-balance sheet items	24,834	12,288	704	(11,028)	(23,142)

Net market value as of December 31, 2000	$303,443	$312,277	$338,895	$353,270	$348,506

Potential change	$(35,452)	$(26,618)	$—	$14,375	$9,611

Net market value as of December 31, 1999	$271,837	$315,927	$334,983	$333,872	$327,353

Potential change	$(63,146)	$(19,056)	$—	$(1,111)	$(7,630)

GAAP-Based Value Change Method

	Present Value at September 30, 2001, Instantaneous Change in Interest Rates of:
	-2%	-1%	Current	+1%	+2%
	(in thousands)
Interest Sensitive Assets
Loans and other assets(1)	$—	$—	$—	$—	$—
Loans held for sale	530,703	530,703	530,703	525,459	520,082
Mortgage servicing rights	125,410	153,171	208,235	251,219	252,891
Residual interests	179,162	187,537	197,486	208,642	219,819

Total interest sensitive assets	835,275	871,411	936,424	985,320	992,792

Interest Sensitive Liabilities
Deposits(1)	—	—	—	—	—
Short-term borrowings(1)	—	—	—	—	—
Long-term debt(1)	—	—	—	—	—
Total interest sensitive liabilities(1)	—	—	—	—	—
Interest sensitive financial derivatives	124,352	68,127	11,969	(44,116)	(100,128)

Net market value as of September 30, 2001	$959,627	$939,538	$948,393	$941,204	$892,664

Change from current	$11,234	$(8,855)	$—	$(7,189)	$(55,729)

Net market value as of December 31, 2000	$818,322	$837,172	$856,432	$859,801	$849,783

Potential change	$(38,110)	$(19,260)	$—	$3,369	$(6,649)

(1)
Value does not change in GAAP presentation.

	Present Value at December 31, 2000, Instantaneous Change in Interest Rates of:
	-2%	-1%	Current	+1%	+2%
	(in thousands)
Interest Sensitive Assets
Loans and other assets(1)	$—	$—	$—	$—	$—
Loans held for sale	570,841	570,841	570,841	565,260	559,493
Mortgage servicing rights	80,384	106,453	130,746	144,119	144,948
Interest-only strips	141,524	147,431	154,547	162,406	169,974

Total interest sensitive assets	792,749	824,725	856,134	871,785	874,415

Interest Sensitive Liabilities
Deposits(1)	—	—	—	—	—
Short-term borrowings(1)	—	—	—	—	—
Long-term debt(1)	—	—	—	—	—
Total interest sensitive liabilities(1)	—	—	—	—	—

Interest sensitive off-balance sheet items	25,573	12,447	298	(11,984)	(24,632)

Net market value as of December 31, 2000	$818,322	$837,172	$856,432	$859,801	$849,783

Potential change	$(38,110)	$(19,260)	$—	$3,369	$(6,649)

Net market value as of December 31, 1999	$490,111	$509,774	$518,647	$521,421	$524,034

Potential change	$(28,536)	$(8,873)	$—	$2,774	$5,387

(1)
Value does not change in GAAP presentation.

  Derivative Financial Instruments

        We utilize certain derivative instruments that do not qualify for hedge accounting treatment under SFAS No. 133. These derivatives are accounted for as trading securities and marked to market on the income statement. While we do not seek GAAP hedge accounting treatment for most of these instruments, their economic purpose is to hedge existing exposures to either interest rate risk or foreign currency risk.

        We enter into forward contracts to protect against interest rate fluctuations from the date of loan commitment until the loans are sold. As of September 30, 2001, we designated these transactions as hedges that qualify for hedge accounting treatment under SFAS 133. We enter into commitments to orginate loans whereby the interest rate on the loan is determined prior to funding (rate lock commitments). Rate lock commitments on loans are intended to be sold and are considered to be derivatives. These derivatives are recorded at fair value with changes in fair value recorded in earnings. Rate lock commitments expose the company to interest rate risk. We manage this risk by entering into forward sales agreements.

        Loans held for sale expose us to interest rate risk. We manage this interest rate risk by entering into forward sales agreements. Under SFAS 133, to the extent we qualify for hedge accounting, we can mark our hedged closed loans held for sale to market. The effect of these hedging activities, which did not have a material impact on our net income, was recorded through earnings as gain from sale of loans.

        We hedge our interest rate risk on mortgage loans held for sale using mandatory commitments to sell the loans at a future date. We hedge the fixed versus floating component of certain of our interest-only strips with interest rate caps, which had a fair value of $0.1 million and a notional amount of $18.2 million at September 30, 2001. We classify interest rate caps as trading securities on the balance sheet and carry them at their fair values. We record adjustments to fair values as trading gains or losses on the income statement. For the nine-month period ended September 30, 2001, we recorded losses of $0.1 million related to these derivative products.

        We also engaged in economically hedging our MSRs through the use of Eurodollar futures contracts, U.S. Treasury futures contracts and interest rate options. For the nine-month period ended September 30, 2001, we recorded gains of $42.5 million on these hedges. Both the futures contracts and options were marked-to-market as trading securities with changes in value recorded in the income statement as trading gains. No MSR hedge gains or losses were posted in the nine-month period ended September 30, 2000. At September 30, 2001, we held $22.4 billion in notional amount of Eurodollar contracts, with expirations ranging from the first quarter of 2002 to the first quarter of 2008. The instrument underlying these Eurodollar futures contracts is the three-month LIBOR rate. We also had a $250 million interest rate collar position at September 30, 2001. The collar consisted of a purchased option on the 5-year swap and a sold option on the 5-year swap. Both options included in the collar had notional values of $250 million and a final maturity date of October 3, 2001.

        During the third quarter of 2001, we entered into a second interest rate collar with a notional value of $150 million to economically hedge home equity loans that had been originated by our home equity lending line of business, but not yet securitized. The collar consisted of a purchased option on the 4-year swap, which was cash settled at a cost of $2.0 million during the quarter to coincide with the completion of the home equity loan securitization.

        Onset Capital Corporation uses two interest rate swaps to reduce repricing risk associated with one of its funding sources. The interest rate risk is created due to a repricing mismatch between the fixed-rate payment stream from leasing assets and floating rate funding. The notional amounts of the swaps were $20.0 million and $18.8 million as of September 30, 2001. The notional values of both interest rate swaps amortize on a schedule designed to approximate the principal pay down of the loan portfolio, and have a final maturity date of May 25, 2004. Onset has the option to reduce the notional value of the swaps by up to 10% if early prepayments on the loans are greater than originally anticipated.

        We own foreign currency forward contracts to protect the value of intercompany loans made to Onset Capital Corporation against changes in the Canadian-U.S. exchange rate. We had a notional amount of $22.1 million in forward contracts outstanding as of September 30, 2001. For the nine-month period ended September 30, 2001, gains related to these contracts totaled $1.2 million. There were no foreign currency hedge gains or losses in the comparable period of 2000. These contracts are marked-to-market with gains and losses included in other expense on the income statement.

LEGAL PROCEEDINGS

Culpepper Class Action Litigation

        Borrowers purporting to represent a nationwide class have filed numerous class action lawsuits against mortgage lenders, including our subsidiary, Irwin Mortgage (formerly known as Inland Mortgage Corporation), alleging that certain payments to mortgage brokers by those lenders violate the federal Real Estate Settlement Procedures Act, commonly known as RESPA. These lawsuits have generally alleged that various forms of direct and indirect payments to mortgage brokers are referral fees or unearned fees, which are prohibited under RESPA, or that consumers were not informed of the brokers' compensation, in violation of law.

        Our subsidiary, Irwin Mortgage, is a defendant in litigation alleging that it violated RESPA in connection with mortgages originated by mortgage brokers. The name of this litigation is Culpepper v. Inland Mortgage Corporation. The initial action was filed in April 1996, in the United States District Court, Northern District of Alabama. In January 1997, the federal district court granted summary judgment in favor of Irwin Mortgage and denied the plaintiff's motion to certify the case as a class action. The plaintiff appealed, and in January 1998, the United States Court of Appeals for the 11th Circuit reversed the district court's grant of summary judgment. The court of appeals sent the case back to the district court to decide the merits of the case and the class certification issue. A second lawsuit was filed against Irwin Mortgage in August 1998 alleging similar RESPA violations and was consolidated with the first case. In June 1999, the district court certified a limited class of borrowers.

        Irwin Mortgage appealed and submitted the class certification issue to the court of appeals for review in December 1999. On June 15, 2001, a panel of the United States Court of Appeals for the 11th Circuit denied the appeal of Irwin Mortgage, and upheld the district court's certification of the borrower class in an opinion unfavorable to us. On July 11, 2001, Irwin Mortgage filed a motion seeking a rehearing before the court of appeals. On August 15, 2001, the court of appeals denied this motion.

        The case is now pending in the federal district court. The process of notifying class members is not yet complete. Based on notices sent by the plaintiffs to some potential class members, we believe the class is not likely to exceed 32,000 borrowers. In July 2001, the plaintiffs filed a motion for partial summary judgment asking the court to find that our subsidiary is liable for violating RESPA. We filed an opposition to the motion, and the motions were fully briefed by the parties.

        On October 18, 2001, the Department of Housing and Urban Development, or HUD, the agency responsible for interpreting and implementing RESPA, issued a clarifying policy statement that explicitly disagreed with the ruling of the court of appeals in Culpepper and with the court's interpretation of RESPA in connection with the types of payments at issue in this case.

        In response to an order of the district court, the parties filed supplemental briefs analyzing the import of the new HUD policy statement on November 14, 2001. In addition to responding to the district court's order, Irwin Mortgage filed a petition for certiorari with the United States Supreme Court seeking review of the court of appeals' ruling, and on December 28, 2001, also filed a motion in the district court seeking a stay of further proceedings until the 11th Circuit renders decisions in the other three RESPA cases pending in that court. On January 22, 2002, the Supreme Court denied Irwin Mortgage's petition for certiorari. The district court could rule on either of the pending motions at any time.

        The Culpepper case is the only case to date alleging similar RESPA violations in which a federal court of appeals has upheld a lower court's grant of class action certification in favor of the plaintiffs. While we continue to believe that the plaintiffs should not prevail on the merits of the case and that Irwin Mortgage has available numerous defenses to the alleged RESPA violations and we intend to defend this lawsuit vigorously, we could lose this lawsuit. Although we are unable at this stage of the litigation to determine a reasonable estimate of the amount of potential loss we could suffer, we expect that an adverse outcome in this litigation could subject us to substantial monetary damages that could be material to our financial position. We have not established any reserves related to this case.

        In September, 2001, Irwin Mortgage received notice that it was named as a defendant in Beggs v. Irwin Mortgage Corporation, a lawsuit filed in the United States District Court for the Northern District of Alabama. The plaintiff, purporting to represent a nationwide class of borrowers, filed allegations similar to those in Culpepper, above, but seeks inclusion of borrowers not covered in Culpepper (those with mortgage loans since early 1999 through the date of class certification, if a class is certified). The plaintiff is asking the court to certify a class and to consolidate this case with Culpepper. On the basis of the HUD policy statement, described above, management believes Irwin Mortgage has substantial defenses to this case as well. In the event of an adverse outcome, however, the company could suffer material losses. On December 10, 2001, the court granted an order staying all the proceedings in the Beggs case until after a decision has been rendered by the United States Supreme Court in the Culpepper case and the United States Court of Appeals for the 11th Circuit renders decisions in the other three RESPA cases pending in that court.

Other Litigation

        In January, 2001, we, Irwin Leasing Corporation (formerly Affiliated Capital Corp.) and Irwin Equipment Finance Corporation (for purposes of this paragraph, the Irwin companies) were served as defendants in United States ex rel. Paranich v. Sorgnard et. al, an action filed in the U.S. District Court for the Middle District of Pennsylvania. The suit alleges that a manufacturer/importer of certain medical devices (Matrix Biokinetics, Inc., and others) made misrepresentations to health care professionals and to government officials to improperly obtain Medicare reimbursement for treatments using the devices, and that the Irwin companies, through Affiliated Capital's financing activities, aided in making the alleged misrepresentations. The Irwin companies filed a motion to dismiss on February 12, 2001. On August 10, 2001, the court granted our motion in part by dismissing us and Irwin Equipment Finance as defendants in the suit. Irwin Leasing remains a defendant. Because the case is in the early stages of litigation, we are unable at this time to form a reasonable estimate of the amount of potential loss, if any, that we could suffer. We intend to defend this lawsuit vigorously.

        On May 9, 2001, Irwin Union Bank and Trust and Irwin Home Equity, for purposes of this paragraph, Irwin, received notice that they were named as defendants in Thompson v. Irwin Union Bank and Trust Company and Irwin Home Equity Corporation, a lawsuit filed in the U.S. District Court for the District of Rhode Island. The suit alleges that Irwin's disclosures and closing procedure for certain home equity loans did not comply with certain provisions of the Truth in Lending Act. The suit also requests that the court certify a plaintiff class in this action. On June 18, 2001, Irwin filed a motion with the court to compel arbitration pursuant to the provisions in the home equity loan agreement. On October 20, 2001, the Court entered judgment in favor of Irwin compelling arbitration and dismissing the plaintiffs' complaint. The plaintiffs have appealed, and we intend to defend this case vigorously. However, if arbitration is ultimately upheld, we do not expect to suffer material loss in this case.

        On July 19, 2001, Irwin Home Equity Corporation was served with notice that it was named as the defendant in McIntosh v. Irwin Home Equity Corporation, a lawsuit filed in the U.S. District Court for the District of Massachusetts. The suit relates to a loan purchased by Irwin Union Bank and Trust and serviced by Irwin Home Equity. The plaintiff alleges that the loan documents did not comply with certain provisions of the Truth in Lending Act relating to high rate loans. The suit also requests that the court certify a plaintiff class in this action. Irwin Home Equity filed an answer on August 31, 2001. On October 17, 2001, the court granted plaintiff's motion to file an amended complaint removing Irwin Home Equity and substituting Irwin Union Bank and Trust as defendant. On November 2, 2001, Irwin Union Bank and Trust filed an answer to the amended complaint denying plaintiff's allegations. Because the case is in the early stages of litigation, we are unable at this time to form a reasonable estimate of the amount of potential loss, if any, that we could suffer. We intend to defend this lawsuit vigorously.

        We and our subsidiaries are from time to time engaged in various matters of litigation including the matters described above, other assertions of improper or fraudulent loan practices or lending violations, and other matters, and we have a number of unresolved claims pending. In addition, as part of the ordinary course of business, we and our subsidiaries are parties to litigation involving claims to the ownership of funds in particular accounts, the collection of delinquent accounts, challenges to security interests in collateral, and foreclosure interests, that is incidental to our regular business activities. While the ultimate liability with respect to these other litigation matters and claims cannot be determined at this time, we believe that damages, if any, and other amounts relating to pending matters are not likely to be material to our consolidated financial position or results of operations, except as described above.

SUPERVISION AND REGULATION

General

        The financial services business is highly regulated. The following is a summary of several applicable statutes and regulations that apply to us and to our subsidiaries. These summaries are not complete, and you should refer to the statutes and regulations for more information. Also, these statutes and regulations may change in the future, and we cannot predict what effect these changes, if made, will have on our operations. You should note that the supervision, regulation and examination of banks, thrifts and mortgage companies by regulatory agencies are intended primarily for the protection of depositors and other customers rather than shareholders of these institutions. Consequently, you should not rely on the financial institution regulatory system to protect your investment.

Bank Holding Company Regulation

        We are registered as a "bank holding company" with the Board of Governors of the Federal Reserve System under the Bank Holding Company Act of 1956, as amended and the related regulations, referred to as the BHC Act. We are subject to regulation, supervision and examination by the Federal Reserve and as part of this process, we must file reports and additional information with the Federal Reserve.

  Minimum Capital Requirements

        The Federal Reserve has adopted risk-based capital guidelines for assessing bank holding company capital adequacy. These standards define capital and establish minimum capital ratios in relation to assets, both on an aggregate basis and as adjusted for credit risks and off-balance sheet exposures. Under the Federal Reserve's risk-based guidelines applicable to us, capital is classified into two categories for bank holding companies:

        Tier 1 capital, or core capital, consists of:

  •
  common stockholder's equity;

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  qualifying noncumulative perpetual preferred stock;

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  qualifying cumulative perpetual preferred stock (subject to some limitations); and

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  minority interests in the common equity accounts of consolidated subsidiaries;

        less

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  goodwill;

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  credit-enhancing interest-only strips (certain amounts only); and

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  specified intangible assets.

        Tier 2 capital, or supplementary capital, consists of:

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  allowance for loan and lease losses;

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  perpetual preferred stock and related surplus;

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  hybrid capital instruments;

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  unrealized holding gains on equity securities;

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  perpetual debt and mandatory convertible debt securities;

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  term subordinated debt, including related surplus; and

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  intermediate-term preferred stock, including related securities.

        The Federal Reserve's capital adequacy guidelines require bank holding companies to maintain a minimum ratio of qualifying total capital to risk-weighted assets of 8 percent, at least 4 percent of which must be in the form of Tier 1 capital. Risk-weighted assets include assets and credit equivalent amounts of off-balance sheet items of bank holding companies that are assigned to one of several risk categories, based on the obligor or the nature of the collateral. The Federal Reserve has established a minimum ratio of Tier 1 capital (less any intangible capital items) to total assets (less any intangible assets), or leverage ratio, of 3 percent for strong bank holding companies (those rated a composite "1" under the Federal Reserve's rating system). For all other bank holding companies, the minimum ratio of Tier 1 capital to total assets is 4 percent. Also, the Federal Reserve continues to consider the Tier 1 leverage ratio in evaluating proposals for expansion or new activities.

        In its capital adequacy guidelines, the Federal Reserve emphasizes that the standards discussed above are minimums and that banking organizations generally are expected to operate well above these minimum levels. These guidelines also state that banking organizations experiencing growth, whether internally or by making acquisitions, are expected to maintain strong capital positions substantially above the minimum levels.

        As of September 30, 2001, we had regulatory capital in excess of the Federal Reserve's minimum levels. Our ratio of total capital to risk weighted assets at September 30, 2001 was 10.84% and our Tier 1 leverage ratio was 9.45%.

        Residual Interests.    On November 29, 2001, the four federal banking agencies jointly adopted revised regulatory capital standards regarding the treatment of certain recourse obligations, direct credit substitutes, residual interests in assets securitizations, and other securitized transactions that expose financial institutions primarily to credit risk. The agencies had previously published guidelines on securitization activities in December, 1999 (the "Securitization Guidance") which dealt with the risk management and regulatory oversight issues involved with asset securitizations and residual interests.

        Residual interests generally include any on-balance sheet asset created by the sale of financial assets that results in the retention of any credit risks, directly or indirectly, associated with the transfer of assets, where the retained risk exceeds a pro rata share of the organization's claim on the assets, whether through subordination provisions or other credit enhancement techniques.

        The revised rules (the "New Rules") became effective January 1, 2002 with respect to residual interests related to any transaction that settles on or after that date. For transactions that settle prior to the effective date of the New Rules, capital treatment prescribed by the application of the New Rules will be delayed until December 31, 2002.

        The New Rules amend the inter-agency regulatory capital standards in a number of respects. The key changes are as follows:

  •
  Providing for more consistent risk-based capital treatment for recourse obligations and direct credit substitutes and adding new standards for residual interests;

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  Applying a ratings-based approach that sets capital standards for positions in securitized transactions (excluding certain residual interests as discussed below) based upon their relative risk exposure, while using credit ratings from nationally-recognized statistical rating organizations;

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  Deducting from Tier 1 capital the amount of credit-enhancing interest-only strips, referred to as CEIOS (a subset of residual interests), that exceeds 25% of Tier 1 capital for regulatory purposes, referred to as the concentration limit; and

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  Requiring a dollar in risk-based capital for each dollar of residual interest, referred to as the dollar-for-dollar capital requirement, not deducted from Tier 1 capital except those qualifying under the ratings-based approach.

        Capital Treatment of Residual Interests.    The New Rules impose a concentration limit on credit-enhancing interest-only strips, or CEIOS, and a dollar-for-dollar capital requirement on residual interests not deducted from Tier 1 capital.

        CEIOS are, generally, assets created from the excess interest on assets transferred (after reduction for administrative expenses, investor interest payments, servicing fees, and credit losses on investors' interests in these assets) that serve as credit enhancements for the investors. CEIOS include residual interests whether created by a securitization transaction or whether purchased from third parties. Under the New Rules, interest-only strips are limited to 25% of Tier 1 capital, with the excess deducted from Tier 1 capital. See "Capitalization" for more information regarding our pro forma September 30, 2001 consolidated capital ratios giving effect to the New Rules assuming different potential outcomes of our pending evaluation as to whether a portion of our residual assets fall outside the definition of CEIOS.

        CEIOS are the residual interests most often resulting from asset securitizations such as our securitization of home equity loans, in which the seller of loans accounts for the transaction using gain-on-sale accounting treatment. Recording gain on the sale allows the seller to leverage the capital created based on the current recognition of future cash flows. Because this capital may no longer be available to support these assets if write-downs later become necessary, the regulatory agencies adopted the amendments incorporated in the New Rules to limit the risk of residual asset concentrations. The New Rules will allow banking organizations the option of netting existing associated deferred tax liabilities against residual interests for regulatory capital purposes. The credit enhancing interest-only strips, or CEIOS, may not qualify for the more favorable treatment under the ratings-based approach referenced above.

        The New Rules reflect the policy in the existing Securitization Guidance that imposes more frequent supervisory review, limitations on residual interest holdings, more stringent capital requirements, or other supervisory constraints on banking organizations found by the regulatory agencies to be lacking effective risk management programs or engaging in practices that present safety and soundness concerns. The Securitization Guidance provides that a bank's failure to understand the risks inherent in the securitization activities and to incorporate them into risk management systems and internal capital allocations may constitute an unsafe or unsound banking practice and may result in the down-grading of an organization's regulatory ratings.

  Expansion

        The BHC Act requires prior Federal Reserve approval for certain activities, such as the acquisition by a bank holding company of control of another bank or bank holding company. Under the BHC Act, a bank holding company may engage in activities that the Federal Reserve has determined to be so closely related to banking or managing or controlling banks as to be a proper incident to those banking activities, such as operating a mortgage bank or a savings association, conducting leasing and venture capital investment activities, performing trust company functions, or acting as an investment or financial advisor. See the section on "Interstate Banking and Branching Legislation" below.

  Dividends

        The Federal Reserve has policies on the payment of cash dividends by bank holding companies. The Federal Reserve believes that a bank holding company experiencing earnings weaknesses should not pay cash dividends (1) exceeding its net income or (2) which only could be funded in ways that would weaken a bank holding company's financial health, such as by borrowing. Also, the Federal Reserve possesses enforcement powers over bank holding companies and their non-bank subsidiaries to prevent or remedy unsafe or unsound practices or violations of applicable statutes and regulations. Among these powers is the ability to prohibit or limit the payment of dividends by banks and bank holding companies.

        The Federal Reserve expects us to act as a source of financial strength to our banking subsidiaries and to commit resources to support them. In implementing this policy, the Federal Reserve could require us to provide financial support when we otherwise would not consider ourselves able to do so.

        In addition to the restrictions on fundamental corporate actions such as acquisitions and dividends imposed by the Federal Reserve, Indiana law also places limitations on our authority with respect to such activities.

Bank and Thrift Regulation

        Indiana law subjects Irwin Union Bank and Trust and its subsidiaries to supervision and examination by the Indiana Department of Financial Institutions, or the DFI. Irwin Union Bank and Trust is a member of the Federal Reserve System and, along with its subsidiaries, is also subject to regulation, examination and supervision by the Federal Reserve. These subsidiaries include Irwin Home Equity, Irwin Capital Holdings and Irwin Ventures. Irwin Union Bank, F.S.B. is a federally chartered savings bank. Accordingly, it is governed by and subject to regulation, examination and supervision by the Office of Thrift Supervision, or the OTS, and is required to comply with the rules and regulations of the OTS under the Home Owners' Loan Act, or HOLA.

        The Federal Reserve also supervises Irwin Union Bank and Trust's compliance with federal law and regulations that restrict loans by member banks to their directors, executive officers, and other controlling persons.

        The deposits of Irwin Union Bank and Trust are insured by the Bank Insurance Fund, or the BIF, and the deposits of Irwin Union Bank, F.S.B. are insured by the Savings Association Insurance Fund, or SAIF, under the provisions of the Federal Deposit Insurance Act, or the FDIA. As a result, Irwin Union Bank and Trust and Irwin Union Bank, F.S.B. also are subject to supervision and examination by the FDIC. The regulatory scheme applicable to Irwin Union Bank and Trust is comparable to that imposed on Irwin Union Bank, F.S.B. by the OTS.

  Mortgage Banking and Residential Lending Regulation

        The residential lending activities of Irwin Union Bank and Trust, the mortgage banking activities of Irwin Mortgage, and the home equity lending business of Irwin Home Equity are regulated by the Federal Reserve. The Federal Reserve has broad authority to oversee the banking activities of Irwin Union Bank and Trust as the bank's primary federal regulator pursuant to the FDIA and the nonbanking subsidiaries of both Irwin Financial Corporation and Irwin Union Bank and Trust pursuant to the BHC Act. Federal Reserve regulations, such as restrictions on affiliate transactions, asset quality and earnings performance, apply to our residential lending activities. The DFI has comparable supervisory and examination authority over Irwin Home Equity and Irwin Capital Holdings due to their status as subsidiaries of Irwin Union Bank and Trust.

  Capital Requirements

        The Federal Reserve has published regulations applicable to state member banks such as Irwin Union Bank and Trust regarding the maintenance of adequate capital. While retaining the authority to set capital ratios for individual banks, these regulations group banks into categories based upon total risk-based capital, Tier 1 risk-based capital and a leverage ratio (Tier 1 capital divided by average total assets). These categories, and the applicable capital ratios, are as follows:

        The Federal Reserve requires banks to hold capital commensurate with the level and nature of all of the risks, including the volume and severity of problem loans, to which they are exposed. The Federal Reserve requires all state member banks to meet a minimum ratio of qualifying total capital to weighted risk assets of 8 percent, of which at least 4 percent should be in the form of Tier 1 capital. For purposes of this ratio, Tier 1 capital is defined as the sum of core capital elements less goodwill and other intangible assets.

        The minimum ratio of Tier 1 capital to total assets for strong banking institutions (rated composite "1" under the uniform rating system of banks) is 3 percent. For all other institutions, the minimum ratio of Tier 1 capital to total assets is 4 percent. Banking institutions with supervisory, financial, operational, or managerial weaknesses are expected to maintain capital ratios well above the minimum levels, as are institutions with high or inordinate levels of risk. Banks experiencing or anticipating significant growth are also expected to maintain capital, including tangible capital positions, well above the minimum levels. For example, most such institutions generally have operated at capital levels ranging from 1 to 2 percent above the stated minimums. Higher capital ratios could be required if warranted by the particular circumstances to risk profiles of individual banks. The standards set forth above specify minimum supervisory ratios based primarily on broad credit risk considerations. The risk-based ratio does not take explicit account of the quality of individual asset portfolios or the range of other types of risks to which banks may be exposed, such as interest rate, liquidity, market or operational risks. For this reason, banks are generally expected to operate with capital positions above the minimum ratios.

        At September 30, 2001, Irwin Union Bank and Trust had a total risk-based capital ratio of 10.38%, a Tier 1 capital ratio of 9.93%, and a leverage ratio of 12.39% and was considered well-capitalized. See "Bank Holding Company Regulation—Minimum Capital Requirements—Residual Interests" in this section on page 101 above for a discussion of the impact of the new regulatory capital treatment rules. We have plans to transfer a portion of our residual assets held at Irwin Union Bank and Trust to our holding company in the form of a dividend during the first quarter of 2002. We have recently received regulatory approval to dividend these residual assets out of the bank. Although the dividend of these assets will not have a meaningful impact on our consolidated capital ratios calculated under the New Rules, following the dividend, regulatory capital ratios at Irwin Union Bank and Trust will increase.

        The Federal Reserve, the OTS, the FDIC and other federal banking agencies also have adopted a final rule that modifies the risk-based capital standards to provide for consideration of interest rate risk when assessing capital adequacy of a bank or savings association. Under this rule, the Federal Reserve, the OTS and the FDIC must explicitly include a bank or savings association's exposure to declines in the economic value of their capital due to changes in interest rates as a factor in evaluating capital adequacy of a bank or savings association. The Federal Reserve, the OTS, the FDIC and other federal banking agencies also have adopted a joint agency policy statement providing guidance for managing interest rate risk. The policy statement emphasizes the importance of adequate management oversight and a sound risk management process. This assessment of interest rate risk management made by the banks' examiners will be incorporated into the banks' overall risk management rating and used to determine management's effectiveness.

  Insurance of Deposit Accounts

        Under the Federal Deposit Insurance Corporation Improvements Act of 1991, or the FDICIA, as FDIC-insured institutions, Irwin Union Bank and Trust and Irwin Union Bank, F.S.B. are required to pay deposit insurance premiums based on the risk they pose to BIF and SAIF, respectively. The FDIC also has authority to raise or lower assessment rates on insured deposits to achieve the statutorily required reserve ratios in insurance funds and to impose special additional assessments. Each depository institution is assigned to one of three capital groups: "well capitalized," "adequately capitalized" or "undercapitalized." An institution is considered well capitalized if it has a total risk-based capital ratio of 10% or greater, has a Tier 1 risk-based capital ratio of 6% or greater, has a leverage ratio of 5% or greater and is not subject to any order or written directive to meet and maintain a specific capital level. An "adequately capitalized" institution has a total risk-based capital ratio of 8% or greater, has a Tier 1 risk-based capital ratio of 4% or greater, has a leverage ratio of 4% or greater and does not meet the definition of a well capitalized bank. An institution is considered "undercapitalized" if it does not meet the definition of "well capitalized" or "adequately capitalized." Within each capital group, institutions are assigned to one of three supervisory subgroups: "A" (institutions with few minor weaknesses), "B" (institutions that demonstrate weaknesses which, if not corrected, could result in significant deterioration of the institution and increased risk of loss to the insurance funds), and "C" (institutions that pose a substantial probability of loss to the insurance funds unless effective corrective action is taken). There are nine combinations of capital groups and supervisory subgroups to which varying assessment rates may apply. An institution's assessment rate depends on the capital category and supervisory category to which it is assigned.

  Dividend Limitations

        As a state member bank, Irwin Union Bank and Trust may not, without the approval of the Federal Reserve, declare a dividend if the total of all dividends declared in a calendar year exceeds the total of its net income for that year, combined with its retained net income of the preceding two years, less any required transfers to the surplus account. Under Indiana law, certain dividends require notice to, or approval by, the DFI, and Irwin Union Bank and Trust may not pay dividends in an amount greater than its net profits then available, after deducting losses and bad debts.

        In most cases, savings and loan associations, such as Irwin Union Bank, F.S.B., are required either to apply to or to provide notice to the OTS regarding the payment of dividends. The savings association must seek approval if it does not qualify for expedited treatment under OTS regulations, or if the total amount of all capital distributions for the applicable calendar year exceeds net income for that year to date plus retained net income for the preceding two years, or the savings association would not be adequately capitalized following the dividend, or the proposed dividend would violate a prohibition in any statute, regulation or agreement with the OTS. In other circumstances, a simple notice is sufficient.

        Our ability and the ability of Irwin Union Bank and Trust and Irwin Union Bank, F.S.B. to pay dividends also may be affected by the various minimum capital requirements and the capital and noncapital standards established under the FDICIA, as described below. Our rights and the rights of our shareholders and our creditors to participate in any distribution of the assets or earnings of our subsidiaries also is subject to the prior claims of creditors of our subsidiaries including the depositors of a bank subsidiary.

  Interstate Banking and Branching Legislation

        Under the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994, or the Interstate Banking Act, banks are permitted, subject to being adequately or better capitalized, in compliance with CRA requirements and in compliance with state law requirements (such as age of bank limits and deposit caps), to merge with one another across state lines and to create a main bank with branches in separate states. After establishing branches in a state through an interstate merger transaction, a bank may establish and acquire additional branches at any location in the state where any bank involved in the interstate merger could have established or acquired branches under applicable federal and state law.

        Although Irwin Union Bank, F.S.B. has a different primary federal regulator from Irwin Union Bank and Trust, most, if not all, of the federal statutes and regulations applicable to Irwin Union Bank also apply to Irwin Union Bank, F.S.B. However, as a federally chartered savings bank, Irwin Union Bank, F.S.B. has greater flexibility in pursuing interstate branching than an Indiana state bank. A federal savings association may establish or operate a branch in any state outside the state of its home office if the association meets certain statutory requirements. These requirements do not apply if the law of the state where the branch is to be located offers reciprocal branching privileges with the state where the savings association has its home office located. As Irwin Union Bank and Trust does with its supervisory regulatory agencies, Irwin Union Bank, F.S.B. must file reports with the OTS and the FDIC concerning its activities and financial condition in addition to obtaining regulatory approvals before establishing branches or entering into certain transactions such as mergers with, or acquisitions of, other financial institutions.

  Community Reinvestment

        Under the Community Reinvestment Act, or the CRA, a financial institution has a continuing and affirmative obligation, consistent with its safe and sound operation, to help meet the credit needs of its entire community, including low- and moderate-income neighborhoods. The CRA does not establish specific lending requirements or programs for financial institutions, or limit an institution's discretion to develop the types of products and services that it believes are best suited to its particular community that are consistent with the CRA. Institutions are rated on their performance in meeting the needs of their communities. Performance is tested in three areas: (a) lending, which evaluates the institution's record of making loans in its assessment areas; (b) investment, which evaluates the institution's record of investing in community development projects, affordable housing and programs benefiting low or moderate income individuals and business; and (c) service, which evaluates the institution's delivery of services through its branches, ATMs and other offices. The CRA requires each federal banking agency, in connection with its examination of a financial institution, to assess and assign one of four ratings to the institution's record of meeting the credit needs of its community and to take this record into account in evaluating certain applications by the institution, including applications for charters, branches and other deposit facilities, relocations, mergers, consolidations, acquisitions of assets or assumptions of liabilities, and savings and loan holding company acquisitions. The CRA also requires that all institutions publicly disclose their CRA ratings. Both Irwin Union Bank and Trust and Irwin Union Bank, F.S.B. received a "satisfactory" rating on their most recent CRA performance evaluations.

  Brokered Deposits

        Brokered deposits include funds obtained, directly or indirectly, by or through a deposit broker for deposit into one or more deposit accounts. Well-capitalized institutions are not subject to limitations on brokered deposits, while an adequately capitalized institution is able to accept, renew or rollover brokered deposits only with a waiver from the FDIC and subject to certain restrictions on the yield paid on such deposits. Undercapitalized institutions are not permitted to accept brokered deposits. Irwin Union Bank and Trust and Irwin Union Bank, F.S.B. are permitted to accept brokered deposits.

  Gramm-Leach-Bliley Act

        On November 12, 1999, the Gramm-Leach-Bliley Act, or the GLB Act, was enacted, which amended or repealed certain provisions of the Glass-Steagall Act and other legislation that restricted the ability of bank holding companies, securities firms and insurance companies to affiliate with one another. The GLB Act establishes a comprehensive framework to permit affiliations among commercial banks, insurance companies and securities firms. The GLB Act contains provisions intended to safeguard consumer financial information in the hands of financial service providers by, among other things, requiring these entities to disclose their privacy policies to their customers and allowing customers to "opt out" of having their financial service providers disclose their confidential financial information to non-affiliated third parties, subject to certain exceptions. Final regulations implementing the new financial privacy regulations became effective during 2001. Similar to most other consumer-oriented laws, the regulations contain some specific prohibitions and require timely disclosure of certain information. We have devoted what we believe are sufficient resources to comply with these new requirements. We do not anticipate that the GLB Act will have a material adverse effect on our operations or prospects or those of our subsidiaries. However, to the extent the GLB Act permits banks, securities firms and insurance companies to affiliate, the financial services industry may experience further consolidation. This consolidation could result in a growing number of larger financial institutions that offer a wider variety of financial services than we currently offer and that can aggressively compete in the markets we currently serve.

Compliance with Consumer Protection Laws

        Our subsidiaries also are subject to many federal and state consumer protection statutes and regulations including the Equal Credit Opportunity Act, the Fair Housing Act, the Truth in Lending Act, the Truth in Savings Act, the Real Estate Settlement Procedures Act and the Home Mortgage Disclosure Act. Among other things, these acts:

  •
  require lenders to disclose credit terms in meaningful and consistent ways;

  •
  prohibit discrimination against an applicant in any consumer or business credit transaction;

  •
  prohibit discrimination in housing-related lending activities;

  •
  require certain lenders to collect and report applicant and borrower data regarding loans for home purchases or improvement projects;

  •
  require lenders to provide borrowers with information regarding the nature and cost of real estate settlements;

  •
  prohibit certain lending practices and limit escrow account amounts with respect to real estate transactions; and

  •
  prescribe possible penalties for violations of the requirements of consumer protection statutes and regulations.

  Equal Credit Opportunity Act

        The federal Equal Credit Opportunity Act prohibits discrimination against an applicant in any credit transaction, whether for consumer or business purposes, on the basis of race, color, religion, national origin, sex, marital status, age (except in limited circumstances), receipt of income from public assistance programs or good faith exercise of any rights under the Consumer Credit Protection Act. In addition to prohibiting outright discrimination on any of the impermissible bases listed above, an effects test has been applied to determine whether a violation of the act has occurred. This means that if a creditor's actions have had the effect of discriminating, the creditor may be held liable, even when there is no intent to discriminate. In addition to actual damages, the Equal Credit Opportunity Act permits regulatory agencies to take enforcement action and provides for punitive damages. Successful complainants also may be entitled to an award of court costs and attorneys' fees.

  Fair Housing Act

        The federal Fair Housing Act regulates many lending practices, including making it unlawful for any lender to discriminate in its housing-related lending activities against any person because of race, color, religion, national origin, sex, handicap or familial status. The Fair Housing Act is broadly written and has been broadly interpreted by the courts. A number of lending practices have been found to be, or may be considered, illegal under the Fair Housing Act, including some that are not specifically mentioned in the act itself. Among those practices that have been found to be, or may be considered, illegal under the Fair Housing Act are declining a loan for the purposes of racial discrimination, making excessively low appraisals of property based on racial considerations and pressuring, discouraging, or denying applications for credit on a prohibited basis.

        The Fair Housing Act allows a person who believes that he or she has been discriminated against to file a complaint with HUD. Aggrieved persons also may initiate a civil action. The Fair Housing Act also permits the Attorney General of the United States to commence a civil action if there is reasonable cause to believe that a person has been discriminated against in violation of the Fair Housing Act. Penalties for violation of the Fair Housing Act include actual damages suffered by the aggrieved person and injunctive or other equitable relief. The courts also may assess civil penalties.

  Home Mortgage Disclosure Act

        The federal Home Mortgage Disclosure Act grew out of public concern over credit shortages in certain urban neighborhoods. One purpose of the Home Mortgage Disclosure Act is to provide public information that will help show whether financial institutions are serving the housing credit needs of the neighborhoods and communities in which they are located. The Home Mortgage Disclosure Act also includes a "fair lending" aspect that requires the collection and disclosure of data about applicant and borrower characteristics as a way of identifying possible discriminatory lending patterns and enforcing anti-discrimination statutes. The Home Mortgage Disclosure Act requires institutions to report data regarding applications for loans for the purchase or improvement of one-to-four family and multifamily dwellings, as well as information concerning originations and purchases of such loans. Federal bank regulators rely, in part, upon data provided under the Home Mortgage Disclosure Act to determine whether depository institutions engage in discriminatory lending practices.

        The appropriate federal banking agency (that is, the Federal Reserve for Irwin Union Bank and Trust and the OTS for Irwin Union Bank, F.S.B.), or in some cases, HUD, enforces compliance with the Home Mortgage Disclosure Act and implements its regulations. Administrative sanctions, including civil money penalties, may be imposed by supervisory agencies for violations of this act.

  Real Estate Settlement Procedures Act

        The federal Real Estate Settlement Procedures Act, or RESPA, requires lenders to provide borrowers with disclosures regarding the nature and cost of real estate settlements. RESPA also prohibits certain abusive practices, such as kickbacks, and places limitations on the amount of escrow accounts. Violations of RESPA may result in imposition of penalties, including: (1) civil liability equal to three times the amount of any charge paid for the settlement services or civil liability of up to $1,000 per claimant, depending on the violation; (2) awards of court costs and attorneys' fees; and (3) fines of not more than $10,000 or imprisonment for not more than one year, or both. A significant number of individual claims and purported consumer class action claims have been commenced against financial institutions and other mortgage lending companies, including Irwin Mortgage, alleging violations of the escrow account rules and the prohibition against kickbacks and seeking civil damages, court costs and attorneys' fees. See "Legal Proceedings" beginning on page 98.

  Truth in Lending Act

        The federal Truth in Lending Act is designed to ensure that credit terms are disclosed in a meaningful way so that consumers may compare credit terms more readily and knowledgeably. As a result of the act, all creditors must use the same credit terminology and expressions of rates, the annual percentage rate, the finance charge, the amount financed, the total of payments and the payment schedule.

        Violations of the Truth in Lending Act may result in regulatory sanctions and in the imposition of both civil and, in the case of willful violations, criminal penalties. Under certain circumstances, the Truth in Lending Act and Federal Reserve Regulation Z also provide a consumer with a right of rescission, which relieves the consumer of the obligation to pay amounts to the creditor or to a third party in connection with the offending transaction, including finance charges, application fee, commitment fees, title search fees and appraisal fees. Consumers may also seek actual and punitive damages for violations in the Truth in Lending Act. See "Legal Proceedings" beginning on page 98.

  State Consumer Protection Laws

        In addition to the federal consumer protection laws discussed above, our subsidiaries are also subject to state consumer protection laws that regulate the mortgage origination and lending businesses of these subsidiaries. As part of the home equity line of business in conjunction with its subsidiary, Irwin Home Equity, Irwin Union Bank and Trust originates home equity loans through its branch in Nevada. Irwin Union Bank and Trust uses interest rates and loan terms in its home equity loans and lines of credit that are authorized by Nevada law, but might not be authorized by the laws of the states in which the borrowers are located. As a FDIC-insured, state member bank, Irwin Union Bank and Trust is authorized by Section 27 of the FDIA to charge interest at rates allowed by the laws of the state where the bank is located regardless of any inconsistent state law, and to apply these rates to loans to borrowers in other states. The FDIC has opined that a state bank with branches outside of the state in which it is chartered may also be located in a state in which it maintains an interstate branch. Irwin Union Bank and Trust relies on Section 27 of the FDIA and the FDIC opinion in conducting its home equity lending business described above. From time to time, state regulators have questioned the application of Section 27 of the FDIA to credit practices affecting citizens of their states. Any change in Section 27 of the FDIA or in the FDIC's interpretation of this provision, or any successful challenge as to the permissibility of these activities, could require that we change the terms of some of our loans or the manner in which we conduct our home equity line of business.

Monetary Policy and Economic Conditions

        General economic conditions and the fiscal and monetary policies of federal regulatory agencies, such as the Federal Reserve, affect the earnings of banks and bank holding companies. Through open market transactions, variations in the discount rate and the establishment of reserve requirements, the Federal Reserve exerts considerable influence over the cost and availability of funds obtainable for lending or investing.

        The above monetary and fiscal policies and resulting changes in interest rates have affected the operating results of all commercial banks in the past and are expected to do so in the future. We cannot fully predict the nature or the extent of any effects that fiscal or monetary policies may have on our business and earnings.

MANAGEMENT

Security Ownership of Management

        The following information regarding the beneficial ownership of our common shares is provided as of December 31, 2001, for each of our directors and certain executive officers, individually, and all of our directors and executive officers as a group.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(3)(4)	% of Class Before the Offering	% of Class After the Offering
William I. Miller(2)(6)	10,771,773(1)	50.53%	41.30%
Sally A. Dean(2)	19,656	*	*
David W. Goodrich(2)	18,607	*	*
John T. Hackett(2)	35,654	*	*
William H. Kling(2)	14,776	*	*
Brenda J. Lauderback(2)	9,534	*	*
John C. McGinty, Jr.(2)	16,990	*	*
John A. Nash(2)(6)	535,073	2.49%	2.06%
Lance R. Odden(2)	20,632	*	*
Theodore M. Solso(2)	36,734	*	*
Robert H. Griffith(6)	17,964	*	*
Elena Delgado(6)(7)	14,869	*	*
Thomas D. Washburn(6)	130,364	*	*
Directors and Executive Officers as a Group (25 persons)	11,916,177(5)	55.87%	44.60%

*
Less than 1%

(1)
See Footnotes 1 and 2 to the table under "Principal Shareholders."

(2)
Director.

(3)
For directors, Dean (3,379 shares), Hackett (4,914 shares), Kling (4,401 shares), McGinty (5,699 shares), Odden (4,912 shares) and Solso (4,006 shares), includes shares as to which the director holds sole voting power but no investment power under our Outside Director Restricted Stock Compensation Plans.

(4)
Includes shares that the following directors and executive officers have the right to acquire within 60 days of December 31, 2001 through the exercise of stock options: William Miller (278,825 shares), Nash (215,825 shares), other directors (41,224 shares), and named executive officers (117,235 shares).

(5)
Includes shares that the other executive officers have a right to acquire within 60 days of December 31, 2001 through the exercise of stock options (230,976 shares). See also Footnote 4 above.

(6)
Executive officer.

(7)
Ms. Delgado is the President of Irwin Home Equity. She owns 5% of the common stock of Irwin Home Equity. That ownership, together with the rights in her shareholder agreement in effect, provides Ms. Delgado with a 5% interest, net of our preferred interest, in the value of the home equity line of business conducted jointly by Irwin Home Equity and Irwin Union Bank and Trust.

Our Directors

        The following sets forth, as of December 31, 2001, the name, age, principal occupation for the past five years and year in which each director was first elected as a director, as well as all other directorships held by each director in other corporations subject to the reporting requirements of the

Securities Exchange Act of 1934 and in any investment company. There are no family relationships among any of the directors or executive officers.

        Sally A. Dean (53). Ms. Dean, a director since 1995, is a retired Senior Vice President of Dillon, Read & Co. Inc. (investment bank). She serves as Chairman of the Paideia School Endowment Board and is former President of the Board of Trustees, Randolph-Macon Woman's College, where she is a member of the investment committee.

        David W. Goodrich (53). Mr. Goodrich, a director since 1986, has been President and Chief Executive Officer of Central Indiana Corporate Partnership since June 1999. He was the former President of the Indianapolis, Indiana Colliers Turley Martin Tucker Company (realty company) from May 1998 to July 1999. He is a Chairman of the Board of Citizens, Gas and Coke Utility and a director of Clarian Health Partners, Inc. and American United Life Insurance Company.

        John T. Hackett (69). Mr. Hackett, a director since 1981, has been Managing General Partner of CID Equity Partners, L.P. (a private equity investment partnership) since 1991. He is a director of the Wabash National Corp. and the Ball Corporation.

        William H. Kling (59). Mr. Kling, a director since 1993, is President and Chief Executive Officer of the American Public Media Group ("APMG"). APMG is the parent company of Minnesota Public Radio, Southern California Public Radio and the Greenspring Company (a diversified media company). Mr. Kling became President of Minnesota Public Radio in 1966 (a regional network of 31 public radio stations). In 1987, he became the President of the Greenspring Company. He is a director of The St. Paul Companies, The Wenger Corporation, AT&T Cable of St. Paul and several funds of the American Funds family of the Capital Group.

        Brenda J. Lauderback (51). Ms. Lauderback, a director since 1996, was former President of the Retail and Wholesale Group of the Nine West Group, Inc. from May 1995 until January 1998. She is a director of Consolidated Stores and Louisiana-Pacific Corporation. She is a trustee for the Hord Foundation.

        John C. McGinty, Jr. (51). Mr. McGinty, a director since 1991, has been the President of Peregrine Associates, Inc. (healthcare, governance, and leadership consulting firm) since 1997. He has been the Managing Director of The Greeley Company (healthcare leadership consulting, strategic planning, education, and publications firm) since 1997, and was a part-time faculty member at Indiana University from 1997 to 2001. From 1986 to 1997, Mr. McGinty was the President and Chief Executive Officer of Southeastern Indiana Health Management, Inc. and Columbus Regional Hospital.

        William I. Miller (45). Mr. Miller, a director since 1985, has been our Chairman since August 1990. He is a director of Cummins Inc., The Tennant Company, the New Perspective Fund, Inc. and the New World Fund, Inc. of the American Funds family of the Capital Group. He is a trustee of EuroPacific Growth Fund of the American Funds family of the Capital Group. He also serves as a trustee of The Taft School and of the National Building Museum.

        John A. Nash (63). Mr. Nash, a director since 1972, is Chairman of the Executive Committee and has been our President since August 1990. He is chairman of the Board of Trustees of Columbus Regional Hospital.

        Lance R. Odden (62). Mr. Odden, a director since 1991, retired as Head Master of The Taft School (private educational institution) in June 2001, having served in that capacity since 1972. Mr. Odden serves as an advisor to Warburg Pincus and is a trustee of the Thacker School and Chancellor Academy.

        Theodore M. Solso (54). Mr. Solso, a director since 1993, has been the Chairman and Chief Executive Officer of Cummins Inc. since January 2000. He served as President and Chief Operating Officer of Cummins from 1995 to 2000. He is a director of the Ashland Company and Cummins Inc., and a trustee of DePauw University.

Our Executive Officers

        Our executive officers are elected annually by the Board of Directors and serve for a term of one year or until their successors are elected and qualified. In addition to our Chairman, Mr. Miller, and President, Mr. Nash, both of whom also serve as directors, our executive officers are listed below.

        Claude E. Davis (41) has been President of Irwin Union Bank and Trust since January, 1996. He has been an officer since 1988.

        Elena Delgado (46) has been President and Chief Executive Officer of Irwin Home Equity since September, 1994.

        Gregory F. Ehlinger (39) has been our Senior Vice President and Chief Financial Officer since August of 1999. He has been one of our officers since August 1992.

        Paul D. Freudenthaler (37) joined us as Vice President—Financial Risk Management in December 2001. From September 2000 through November 2001, he was Corporate Controller for America Online Latin America, an internet service provider. From July 2000 to August 2000 he served as Senior Vice President—Treasurer of Telscape International, Inc., a development stage telecommunications company. Prior thereto, he held the position of Chief Accounting Officer of Telscape from July 1999 until June 2000. Subsequent to his departure from Telscape, Telscape filed a voluntary petition for relief under Chapter 11 of the U.S. Bankruptcy Code on April 27, 2001. From February 1999 through June 1999, he was Director—International of Bank United, F.S.B. From January 1994 through January 1999, he was Director—International of Irwin Mortgage Corporation, our subsidiary.

        Jose M. Gonzalez (43) has been our Vice President—Internal Audit since October 1995.

        Robert H. Griffith (43) has been President and Chief Executive Officer of Irwin Mortgage since January, 2001. He has been an officer of Irwin Mortgage since 1993.

        Theresa L. Hall (49) has been our Vice President—Human Resources since 1988 and has been one of our officers since 1980.

        Bradley J. Kime (41) has been President of Irwin Union Bank F.S.B. since December 2000, and is also Chief Operating Officer and Executive Vice President of Irwin Union Bank and Trust. He has been an officer of Irwin Union Bank and Trust since 1987, and one of our officers since 1986.

        Jody A. Littrell (33) has been our Vice President and Controller since March 2000. He was employed with Arthur Andersen LLP from September 1990 to March 2000.

        Ellen Z. Mufson (52) has been our Vice President-Legal and Assistant Secretary since September 1997. She was Vice President-Legal Counsel of Irwin Union Bank and Trust from July 1996 through August 1997, and our Corporate Counsel from January 1995 through June, 1996.

        Matthew F. Souza (44) has been our Senior Vice President-Ethics since August 1999 and our Secretary since 1986. He has been one of our officers since 1986.

        Michael E. Taft (60) has been President of Irwin Business Finance since April 1999. From August 1998 to April 1999, he was Executive Vice President of General Electric Capital Business Asset Funding Corp., a subsidiary of General Electric Capital Corporation. From September 1984 to August 1998, he was Executive Vice President of MetLife Capital Corporation, a subsidiary of Metropolitan Life Insurance Company (General Electric Capital Corporation acquired MetLife Capital in August 1998).

        Thomas D. Washburn (54) has been our Executive Vice President since August 1999 and has been one of our officers since 1976. From 1976 to August, 1999 he served as our Senior Vice President and Chief Financial Officer.

        Brett R. Vanderkolk (35) has been our Vice President-Treasurer since September 2000. From August 1996, to September 2000, he served as Manager, Corporate Finance for Arvin Industries, Inc. (manufacturer of automotive products).

Board of Directors

        Our Board of Directors currently consists of 10 members divided into three classes of directors who are elected to hold office for staggered terms of one, two or three years, as provided in our by-laws. Directors Miller, Nash and Solso currently are serving a one-year term, which expires in 2002; Directors Goodrich, Hackett, Lauderback and McGinty are serving a two-year term, which expires in 2003; and Directors Dean, Kling and Odden are serving a three-year term, which expires in 2004. The Board held seven meetings during 2001.

        We have appointed certain members of our Board to serve on various committees of our Board of Directors. Our Board of Directors has established four standing committees: (1) the Audit Committee; (2) the Compensation Committee; (3) the Governance Committee; and (4) the Executive Committee.

  Audit Committee

        The Audit Committee has primarily responsibility for the discharge of the following functions: recommendation of the firm to be employed as our independent auditors; consultation with the independent auditors regarding the plan of audit; review, in consultation with the independent auditors, of the report of audit, or proposed report of audit, and the accompanying management letter, if any; review and direction of the work performed by our internal audit department; review of regulatory examination reports received by us and our subsidiaries; and consultation with the independent and internal auditors with regard to the adequacy of internal controls. The members of the Audit Committee are directors Dean, Hackett, Lauderback and McGinty. The Committee held nine meetings during 2001.

  Compensation Committee

        The Compensation Committee reviews and considers recommendations from management concerning our executive compensation policies, employee benefit plans, and salary administration program, including an annual review of the total compensation and recommended adjustments for all of our officers and the officers of our subsidiaries. This committee administers the short-term and long-term management incentive plans. This committee also administers existing stock option and employee savings plans. The deliberations of the committee are reported to the Board of Directors for review and approval. The members of this committee are directors Dean, Goodrich and Kling. The Compensation Committee held three meetings in 2001.

  Governance Committee

        The Governance Committee makes recommendations to the Board of Directors regarding general qualifications for nominees as directors, desired areas of community and business representation, size of the Board of Directors and the terms of its members, director compensation, and the retirement policy for directors. On the basis of these general determinations, this committee recommends qualified individuals to serve as directors. Shareholder recommendations for nominees will be accepted by this committee; however, no formal procedures have been developed to consider such recommendations. The members of the Governance Committee are directors Goodrich, McGinty, Miller, Nash and Odden. The Governance Committee held four meetings in 2001.

  Executive Committee

        The Executive Committee acts on the Board of Directors' behalf at such times as may be designated by the Board of Directors pursuant to the conduct of the business of the Board of

Directors. The members of the Executive Committee are directors Hackett, McGinty, Miller, Nash and Solso. The Executive Committee held no meetings in 2001.

Director Compensation

        Under the outside directors' fee schedule, from January 1, 2001 to December 31, 2001, each of our outside directors earned a retainer of $45,000, $25,000 of which was paid in the form of stock options. In 2002, the directors will earn a retainer fee of $50,000, $25,000 of which will be paid in shares of our common stock. The remainder of the retainer is payable in cash, additional stock options, or in common shares issued under our 1999 Outside Director Restricted Stock Compensation Plan.

        In addition to the annual retainer described above, in 2001, our outside directors received $1,000 for attending each meeting of our Board of Directors and $1,000 for attendance at each meeting of a committee of our Board of Directors. The committee chairpersons also received an additional retainer of $3,000. In 2002, members of the Audit Committee will receive $2,000 for each meeting attended.

        The outside director plan covers only our non-employee directors and the non-employee directors of our subsidiaries, allowing an outside director to elect to receive the remainder of his or her annual retainer fees ($20,000 in 2001, $25,000 in 2002) and/or meeting attendance fees (collectively, director fees) in the form of common shares rather than in cash, with a market value equivalent to the cash value of the fees. The outside director plan allows the grant of up to 100,000 common shares through December 31, 2009. Grants under the outside director plan may be for one or more years of future service. The common shares granted under the outside director plan are subject to forfeiture on a pro rata basis if the outside director recipient does not serve until the end of the outside director plan year to which the common shares apply. Forfeited common shares will revert to us.

        A committee, appointed by the Board of Directors, administers the plan. Except for an election for a calendar year in which a person first becomes an outside director, each election is effective for not less than one calendar year but may be made for additional calendar years subject to any limitation imposed by the committee at the time an election is made. A grant of common shares for multiple years of service will be equal to the value of the cash retainer and/or meeting fees earned during the number of years covered by the grant.

        Before delivery to outside directors, certificates issued by the outside director committee under the plan will be held by our Secretary for one year after the last date covered by the election under which the common shares were issued, or an earlier date determined by the outside director committee.

        An outside director has only limited rights as a shareholder with respect to common shares subject to an election until the certificates representing those shares are issued. When a certificate is issued, the outside director will have the power to vote the common shares represented by the certificate on all matters presented to a vote of our shareholders and will be entitled to receive all dividends and other distributions declared or paid by us on those shares. An outside director will have no right to sell, pledge, encumber, or otherwise dispose of any common shares issued under the outside director plan during the time the certificates representing common shares are held by our Secretary, other than for transactions between the outside director and us or any director of us or an affiliate.

        As of December 31, 2001, a total of 27,311 common shares are registered under the outside director plan in the names of the participating director nominees. A total of 29,627 shares have been granted to participants in the outside director plan. Grants made under the previous outside director plan since its inception in 1989 total 102,402 common shares. During 2001, directors Dean, Hackett, Kling, McGinty, Odden, and Solso participated in the outside director plan.

        No fees other than director fees are paid to directors for services rendered in that capacity. Directors who are officers of us or any of our subsidiaries do not receive any director fees.

Compliance with Section 16(a) of the Securities Act

        Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common shares and our other equity securities. Executive officers, directors, and greater than 10% shareholders are required by the SEC to furnish us with copies of all Section 16(a) forms they file.

        To our knowledge, based solely on a review of the copies of the reports furnished to us and written representations that no other reports were required, all Section 16(a) filing requirements applicable to our executive officers, directors, and greater than 10% shareholders for fiscal 2001 were met.

Compensation Committee Interlocks and Insider Participation

        No member of the Compensation Committee of our Board of Directors was, during 2001, an officer or employee of us or of any of our subsidiaries.

Executive Compensation and Other Information

  Summary of Cash and Certain Other Compensation

        The following table provides certain summary information concerning compensation paid or accrued by us and our subsidiaries to or on behalf of our Chairman (we do not formally use the title of chief executive officer) and each of our four other most highly compensated executive officers for the fiscal years ended December 31, 1999, 2000 and 2001:

Summary Compensation Table

Annual Compensation(1)(4)
Name & Principal Position				Long-Term Compensation Awards Option/SAR(#)	All Other Compensation(6)(7)
	Year	Salary(2)	Bonus(3)
William I. Miller Chairman	2001 2000 1999	$480,667 469,333 440,000	$699,989 665,400 644,855	101,100 99,900 49,600	$5,100(5) 81,400(5) 152,507(5)
Robert H. Griffith President and CEO— Irwin Mortgage Corporation	2001 2000 1999	$220,000 158,333 130,000	$841,596 142,808 45,022	4,600 3,400 2,100	$5,100(8) 7,400(8) 7,400(8)
John A. Nash President	2001 2000 1999	$324,000 316,667 306,667	$425,826 313,096 327,793	38,400 41,500 25,700	$5,100(5) 188,137(5) 398,255(5)
Elena Delgado President-Irwin Home Equity Corporation	2001 2000 1999	$226,667 216,667 193,333	$278,589 310,457 195,911	12,700 5,000 4,000	$5,100(5) 5,100 2,484
Thomas D. Washburn Executive Vice President	2001 2000 1999	$246,667 230,000 203,333	$239,192 222,488 196,164	13,600 12,800 9,700	$5,100(5) 5,100 3,382

(1)
Amounts other than salary are reported on an accrual basis.

(2)
Includes amounts directed by the executive officer to be contributed on a pre-tax basis to our savings plans.

(3)
Includes short-term bonus payments from us and certain subsidiaries.

(4)
With respect to each individual named in the Summary Compensation Table there were no perquisites or other personal benefits, securities or property which, in the aggregate, exceeded either $50,000 or 10% of the total of such individual's annual salary and bonus.

(5)
Includes accruals made under a supplemental retirement benefit plan. See "Supplemental Retirement Benefit Plan."

(6)
Includes contributions by us or certain subsidiaries to qualified savings plans. (See Note 7.)

(7)
Detailed information relevant to the "All Other Compensation" column for 2001 in the Summary Compensation Table above is shown in the following table.

Name	Qualified Savings Plan 2001
William I. Miller	$5,100
Robert H. Griffith	7,800
John A. Nash	5,100
Elena Delgado	5,100
Thomas D. Washburn	5,100
(8)
Excludes compensation payable to Robert H. Griffith under the terms of the Irwin Mortgage Long-Term Incentive Plan disclosed elsewhere herein. See "Long-Term Incentive Plans".

  Stock Options and Stock Appreciation Rights

        The following table contains information concerning the grant of stock options under our 1997 Stock Option Plan to each named executive officer during 2001:

Option/SAR Grants in Last Fiscal Year

Name	Options/ SARs Granted(1)#	Percent of Total Options/SARs Granted to Employees in Fiscal Year	Exercise of Base Price ($/SH)	Expiration Date	Grant Date Value Grant Date Present Value(2)
William I. Miller	101,100	25.58%	$21.38	4/24/2011	$1,148,496
Robert H. Griffith	4,600	1.16	21.38	4/24/2011	52,256
John A. Nash	38,400	9.72	21.38	4/24/2011	436,224
Elena Delgado	12,700	3.21	23.425	8/29/2011	144,272
Thomas D. Washburn	13,600	3.44	21.38	4/24/2011	154,496

(1)
All grants are subject to a vesting schedule where 25% of each grant is vested on the date of the grant and 25% of each grant vests on the anniversary date of each grant in each of the three years following the grant.

(2)
Total option values shown in the far right-hand column were derived using the Binomial option pricing model. Assumptions used in the valuation included an expected volatility factor of .40, an expected future dividend yield of .01, and a risk-free rate of return of .0562. The Binomial model suggests a valuation of $11.36 per share under these assumptions. The Black-Scholes option pricing model would suggest a valuation of $11.28 per share under these same assumptions. The use of a single value as shown in the table above implies a precision to stock option valuation that we do not believe exists and that therefore may cause the above table to be misleading. Accordingly, there is no assurance that the value realized on the options, if any, will be at or near the value estimated by the Binomial option pricing model. Future compensation resulting from option grants is based solely upon the performance of our stock price.

  Option/SAR Exercises and Holdings

        The following table provides information, with respect to each named executive officer, concerning the exercise of options and/or SARs during 2001 and unexercised options and SARs held as of the end of 2001:

Aggregated Options/SARS Exercised in Last Fiscal Year
and Fiscal Year-End Option/SAR Values

					Value of Unexercised In-the-Money Options/SARs at Fiscal Year-End(1)
			Number of Unexercised Options/SARs at Fiscal Year-End(#)
Name	Shares Acquired on Exercise(#)	Value Realized
			Exercisable	Unexercisable	Exercisable	Unexercisable
William I. Miller	66,400	$1,314,886	278,825	138,175	$905,676	$1,561
Robert H. Griffith	—	—	7,645	5,675	6,678	53
John A. Nash	127,200	2,581,550	215,825	55,975	1,216,487	648
Elena Delgado	—	—	11,675	13,025	10,016	78
Thomas D. Washburn	10,000	184,687	97,915	19,025	640,619	200

(1)
The closing price of our common shares on December 31, 2001 was $17.00 per share.

  Long-Term Incentive Plans

        The following table provides information concerning an award made during 2001 under the Irwin Mortgage's Long-Term Incentive Plan to named executive officer Robert H. Griffith. The award represents an accrued liability. This award is performance based with targets established by the Board of Directors of Irwin Mortgage.

Long-Term Incentive Plan Awards In Last Fiscal Year

Name	Number of Shares, Units or Other Rights	Performance or Other Period Until Maturation or Payout	Estimated Future Payouts Under Non- Stock Price-Based Plans ($ or #)
Robert H. Griffith	$380,998	Deferrable Compensation under Terms of the Plan	$380,998

  Pension Plans

        We and certain of our subsidiaries maintain a non-contributory qualified defined benefit Employees' Pension Plan. This plan provides for retirement benefits to most of the officers and employees of these companies. Under the provisions of this plan, participating companies will contribute assets sufficient to pay all benefits to plan participants. Contributions to this plan are actuarially determined to fund the current service cost on a current basis and to fund initial past service costs over a period of 30 years. Employees who have completed one year of service (1,000 hours worked during a 12-month period) are eligible for participation. Benefits vest after five years of credited service. In addition to benefits paid to retiring employees, death and deferred termination benefits are available to employees who meet certain conditions under this plan.

        The table below shows the estimated annual benefits payable, based upon reasonable assumptions, under this plan as in effect on January 1, 2001. Basic wages considered for this plan are for the five consecutive plan years of highest compensation, and include basic compensation, commissions, and payments from short-term bonus plans. In accordance with Section 401(a)(17) of the Internal Revenue Code of 1986, basic wages above $170,000 are not used in the calculation of plan benefits.

	Years of Service
Remuneration
	15	20	25	30	35
$ 50,000	$11,000	$14,700	$18,300	$18,700	$19,200
75,000	18,300	24,400	30,500	31,700	33,000
100,000	25,600	34,200	42,700	44,700	46,800
125,000	32,900	43,900	54,900	57,700	60,600
150,000	40,200	53,700	67,100	70,700	74,400
175,000	46,100	61,500	76,800	81,100	85,500
200,000	46,100	61,500	76,800	81,100	85,500
225,000	46,100	61,500	76,800	81,100	85,500
250,000	46,100	61,500	76,800	81,100	85,500
275,000	46,100	61,500	76,800	81,100	85,500
300,000	46,100	61,500	76,800	81,100	85,500
350,000	46,100	61,500	76,800	81,100	85,500
400,000	46,100	61,500	76,800	81,100	85,500
450,000	46,100	61,500	76,800	81,100	85,500
500,000	46,100	61,500	76,800	81,100	85,500

        The current years of service at December 31, 2000, for the individuals named in the compensation tables above, are as follows: Mr. Nash (35), Mr. Washburn (25), and Mr. Miller (11). Mr. McGuire and Ms. Delgado are not covered by the Plan.

        Benefits listed in the pension plan table are payable under various annuity options and are not subject to any deduction for Social Security or other offset amounts. This plan was amended effective January 1, 1994. For service after January 1, 1994, Mr. Washburn received an additional benefit accrual equal to 75% of his usual benefit. In 1999, Mr. Washburn received a one-time benefit accrual equal to 225% of his usual benefit. This increase brings Mr. Washburn into parity with other executives. For service after January 1, 1994, Mr. Miller received an additional benefit accrual equal to 75% of his usual benefit.

  Supplemental Retirement Benefit Plan

        On May 19, 1992, the Board of Directors approved our compensation committee's recommendation to provide a supplemental executive retirement benefit to William I. Miller. A similar benefit was approved prior to 1992 for John A. Nash. A similar benefit was implemented on January 1, 2000 for Thomas D. Washburn. The benefit provides Mr. Miller with an amount of company-provided benefits not provided under the pension plan because of the limitations imposed by Sections 415 and 401(a)(17) of the Internal Revenue Code of 1986, as amended. Criteria used to determine amounts payable under this benefit are the same as those used by our pension plan; that is, service with us, age at retirement, and earnings. Benefits are measured in the same manner as under the pension plan, using credited service with us. Method of payment of the supplemental benefit is a monthly annuity payable for life, with a guarantee of 180 payments.

        The table below shows the estimated annual benefits payable, based upon reasonable assumptions, under this plan as in effect on January 1, 2001:

	Years of Service
Remuneration
	15	20	25	30	35
$ 170,000	$0	$0	$0	$0	$0
200,000	8,800	11,700	14,700	15,600	16,500
275,000	30,700	40,900	51,200	54,600	58,000
350,000	52,600	70,200	87,800	93,600	99,400
425,000	74,600	99,400	124,300	132,600	140,800
500,000	96,500	128,700	160,900	171,600	182,300
575,000	118,500	157,900	197,500	210,600	223,700
650,000	140,400	187,200	234,000	249,600	265,200
725,000	162,300	216,400	270,600	288,600	306,600
800,000	184,300	245,700	307,200	327,600	348,000
875,000	206,200	274,900	343,700	366,600	389,500
950,000	228,100	304,200	380,300	405,600	430,900
1,025,000	250,100	333,400	416,800	444,600	472,300
1,100,000	272,000	362,700	453,400	483,600	513,800
1,175,000	294,000	391,900	490,000	522,600	555,200

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

        Certain of our directors, officers and associates were customers of and had transactions with our subsidiaries in the ordinary course of business during the past year, including insurance services, corporate and personal trust services, and general commercial and mortgage banking business. Other transactions may be expected to take place between such persons and these subsidiaries. All outstanding loans and commitments included in such transactions were made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectibility or present other unfavorable features. See also "Principal Shareholders" on page 98 of this prospectus.

        Companies controlled by Irwin Miller, the Estate of Clementine M. Tangeman, and William I. Miller purchased commercial paper from us from time to time. The maximum amount outstanding was $23,499,711 during 2001, $23,354,766 during 2000 and $20,489,234 during 1999, and the amount outstanding was $11,123,183 at year end 2001, $5,735,119 at year end 2000 and $15,594,192 at year end 1999. In the opinion of management, the rates paid by us on these commercial paper transactions were comparable to the prevailing rates for such transactions at the time of the respective transactions.

        In addition to corporate and personal trust services and general banking business, companies owned or controlled by Mr. Irwin Miller and the Estate of Clementine M. Tangeman purchased insurance services (offered by a subsidiary of Irwin Union Bank and Trust, Irwin Union Insurance, Inc., to the companies and to the public, generally, as a regular service) for the sale of which Irwin Union Insurance, Inc. received gross commissions of approximately $1,165 in 2001, $20,721 in 2000 and $18,047 in 1999. The commissions paid were at the same rate as those prevailing on comparable sales to the general public.

        We made payments totaling $53,200 in 2001, $51,000 in 2000 and $47,424 in 1999 to a company controlled by Mr. Irwin Miller and the Estate of Clementine M. Tangeman in exchange for the administrative and support services of an employee of such company. In the opinion of management, such payment was comparable to, or more favorable to us than, the cost of hiring an additional employee.

        We have entered into shareholder agreements with Irwin Home Equity and its minority common shareholders, including Elena Delgado, who is one of our executive officers. The shareholder agreements, together with the common shares of Irwin Home Equity held by these individuals, in effect provide them with a 10% aggregate interest—and Ms. Delgado with a 5% interest—net of our preferred interest, in the value of the home equity line of business.

        In January 2002, we offered to extend three-year term loans to the minority common shareholders of Irwin Home Equity, including Ms. Delgado. The offer is available through March 31, 2002. Each minority shareholder is eligible for a loan in an amount up to a certain percentage of the value of his or her interest in the home equity line of business at September 30, 2001. Each loan would bear interest at the applicable federal rate for short-term loans in effect during the month in which the loan is made and would be secured by a pledge of the individual's ownership interest in the home equity line of business (including his or her common shares in Irwin Home Equity and all rights under the shareholder agreement). Amounts due on the loan would be payable upon the earlier of maturity of the loan or the minority shareholder's receipt of proceeds as the result of certain liquidity events. The maximum amount of the loan we are offering under the program to Ms. Delgado is $1.025 million.

        In addition, as part of incentive arrangements currently being discussed with Irwin Home Equity management, we have proposed, subject to certain conditions, that we make certain tax "gross up" payments to the minority shareholders, including Ms. Delgado. If the proposed conditions were met, the payments would occur if we or Irwin Home Equity purchased shares of Irwin Home Equity from the minority shareholders and they were required to treat any portion of their sale proceeds as ordinary income for tax purposes.

        In connection with our effort to reduce the concentration of residual assets at the bank in light of the new regulatory capital rules, we are considering a reorganization of certain subsidiaries that hold residual assets from previous home equity securitization transactions. As part of this subsidiary reorganization, we are considering issuing a minority interest in the common stock of a new subsidiary to the minority shareholders of Irwin Home Equity, including Ms. Delgado. Upon formation of the new subsidiary, it is anticipated that we would receive a preferred interest in an amount equal to the then current value of any residual assets we contribute to this subsidiary. To the extent we realize returns on the residual assets in excess of our liquidation preference, Ms. Delgado and the other minority shareholders would share proportionately with us as common shareholders in the excess return.

        During 2001, Irwin Ventures entered into a management arrangement with certain members of senior management, including our Chairman, William I. Miller, and Executive Vice President, Thomas D. Washburn. Under the arrangement, participating individuals have a carried interest entitling them, in the aggregate, to up to 20% of the profits earned on venture investments made by Irwin Ventures. No amounts are currently accrued to the accounts of Messrs. Miller and Washburn under this carried interest arrangement. In addition, certain of our executive officers participate in a private fund organized to co-invest with Irwin Ventures. At the election of each individual participant, we may make non-recourse loans to fund up to 50% of the participant's annual investment in the co-investment fund. To date, Messrs. Davis, Ehlinger, Griffith, Nash, Souza and Taft have made co-investments with Irwin Ventures through this fund totaling $220,000 and have elected to co-invest a total of an additional $210,000 during 2002. These amounts include non-recourse loans made to these individuals in the amount of $110,000 and commitments to loan an additional $105,000 to these individuals in 2002. These loans will bear interest at a rate not more than 2% over a prime rate we determine and are secured by a pledge of the participant's proportionate interest in the co-investments made during the applicable year.

        Our executive officers participate in an annual short-term bonus plan that we implemented in 1998. In general, provided the company meets or exceeds certain target levels of financial performance, the plan provides for payment of annual cash bonuses determined according to a formula based on specified percentages of the executive's base pay. Payment of a portion of these bonuses may be deferred. Deferred amounts are accrued and credited to accounts of the individual participants who are entitled to future payouts of these amounts under the plan. As of December 31, 2001, the aggregate deferred amounts payable to our executive officers was $1,237,155, including amounts payable to Messrs. Miller, Nash, Washburn and Griffith and Ms. Delgado equal to $238,378, $134,451, $78,383, $455,117 and $115,803, respectively.

        In 1998, we purchased a 12.5% interest in a Hawker 800 aircraft owned by Cummins Inc. Cummins also provides maintenance and flight services for the aircraft. We paid management fees of $46,805 in 2000 and 2001, and $53,300 in 1999 for our ownership interest. We paid $102,588 in 2001, $70,261 in 2000 and $92,776 in 1999 in operating costs to Cummins in connection with the aircraft. We also have a timeshare agreement with Cummins for the use of a substitute aircraft when the jointly-owned aircraft is undergoing major maintenance. The costs and terms associated with the ownership interest and operation of the aircraft were considered at least as favorable as other alternative aircraft arrangements. The costs charged under the timeshare agreement are those permitted by Federal Aviation Regulations. Chairman Miller is also a director of Cummins Inc. Mr. Solso, one of our directors, is Chairman, Chief Executive Officer and a director of Cummins Inc.

        In 1979, Irwin Union Insurance, Inc., as an independent property/casualty insurance agency, was appointed to represent and offer property/casualty and liability products of The St. Paul Companies to its customers. Mr. Kling, one of our directors, is also a director of The St. Paul Companies. Irwin Union Insurance, Inc. received gross agency commissions of $77,261 in 2001, $68,694 in 2000 and $94,762 in 1999 from The St. Paul Companies. Mr. Hackett, one of our directors, was a director of Meridian Insurance Group, Inc. Irwin Union Insurance, Inc. received gross agency commissions of $112,366 in 2001, $95,363 in 2000 and $122,758 in 1999 from Meridian Insurance Group, Inc.

PRINCIPAL SHAREHOLDERS

        The following information is given as of December 31, 2001, for persons known by management to beneficially own more than 5% of our common shares. All of the shares listed are beneficially owned through voting and investment power held solely by the reported owner, except as otherwise indicated.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percentage of Ownership
IFC Trust Under Trust Agreement dated 6/29/90, Clementine M. Tangeman, Donor, Irwin Miller, Trustee 301 Washington Street Columbus, Indiana	5,160,592	(1)	24.22%
Irwin Miller 301 Washington Street Columbus, Indiana	5,310,358	(1)(2)	24.92%
William I. Miller 500 Washington Street Columbus, Indiana	10,771,773	(1)(3)	50.53%

(1)
Certain shares owned by the IFC Trust (5,160,592 shares which were donated to the Trust by the Estate of Mrs. Clementine Tangeman) and Mr. Irwin Miller (5,160,544 shares) are subject to an irrevocable proxy held by Mr. William I. Miller to vote such shares. Mr. William I. Miller holds a right to acquire these same 10,321,136 shares, pursuant to options purchased by Mr. Miller from Mrs. Clementine Tangeman and Mr. Irwin Miller, within 60 days of December 31, 2001 but subject to certain contingencies.

(2)
Includes 132,535 shares owned by Mr. Irwin Miller's wife, Xenia S. Miller, as to which Mr. Miller holds no voting or investment power and for which Mr. Miller expressly disclaims any beneficial interest; 15,310 shares as to which Mr. Miller holds voting and investment power; and 1,969 shares which Mr. Miller has the right to acquire within 60 days of December 31, 2001 through the exercise of stock options.

(3)
See Footnote 1 above. Includes 138,945 shares as to which Mr. Miller holds voting and investment power; 22,812 shares for which Mr. Miller is the custodian of on behalf of his children and for which Mr. Miller expressly disclaims any beneficial interest; 10,055 shares that are held in the 1998 William I. Miller Annual Exclusion Trust, Lynne M. Maguire, Trustee, for which Mr. Miller expressly disclaims any beneficial interest; and 278,825 shares which Mr. Miller has the right to acquire within 60 days of December 31, 2001 through the exercise of stock options.

PROPERTIES

        Our main office and the main offices of Irwin Ventures LLC, Irwin Ventures SBIC LLC, and Irwin Union Credit Insurance Corporation are located at 500 Washington Street, Columbus, Indiana, in space leased from Irwin Union Bank and Trust. The location and general character of the materially important physical properties and our subsidiaries as of December 31, 2001 are as follows:

Irwin Mortgage

  •
  The main office, where administrative and servicing activities are centered, is located at 9265 Counselor's Row, Indianapolis, Indiana, and a servicing facility is located at 11800 Exit Five Parkway, Indianapolis, Indiana.

  •
  Loan production and satellite offices are located in:

  •
  Arizona—Mesa, Phoenix, and Scottsdale;

  •
  California—Arroyo Grande, Avalon, Bakersfield, Carson, Citrus Heights, Concord, Covina, LaMesa, Oxnard, Richmond, Sacramento, Salinas, San Diego, Stockton, Temecula, Thousand Oak, Ventura, Visalia, Walnut South, West Concord, Yreka and Yuba City;

  •
  Colorado—Castle Rock, Colorado Springs, Denver, Englewood, and Westminster;

  •
  Connecticut—Rocky Hill;

  •
  Delaware—Newark;

  •
  Florida—Apopka, Boca Raton, Clearwater, Jacksonville, Orlando, and Port St. Lucie;

  •
  Georgia—Atlanta;

  •
  Hawaii—Honolulu;

  •
  Illinois—Chicago, Clocktower and Decatur;

  •
  Indiana—Carmel, Fishers, Ft. Wayne, Greenwood, Indianapolis (four offices), Kokomo, Logansport, Muncie, Schererville, and South Bend;

  •
  Louisiana—Baton Rouge;

  •
  Maryland—Gaithersburg;

  •
  Michigan—Frankenmuth, Grand Rapids, Kalamazoo, Lansing, Roscommon and Sunrise;

  •
  Minnesota—Arden Hills, Burnsville and Minneapolis;

  •
  Missouri—Urbana;

  •
  New Jersey—Deptford;

  •
  North Carolina—Durham, Greensboro, Hickory, Raleigh, Waynesville, Wilmington and Winston-Salem;

  •
  Ohio—Columbus (three offices), Dayton, and Reynoldsburg;

  •
  Oklahoma—Oklahoma City and Tulsa;

  •
  Oregon—Damascus and Portland;

  •
  Pennsylvania—Mechanicsburg and York;

  •
  Tennessee—Brentwood;

    •
    Texas—Corpus Christi, Dallas, El Paso and Houston (two offices);

    •
    Utah—Salt Lake City;

    •
    Virginia—Newport News;

    •
    Washington—Battle Ground, Everett (two offices) and Mount Lake Terrace; and

    •
    Wisconsin—Madison.

  •
  All offices occupied by Irwin Mortgage are leased.

Irwin Union Bank and Trust

  •
  The main office is located in four connected buildings at 500 and 520 Washington Street, Columbus, Indiana. Irwin Union Realty Corporation, a wholly-owned subsidiary of Irwin Union Bank and Trust, owns these buildings in fee and leases them to Irwin Union Bank and Trust.

  •
  One or the other of Irwin Union Bank and Trust or Irwin Union Realty owns the following branch properties in fee:

  •
  State Street and Eastbrook in Columbus, Indiana;

  •
  Hope, Taylorsville, and Franklin, Indiana (the Franklin building and a portion of the land are owned; the remaining land is leased).

  •
  The other branches lease their offices:

  •
  Indiana—Avon, Bloomington (three offices), Carmel, Columbus (three offices), Greensburg, Greenwood, Indianapolis, Seymour (two offices) and Shelbyville;

  •
  Michigan—Grandville (near Grand Rapids), Kalamazoo, Lansing and Traverse City; and

  •
  Nevada—Carson City.

  •
  The loan production office in Lansing, Michigan leases its space. The properties owned by Irwin Union Bank and Trust or Irwin Union Realty have no major encumbrances.

Irwin Union Bank, F.S.B.

  •
  The main office is located at 9300 Shelbyville Road, Louisville, Kentucky.

  •
  Branch offices are located in:

  •
  Arizona—Phoenix;

  •
  Missouri—Brentwood (near St. Louis);

  •
  Nevada—Las Vegas; and

  •
  Utah—Salt Lake City.

  •
  Irwin Union Bank, F.S.B. leases these offices.

Irwin Home Equity

  •
  The main office is located at 12677 Alcosta Boulevard, Suite 500, San Ramon, California. Irwin Home Equity also occupies three other offices in San Ramon, California. Irwin Home Equity leases all of it its offices.

Irwin Capital Holdings Corporation

  •
  The main office of Irwin Capital Holdings Corporation is located at 500 Washington Street, Columbus, Indiana. The office location is leased.

  •
  The main office of Irwin Business Finance is located at 330 120th Avenue NE, Suite 110, Bellevue, Washington. The office location is leased.

  •
  The main office of Onset Capital Corporation is located at 666 Burrard Street, Suite 300, Vancouver, British Columbia, Canada. All of the Onset locations are leased and branches are located in Canada in:

  •
  Alberta—Calgary and Edmonton;

  •
  Manitoba—East St. Paul (near Winnipeg);

  •
  Ontario—Toronto (two offices); and

  •
  Quebec—St. Laurent (near Montreal) and Quebec City.

  •
  The main office of Irwin Franchise Capital Corporation is located at 2700 Westchester Avenue, Purchase, New York.

DESCRIPTION OF CAPITAL STOCK

        The following descriptions do not purport to be complete and are subject to, and qualified in their entirety by reference to, our Restated Articles of Incorporation and our Code of By-Laws, as amended to date.

Common Shares

        We are authorized to issue 40,000,000 common shares, no par value, of which 21,309,500 common shares were outstanding as of Janaury 18, 2002. As of January 18, 2002, approximately 2,339,471 common shares were reserved for issuance upon the exercise of employee stock options (of which options to purchase an aggregate of 1,164,369 common shares currently were exercisable). An additional 416,663 common shares are reserved for issuance upon conversion of our convertible preferred shares and 2,610,270 shares are currently issuable upon conversion of our convertible trust preferred securities. The outstanding common shares currently are, and the common shares to be issued in the offering will be, fully paid and non-assessable. Each common share has the same relative rights as, and is identical in all respects with, each other common share.

  Dividend Rights

        Holders of our common shares are entitled to receive such dividends as may be declared by our Board of Directors out of legally available funds, and to receive pro rata any assets distributable to holders of our common shares upon our liquidation.

  Voting Rights

        Holders of our common shares are entitled to vote for the election of directors and upon all other matters, which may be submitted to a vote of shareholders generally, with each share being entitled to one vote. Our common shareholders do not possess cumulative voting rights. This means that holders of more than 50% of our common shares (on a fully diluted basis) voting for the election of directors can elect all of the directors, and holders of the remaining shares will not be able to elect any directors. At present, Chairman Miller, who currently votes more than 50% of our common shares, can elect all of our directors.

  Liquidation Rights

        In the event of any liquidation, dissolution or winding up of the company, the holders of our common shares would be entitled to receive, after payment or provision for payment of all our debts and liabilities, all of our assets available for distribution. Holders of our preferred stock may have a priority over the holders of common stock in the event of any liquidation or dissolution.

  Other Rights

        Common shareholders have no preemptive rights to purchase additional securities that may be issued by us in the future, although our common shareholders do have certain contingent preferred share purchase rights that may be triggered under our shareholder rights plan as discussed below. There are no redemption or conversion provisions applicable to our common stock and common shareholders are not liable for any further capital call or assessment.

Preferred Shares

        Our Board of Directors is authorized, pursuant to our amended Restated Articles of Incorporation, to issue 4,000,000 preferred shares, no par value, in one or more series with respect to which the Board of Directors, without shareholder approval, may determine voting, conversion and other rights which could adversely affect the rights of the holders of our common stock.

  Convertible Preferred Stock

        Currently, an aggregate of 333,330 shares of our authorized preferred shares have been designated convertible preferred stock, Series A, B, C or D. Each convertible preferred share is convertible into, at a minimum, one common share. Each series relates to a particular geographic market of Irwin Union Bank and Trust and the preferred shares will be convertible into a greater number of common shares if that banking office achieves specified deposit growth goals. In the aggregate, the shares designated Series A, Series B, Series C and Series D convertible preferred stock would be convertible into a maximum of 416,663 common shares, subject to adjustment in the event of certain capital changes, such as stock splits, if all of the shares designated were to be issued. Prior to conversion, we have the right to redeem the preferred shares of each series for cash in an amount equal to the price at which we sold them. Our Board of Directors has authorized the designation of other similar series of convertible preferred stock as part of the Irwin Union Bank and Trust and Irwin Union Bank, F.S.B. deposit development program, up to a maximum number of preferred shares issuable under the program of 400,000 shares.

        As of January 18, 2002, there were outstanding: 14,208 shares of Series A convertible preferred shares, 26,317 shares of Series B convertible preferred shares, 55,811 shares of Series C convertible preferred shares, and no shares of Series D convertible preferred shares.

        The following are the dividend rights, voting rights and liquidation rights with respect to our Series A, B, C and D convertible preferred shares.

        Dividend Rights.    Holders of the Series A, B, C and D convertible preferred shares are not entitled to receive any dividends.

        Voting Rights.    Holders of the Series A, B, C and D convertible preferred shares have no voting rights except as may be required by the Indiana Business Corporation Law.

        Liquidation Rights.    Prior to conversion into our common shares, each share of Series A, B, C and D convertible preferred shares will have a liquidation preference out of assets available for distribution to equity shareholders equal to the per share purchase price ($14.78125 for the shares currently outstanding of each of Series A, Series B and Series C), before any distribution to holders of our common shares, subject to certain adjustments to reflect changes in our capital structure. No shares of Series D have been sold yet.

        Junior Participating Preferred Stock.    Our Board of Directors also has designated, and reserved for issuance, 400,000 shares of junior participating Series A preferred stock in connection with the implementation of our shareholder rights plan. These preferred shares are issuable only in accordance with the rights agreement, and none of these shares currently are outstanding. See the description of the plan and the terms of these shares below.

Shareholder Rights Plan

  Overview

        In March, 2001, our Board of Directors implemented a shareholder rights plan that provides each holder of common shares the right to purchase shares of preferred stock under certain circumstances. The plan is designed to prevent an acquirer from gaining control of us without offering a fair price to all of our shareholders. This plan gives the Board of Directors, on behalf of us, and all of our shareholders, the time and opportunity to evaluate any takeover bid and its effects, to seek out alternative bidders and to explore, develop and evaluate other ways of maximizing shareholder value.

Because of the plan, any bidder will be more likely to negotiate the terms of a bid with the Board of Directors. As described more fully below, the "rights," if triggered, entitle holders (other than an acquirer) to purchase additional shares at a considerable discount.

        Except as described below, each right, when exercisable, entitles the registered holder to purchase from us 1/100 of a share of junior participating Series A preferred stock, no par value, at a purchase price of $100 per one 1/100 share, subject to adjustment. The description and terms of the rights are set forth in a rights agreement between us and National City Bank, as rights agent.

        Issuance of preferred shares or, more likely, common shares upon exercise of the rights will be subject to any necessary regulatory approvals. Until a right is exercised, the holder of the right will have no rights as a shareholder of us under the plan. This includes, without limitation, the right to vote or to receive dividends.

        The provisions of the rights agreement may be amended by us, except that any amendment adopted after the time a person or group of affiliated or associated persons, other than Chairman Miller, and his family, has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of our outstanding shares may not adversely affect the interests of holders of rights.

        The rights have certain anti-takeover effects. The overall effects of the plan may be to render more difficult or to discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a larger block of our shares and the removal of incumbent management even if such removal would be beneficial to shareholders generally. The rights will cause substantial dilution to a person or group that attempts to acquire us without conditioning the offer on the rights being redeemed or a substantial number of rights being acquired, and under certain circumstances, the rights beneficially owned by the person or group may become void. The plan also may have the effect of limiting shareholder participation in certain transactions such as mergers or tender offers whether or not such transactions are favored by incumbent management. In addition, our executive officers may be more likely to retain their positions with us as a result of the plan, even if their removal would be beneficial to shareholders generally.

        The rights should not interfere with any merger or other business combination approved by the Board of Directors because, if the rights would become exercisable as a result of such merger or business combination, the Board of Directors may, at its option, at any time prior to the time that any person or entity acquires 15% or more of our common shares, redeem all (but not less than all) of the then outstanding rights at the redemption price.

  Certificates

        Initially, the rights will be attached to all certificates representing outstanding common shares, and no separate right certificates will be distributed. Until the earlier to occur of (1) 10 days following a public announcement that a person or group of affiliated or associated persons, other than the Miller family, has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of our outstanding shares or (2) 15 business days after the commencement of (or a public announcement of an intention to make) a tender or exchange offer if, upon consummation of the offer, the person or group would be the beneficial owner of 15% or more of the outstanding common shares, the rights will not be exercisable and will be evidenced by the common stock certificates.

        The rights agreement also provides that, until the rights become exercisable, the rights will be transferred with and only with the common shares. When the rights become exercisable (or subject to earlier redemption, expiration or termination of the rights), the transfer of any certificates for common shares also will constitute the transfer of the rights associated with the common shares. As soon as practicable after rights become exercisable, separate certificates evidencing the rights will be mailed to holders of record of the common shares, and the separate right certificates alone will evidence the rights.

  Expiration

        The rights will expire at the earliest of (1) March 1, 2011, (2) the redemption of the rights by us as described below, or (3) the exchange of all rights for common stock as described below.

  Flip-in and Flip-over Features

        In the event that a person (other than us, the Miller family or any person receiving newly issued shares directly from us) becomes the beneficial owner of 15% or more of our then outstanding common shares, each holder of a right will then have the right to purchase, at the exercise price of the right, common shares (or, in certain circumstances, cash, property or other securities) having a value equal to two times the exercise price of the right, causing significant dilution of the acquiror's equity interest in us.

        In the event that, at any time after any person (other than us, the Miller family or any person receiving newly-issued common shares directly from us) becomes the beneficial owner of 15% or more of our then outstanding shares, we are acquired in a merger or other business combination transaction or 50% or more of our assets or earning power are sold each holder of a right will then have the right to receive, at the exercise price of the right, common stock of the acquiring or surviving company having a value equal to two times the exercise price of the right, causing significant dilution to the interests of the acquiring entity's shareholders.

        Following the occurrence of any of the events set forth in the two paragraphs above, any rights that are, or (under certain circumstances specified in the rights agreement) were, beneficially owned by any acquirer immediately will become null and void.

  Protection Against Dilution

        The purchase price payable, and the number of shares of preferred stock or other securities or property issuable, upon exercise of the rights, are subject to adjustment from time to time to prevent dilution, among other circumstances, in the event of a stock dividend on, or a subdivision, split, combination, consolidation or reclassification of, our preferred shares or our common shares, or a reverse split of the outstanding shares of our preferred shares or our common shares.

  Exchange Feature

        Any time after the acquisition by a person or group of affiliated or associated persons (other than the Miller Family) of beneficial ownership of 15% or more of our outstanding common shares and before the acquisition by the person or group of 50% or more of our outstanding common shares, the Board of Directors may exchange the rights (other than rights owned by the acquiring person or group owning 15%, which have become void), in whole or in part, at an exchange ratio of one common share per right (subject to adjustment).

  Adjustment to Purchase Price

        With certain exceptions, no adjustment in the purchase price for the rights will be required until cumulative adjustments require an adjustment of at least 1% in the purchase price. We will not be required to issue fractional preferred shares or common shares (other than fractions in multiples of one 1/100 of a preferred share) and, we may make an adjustment in cash based on the market price of the preferred shares or common shares on the last trading date before the date the rights are exercised.

  Redemption of Rights

        At any time after the date of the Rights Agreement until the time that any person (other than us, the Miller Family or any person receiving newly-issued common shares directly from us) becomes the beneficial owner of 15% or more of our then outstanding common shares, our Board of Directors may redeem the rights in whole, but not in part, at a price of $.01 per right, subject to adjustment, which may (at our option) be paid in cash, common shares of or other consideration deemed appropriate by our Board of Directors. Upon the effectiveness of any action of our Board of Directors ordering redemption of the rights, the rights will terminate and the only right of the holders of rights will be to receive the redemption price.

  Terms of the Junior Participating Series A Preferred Stock

        Four hundred thousand (400,000) preferred shares will be reserved for issuance in the event of exercise of the rights. Holders of this series of shares may receive quarterly cash dividends when and as declared by the Board of Directors out of legally available funds. Each share entities the holder to one hundred (100) votes on all matters submitted to our shareholders and the holders of this series will vote together as a class with the common shares. Upon our dissolution, liquidation or winding up, holders of these preferred shares will receive a liquidation preference out of assets available for distribution to shareholders of the greater of (1) $100 per share plus unpaid dividends or distributions or (2) one hundred times the aggregate per share amount received by common shareholders.

Certain Anti-Takeover Effects of Our Articles and By-Laws and Indiana Law

  General

        In addition to the anti-takeover effects of the shareholder rights plan discussed above, certain provisions of our articles, by-laws and the Indiana corporate statute may have the effect of impeding the acquisition of control of the company by means of a tender offer, a proxy fight, open-market purchases or otherwise in a transaction not approved by our Board of Directors.

        These provisions may have the effect of discouraging a future takeover attempt that is not approved by our Board of Directors but that individual shareholders may deem to be in their best interests or in which shareholders may receive a substantial premium for their shares over then current market prices. As a result, shareholders who might desire to participate in such a transaction may not have an opportunity to do so. These provisions also will render the removal of our current Board of Directors or management more difficult.

        The provisions of the articles and by-laws described below are designed to reduce, or have the effect of reducing, our vulnerability to an unsolicited proposal for the restructuring or sale of all or substantially all of our assets or an unsolicited takeover attempt that is unfair to our shareholders.

        The following description of certain of the provisions of our articles and by-laws is necessarily general and is qualified in its entirety by reference to our articles and by-laws and the Indiana law.

        Authorized Shares.    Our articles authorize the issuance of 40,000,000 common shares and 4,000,000 preferred shares. The common and preferred shares have been authorized in an amount that provides our Board of Directors with flexibility to effect, among other things, transactions, financings, stock dividends, stock splits, employee stock options and the rights plan. However, these authorized shares also may be used by our Board of Directors consistent with its fiduciary duty to deter future attempts to gain control of us, as can be seen in the creation of the junior participating Series A preferred stock for our rights plan.

        Board of Directors.    Our Board of Directors is divided into three classes, each of which contains approximately one-third of the whole number of the members of the Board of Directors. Each class serves a staggered term, with approximately one-third of the total number of directors being elected each year. The staggered board is intended to provide for continuity of our Board of Directors and make it more difficult and time consuming for a shareholder group to fully use its voting power to gain control of our Board of Directors without consent of the incumbent Board of Directors. The articles and by-laws also provide that any vacancy occurring in the Board of Directors, including a vacancy created by an increase in the number of directors or resulting from death, resignation, retirement, disqualification, removal from office or other cause, shall be filled for the remainder of the unexpired term exclusively by a majority vote of the directors then in office. Under our articles, only directors may remove directors and then only for cause. Only our Board of Directors, and not our shareholders, may adopt, alter, amend and repeal our by-laws.

        Shareholder Vote Required to Approve Business Combinations.    Under Indiana law, a plan of merger or share exchange must be approved by each voting group entitled to vote separately on the transaction by a majority of all votes entitled to be cast on the plan by that voting group. Our articles provide that if provided in the agreement of merger or consolidation, any class of shares may vote as a class if it otherwise would be permissible in an amendment to our articles.

  Business Combinations Under Indiana Law

        Shareholder Vote Required to Approve Business Combinations with Interested Shareholders.    Under Indiana law, a company may not engage in a business combination with interested shareholders (as defined below) for five years after that person became an interested shareholder except: (1) in cases where the proposed transaction has been approved in advance by a majority of the members of a company's Board of Directors; (2) if an affirmative vote of the holders of a majority of the outstanding voting shares not owned by the interested shareholder or its affiliates or associates, approves the transaction five years after the interested shareholder became an interested shareholder; or (3) if the proposed transaction meets certain conditions that are designed to afford the shareholders a fair price in consideration for their shares (as more fully described below).

        The term "interested shareholder" is defined to include any individual, corporation, partnership or other entity (other than the company or any subsidiary) that owns beneficially or controls, directly or indirectly, 10% or more of the outstanding shares of a company's voting stock. A "business combination," is defined by Indiana law to include (1) any merger or consolidation of a company or any of its subsidiaries with or into any interested shareholder or its affiliate or associate; (2) any sale, lease, exchange, mortgage, transfer, or other disposition to or with any interested shareholder or its affiliate or associate of 10% or more of the assets, shares earning power or net income of the company; (3) the issuance or transfer to any interested shareholder or its affiliate or associate by a company (or any subsidiary) of any securities of a company in exchange for any assets, cash or securities the value of which equals or exceeds 5% of the aggregate market value of a company's shares; (4) the adoption of any plan for the liquidation or dissolution of the company proposed by or on behalf of any interested shareholder or its affiliate or associate; and (5) any reclassification of securities, recapitalization, merger, consolidation or other transaction of the company that has the effect of increasing the proportionate common share or any class of equity or convertible securities of the company owned, directly or indirectly, by an interested shareholder or its affiliate or associate; and (6) any receipt by the interested shareholder or affiliate or associate of the benefit of any loans, advances, guarantees, pledges or other financial assistance or tax credit provided by or through the company.

        Fair Price.    In a business combination involving cash or other consideration being paid to the company's shareholders, the consideration would be required to be either in cash or the same type of consideration used by the interested shareholder in acquiring the largest portion of shares previously acquired by it.

        In a business combination involving payment of consideration to holders of common shares other than in cash, the per share market value of these payments generally must be at least equal in value to the higher of (i) the highest per share price paid by the interested shareholder in acquiring any common shares during the five-year period before the first public announcement of the proposed business combination or in the transaction in which it became an interested shareholder, whichever is higher, plus interest, less the aggregate amount of any cash dividends paid and the market amount of non-cash dividends, up to the amount of interest; or (ii) the market value per common share on the announcement date or on the date the interested shareholder became an interested shareholder, whichever is higher, plus interest, less the aggregate amount of any cash dividends paid and the market amount of non-cash dividends, up to the amount of interest.

        In a business combination involving cash or other consideration being paid to the holders of a company's shares other than in common shares, the consideration must be at least equal in value to the higher of (i) the highest per share price paid by the interested shareholder in acquiring any common shares during the five-year period before to the announcement date of the proposed business combination or in the transaction in which it became an interested shareholder, whichever is higher, plus interest, less the aggregate amount of any cash dividends paid and the market amount of non-cash dividends, up to the amount of interest; or (ii) the highest preferential amount per share to which the holders of shares are entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up of the company plus the aggregate amount of any dividends due; or (iii) the market value per common share on the announcement date or the date the interested shareholder became an interested shareholder, whichever is higher, plus interest, less the aggregate amount of any cash dividends paid and the market amount of non-cash dividends, up to the amount of interest.

        These price provisions are designed to impede two-step takeover transactions that might otherwise result in disparate treatment of our shareholders.

        The provisions described above are intended to reduce our vulnerability to takeover attempts and certain other transactions that have not been negotiated with and approved by members of our Board of Directors.

        Attempts to take over corporations have recently become increasingly common. An unsolicited non-negotiated proposal can seriously disrupt the business and management of a corporation and cause it great expense. We are committed to managing our company with a long-term orientation and believe our ability to do this is a competitive strength. For these reasons, our Board of Directors believes it is in our best interest and the best interest of our shareholders to encourage potential acquirors to negotiate directly with management. We believe these provisions will encourage such negotiations and discourage non-negotiated takeover attempts. It is also the view of our Board of Directors that these provisions should not discourage persons from proposing a merger or other transaction at a price that reflects the true value of the company and that otherwise is in the best interest of all shareholders.

  Indiana Control Share Provisions

        Indiana law also provides that once an acquirer obtains a "control share" in a company (essentially, from one-fifth to a majority voting power in the company) those control shares will have no voting power unless that voting power is approved by a majority of the company's shareholders. Under Indiana law we are permitted and have decided to specifically opt out of these control share provisions in our by-laws.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING
AND FINANCIAL DISCLOSURE

        Since the completion of our audit for the year 2000, our last fiscal year, we made a change in our selection of independent accountants. In June 2001, however, we decided to re-engage our previous independent accountants, PricewaterhouseCoopers LLP, as more fully explained below:

  •
  On May 2, 2001, we dismissed PricewaterhouseCoopers LLP as our independent accountants.

  •
  PricewaterhouseCoopers LLP reported on our financial statements for the fiscal years December 31, 2000 and December 31, 1999.

  •
  The report of PricewaterhouseCoopers LLP on our financial statements for the fiscal years ended December 31, 2000 and December 31, 1999, contained no adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles.

  •
  Our Audit Committee recommended, and our Board of Directors approved, effective as of May 2, 2001, the decision to change independent accountants.

  •
  In connection with its audits for the fiscal years ended December 31, 2000 and December 31, 1999, and through May 2, 2001: (1) we had no disagreements with PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of PricewaterhouseCoopers LLP would have caused it to make reference thereto in its reports on the financial statements for such periods; and (2) there has been no matter that was the subject of a reportable event (as defined in Regulation S-K, Item 304(a)(1)(v)).

  •
  Effective as of May 8, 2001, we engaged Deloitte & Touche LLP as our new independent accountants to audit our financial statements. During our two most recent fiscal years ended December 31, 2000 and December 31, 1999, and through May 2, 2001, we did not consult with Deloitte & Touche LLP regarding the application of accounting principles to any transaction or the type of audit opinion that might be rendered on our financial statements or any matter that was the subject of a disagreement or reportable event with the former auditor.

  •
  During its review of our financial statements for the first quarter of 2001, Deloitte & Touche LLP advised us that it did not agree with our accounting treatment under SFAS 125 for a portion of a securitization program that contained a recourse provision. We historically had delayed revenue recognition with respect to a portion of the securitization until the recourse provision had expired and our legal counsel rendered an opinion that such securitization would be treated as a sale by our special purpose subsidiary. We submitted this accounting issue for review to the staff of the Securities and Exchange Commission on May 31, 2001. After discussion with staff of the SEC, we determined and communicated to Deloitte & Touche LLP on June 20, 2001 that it was appropriate to account for our securitization programs consistent with our historical financial statements. Deloitte & Touche LLP was offered the opportunity to accept our position as to the treatment of our financial statements or to resign. On June 22, 2001, Deloitte & Touche LLP resigned as our independent accountants.

  •
  Deloitte & Touche LLP has not, since its appointment by us on May 8, 2001, reported on any financial statements or reports filed on behalf of us;

  •
  Our Audit Committee recommended, and our Board of Directors approved, effective as of June 26, 2001, the decision to change independent accountants;

  •
  Since Deloitte & Touche LLP's engagement on May 8, 2001, we have had no disagreements with Deloitte & Touche LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of Deloitte & Touche LLP would have caused it to make reference thereto in its reports on the financial statements for such period, except Deloitte & Touche LLP did not agree with (1) our position to delay recognizing a sale under SFAS 125 on a portion of a securitization program until the recourse provision related to such portion of the securitization program had expired and we had received a legal opinion that the securitization would be treated as a sale by our special purpose subsidiary, as more fully discussed above; and (2) our preliminary position to treat the stock plan for certain officers of our home equity line of business as a "fixed" plan for purposes of expense recognition rather than as a "variable" plan. On June 20, 2001, we confirmed to Deloitte & Touche LLP that we would account for the interest as a "variable" plan, consistent with its advice. No matter was the subject of a reportable event (as defined in Regulation S-K, Item 304(a)(1)(v)).

  •
  We engaged PricewaterhouseCoopers LLP as our new independent accountants as of June 26, 2001. Prior to that date, we had engaged PricewaterhouseCoopers LLP as our independent accountants from 1987 through May 2, 2001.

UNDERWRITING

        Subject to the terms and conditions of the underwriting agreement among us and the underwriters named below, for whom Keefe, Bruyette & Woods, Inc., Stifel, Nicolaus & Company, Incorporated, J.J.B. Hilliard, W.L. Lyons, Inc. and Howe Barnes Investments, Inc. are acting as representatives, the underwriters have severally agreed to purchase from us, and we have agreed to sell to them, an aggregate of 4,500,000 common shares in the amounts set forth below opposite their respective names.

Underwriters	Number of Shares
Keefe, Bruyette & Woods, Inc.
Stifel, Nicolaus & Company, Incorporated
J.J.B. Hilliard, W.L. Lyons, Inc.
Howe Barnes Investments, Inc.

Total	4,500,000

        Under the terms and conditions of the underwriting agreement, the underwriters are committed to accept and pay for all of the shares, if any are taken. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or, in certain cases, the underwriting agreement may be terminated. In the underwriting agreement, the obligations of the underwriters are subject to approval of certain legal matters by their counsel, including, without limitation, the authorization and the validity of the shares, and to various other conditions contained in the underwriting agreement, such as receipt by the underwriters of officers' certificates and legal opinions.

        The underwriters propose to offer the common shares to the public at the public offering price set forth on the cover page of this prospectus, and to certain securities dealers (who may include the underwriters) at such price, less a concession not in excess of $                  per share. The underwriters may allow, and the selected dealers may reallow, a concession not in excess of $                  per share to certain brokers and dealers. After the offering, the offering price and other selling terms may from time to time be changed by the underwriters.

        We have granted the underwriters an option, exercisable within 30 days after the date of this prospectus, to purchase up to 675,000 additional shares solely to cover over-allotments, if any, at the same price per share to be paid by the underwriters for the other shares in this offering. If the underwriters purchase any additional shares under this option, each underwriter will be committed to purchase the additional shares in approximately the same proportion allocated to them in the table above.

        The following table shows the underwriting fees to be paid to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the over-allotment option.

	No Exercise	Full Exercise
Per Share	$	$
Total	$	$

        In connection with the offering, the underwriters may engage in transactions that are intended to stabilize, maintain or otherwise affect the price of the common stock during and after the offering, such as the following:

  •
  The underwriters may over-allot or otherwise create a short position in the common stock for their own account by selling more shares of common stock than have been sold to them;

  •
  The underwriters may elect to cover any such short position by purchasing shares of common stock in the open market or by exercising the over-allotment option;

  •
  The underwriters may stabilize or maintain the price of the common stock by bidding; and

  •
  The underwriters may impose penalty bids, under which selling concessions allowed to syndicate members or other broker-dealers participating in the offering are reclaimed if shares of common stock previously distributed in the offering are repurchased in connection with stabilization transactions or otherwise.

        The effect of these transactions may be to stabilize or maintain the market price of the common stock at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid may also affect the price of the common stock to the extent that it discourages resales of the common stock. The magnitude or effect of any stabilization or other transactions is uncertain. These transactions may be effected on the New York Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

        We have agreed to indemnify the underwriters and their controlling persons against specified liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the underwriters may be required to make for such liabilities.

        We have agreed not to directly or indirectly offer for sale, sell, contract to sell, grant any option for the sale of, or otherwise issue or dispose of, any share of our common stock, options to acquire common shares, or any related security or instrument, for a period of 90 days after the date of this prospectus, without the prior written consent of Stifel, Nicolaus & Company, Incorporated, except in limited circumstances. Our directors and certain executive officers have made the same agreement, except that our chairman, William I. Miller, has agreed to these restrictions for a period of 180 days after the date of this prospectus.

        Certain of the underwriters and their affiliates have, from time to time, performed investment banking and other services for us and our affiliates in the ordinary course of business and have received fees from us for their services.

EXPERTS

        Our consolidated financial statements included in this prospectus have been audited by PricewaterhouseCoopers LLP, independent accountants, as indicated in the report accompanying the financial statements. These financial statements are included herein in reliance upon this report given on the authority of PricewaterhouseCoopers LLP as experts in auditing and accounting.

LEGAL MATTERS

        Certain legal matters relating to the common shares offered by this prospectus, including the validity of the common shares, are being passed on for us by Vedder, Price, Kaufman & Kammholz, Chicago, Illinois. Certain legal matters are also being passed upon for us by Ellen Z. Mufson, Vice President-Legal. Certain legal matters are being passed upon for the underwriters by Lewis, Rice & Fingersh, L.C., St. Louis, Missouri.

TRANSFER AGENT

        The transfer agent for our common stock is National City Bank, 1990 East Ninth Street, Cleveland, Ohio 44114.

WHERE YOU CAN FIND MORE INFORMATION

        This prospectus is a part of a Registration Statement on Form S-1 filed by us with the SEC under the Securities Act, with respect to the common shares being offered. This prospectus does not contain all the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the common shares offered by this prospectus, reference is made to the registration statement, including the exhibits to the registration statement. Statements contained in this prospectus concerning the provisions of these documents are necessarily summaries of these documents and each such statement is qualified in its entirety by reference to the copy of the applicable document filed with the SEC.

        We furnish our shareholders annual reports that include consolidated financial statements certified by independent public accountants and we will be furnishing quarterly reports with unaudited interim financial information as well. We file periodic reports, proxy statements and other information with the SEC. Our filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also inspect and copy these materials at the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

IRWIN FINANCIAL CORPORATION

Interim Consolidated Financial Statements (unaudited):
Consolidated Balance Sheet as of September 30, 2001 and December 31, 2000	F-2
Consolidated Statement of Income for the three months ended September 30, 2001 and 2000	F-3
Consolidated Statement of Income for the nine months ended September 30, 2001 and 2000	F-4
Consolidated Statement of Changes in Shareholders' Equity for the three and nine months ended September 30, 2001 and 2000	F-5
Consolidated Statement of Cash Flows for the nine months ended September 30, 2001 and 2000	F-6
Notes to Interim Consolidated Financial Statements	F-7
Annual Consolidated Financial Statements (audited):
Report of PricewaterhouseCoopers LLP, Independent Accountants	F-17
Consolidated Balance Sheet as of December 31, 2000 and 1999	F-18
Consolidated Statement of Income for the years ended December 31, 2000, 1999 and 1998	F-19
Consolidated Statement of Changes in Shareholders' Equity for the years ended December 31, 2000, 1999 and 1998	F-20
Consolidated Statement of Cash Flows for the years ended December 31, 2000, 1999 and 1998	F-21
Notes to Consolidated Financial Statements	F-22
Selected Quarterly Statistical Data	F-47

IRWIN FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

	September 30, 2001	December 31, 2000
	(unaudited)
	(In thousands, except for shares)
Assets:
Cash and cash equivalents	$145,446	$83,493
Interest-bearing deposits with financial institutions	14,978	36,400
Trading assets	208,429	154,921
Investment securities (Market value: $39,696 in 2001 and $37,163 in 2000)—Note 2	39,280	37,095
Loans held for sale	651,380	579,788
Loans and leases, net of unearned income—Note 3	1,707,334	1,234,922
Less: Allowance for loan and lease losses—Note 4	(17,700)	(13,129)

	1,689,634	1,221,793
Servicing assets—Note 5	168,786	130,522
Accounts receivable	32,749	69,224
Accrued interest receivable	12,481	12,979
Premises and equipment	35,178	29,409
Other assets	81,205	66,805

Total assets	$3,079,546	$2,422,429

Liabilities and Shareholders' Equity:
Deposits
Noninterest-bearing	$439,031	$263,159
Interest-bearing	756,166	517,127
Certificates of deposit over $100,000	979,923	663,044

	2,175,120	1,443,330
Short-term borrowings—Note 6	292,303	475,502
Long-term debt—Note 7	29,642	29,608
Other liabilities	199,785	136,897
Company-obligated mandatorily redeemable preferred securities of subsidiary trust—Note 8	161,788	147,167

Total liabilities	2,858,638	2,232,504

Commitments and contingencies—Note 9
Shareholders' equity
Preferred stock, no par value—authorized 4,000,000 shares; issued 96,336 shares as of September 30, 2001 and December 31, 2000	1,386	1,386
Common stock; no par value—authorized 40,000,000 shares; issued 23,402,080 shares as of September 30, 2001 and December 31, 2000; including 2,125,799 and 2,376,119 shares in treasury as of September 30, 2001 and December 31, 2000, respectively	29,965	29,965
Additional paid-in capital	4,430	4,331
Minority interest	640	1,055
Accumulated other comprehensive loss net of deferred income tax asset of ($424) and ($305) in 2001 and 2000, respectively	(1,138)	(962)
Retained earnings	231,040	201,729

	266,323	237,504
Less treasury stock, at cost	(45,415)	(47,579)

Total shareholders' equity	220,908	189,925

Total liabilities and shareholders' equity	$3,079,546	$2,422,429

The accompanying notes are an integral part of the consolidated financial statements.

IRWIN FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF INCOME
(Unaudited)

	Three Months Ended September 30,
	2001	2000
	(In thousands, except for shares)
Interest income:
Loans and leases	$33,415	$24,823
Investment securities:
Taxable	1,276	919
Tax-exempt	60	64
Loans held for sale	30,210	18,449
Trading account	7,898	3,520
Federal funds sold	66	132

Total interest income	72,925	47,907

Interest expense:
Deposits	18,344	14,716
Short-term borrowings	8,983	10,055
Long-term debt	580	589
Preferred securities distribution	4,002	1,190

Total interest expense	31,909	26,550

Net interest income	41,016	21,357
Provision for loan and lease losses	5,006	1,356

Net interest income after provision for loan and lease losses	36,010	20,001

Other income:
Loan origination fees	16,175	9,301
Gain from sales of loans	66,279	29,177
Loan servicing fees	16,785	14,857
Amortization and impairment of servicing assets	(52,390)	(10,234)

Net loan administration income (expense)	(35,605)	4,623

Gain on sale of mortgage servicing assets	298	8,709
Trading gains	13,193	1,832
Other	4,366	4,350

Total other income	64,706	57,992

Other expense:
Salaries	47,191	32,284
Pension and other employee benefits	6,263	4,916
Office expense	4,516	3,508
Premises and equipment	7,535	7,039
Marketing and development	485	3,618
Other	15,881	11,383

Total other expense	81,871	62,748

Income before income taxes	18,845	15,245
Provision for income taxes	7,446	6,117

Income before minority interest	11,399	9,128
Minority interest in losses of subsidiaries	(68)	—

Net income	$11,467	$9,128

Earnings per share of common stock available to shareholders:
Basic—Note 10	$0.54	$0.43

Diluted—Note 10	$0.50	$0.43

Dividends per share of common stock	$0.065	$0.06

The accompanying notes are an integral part of the consolidated financial statements.

IRWIN FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF INCOME
(Unaudited)

	Nine Months Ended September 30,
	2001	2000
	(In thousands, except for per share)
Interest income:
Loans and leases	$93,929	$64,912
Investment securities:
Taxable	3,880	2,847
Tax-exempt	188	192
Loans held for sale	78,033	50,002
Trading account	22,636	8,685
Federal funds sold	155	461

Total interest income	198,821	127,099

Interest expense:
Deposits	56,248	34,726
Short-term borrowings	25,234	25,872
Long-term debt	1,740	1,768
Preferred securities distribution	11,410	3,523

Total interest expense	94,632	65,889

Net interest income	104,189	61,210
Provision for loan and lease losses	9,363	3,610

Net interest income after provision for loan and lease losses	94,826	57,600

Other income:
Loan origination fees	44,388	26,177
Gain from sales of loans	147,339	69,188
Loan servicing fees	48,413	44,781
Amortization and impairment of servicing assets	(68,795)	(23,044)

Net loan administration income (expense)	(20,382)	21,737

Gain on sale of mortgage servicing assets	6,079	14,432
Trading gains	9,893	10,123
Other	7,460	18,974

	194,777	160,631

Other expense:
Salaries	131,597	87,766
Pension and other employee benefits	20,386	15,839
Office expense	12,193	10,021
Premises and equipment	22,392	20,144
Marketing and development	3,459	12,331
Other	44,884	28,619

	234,911	174,720

Income before income taxes	54,692	43,511
Provision for income taxes	21,700	17,397

Income before minority interest	32,992	26,114
Minority interest in losses of subsidiaries	(279)	—

Income before cumulative effect of change in accounting principle	33,271	26,114
Cumulative effect of change in accounting principle, net of tax	175	—

Net income	$33,446	$26,114

Earnings per share of common stock before cumulative effect of change in accounting principle:
Basic—Note 10	$1.57	$1.24

Diluted—Note 10	$1.46	$1.23

Earnings per share of common stock available to shareholders:
Basic—Note 10	$1.58	$1.24

Diluted—Note 10	$1.47	$1.23

Dividends per share of common stock	$0.19	$0.18

The accompanying notes are an integral part of the consolidated financial statements.

IRWIN FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY

FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2001 AND 2000

(Unaudited)

	Total	Retained Earnings	Accumulated Other Comprehensive Income	Preferred Stock	Common Stock	Additional Paid in Capital	Treasury Stock	Minority Interest
Balance at July 1, 2001	$210,265	$220,955	$(890)	$1,386	$29,965	$4,206	$(46,170)	$813
Net income	11,467	11,467
Unrealized gain on investment securities net of $15 tax liability	23		23
Foreign currency adjustment net of $149 tax benefit	(223)		(223)
Deferred compensation	(48)		(48)

Total comprehensive income	11,219

Cash dividends	(1,382)	(1,382)
Tax benefit on stock option exercises	735					735
Treasury stock:
Purchase of 31,681 shares	(814)						(814)
Sales of 116,368 shares	1,058	—				(511)	1,569
Minority Interest	(173)							(173)

Balance September 30, 2001	$220,908	$231,040	$(1,138)	$1,386	$29,965	$4,430	$(45,415)	$640

Balance at July 1, 2000	$172,817	$185,570	$(105)	$1,386	$29,965	$4,334	$(48,333)	$—
Net income	9,128	9,128
Unrealized gain on investment securities net of $30 tax liability	45		45
Foreign currency adjustment	(100)		(100)

Total comprehensive income	9,073

Cash dividends	(1,258)	(1,258)
Treasury stock:
Purchase of 2,011 shares	(30)						(30)
Sales of 34,741 shares	463					(23)	486

Balance September 30, 2000	$181,065	$193,440	$(160)	$1,386	$29,965	$4,311	$(47,877)	$—

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2001 AND 2000

	Total	Retained Earnings	Accumulated Other Comprehensive Income	Preferred Stock	Common Stock	Additional Paid in Capital	Treasury Stock	Minority Interest
Balance at January 1, 2001	$189,925	$201,729	$(962)	$1,386	$29,965	$4,331	$(47,579)	$1,055
Net income	33,446	33,446
Unrealized gain on investment securities net of $73 tax liability	111		111
Foreign currency adjustment net of $192 tax benefit	(288)		(288)
Deferred compensation	1		1

Total comprehensive income	33,270

Cash dividends	(4,135)	(4,135)
Tax benefit on stock option exercises	2,366					2,366
Treasury stock:
Purchase of 125,441 shares	(3,034)						(3,034)
Sales of 375,761 shares	2,931					(2,267)	5,198
Minority Interest	(415)	—						(415)

Balance September 30, 2001	$220,908	$231,040	$(1,138)	$1,386	$29,965	$4,430	$(45,415)	$640

Balance at January 1, 2000	$159,296	$171,101	$(70)	$—	$29,965	$4,250	$(45,950)	$—
Net income	26,114	26,114
Unrealized gain on investment securities net of $7 tax liability	10		10
Foreign currency adjustment	(100)		(100)

Total comprehensive income	26,024

Cash dividends	(3,775)	(3,775)
Treasury stock:
Purchase of 220,925 shares	(3,414)						(3,414)
Sales of 120,464 shares	1,548					61	1,487
Issuance of 96,336 shares of preferred stock	1,386			1,386

Balance September 30, 2000	$181,065	$193,440	$(160)	$1,386	$29,965	$4,311	$(47,877)	$—

The accompanying notes are an integral part of the consolidated financial statements.

IRWIN FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS

(Unaudited)

	For the nine months ended September 30,
	2001	2000
	(In thousands)
Net income	$33,446	$26,114
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	6,183	6,675
Amortization and impairment of servicing assets	68,795	23,044
Provision for loan and lease losses	9,363	3,610
Gain on sale of mortgage servicing assets	(6,079)	(14,432)
Additions to mortgage servicing assets	(107,831)	(42,549)
Proceeds from sale of mortgage servicing assets	6,851	31,471
Net increase in trading assets	(53,508)	(45,290)
Decrease in accounts receivable	36,475	9,572
Decrease (increase) in loans held for sale	(71,592)	18,307
Other, net	45,031	(13,909)

Net cash (used) provided by operating activities	(32,866)	2,613

Lending and investing activities:
Proceeds from maturities/calls of investment securities:
Held-to-maturity	4,036	1,035
Available-for-sale	2,028	28
Purchase of investment securities:
Held-to-maturity	(437)	(251)
Available-for-sale	(7,630)	(29)
Net increase (decrease) in interest-bearing deposits with financial institutions	21,422	(8,623)
Net increase in loans, excluding sales	(561,951)	(341,969)
Sale of loans	84,747	18,919
Acquistition of Onset Capital Corporation, net of cash acquired	—	(837)
Other, net	(9,106)	(10,144)

Net cash used by lending and investing activities	(466,891)	(341,871)

Financing activities:
Net increase in deposits	731,790	449,846
Net decrease in short-term borrowings	(183,199)	(87,642)
Repayments of long-term debt	—	(223)
Proceeds from the issuance of trust preferred securities	15,000	—
Proceeds from issuance of preferred stock	—	1,386
Purchase of treasury stock for employee benefit plans	(3,034)	(3,414)
Proceeds from sale of stock for employee benefit plans	5,297	1,548
Dividends paid	(4,135)	(3,775)

Net cash provided by financing activities	561,719	357,726
Effect of exchange rate changes on cash	(9)	(11)

Net increase in cash and cash equivalents	61,953	18,457
Cash and cash equivalents at beginning of period	83,493	47,215

Cash and cash equivalents at end of period	$145,446	$65,672

Supplemental disclosures of cash flow information:
Cash paid during the period:
Interest	$94,255	$55,454

Income taxes	$1,789	$4,364

The accompanying notes are an integral part of the consolidated financial statements.

NOTES TO THE FINANCIAL STATEMENTS (UNAUDITED)

NOTE 1—SIGNIFICANT ACCOUNTING POLICIES

        Basis of Presentation: The interim financial data as of September 30, 2001 and for the three and nine month periods ended September 30, 2001 and September 30, 2000 is unaudited; however, in the opinion of Management, the interim data includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the results for the interim periods. The accompanying financial statements should be read in conjunction with the financial statements and related notes included with the Corporation's Annual Report on Form 10-K for the year ended December 31, 2000.

        Reclassifications: Certain amounts in the 2000 consolidated financial statements have been reclassified to conform to the 2001 presentation.

        Foreign Currency: Assets and liabilities denominated in Canadian dollars are translated into U. S. dollars at rates prevailing on the balance sheet date; income and expenses are translated at average rates of exchange for the period. Unrealized foreign currency translation gains and losses (net of related income taxes) are recorded in accumulated other comprehensive income in shareholders' equity.

        Loans Held for Sale: Loans held for sale are stated at the lower of cost or market as of the balance sheet date.

        Derivatives: On January 1, 2001, the Corporation adopted the provisions of Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities." This standard obligates the Corporation to record all derivatives at fair value and permits the Corporation to designate derivative instruments as being used to hedge changes in fair value or changes in cash flows. Changes in the fair value of derivatives that offset changes in cash flows of a hedged item are recorded initially in other comprehensive income. Amounts recorded in other comprehensive income are subsequently reclassified into earnings during the same period the hedged item affects earnings. If a derivative qualifies as a fair value hedge, then changes in the fair value of the hedging derivative are recorded in earnings and are offset by changes in fair value attributable to the hedged item. Any portion of the changes in the fair value of derivatives designated as a hedge that is deemed ineffective is recorded in earnings along with changes in the fair value of derivatives with no hedge designation.

        The Corporation enters into forward contracts to protect it from interest rate fluctuations from the date of loan commitment until the loans are sold. As of September 30, 2001, the Corporation has designated these transactions as hedges which qualify for hedge accounting treatment under SFAS 133.

        Commitments to originate loans: The Company enters into commitments to originate loans whereby the interest rate on the loan is determined prior to funding (rate lock commitments). Rate lock commitments on loans that are intended to be sold are considered to be derivatives and are therefore recorded at fair value with changes in fair value recorded in earnings. For purposes of determining their fair value, the Company performs a net present value analysis of the anticipated cash flows associated with the rate lock commitments. Included in the net present value analysis are anticipated cash flows associated with the retained servicing of the loans. Rate lock commitments expose the Company to interest rate risk. The Company manages this risk by acquiring forward sales contracts.

        Hedges of loans held for sale: Loans held for sale expose the Company to interest rate risk. The Company manages the interest rate risk associated with loans held for sale by entering into forward sales agreements.

        Trading Assets: Trading assets are stated at fair value. Unrealized gains and losses are included in earnings. Included in trading assets are residual interests. When the Corporation sells receivables in securitizations of residential mortgage loans, it retains residual interest, one or more subordinated tranches, servicing rights, and in some cases a cash reserve account, all of which are retained interests in the securitized receivables. Gain or loss on the sale of the receivables depends in part on the previous carrying amount of the financial assets involved in the transfer, allocated between the assets sold and the retained interests based on their relative fair value at the date of transfer. To obtain fair value, quoted market prices are used if available. However, quotes are generally not available for retained interests, so the Corporation generally estimates fair value based on the present value of expected cash flows using management's best estimates of the key assumptions that market participants would use—prepayment speeds, credit losses, forward yield curves, and discount rates commensurate with the risks involved. Adjustments to carrying values are recorded as trading gains or losses.

        Recent Accounting Developments: In September 2000, the FASB issued SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." SFAS No. 140, which replaces SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," provides accounting and reporting standards for securitizations and other transfers of assets. The Standard is based on the application of a financial components approach that focuses on control, and provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. The Standard requires disclosure of information about securitized assets, including principal outstanding of securitized and other managed assets, accounting policies, key assumptions related to the determination of the fair value of retained interests, delinquencies and credit losses. The accounting requirements of the Standard were effective for transfers and position or results of operations.

        On June 29, 2001 the FASB approved its proposed Statements of Financial Accounting Standards (SFAS) No. 141, "Business Combinations", and No. 142 "Goodwill and Other Intangible Assets". SFAS 141 eliminates the pooling-of-interest method of accounting—requiring that purchase accounting, with its recognition of intangible assets separately from goodwill, be applied to all business combinations initiated after June 30, 2001. Unallocated negative goodwill is required to be written off immediately as an extraordinary gain (instead of being deferred and amortized).

        Under the provisions of SFAS 142, goodwill will no longer be amortized against earnings. Instead, goodwill and intangible assets deemed to have an indefinite life will be reviewed for impairment at least annually. The amortization period of intangible assets with finite lives will no longer be limited to forty years. This standard will be effective for fiscal years beginning after December 15, 2001. Upon adoption of SFAS No. 142, the Corporation will discontinue the amortization of goodwill with an expected net carrying value of $1.8 million at the date of adoption and annual amortization of $0.3 million that resulted from business combinations prior to the adoption of SFAS No. 141. In addition, the Corporation will write off, as a cumulative effect of a change in accounting principle, negative goodwill totaling $0.8 million at the date of adoption arising from a prior business combination.

        The FASB has issued SFAS No. 143, "Accounting for Asset Retirement Obligations," and SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS 143 addresses accounting for the retirement of tangible long-lived assets and the associated asset retirement costs. The effective date is for fiscal years beginning after June 15, 2002. SFAS 144, effective for fiscal years beginning after December 15, 2001, supersedes FASB No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" and APB Opinion No. 30,

"Reporting the Results of Operations—Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions", for the disposal of a segment of a business. Management does not believe the implementation of SFAS 143 or SFAS 144 will have a material effect on the earnings of the company.

NOTE 2—INVESTMENT SECURITIES

        The carrying amounts of investment securities, including net unrealized gain of $175 thousand and a net unrealized loss of $9 thousand on available-for-sale securities at September 30, 2001 and December 31, 2000, respectively, are summarized as follows:

(In thousands)	September 30, 2001	December 31, 2000
Held-to-maturity, at amortized cost
US Treasury and Government obligations	$26,253	$21,006
Obligations of states and political subdivisions	4,426	4,586
Mortgage-backed securities	1,586	2,059
Corporate obligations	133	—

Total held-to-maturity	32,398	27,651

Available-for-sale, at fair value
US Treasury and Government obligations	3,087	4,993
Mortgage-backed securities	3,151	3,093
Other	644	1,358

Total available-for-sale	6,882	9,444

Total investments	$39,280	$37,095

        Securities which the Corporation has the positive intent and ability to hold until maturity are classified as "held-to-maturity" and are stated at cost adjusted for amortization of premium and accretion of discount. Securities that might be sold prior to maturity are classified as "available-for-sale" and are stated at fair value. Unrealized gains and losses on available-for-sale securities, net of the future tax impact, are reported as a separate component of shareholders' equity until realized.

NOTE 3—LOANS AND LEASES

        Loans and leases are summarized as follows:

(In thousands)	September 30, 2001	December 31, 2000
Commercial, financial and agricultural	$978,034	$677,066
Real estate-construction	270,398	220,485
Real estate-mortgage	167,165	122,301
Consumer	44,935	56,785
Direct financing leases
Domestic	213,332	116,867
Canadian	85,901	72,864
Unearned income
Domestic	(39,897)	(21,570)
Canadian	(12,534)	(9,876)

	$1,707,334	$1,234,922

NOTE 4—ALLOWANCE FOR LOAN AND LEASE LOSSES

        Changes in the allowance for loan and lease losses are summarized as follows:

(In thousands)	September 30, 2001	December 31, 2000
Balance at beginning of period	$13,129	$8,555
Acquisition of Onset Capital Corporation	—	1,908
Provision for loan and lease losses	9,363	5,403
Charge-offs	(5,792)	(3,168)
Recoveries	1,076	466
Other	(76)	(35)

Balance at end of period	$17,700	$13,129

NOTE 5—SERVICING ASSETS

        Included on the consolidated balance sheet at September 30, 2001 and December 31, 2000 are $168.8 million and $130.5 million, respectively, of servicing assets. These amounts relate to the principal balances of loans serviced by the Corporation for investors. Although they are not generally held for sale, there is an active secondary market for servicing assets. The Corporation has periodically sold servicing assets.

        Mortgage Servicing Asset:

(In thousands)	September 30, 2001	December 31, 2000
Beginning Balance	$130,522	$138,500
Additions	107,831	57,165
Amortization and impairment	(68,795)	(39,529)
Reduction for servicing sales	(772)	(25,614)

	$168,786	$130,522

NOTE 6—SHORT-TERM BORROWINGS

        Short-term borrowings are summarized as follows:

(In thousands)	September 30, 2001	December 31, 2000
Federal Home Loan Bank borrowings	$3,000	$153,000
Federal funds	17,800	20,000
Lines of credit and other	95,010	226,599
Repurchase agreements and drafts payable related to mortgage loan closings	155,631	64,557
Commercial paper	20,862	11,346

Total	$292,303	$475,502

        Repurchase agreements at September 30, 2001 and December 31, 2000, include $0.1 million and $0.1 million respectively, in mortgage loans sold under agreements to repurchase which are used to fund mortgage loans sold prior to sale in the secondary market. These repurchase agreements are collateralized by mortgage loans held for sale.

        Drafts payable related to mortgage loan closings totaled $155.5 million and $64.5 million at September 30, 2001 and December 31, 2000, respectively. These borrowings are related to mortgage closings at the end of the period which have not been presented for payment. When presented for payment these borrowings will be funded internally or by borrowing from the lines of credit.

        The Corporation has lines of credit available to fund mortgage loans held for sale. Interest on the lines of credit is payable monthly at variable rates ranging from 1.9% to the lender's prime rate at September 30, 2001.

NOTE 7—LONG-TERM DEBT

        Long-term debt at September 30, 2001 and December 31, 2000 consisted of a note payable of $30.0 million with an interest rate of 7.58% that will mature on July 7, 2014. The note is shown on the balance sheet net of capitalized issuance costs.

NOTE 8—COMPANY-OBLIGATED MANDATORILY REDEEMABLE PREFERRED SECURITIES OF SUBSIDIARY TRUST

        In January 1997, the Corporation issued $50.0 million of trust preferred securities through IFC Capital Trust I, a trust created and controlled by the Corporation. The securities were issued at $25 per share with a cumulative dividend rate of 9.25% payable quarterly. They have an initial maturity of 30 years with a 19-year extension option. The securities are callable at par after five years from issuance, or immediately, in the event of an adverse tax development affecting the Corporation's classification of the securities for federal income tax purposes. They are not convertible into common stock of the Corporation. The securities are shown on the balance sheet net of capitalized issuance costs. The sole assets of IFC Capital Trust I are subordinated debentures of the Corporation with a principal balance of $51.5 million, an interest rate of 9.25% and an initial maturity of 30 years with a 19-year extension option.

        In November 2000, the Corporation issued $51.75 million of trust preferred securities through IFC Capital Trust II and $51.75 million of convertible trust preferred securities through IFC Capital Trust III, trusts created and controlled by the Corporation. The securities were issued at $25 per share with cumulative dividend rates of 10.5% and 8.75%, respectively, payable quarterly. They have an initial maturity of 30 years. The trust preferred securities of Capital Trust II are not convertible into common stock of the Corporation. The convertible trust preferred securities of Capital Trust III have an initial conversion ratio of 1.261 shares of common stock for each convertible preferred security (equivalent to an initial conversion price of $19.825 per share of common stock). The securities are shown on the balance sheet net of capitalized issuance costs. The sole assets of IFC Capital Trust II and III are subordinated debentures of the Corporation with principal balances of $53.35 million each, interest rates of 10.5% and 8.75%, respectively, and an initial maturity of 30 years.

        In July 2001, the Corporation issued $15.0 million of trust preferred securities through IFC Capital Trust IV. The trust is a statutory business trust created under the laws of Delaware. The Corporation owns all of the common securities of Capital Trust IV, which exists for the purpose of issuing preferred securities and investing the proceeds from the sale of the preferred securities in an equivalent amount of our 10.25% subordinated debentures. These subordinated debentures will mature on July 25, 2031, which date may be shortened to a date not before July 25, 2006, if certain conditions are met. The preferred securities will have preference under certain circumstances with respect to cash distributions and amounts payable on liquidation, redemption or otherwise over the common securities of the trust owned by the Corporation. Holders of preferred securities receive preferential cumulative cash distributions, at an annual rate of 10.25% of the liquidation amount of $1,000 per preferred security accruing from the date of original issuance and payable quarterly in arrears.

NOTE 9—CONTINGENCIES

        In the normal course of business, Irwin Financial Corporation and its subsidiaries are subject to various claims and other pending and possible legal actions.

        Irwin Mortgage Corporation (IMC) is a defendant in a class action lawsuit in the United States District Court for the Northern District of Alabama relating to IMC's payment of broker fees to mortgage brokers. A second suit was filed in September, 2001 seeking consolidation with this case. In July, 2001, the plaintiffs filed a motion for partial summary judgment asking the court to find IMC summarily liable for violating the Real Estate Settlement Procedures Act (RESPA). IMC filed a motion in opposition and these motions are now pending before the district court. On October 31, 2001, the district court ordered the parties to file by November 14, 2001 supplemental briefs analyzing the import of a new HUD policy statement that explicitly disagrees with the appellate court ruling that had upheld class certification in this case. In addition to responding to the district court's order, IMC is proceeding to file a petition for certiorari with the United States Supreme Court seeking review of the 11th Circuit's ruling. Although management is unable at this stage of the litigation to determine a reasonable estimate of potential loss IMC could suffer, an adverse outcome in this litigation could subject IMC to substantial monetary damages that could be material to the Corporation's financial position. Irwin Leasing Corporation (formerly Affiliated Capital Corp.), is a defendant in an action filed in the U.S. District Court for the Middle District of Pennsylvania relating to alleged misrepresentations made to obtain Medicare reimbursement for treatments performed with medical equipment financed by Irwin Leasing. Because the case is in the early stages of litigation, management is unable at this time to form a reasonable estimate of the amount of potential loss, if any, that the Corporation could suffer.

        In an amended complaint, Irwin Union Bank and Trust Company was named in place of Irwin Home Equity Corporation as a defendant in a suit filed in the U.S. District Court for the District of Massachusetts alleging that loan documents did not comply with provisions of the Truth in Lending Act relating to high rate loans. The suit also requests that the court certify a plaintiff class in this action. Because the case is in the early stages of litigation, management is unable at this time to form a reasonable estimate of the amount of potential loss, if any, that the Corporation could suffer.

NOTE 10—EARNINGS PER SHARE

        Earnings per share calculations are summarized as follows:

(In thousands, except share data)	Basic Earnings Per Share	Effect of Stock Options	Effect of Preferred shares	Effect of Convertible Shares	Diluted Earnings Per Share
Three months ended September 30, 2001
Net income available to common shareholders	$11,467	$—	—	$700	$12,167
Shares	21,154	307	96	2,610	24,167

Per-Share amount	$0.54	$(0.01)	—	$(0.03)	$0.50

Nine months ended September 30, 2001
Net income before cumulative effect of change in accounting principle	$33,271	$—	—	$2,101	$35,372
Shares	21,147	300	96	2,611	24,154

Per-Share amount	$1.57	$(0.02)	(0.01)	$(0.08)	$1.46

Cumulative effect of change in accounting principle	$175				$175

Per-Share amount	$0.01				$0.01

Net income	$33,446				$35,547

Per-Share amount	$1.58				$1.47

(In thousands, except share data)	Basic Earnings Per Share	Effect of Stock Options	Effect of Preferred shares	Effect of Convertible Shares	Diluted Earnings Per Share
Three months ended September 30, 2000
Net income available to common shareholders	$9,128	$—	$—	$—	$9,128
Shares	20,986	125	98	—	21,209

Per-Share amount	$0.43	$—	$—	$—	$0.43

Nine months ended September 30, 2000
Net income available to common shareholders	$26,114	$—	$—	$—	$26,114
Shares	21,001	136	76	—	21,213

Per-Share amount	$1.24	$(0.01)	$—	$—	$1.23

NOTE 11—INDUSTRY SEGMENT INFORMATION

        The Corporation has five principal segments that provide a broad range of financial services throughout the United States. The Home Equity Lending line of business originates and services home equity loans. The Mortgage Banking line of business originates, sells and services residential first mortgage loans. The Commercial Banking line of business provides commercial banking services. The Equipment Leasing line of business leases commercial equipment. The Venture Capital line of business invests in early-stage financial services-oriented technology companies. Other consists primarily of the parent company including eliminations.

        The accounting policies of each segment are the same as those described in the "Summary of Significant Accounting Policies." Below is a summary of each segment's revenues, net income, and assets for 2001 and 2000:

(In thousands)	Commercial Banking	Mortgage Banking	Home Equity Lending	Equipment Leasing	Venture Capital	Other	Consolidated
For the three months ended September 30, 2001
Net interest income, net of provision	$11,958	$8,517	$18,039	$(367)	$(156)	$(1,981)	$36,010
Intersegment interest	(51)	(4)	(178)	(9)	—	242	0
Other revenue	3,947	52,163	8,404	383	(2)	(189)	64,706
Intersegment revenues	52	—	—	—	120	(172)	0

Total net revenues	15,906	60,676	26,265	7	(38)	(2,100)	100,716
Other expense	10,792	42,455	24,095	1,837	117	2,575	81,871
Intersegment expenses	633	348	150	—	—	(1,131)	0

Income before taxes	4,481	17,873	2,020	(1,830)	(155)	(3,544)	18,845
Income taxes	1,706	7,055	808	—	(63)	(2,060)	7,446

Income before minority interest	2,775	10,818	1,212	(1,830)	(92)	(1,484)	11,399
Minority interest	—	—	—	(68)	—	—	(68)

Net income (loss)	$2,775	$10,818	$1,212	($1,762)	($92)	($1,484)	$11,467

Assets at September 30, 2001	$1,527,909	$775,344	$573,929	$249,667	$12,846	$(60,149)	$3,079,546

For the three months ended September 30, 2000
Net interest income, net of provision	$9,252	$3,725	$7,879	$612	$(244)	$(1,223)	$20,001
Intersegment interest	—	(524)	(487)	(13)	—	1,024	0
Other revenue	2,919	33,429	19,700	504	(13)	1,453	57,992
Intersegment revenues	43	—	—	—	100	(143)	0

Total net revenues	12,214	36,630	27,092	1,103	(157)	1,111	77,993
Other expense	8,664	29,999	20,233	1,670	121	2,061	62,748
Intersegment expenses	586	538	153	—	—	(1,277)	0

Income before taxes	2,964	6,093	6,706	(567)	(278)	327	15,245
Income taxes	1,167	2,398	2,745	—	(112)	(81)	6,117

Net income (loss)	$1,797	$3,695	$3,961	$(567)	$(166)	$408	$9,128

Assets at September 30, 2000	$1,061,797	$564,004	$405,173	$132,388	$15,053	$(29,135)	$2,149,280

For the Nine months ended September 30, 2001
Net interest income, net of provision	$31,844	$18,847	$47,911	$2,128	$(417)	$(5,487)	$94,826
Intersegment interest	(108)	(667)	(1,255)	(33)	—	2,063	0
Other revenue	10,421	141,642	44,691	1,088	(4,709)	1,644	194,777
Intersegment revenues	157	—	—	—	510	(667)	0

Total net revenues	42,314	159,822	91,347	3,183	(4,616)	(2,447)	289,603
Other expense	30,695	117,291	73,152	6,193	531	7,049	234,911
Intersegment expenses	1,945	1,047	413	—	—	(3,405)	0

Income before taxes	9,674	41,484	17,782	(3,010)	(5,147)	(6,091)	54,692
Income taxes	3,757	16,354	7,113	—	(2,048)	(3,476)	21,700

Income before Minority Interest	5,917	25,130	10,669	(3,010)	(3,099)	(2,615)	32,992
Minority Interest	—	—	—	(279)	—	—	(279)

Income before cumulative effect of change in accounting principle	5,917	25,130	10,669	(2,731)	(3,099)	(2,615)	33,271
Cumulative effect of change in accounting principle	—	175	—	—	—	—	175

Net income (loss)	$5,917	$25,305	$10,669	$(2,731)	$(3,099)	$(2,615)	$33,446

Assets at September 30, 2001	$1,527,909	$775,344	$573,929	$249,667	$12,846	$(60,149)	$3,079,546

For the nine months ended September 30, 2000
Net interest income, net of provision	$26,265	$14,116	$22,471	$630	$(603)	$(5,279)	$57,600
Intersegment interest	—	(2,293)	(1,351)	(47)	(1)	3,692	0
Other revenue	8,714	94,622	49,478	514	7,407	(104)	160,631
Intersegment revenues	124	—	—	—	300	(424)	0

Total net revenues	35,103	106,445	70,598	1,097	7,103	(2,115)	218,231
Other expense	24,470	88,215	52,079	3,463	310	6,183	174,720
Intersegment expenses	1,834	1,661	993	—	—	(4,488)	0

Income before taxes	8,799	16,569	17,526	(2,366)	6,793	(3,810)	43,511
Income taxes	3,449	6,625	7,011	—	2,716	(2,404)	17,397

Net income (loss)	$5,350	$9,944	$10,515	$(2,366)	$4,077	$(1,406)	$26,114

Assets at September 30, 2000	$1,061,797	$564,004	$405,173	$132,388	$15,053	$(29,135)	$2,149,280

REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholders and Board of Directors

Irwin Financial Corporation

Columbus, Indiana

        In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of income, of changes in shareholders' equity and of cash flows present fairly, in all material respects, the financial position of Irwin Financial Corporation and its subsidiaries at December 31, 2000 and 1999, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

PRICEWATERHOUSECOOPERS LLP

Cincinnati, Ohio
January 23, 2001

IRWIN FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

	December 31, 2000	December 31, 1999
	(in thousands, except for shares)
Assets:
Cash and cash equivalents	$83,493	$47,215
Interest-bearing deposits with financial institutions	36,400	26,785
Trading assets—Note 3	152,805	59,025
Investment securities (Market value: $37,163 in 2000 and $37,464 in 1999)—Note 4	37,095	37,508
Loans held for sale	579,788	508,997
Loans and leases, net of unearned income—Note 5	1,234,922	733,424
Less: Allowance for loan and lease losses—Note 6	(13,129)	(8,555)

	1,221,793	724,869

Servicing assets—Note 7	132,638	138,500
Accounts receivable	69,224	49,415
Accrued interest receivable	12,979	8,430
Premises and equipment—Note 8	29,409	23,368
Other assets	66,805	56,735

	$2,422,429	$1,680,847

Liabilities and Shareholders' Equity:
Deposits
Noninterest-bearing	$263,159	$218,402
Interest-bearing	517,127	411,400
Certificates of deposit over $100,000	663,044	240,516

	1,443,330	870,318
Short-term borrowings—Note 10	475,502	473,103
Long-term debt—Note 11	29,608	29,784
Other liabilities	136,897	100,275
Company-obligated mandatorily redeemable preferred securities of subsidiary trust—Note 12	147,167	48,071

Total liabilities	2,232,504	1,521,551

Commitments and contingencies—Note 13
Shareholders' equity
Preferred stock, no par value—authorized 4,000,000 shares; issued 96,336 shares as of December 31, 2000 and none as of December 31, 1999	1,386	—
Common stock; no par value—authorized 40,000,000 shares; issued 23,402,080 shares as of December 31, 2000 and December 31, 1999; including 2,376,119 and 2,297,303 shares in treasury as of December 31, 2000 and December 31, 1999, respectively	29,965	29,965
Additional paid-in capital	4,331	4,250
Minority interest	1,055	—
Accumulated other comprehensive losses net of deferred income tax asset of ($305) and ($47) in 2000 and 1999, respectively	(962)	(70)
Retained earnings	201,729	171,101

	237,504	205,246
Less treasury stock, at cost	(47,579)	(45,950)

Total shareholders' equity	189,925	159,296

	$2,422,429	$1,680,847

The accompanying notes are an integral part of the consolidated financial statements.

IRWIN FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF INCOME

	For the Year Ended December 31,
	2000	1999	1998
	(In thousands, except for per share)
Interest income:
Loans held for sale	$71,141	$66,682	$65,155
Loans and leases	93,251	48,978	52,329
Trading account	15,584	6,275	311
Investment securities:
Taxable	4,161	3,755	4,362
Tax-exempt	250	271	299
Federal funds sold	143	652	731

Total interest income	184,530	126,613	123,187

Interest expense:
Deposits	52,815	25,220	23,369
Short-term borrowings	32,610	28,425	35,106
Long-term debt	2,348	1,149	814
Distribution on company-obligated mandatorily redeemable preferred securities of subsidiary trust	5,761	4,697	4,697

Total interest expense	93,534	59,491	63,986

Net interest income	90,996	67,122	59,201

Provision for loan and lease losses—Note 6	5,403	4,443	5,995

Net interest income after provision for loan and lease losses	85,593	62,679	53,206

Other income:
Loan origination fees	36,066	41,024	60,013
Gain from sale of loans	93,677	74,834	75,201
Loan servicing fees	58,939	60,581	57,284
Amortization and impairment of servicing assets	(39,529)	(15,702)	(35,388)

Net loan administration income	19,410	44,879	21,896

Gain on sale of mortgage servicing assets	27,528	37,801	43,308
Trading gains (losses)	14,399	(8,296)	1,366
Gain from sale of leasing assets	—	—	5,241
Other	20,631	13,827	11,832

	211,711	204,069	218,857

Other expense:
Salaries	124,639	114,303	120,338
Pension and other employee benefits	20,359	18,402	16,757
Office expense	13,783	13,181	12,865
Premises and equipment	26,812	24,052	20,214
Marketing and development	13,071	8,962	11,735
Other	39,298	35,211	39,297

	237,962	214,111	221,206

Income before income taxes	59,342	52,637	50,857
Provision for income taxes	23,676	19,481	20,354

Net income available to common shareholders	$35,666	$33,156	$30,503

Earnings per share of common stock available to shareholders:
Basic—Note 18	$1.70	$1.54	$1.40

Diluted—Note 18	$1.67	$1.51	$1.38

Dividends per share of common stock	$0.24	$0.20	$0.16

The accompanying notes are an integral part of the consolidated financial statements.

IRWIN FINANCIAL CORPORATION AND SUBSIDIARIES

STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY

For the Three Years Ended December 31, 2000

	Total	Retained Earnings	Accumulated Other Compre- hensive Income	Preferred Stock	Common Stock	Additional Paid in Capital	Treasury Stock	Minority Interest
	(In thousands)
Balance at January 1, 1998	$127,983	$115,414	$55	$—	$29,965	$780	$(18,231)
Net income	30,503	30,503
Unrealized gain on investment securities net of $26 tax liability	30		30

Total Comprehensive income	30,533

Cash dividends	(3,473)	(3,473)
Tax benefit on stock option exercises	1,027					1,027
Treasury stock:
Purchase of 496,455 shares	(12,593)						(12,593)
Sales of 164,411 shares	1,756	(212)				788	1,180

Balance December 31, 1998	$145,233	$142,232	$85	$—	$29,965	$2,595	$(29,644)	$—

Net income	33,156	33,156
Unrealized loss on investment securities net of $104 tax credit	(155)		(155)

Total Comprehensive income	33,001

Cash dividends	(4,287)	(4,287)
Tax benefit on stock option exercises	1,055					1,055
Treasury stock:
Purchase of 800,052 shares	(18,314)						(18,314)
Sales of 232,073 shares	2,608					600	2,008

Balance December 31, 1999	$159,296	$171,101	$(70)	$—	$29,965	$4,250	$(45,950)	$—

Net income	35,666	35,666
Unrealized gain on investment securities net of $43 tax liability	64		64
Minimum pension liability net of $257 tax credit	(387)		(387)
Foreign currency adjustment net of $43 tax credit	(66)		(66)
Deferred Compensation	(503)		(503)

Total Comprehensive income	34,774

Cash dividends	(5,038)	(5,038)
Tax benefit on stock option exercises	136					136
Treasury stock:
Purchase of 220,948 shares	(3,414)						(3,414)
Sales of 142,132 shares	1,730					(55)	1,785
Issuance of 96,336 shares of preferred stock	1,386			1,386
Minority interest	1,055							1,055

Balance December 31, 2000	$189,925	$201,729	$(962)	$1,386	$29,965	$4,331	$(47,579)	$1,055

IRWIN FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS

	For the Year Ended December 31,
	2000	1999	1998
	(In thousands, except for per share)
Net income	$35,666	$33,156	$30,503
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	9,125	7,390	5,802
Amortization and impairment of servicing assets	39,529	15,702	35,388
Provision for loan and lease losses	5,403	4,443	5,995
Amortization of premiums, less accretion of discounts	(11)	1,145	3,210
Decrease (increase) in loans held for sale	(70,791)	427,791	(408,049)
Gain on sale of mortgage servicing assets	(27,528)	(37,801)	(43,308)
Additions to mortgage servicing assets	(59,281)	(84,653)	(165,910)
Proceeds from sale of mortgage servicing assets	53,142	85,380	138,635
Net increase in trading assets	(93,780)	(26,877)	(10,015)
Other, net	(65)	35,387	(23,663)

Net cash (used) provided by operating activities	(108,591)	461,063	(431,412)

Lending and investing activities:
Proceeds from maturities/calls of investment securities:
Held-to-maturity	1,286	12,058	10,645
Available-for-sale	26	159	280
Proceeds from sales of investment securities:
Available-for-sale	—	3,118	6,000
Purchase of investment securities:
Held-to-maturity	(781)	(34)	(8,932)
Available-for-sale	—	(5,899)	(4,051)
Net increase in interest-bearing deposits with financial institutions	(9,615)	(8,344)	(201)
Net increase in loans, excluding sales	(533,848)	(205,137)	(131,632)
Sale of mortgage loans by the commercial bank	31,521	22,928	175,574
Sale of leasing assets	—	—	5,241
Acquisition of Onset Capital Corporation, net of cash acquired	(837)	—	—
Net additions to premises and equipment	(11,922)	(6,520)	(4,148)

Net cash (used) provided by lending and investing activities	(524,170)	(187,671)	48,776

Financing activities:
Net increase (decrease) in deposits	573,012	(138,893)	289,615
Net increase (decrease) in short-term borrowings	2,399	(171,758)	132,586
Proceeds from long-term debt	—	30,000	7,614
Repayments of long-term debt	(176)	(3,055)	(11,871)
Proceeds from the issuance of trust preferred securities	99,012	—	—
Issuance of preferred stock	1,386	—	—
Purchase of treasury stock	(3,414)	(18,314)	(12,593)
Proceeds from sale of treasury stock for employee benefit plans	1,866	2,608	1,756
Dividends paid	(5,038)	(4,287)	(3,473)

Net cash provided (used) by financing activities	669,047	(303,699)	403,634

Effect of exchange rate changes on cash	(8)	—	—

Net increase (decrease) in cash and cash equivalents	36,278	(30,307)	20,998
Cash and cash equivalents at beginning of period	47,215	77,522	56,524

Cash and cash equivalents at end of period	$83,493	$47,215	$77,522

Supplemental disclosures of cash flow information:
Cash paid during the period:
Interest	$81,989	$52,456	$58,689

Income taxes	$13,864	$14,328	$18,947

The accompanying notes are an integral part of the consolidated financial statements.

Note 1—Summary of Significant Accounting Policies

        Consolidation:    Irwin Financial Corporation and its subsidiaries (the Corporation), provide financial services throughout the United States. The Corporation is engaged in the mortgage banking, home equity lending, commercial banking, equipment leasing, and venture capital lines of business. Intercompany balances and transactions have been eliminated in consolidation.

        Use of Estimates:    The preparation of financial statements in conformity with generally accepted accounting principles requires the Corporation to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

        Foreign Currency:    Assets and liabilities denominated in Canadian dollars are translated into U.S. dollars at rates prevailing on the balance sheet date; income and expenses are translated at average rates of exchange for the period since purchase of the Canadian firm. Unrealized foreign currency translation gains and losses (net of hedging activities and related income taxes) are recorded in accumulated other comprehensive income in shareholders' equity.

        Securities:    Those securities, which the Corporation has the positive intent and ability to hold until maturity are classified as "held-to-maturity" and are stated at cost adjusted for amortization of premium and accretion of discount. Securities that might be sold prior to maturity are classified as "available-for-sale" and are stated at fair value. Unrealized gains and losses, net of the future tax impact, are reported as a separate component of shareholders' equity until realized. Investment gains and losses are based on the adjusted cost of the specific security.

        Trading Assets:    Trading assets are stated at fair value. Unrealized gains and losses are included in earnings. Included in trading assets are interest-only strips. When the Corporation sells receivables in securitizations of residential mortgage loans, it retains interest-only strips, one or more subordinated tranches, servicing rights, and in some cases a cash reserve account, all of which are retained interests in the securitized receivables. Gain or loss on the sale of the receivables depends in part on the previous carrying amount of the financial assets involved in the transfer, allocated between the assets sold and the retained interests based on their relative fair value at the date of transfer. To obtain fair value, quoted market prices are used if available. However, quotes are generally not available for retained interests, so the Corporation generally estimates fair value based on the present value of expected cash flows estimated using management's best estimates of the key assumptions—prepayment speeds, credit losses, forward yield curves, and discount rates commensurate with the risks involved. Adjustments to carrying values are recorded as trading gains or losses.

        Loans Held for Sale:    Loans held for sale are carried at the lower of cost or market, determined on an aggregate basis for both performing and nonperforming loans. Market value is determined by outstanding commitments or by current investor yield requirements.

        Loans:    Loan origination fees and costs are deferred and the net amounts are amortized as an adjustment to yield. When loans are sold, deferred fees and costs are included with outstanding principal balances to determine gains or losses. Interest income on loans is computed daily based on the principal amount of loans outstanding. The accrual of interest income and amortization of deferred loan origination fees and costs is discontinued when a loan becomes 90 days past due as to principal or interest. Management may elect to continue the accrual of interest and fees when the estimated net realizable value of collateral is sufficient to cover the principal balance and accrued interest.

        Direct Financing Leases:    Interest and service charges, net of initial direct costs, are deferred and reported as income in decreasing amounts over the life of the lease, which averages three to four years, so as to provide an approximate constant yield on the outstanding principal balance.

        Allowance for Loan and Lease Losses:    The allowance for loan and lease losses is maintained at a level considered adequate to provide for loan and lease losses and is based on management's evaluation of probable losses in the portfolio. Loans are considered impaired if it is probable that the Corporation will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. The measurement of impaired loans is generally based on the present value of expected future cash flows discounted at the historical effective interest rate, except that all collateral-dependent loans are measured for impairment based on the fair value of the collateral.

        Servicing Assets:    When the Corporation securitizes loans, it retains servicing assets and interest-only strips. A portion of the cost of originating a loan is allocated to the servicing asset and interest-only strip based on their fair values relative to the loan as a whole. The Corporation uses the market prices under comparable servicing sale contracts, when available, or alternatively uses a valuation model that calculates the present value of future cash flows to determine the fair value of the servicing assets. In using this valuation method, the Corporation incorporates assumptions that it is believed market participants would use in estimating future net servicing income which include estimates of the cost of servicing per loan, the discount rate, float value, an inflation rate, ancillary income per loan, prepayment speeds, and default rates. Servicing assets are amortized over the estimated lives of the related loans, which are grouped based on loan characteristics, in proportion to estimated net servicing income.

        In determining servicing value impairment, the servicing portfolio is disaggregated into its predominant risk characteristics, including loan type and interest rate. These segments of the portfolio are valued, using market prices under comparable servicing sale contracts, when available, or alternatively, using the same model as was used to originally determine the fair value at origination, using current market assumptions. The calculated value is then compared with the book value of each segment to determine the required reserve for impairment. It is reasonably possible that a change in the impairment reserve will occur in the near term. No reasonable estimate can be made of the range of amounts of loss or gain.

        Derivative Instruments:    The Corporation uses derivative instruments to offset changes in the value of servicing assets and interest-only strips. Derivative instruments on the Corporation's balance sheet are classified as trading assets and carried at market value. Changes in market value are recorded as trading gains or losses on the income statement. The Corporation uses forward contracts to reduce its interest rate exposure on mortgage loans held for sale and on the pipeline of loan applications in process. Gains and losses associated with these contracts are deferred and included in the determination of gain or loss on ultimate sale of the loans, or expensed when it becomes evident the loan sale will not occur. The Corporation also uses foreign currency contracts to protect against changes in exchange rates. Gains and losses associated with these contracts are included in other expense on the income statement.

        On June 15, 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS No. 133). SFAS No. 133 requires that all derivative instruments be recorded on the balance sheet at their fair value. Changes in the fair value of derivatives will be recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designated as part of a hedge transaction and, if it is, the type of hedge transaction. In June 1999, the FASB issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities—Deferral of the Effective Date of FASB Statement No. 133," deferring its effective date to fiscal years beginning after June 15, 2000. The Corporation adopted SFAS 133 on January 1, 2001. Adoption of this pronouncement would result in a transition adjustment of approximately $0.3 million, which will be recorded as a cumulative effect of a change in accounting principle. The FASB is currently reviewing certain implementation guidance which may affect the transition adjustment amounts for commitments to purchase and originate loans.

        Premises and Equipment:    Premises and equipment are recorded at cost. Depreciation is determined by the straight-line method.

        Venture Capital Investments:    Venture capital investments held by Irwin Ventures LLC are carried at market value and are included in other assets with changes in market value recognized in other income. The investment committee of Irwin Ventures determines the value of the investments at the end of each reporting period and the values are adjusted based upon review of the investee's financial results, condition, and prospects. Changes in estimated market values can also be made when an event such as a new funding round from other private equity investors would cause a change in estimated market value. In the future, should the company have investments in publicly-traded securities, it would look to the traded market value of the investments as the basis of its mark-to-market.

        Other Assets:    Included in other assets at December 31, 2000 and 1999 are $2.8 million and $3.8 million of real estate properties acquired as a result of foreclosure. Other real estate owned is carried at the lower of the recorded investment in the related loan or fair value of the property less estimated costs to sell.

        Income Taxes:    A consolidated tax return is filed for all eligible entities. Deferred income taxes are computed using the liability method which establishes a deferred tax asset or liability based on temporary differences between the tax basis of an asset or liability and the basis recorded in the financial statements. Rehabilitation tax credits and low-income housing tax credits are recorded as a reduction to the provision for federal income taxes in the year the eligible buildings are placed in service.

        Cash and Cash Equivalents Defined:    For purposes of the statement of cash flows, the Corporation considers cash and due from banks to be cash equivalents.

        Recent Accounting Developments:    In September 2000, the FASB issued SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." SFAS No. 140, which replaces SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," provides accounting and reporting standards for securitizations and other transfers of assets. The Standard is based on the application of a financial components approach that focuses on control, and provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. The Standard requires disclosure of information about securitized assets, including principal outstanding of securitized and other managed assets, accounting policies, key assumptions related to the determination of the fair value of retained interests, delinquencies and credit losses. The accounting requirements of the Standard are effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after March 31, 2001, and must be applied prospectively. The disclosures related to securitization transactions are required for fiscal years ending after December 15, 2000, and comparative disclosures for prior periods are not required. The Corporation has provided the required disclosures as of December 31, 2000 in Note 3 and Note 7, and does not expect the impact of the accounting requirements of the Standard to be material to its financial position or results of operations in future periods.

        Reclassifications:    Certain amounts in the 1999 and 1998 consolidated financial statements have been reclassified to conform to the 2000 presentation.

Note 2—Restrictions on Cash and Interest-Bearing Deposits with Financial Institutions

        Irwin Union Bank and Trust is required to maintain a reserve balance with the Federal Reserve Bank. The amount of the reserve balance at December 31, 2000 was $1.4 million. Additionally, the

Corporation is required to maintain reserve funds in connection with its loan securitization activities. Included in accounts receivable at December 31, 2000 is $672 thousand of these reserve funds.

Note 3—Sales of Receivables

        During 2000 and 1999, the Corporation sold residential mortgage loans and lines of credit in securitization transactions resulting in the creation of residual interests which we refer to as interest-only strips and a servicing asset. Interest-only strips totaling $152.6 million and $57.8 million, respectively, are included in trading assets. The Corporation receives annual servicing fees of between 0.5% and 2.0% of the outstanding balance and rights to future cash flows arising after the investors in the securitization trust have received the return for which they contracted. The investors and the securitization trusts have no recourse to the Corporation's other assets for failure of debtors to pay when due. The Corporation's retained interests are subordinate to investor's interests. Their value is subject to prepayment, credit, and interest rate risks in the transferred financial assets.

        The Corporation recognized pre-tax gains of $30.3 million and $17.7 million on the securitization of residential mortgage loans and lines of credit during 2000 and 1999, respectively.

        Key economic assumptions used in measuring the fair value of retained interests at the date of securitization resulting from securitizations completed during the year 2000 (weighted based on principal amounts securitized) were as follows:

Home Equity Loans and Lines of Credit
Prepayment speed (annual rate)	18.69%
Weighted-average life (in years)	3.78
Expected credit losses	.5% to 4%
Residual cash flows discounted at	15%
Interest rates on adjustable notes	LIBOR plus contractual spread ranging from 12 to 325 basis points

        The table shown above aggregates each of the secondary market sales the Corporation performed in 2000 into a single set of assumptions. In accounting for the residual assets, the Corporation analyzes its interests on a tranche by tranche basis and performs analysis at the loan level.

        At December 31, 2000, key economic assumptions and the sensitivity of the current fair value of residual cash flows to immediate 10% and 25% adverse changes in those assumptions are as follows:

Home Equity Loans and Lines of Credit
(dollars in thousands)
Balance sheet carrying value of retained interests—fair value	$152,614
Weighted-average life (in years)	3.55
Prepayment speed assumptions (annual rate)	20.91%
Impact on fair value of 10% adverse change	$3,289
Impact on fair value of 25% adverse change	7,369
Expected credit losses (annual rate)	1.82%
Impact on fair value of 10% adverse change	$5,818
Impact on fair value of 25% adverse change	13,779
Residual cash flows discount rate (annual)	18.90%
Impact on fair value of 10% adverse change	$6,831
Impact on fair value of 25% adverse change	$16,133

        These sensitivities are hypothetical and should be used with caution. As the figures indicate, changes in fair value based on a 10% variation in assumptions generally cannot be extrapolated because the relationship of the change in assumption to the change in fair value may not be linear. Also, in this table, the effect of a variation in a particular assumption on the fair value of the retained interest is calculated without changing any other assumption; in reality, changes in one factor may result in changes in another (for example, increases in market interest rates may result in lower prepayments and increased credit losses), which might magnify or counteract the sensitivities.

        Static pool credit losses are calculated by summing the actual and projected future credit losses and dividing them by the original balance of each pool of assets. The amount shown on the next page for each year is calculated based on all securitizations occurring in that year.

        Actual and Projected Credit Losses (%) as of:

	Home Equity Loans and Lines of Credit Securitized in
	1995	1996	1997	1998	1999	2000
December 31, 2000
Actual to date	2.24%	0.95%	0.97%	0.65%	1.02%	0.40%
Remaining projected	0.18	0.11	0.35	0.87	2.74	6.22
Total	2.42	1.06	1.32	1.52	3.76	6.62
Original balance securitized ($ in thousands):	$51,584	$139,996	$229,994	$160,470	$433,606	$781,914
December 31, 1999
Actual to date	2.06%	0.82%	0.69%	0.22%	0.19%
Remaining projected	0.31	0.17	0.43	1.38	3.21
Total	2.37	0.99	1.12	1.60	3.40

        The table below summarizes the cash flows received from (paid to) securitization trusts during the year ended December 31, 2000 ($ in thousands):

Proceeds from new securitizations	$776,000
Collections used by the trust to purchase new Home Equity Loan Balances	15,462
Servicing fees received	6,632
Cash flows received on interest-only strips*	12,112
Cash received upon release from reserve accounts	400
Purchases of delinquent or foreclosed assets	(711)
Servicing Advances	(21,359)
Reimbursements of servicing advances	18,190
Prepayment interest shortfalls paid out as compensating interest	(434)

*
Cash flows received on interest-only strips are net of $22.7 million used to over-collateralize the trusts. During the year 2000, $12.2 million was paid to over-collateralize the trusts at the time of securitization.

        Historical Loss and Delinquency Amounts for the Managed Portfolio for the year ended December 31, 2000 ($ in thousands):

	At December 31, 2000		Year Ended December 31, 2000
		Credit Delinquent Principal Over 30 Days***
	Total Principal Amount of Loans		Losses (net of recoveries)
Home Equity Loans and Lines of Credit	$1,822,856	$77,831	$10,326
Comprised of:
Loans owned*:
Loans held for investment	$4,510	$1,809
Loans held for sale or securitization	332,739	9,409
Loans securitized, servicing and residual retained**	1,285,500	57,805

Total owned portfolio	1,622,749	69,023

Loans managed but not owned:
Loans securitized, servicing retained, residual sold**	$195,865	$8,808
Loans and residual sold, servicing retained	4,242	—

Total managed but not owned	200,107	8,808

Total managed loans	$1,822,856	$77,831

*
Loans owned are home equity loans in which the transferor retains a subordinate interest or retains any risk of loss.

**
Represents the principal amount of the loan. Interest-only strips or other retained interests held for securitized assets are excluded from this table because they are recognized separately.

***
Includes bankruptcies, foreclosures and real estate owned.

Note 4—Investment Securities

        The amortized cost, fair value, and carrying value of investments held at December 31, 2000 are as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value	Carrying Value
	(In thousands)
Held-to-Maturity:
U.S. Treasury and Government Obligations	$21,006	$—	$(1)	$21,005	$21,006
Obligations of states and political subdivisions	4,586	71	(1)	4,656	4,586
Mortgage-backed securities	2,059	(1)	—	2,058	2,059

Total held-to-maturity	27,651	70	(2)	27,719	27,651

Available-for-Sale:
U.S. Treasury and Government Obligations	4,992	—	1	4,993	4,993
Mortgage-backed securities	3,103	—	(10)	3,093	3,093
Other	1,358	—	—	1,358	1,358

Total available-for-sale	9,453	—	(9)	9,444	9,444

Total investments	$37,104	$70	$(11)	$37,163	$37,095

        The amortized cost, fair value, and carrying value of investments held at December 31, 1999 are as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value	Carrying Value
	(In thousands)
Held-to-Maturity:
U.S. Treasury and Government Obligations	$21,238	$2	$—	$21,240	$21,238
Obligations of states and political subdivisions	4,706	7	(74)	4,639	4,706
Mortgage-backed securities	2,981	21	—	3,002	2,981

Total held-to-maturity	28,925	30	(74)	28,881	28,925

Available-for-Sale:
U.S. Treasury and Government Obligations	4,988	—	(54)	4,934	4,934
Mortgage-backed securities	3,133	—	(63)	3,070	3,070
Other	579	—	—	579	579

Total available-for-sale	8,700	—	(117)	8,583	8,583

Total investments	$37,625	$30	$(191)	$37,464	$37,508

        The amortized cost and estimated value of debt securities at December 31, 2000, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized Cost	Fair Value
	(In thousands)
Held-to-Maturity:
Due in one year or less	$2,618	$2,617
Due after one year through five years	1,091	1,098
Due after five years through ten years	1,130	1,143
Due after ten years	20,753	20,803

	25,592	25,661
Mortgage-backed securities	2,059	2,058

	27,651	27,719

Available-for-Sale:
Due in one year or less	$1,358	$1,358
Due after one year through five years	4,992	4,993

	6,350	6,351
Mortgage-backed securities	3,103	3,093

	9,453	9,444

Total investments	$37,104	$37,163

        Investment securities amounting to $11.7 million were pledged as collateral for borrowings and for other purposes on December 31, 2000. During 2000, there were no sales of "available for sale" investments. During 1999 and 1998, sales of "available for sale" investments with proceeds $3.1 million, and $6.0 million resulted in a gross loss of $1.2 thousand, and a gross gain of $58.9 thousand, respectively. Additionally in 2000, 1999, and 1998, "held-to-maturity" investments totaling $2.9 million, $1.8 million and $2.8 million, respectively, were called. Calls in 2000 and 1998 resulted in a gross loss of $23.1 thousand and a gross gain of $54.3 thousand, respectively. Calls in 1999 were at par.

Note 5—Loans and Leases

        Loans and leases are summarized as follows:

	December 31,
	2000	1999
	(In thousands)
Commercial, financial and agricultural	$677,066	$443,985
Real estate-construction	220,485	121,803
Real estate-mortgage	122,301	115,265
Consumer	56,785	48,936
Direct financing leases
Domestic	116,867	3,890
Canadian	72,864	—
Unearned income
Domestic	(21,570)	(455)
Canadian	(9,876)	—

Total	$1,234,922	$733,424

        Commercial loans are extended primarily to local regional businesses in the market areas of Irwin Union Bank. The Corporation also provides consumer loans to the customers in those markets. Real estate loans and direct financing leases are extended throughout North America.

        Irwin Union Bank, in the normal course of business, makes loans to directors, officers, and organizations and individuals with which they are associated. Such loans amounted to approximately $2.4 million and $2.2 million at December 31, 2000 and 1999, respectively. During 2000, $2.0 million of new loans were made and repayments totaled $1.3 million.

        Included in loans and leases and loans held for sale are $1.2 million and $4.0 million at December 31, 2000 and 1999, respectively, of unamortized deferred costs. These costs will be amortized over the life of the loans.

Note 6—Allowance for Loan and Lease Losses

        Changes in the allowance for loan and lease losses are summarized below:

	December 31,
	2000	1999	1998
	(In thousands)
Balance at beginning of year	$8,555	$9,888	$8,812
Acquisition of Onset Capital	1,908	—	—
Provision for loan and lease losses	5,403	4,443	5,995
Reduction due to sale of loans and leases	—	(3,126)	(2,976)
Reduction due to reclassification of loans	(16)	(922)	—
Foreign currency adjustment	(19)	—	—
Recoveries	466	503	559
Charge-offs	(3,168)	(2,231)	(2,502)

Balance at end of year	$13,129	$8,555	$9,888

        At December 31, 2000, 1999, and 1998, the recorded investment in loans for which impairment has been recognized in accordance with SFAS No. 114 and SFAS No. 118 totaled $7.4 million, $0.9 million, and $1.6 million, respectively. These loans had a corresponding valuation allowance of $820 thousand, $204 thousand, and $493 thousand, respectively, based on the fair value of the loans' collateral. The Corporation recognized $521 thousand, $38 thousand, and $103 thousand of interest income on these loans in 2000, 1999, and 1998, respectively.

Note 7—Servicing Assets

        Included on the consolidated balance sheet at December 31, 2000 and 1999 are $132.6 million and $138.5 million, respectively, of capitalized servicing assets. These amounts relate to the principal balances of loans serviced by the Corporation for investors. There is an active secondary market for servicing assets.

Mortgage Servicing Assets:

	December 31,
	2000	1999
	(In thousands)
Beginning Balance	$138,500	$117,129
Additions	59,281	84,653
Amortization and impairment	(39,529)	(15,702)
Reduction for servicing sales	(25,614)	(47,580)

	$132,638	$138,500

        The Corporation has established a valuation allowance to record servicing assets at their fair market value. Changes in the allowance are summarized below:

	December 31,
	2000	1999	1998
	(In thousands)
Balance at beginning of year	$401	$11,720	$600
Provision	13,803	(11,319)	11,120

Balance at end of year	$14,204	$401	$11,720

        At December 31, 2000, key economic assumptions and the sensitivity of the current fair value of mortgage servicing rights to immediate 10% and 20% adverse changes in those assumptions are as follows ($ in millions):

Carrying amount of mortgage servicing rights	$132.6
Constant prepayment speeds	10.4%
Impact on fair value of 10% adverse change	$7.4
Impact on fair value of 20% adverse change	$14.1
Discount Rate	11.2%
Impact on fair value of 10% adverse change	$5.9
Impact on fair value of 20% adverse change	$11.5

        These sensitivities are hypothetical and should be used with caution. As the figures indicate, changes in fair value based on a 10% variation in assumptions generally cannot be extrapolated because the relationship of the change in assumption to the change in fair value may not be linear. Also, in this table, the effect of a variation in a particular assumption on the fair value of the retained interest is calculated without changing any other assumption; in reality, changes in one factor may result in changes in another (for example, interests in market interest rates may result in lower prepayments and increased credit losses), which might magnify or counteract the sensitivities.

        Included in the servicing assets are $121.6 million and $132.6 million of servicing assets related to the mortgage bank at December 31, 2000 and 1999, respectively. The servicing assets at the mortgage bank had a fair value of $165.1 million and $180.5 million at December 31, 2000 and 1999, respectively. The mortgage bank's servicing portfolio balance and interest rate stratification are as follows:

Servicing Portfolio:

	December 31,
	2000	1999	1998
	(In billions)
Beginning Portfolio	$10.5	$11.2	$10.7
Add:
Mortgage loan closings	4.1	5.9	8.9
Deduct:
Sale of servicing rights	(4.1)	(4.7)	(4.9)
Run-off	(1.3)	(1.9)	(3.5)

Ending Portfolio	$9.2	$10.5	$11.2

Note 8—Premises and Equipment

        Premises and equipment are summarized as follows:

	December 31,
			Useful Lives
	2000	1999
	(In thousands)
Land	$1,737	$1,734	n/a
Building and leasehold improvements	17,410	15,063	7 - 40 years
Furniture and equipment	40,660	33,297	3 - 10 years

	59,807	50,094
Less accumulated depreciation	(30,398)	(26,726)

Total	$29,409	$23,368

Note 9—Lease Obligations

        At December 31, 2000, the Corporation and its subsidiaries leased certain branch locations and office equipment used in its operations.

        Operating lease rental expense was $17.8 million in 2000, $16.5 million in 1999, and $13.7 million in 1998.

        The future minimum rental payments required under noncancellable operating leases with initial or remaining terms of one year or more are summarized as follows:

Year ended December 31:	(In thousands)
2001	$13,279
2002	8,102
2003	3,988
2004	2,935
2005	1,428
Thereafter	98

Total minimum rental payments	$29,830

Note 10—Short-Term Borrowings

        Short-term borrowings are summarized as follows:

	December 31,
	2000	1999
	(In thousands)
Repurchase agreements and drafts payable related to mortgage loan closings	$64,557	$46,796
Commercial paper	11,346	21,894
Federal funds and Federal Home Loan Bank borrowings	173,000	173,000
Lines of credit and other borrowings	226,599	231,413

	$475,502	$473,103

Weighted average interest rate	6.79%	5.45%

        Repurchase agreements at December 31, 2000 and 1999, include $0.1 million and $0.7 million in mortgages sold under agreements to repurchase which are used to fund mortgages prior to sale in the secondary market. These repurchase agreements are collateralized by mortgage loans held for sale.

        Drafts payable related to mortgage loan closings totaled $64.5 million and $46.1 million at December 31, 2000 and 1999. These borrowings are related to mortgage closings at the end of December which have not been presented to the banks for payment. When presented for payment, these borrowings will be funded internally or by borrowing from the lines of credit.

        Commercial paper includes $5.7 million and $15.6 million at December 31, 2000 and 1999, respectively, payable to a company owned by a significant shareholder and director of the Corporation.

        Federal funds and Federal Home Loan Bank borrowings are collateralized by $153 million and $163 million of mortgage loans held for sale at December 31, 2000 and 1999, respectively.

        The Corporation also has lines of credit available of $222 million to fund loan originations and operations. Interest on the lines of credit is payable monthly or quarterly with rates ranging from 6.2% to 7.7%.

Note 11—Long-Term Debt

        Long-term debt at December 31, 2000 consists of a note payable for $29.6 million, net of capitalized fees of $0.4 million, with an interest rate of 7.58%. The entire principal of this note will mature on July 7, 2014.

        Long-term debt at December 31, 1999 consisted of two notes payable. The first note, scheduled to mature in 2000, allowed the Corporation to borrow up to $10 million with a variable interest rate tied to LIBOR. The second note was for $29.6 million with an interest rate of 7.58% that will mature on July 7, 2014.

Note 12—Company-Obligated Mandatorily Redeemable Preferred Securities of Subsidiary Trust

        In January 1997, the Corporation issued $50.0 million of trust preferred securities through IFC Capital Trust I, a trust created and controlled by the Corporation. The securities were issued at $25 per share with a cumulative dividend rate of 9.25%, payable quarterly. They have an initial maturity of 30 years with a 19-year extension option. The securities are callable at par after five years, or immediately, in the event of an adverse tax development affecting the Corporation's classification of the securities for federal income tax purposes. They are not convertible into common stock of the Corporation. The securities are shown on the balance sheet net of $1.9 million of capitalized issuance costs. The sole assets of IFC Capital Trust I are subordinated debentures of the Corporation with a principal balance of $51.5 million, an interest rate of 9.25%, and an initial maturity of 30 years with a 19-year extension option.

        In November 2000, the Corporation issued $51.75 million of trust preferred securities through IFC Capital Trust II and $51.75 million of convertible trust preferred securities through IFC Capital Trust III, trusts created and controlled by the Corporation. The securities were issued at $25 per share with cumulative dividend rates of 10.5% and 8.75%, respectively, payable quarterly. They have an initial maturity of 30 years. The trust preferred securities of Capital Trust II are not convertible into common stock of the Corporation. The convertible trust preferred securities of Capital Trust III have an initial conversion ratio of 1.261 shares of common stock for each convertible preferred security (equivalent to an initial conversion price of $19.825 per share of common stock). The securities are shown on the balance sheet net of $4.5 million of capitalized issuance costs. The sole assets of IFC Capital Trust II and III are subordinated debentures of the Corporation with principal balances of $53.35 million each, interest rates of 10.5% and 8.75%, respectively, and an initial maturity of 30 years.

Note 13—Commitments and Contingencies

        In the normal course of business, Irwin Financial Corporation and its subsidiaries are subject to various claims and other pending and possible legal actions.

        Irwin Mortgage Corporation (IMC) is a defendant in a class action lawsuit relating to IMC's payment of broker fees to mortgage brokers. The litigation is pending on appeal before the U.S. Court of Appeals for the 11th Circuit for review of the class certification. Because the case is in the early stages of litigation, the Corporation is unable at this time to form a reasonable estimate of the amount of potential loss, if any, that the Corporation could suffer.

        Irwin Leasing Corporation (formerly Affiliated Capital Corp.), Irwin Equipment Finance Corporation and Irwin Financial Corporation (collectively, "the Irwin Companies") are defendants in an action relating to alleged misrepresentations made to obtain Medicare reimbursement for treatments performed with medical equipment financed by the Irwin Companies. The Irwin Companies filed a motion to dismiss on February 12, 2001 in the U.S. District Court for the Middle District of Pennsylvania. Because the case is in the early stages of litigation, the Corporation is unable at this time to form a reasonable estimate of the amount of potential loss, if any, that the Corporation could suffer.

Note 14—Financial Instruments with Off-Balance Sheet Risk

        In the normal course of business the Corporation is party to certain financial instruments with off-balance sheet risk to meet the financial needs of its customers or to reduce its own exposure to fluctuations in market rates. These financial instruments include loan commitments, standby letters of credit, forward commitments relating to mortgage banking activities, financial futures contracts, forward foreign exchange contracts, and interest rate swaps. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized on the consolidated balance sheet.

        The Corporation's exposure to credit loss, in the form of nonperformance by the counterparty on commitments to extend credit and standby letters of credit, is represented by the contractual amount of those instruments. Collateral pledged for standby letters of credit and commitments varies but may include accounts receivable; inventory; property, plant, and equipment; and residential real estate. Total outstanding commitments to extend credit at December 31, 2000, were $706.7 million. These loan commitments include $551.7 million of floating rate loan commitments and $155.0 million of fixed rate loan commitments related to commercial and mortgage banking activities. The Corporation had approximately $14.6 million and $13.6 million in irrevocable standby letters of credit outstanding at December 31, 2000 and 1999, respectively.

        Forward commitments are used in mortgage banking activities to offset the interest rate risk associated with mortgage loan commitments and loans held for sale. The contractual amount of forward contracts does not represent exposure to credit loss. Forward commitments related to mortgage banking activities were $308.2 million and $255.3 million at December 31, 2000 and 1999, respectively.

        Financial futures contracts or interest rate floors are used periodically to hedge the value of servicing assets against declining interest rates which increase prepayment activity and decrease the value of the servicing asset. To the extent that interest rates increase, the value of servicing assets increases while the value of these derivative instruments declines. As of December 31, 2000, the Corporation's servicing asset derivative instruments had a positive fair value of less than $.1 million on a notional amount of $200.0 million.

        Derivative instruments are also used to protect the value of interest-only strips. Interest rate caps are used when interest on securitized loans is received at a fixed rate paid to mortgage-backed security holders at a variable rate of interest. As interest rates change, the value of the interest-only strips and interest rate caps move in opposite directions. At December 31, 2000, the carrying value of the interest rate caps was $.19 million and the notional amount was $22.7 million.

        Since the July 2000 acquisition of Onset Capital Corporation, a Canadian leasing company, the Corporation has begun entering into foreign currency contracts to protect the value of intercompany loans made to Onset against changes in the exchange rate. The Corporation had a notional amount of $15.0 million in forward contracts outstanding as of December 31, 2000.

        The Canadian leasing company uses interest rate swaps and swaptions to neutralize repricing risk associated with its funding source. At December 31, 2000, the company had two interest rate swaps and five swaptions outstanding to hedge the $32.8 million of fixed rate lease assets which are funded with a variable rate source. The notional value of the interest rate swaps amortizes on a schedule that is designed to match the principal pay down of the loan portfolio. Onset can reduce the notional value of the swaps by up to 10% if prepayments on the loans are greater than originally anticipated. The swaptions exist to allow the company the flexibility to switch its interest rate swaps from receiving a floating rate of interest to receiving a fixed rate of interest. Onset would exercise this option if it chose to switch the underlying funding source from a floating rate source to a fixed rate source.

Note 15—Regulatory Matters

        The Corporation and its bank subsidiaries, Irwin Union Bank (IUB) and Irwin Union Bank FSB (IUBFSB), are subject to various regulatory capital requirements administered by the federal and state banking agencies. Under capital adequacy guidelines, the Corporation, IUB, and IUBFSB must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Corporation's, IUB's, and IUBFSB's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

        Quantitative measures established by regulation to ensure capital adequacy require the Corporation, IUB, and IUBFSB to maintain minimum amounts and ratios (set forth in the following table) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and Tier I capital to average assets (as defined). Management believes, as of December 31, 2000, that the Corporation, IUB, and IUBFSB met all capital adequacy requirements to which they are subject.

        As of December 31, 2000, the Corporation, IUB, and IUBFSB were categorized as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Corporation, IUB, and IUBFSB must significantly exceed minimum total risk-based, Tier I risk-based, and Tier I capital to average assets ratios. There have been no conditions or events that management believes have changed this category.

        The Corporation's, IUB's, and IUBFSB's actual capital amounts and ratios are presented in the following table:

	Actual		Adequately Capitalized		Well Capitalized
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(In thousands)
As of December 31, 2000:
Total Capital (to Risk-Weighted Assets):
Irwin Financial Corporation	$384,144	13.6%	$226,153	8.0%	$282,691	10.0%
Irwin Union Bank	283,611	10.3	220,180	8.0	275,225	10.0
Irwin Union Bank FSB	6,636	105.9	501	8.0	627	10.0
Tier I Capital (to Risk-Weighted Assets):
Irwin Financial Corporation	250,825	8.9	113,076	4.0	169,614	6.0
Irwin Union Bank	271,037	9.9	110,090	4.0	165,135	6.0
Irwin Union Bank FSB	6,636	105.9	N/A		376	6.0
Tier I Capital (to Average Assets):
Irwin Financial Corporation	250,825	12.4	80,823	4.0	101,028	5.0
Irwin Union Bank	271,037	12.7	85,600	4.0	106,999	5.0
Core Capital (to Adjusted Tangible Assets)
Irwin Union Bank FSB	12,738	51.9	510	4.0	637	5.0
Tangible Capital (to Tangible Assets)
Irwin Union Bank FSB	12,738	51.9	191	1.5	N/A
As of December 31, 1999:
Total Capital (to Risk-Weighted Assets):
Irwin Financial Corporation	$246,183	13.5%	$145,891	8.0%	$182,363	10.0%
Irwin Union Bank	144,305	10.0	115,295	8.0	144,119	10.0
Tier I Capital (to Risk-Weighted Assets):
Irwin Financial Corporation	207,627	11.4	72,945	4.0	109,418	6.0
Irwin Union Bank	136,864	9.5	57,647	4.0	86,471	6.0
Tier I Capital (to Average Assets):
Irwin Financial Corporation	207,627	12.8	65,046	4.0	81,307	5.0
Irwin Union Bank	136,864	11.0	50,349	4.0	62,936	5.0
As of December 31, 1998:
Total Capital (to Risk-Weighted Assets):
Irwin Financial Corporation	$203,311	12.3%	$132,742	8.0%	$165,927	10.0%
Irwin Union Bank	111,935	10.1	88,712	8.0	110,890	10.0
Tier I Capital (to Risk-Weighted Assets):
Irwin Financial Corporation	191,806	11.6	66,371	4.0	99,556	6.0
Irwin Union Bank	105,215	9.5	44,356	4.0	66,534	6.0
Tier I Capital (to Average Assets)
Irwin Financial Corporation	191,806	10.5	73,032	4.0	91,290	5.0
Irwin Union Bank	105,215	7.9	53,162	4.0	66,452	5.0

Note 16—Fair Values of Financial Instruments

        Fair value estimates, methods and assumptions are set forth below for the Corporation's financial instruments:

          Cash and cash equivalents: The carrying amounts reported in the balance sheet for cash and cash equivalents approximate those assets' fair values.

          Interest-bearing deposits with financial institutions, Loans, Loans held for sale, Deposit liabilities, Short-term borrowings, Long-term debt, and Company-obligated mandatorily redeemable preferred securities of subsidiary trust: The fair values were estimated using discounted cash flow analyses, using interest rates currently being offered for like assets with similar terms, to borrowers with similar credit quality, and for the same remaining maturities.

          Trading assets: The carrying amounts reported in the balance sheet for trading assets approximate those assets' fair values.

          Investment securities: Fair values for investment securities were based on quoted market prices when available. For securities which had no quoted market prices, fair values were estimated by discounting future cash flows using current rates on similar securities.

          Forward contract commitments: The unrealized gains and losses of forward contract commitments is based on the difference between the settlement values of those commitments and the quoted market values of the underlying securities.

        The estimated fair values of the Corporation's financial instruments at December 31, are as follows:

	2000		1999
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
	(In thousands)
Financial assets:
Cash and cash equivalents	$83,493	$83,493	$47,215	$47,215
Interest-bearing deposits with financial institutions	36,400	36,442	26,785	26,764
Trading assets	152,805	152,805	59,025	59,025
Investment securities	37,095	37,163	37,508	37,464
Loans held for sale	579,788	579,788	508,997	522,033
Loans, net of unearned discount	1,078,604	1,145,129	729,534	771,948
Financial liabilities:
Deposits	1,443,330	1,452,024	870,318	710,762
Short-term borrowings	475,502	478,342	473,103	473,785
Long-term debt	29,608	30,597	29,784	28,112
Company-obligated mandatorily redeemable preferred securities of subsidiary trust	147,167	157,681	50,000	148,389
Forward contract commitments	$—	$704	$—	$860

        The fair value estimates consider relevant market information when available. Because no market exists for a significant portion of the Corporation's financial instruments, fair value estimates are determined based on present value of estimated cash flows and consider various factors, including current economic conditions and risk characteristics of certain financial instruments. Changes in factors, or the weight assumed for the various factors, could significantly affect the estimated values.

        The fair value estimates are presented for existing on- and off-balance sheet financial instruments without attempting to estimate the value of the Corporation's long-term relationships with depositors and the benefit that results from the low cost funding provided by deposit liabilities. In addition, significant assets which were not considered financial instruments and were therefore not a part of the fair value estimates include lease receivables, and premises and equipment.

Note 17—Shareholders' Equity

        The Board of Directors of the Corporation approved a two-for-one stock split May 27, 1998. Previously reported shares and per share data have been changed to reflect these splits.

        In 2000, the Corporation awarded 21,136 shares of common stock in restricted stock grants at a weighted average fair value of $15.14.

        The Corporation has a stock plan which provides up to 300,000 shares be used to compensate Business Development Board members. As of December 31, 2000, 7,000 shares had been issued at a weighted average price of $16.17.

        The Corporation has a stock plan to compensate Directors of the Corporation with the Corporation's common stock, if so elected, in lieu of cash for their annual retainer and meeting fees. The number of shares issued under the plan is based on the current market value of the Corporation's common stock. In 2000 and 1999, respectively, the Corporation granted 8,678 and 23,153 shares under the 1999 plan at a weighted average fair value of $19.63. The Corporation also has an employee stock purchase plan for all qualified employees. The plan provides for employees to purchase common stock through payroll deduction at approximately 85% of the current market value.

        The Corporation has three stock option plans (established in 1997, 1992, and 1986) which provide for the issuance of 4,280,000 shares of non-qualified and incentive stock options. The exercise price of each option, which has a ten-year life and a vesting period of four years beginning the year granted, is equal to the market price of the Corporation's stock on the grant date. Vested outstanding stock options have been considered as common stock equivalents in the computation of diluted earnings per share.

        Activity in the above stock option plans for 2000, 1999, and 1998 is summarized as follows (adjusted for the two-for-one stock split on May 27, 1998):

	2000		1999		1998
	Number of Shares	Weighted- Average Exercise Price	Number of Shares	Weighted- Average Exercise Price	Number of Shares	Weighted- Average Exercise Price
Outstanding at the beginning of the year	1,328,090	$12.50	1,257,050	$9.68	1,231,220	$7.39
Granted	351,934	16.67	216,155	24.02	133,710	27.23
Exercised	(32,400)	5.56	(137,600)	4.19	(103,880)	4.74
Canceled	(30,384)	21.56	(7,515)	24.59	(4,000)	19.42

Outstanding at the end of the year	1,617,240	13.38	1,328,090	12.50	1,257,050	9.68

Exercisable at the end of the year	1,210,356	$11.30	1,045,659	$9.64	1,014,420	$7.47

Available for future grants	1,051,284		1,380,634		1,560,878

OUTSTANDING AND EXERCISABLE BY PRICE RANGE

AS OF 12/31/2000

EXERCISABLE	OPTIONS OUTSTANDING			OPTIONS
Range of Exercise Prices	Number Outstanding As of 12/31/2000	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable As of 12/31/2000	Weighted Average Exercise Price
$ 1.33 - $ 5.53	213,200	1.85	$4.31	213,200	$4.31
$ 5.69 - $ 5.69	207,800	3.27	$5.69	207,800	$5.69
$ 7.84 - $ 7.84	177,400	4.32	$7.84	177,400	$7.84
$10.66 - $10.66	180,200	5.30	$10.66	180,200	$10.66
$13.69 - $13.69	171,620	6.33	$13.69	171,620	$13.69
$14.13 - $16.50	56,600	9.48	$15.19	14,226	$15.19
$16.97 - $16.97	287,519	9.32	$16.97	72,008	$16.97
$17.03 - $23.88	31,682	7.67	$22.31	3,550	$19.71
$24.09 - $24.09	170,978	8.33	$24.09	86,006	$24.09
$24.50 - $28.56	120,241	7.50	$27.49	84,346	$27.49

$ 1.33 - $28.56	1,617,240	5.98	$13.38	1,210,356	$11.30

        The Corporation has not recognized compensation cost for the three non-qualified and incentive stock option plans or the Employee Stock Purchase Plan. Had compensation cost been determined based on the fair value at the grant dates, the Corporation's net income and earnings per share would have been reduced to the pro forma amounts indicated below:

	2000	1999	1998
	(In thousands)
Net income
As reported	$35,666	$33,156	$30,503
Pro forma	34,365	32,176	29,746
Basic earnings per share
As reported	1.70	1.54	1.40
Pro forma	1.64	1.49	1.37
Diluted earnings per share
As reported	1.67	1.51	1.38
Pro forma	1.61	1.49	1.34

        The fair value of each option was estimated to be $9.32, $10.97, and $12.25 on the date of the grant using the binomial option-pricing model with the following assumptions for 2000, 1999, and 1998, respectively: risk free interest rates of 6.13%, 5.20%, and 5.85%; dividend yield of 1.00% for 2000, 0.83% for 1999, and 1.00% for 1998; volatility of .400 for 2000, .287 for 1999, and .250 for 1998, and a weighted average expected life of nine years for all three years.

Note 18—Earnings Per Share

        Earnings per share calculations are summarized as follows:

	Basic Earnings Per Share	Effect of Stock Options	Effect of Preferred Shares	Effect of Convertible Shares	Diluted Earnings Per Share
	(In thousands, except per share amounts)
2000
Net income	$35,666	$—	$—	$295	$35,961
Shares	20,973	281	78	261	21,593
Per-Share Amount	$1.70	$(0.02)	$(0.01)	$—	$1.67
1999
Net income	$33,156	$—			$33,156
Shares	21,530	356	N/A	N/A	21,886
Per-Share Amount	$1.54	$(0.03)			$1.51
1998
Net income	$30,503	$—			$30,503
Shares	21,732	407	N/A	N/A	22,139
Per-Share Amount	$1.40	$(0.02)			$1.38

        In 2000, 535,474 shares related to unexercised stock options were not included in the dilutive earnings per share calculation because they were antidilutive.

Note 19—Income Taxes

        Income tax expense is summarized as follows:

	2000	1999	1998
	(In thousands)
Current:
Federal	$1,374	$3,251	$6,963
State	600	687	2,048

	1,974	3,938	9,011

Deferred:
Federal	18,000	14,580	9,256
State	3,702	963	2,087

	21,702	15,543	11,343

Income tax expense:
Federal	19,374	17,831	16,219
State	4,302	1,650	4,135

	$23,676	$19,481	$20,354

        The Corporation's net deferred tax liability, which is included in other liabilities on the consolidated balance sheet, consisted of the following:

	December 31,
	2000	1999
	(In thousands)
Mortgage servicing	$(48,912)	$(52,464)
Deferred securitization income	(34,438)	(9,992)
Allowance for loan losses	4,958	6,555
Deferred origination fees and costs	1,786	(1,731)
Deferred compensation	5,097	4,069
Retirement benefits	1,155	1,018
Fixed assets	(1,919)	(1,566)
Other, net	179	(61)

Net deferred tax liability	$(72,094)	$(54,172)

        A reconciliation of income tax expense to the amount computed by applying the statutory income tax rate to income before income taxes is summarized as follows:

	2000	1999	1998
	(In thousands)
Income taxes computed at the statutory rate	$20,770	$18,423	$17,800
Increase (decrease) resulting from:
Nontaxable interest from investment securities and loans	(136)	(410)	(484)
State franchise tax, net of federal benefit	2,796	2,121	2,810
Change in deferred tax asset or liability resulting from tax rate change	—	(1,055)	—
Other items—net	246	402	228

	$23,676	$19,481	$20,354

Note 20—Employee Retirement Plans

        The Corporation has a contributory retirement and savings plan which covers all employees and meets the requirements of Section 401(k) of the Internal Revenue Code. Employees may contribute up to 14% of their compensation to the plan which is matched by 60% by the Corporation up to 5% of the employee's compensations.

        The Corporation matching vests 20% after one year, 40% after two years, 60% after three years, 80% after four years, and 100% after 5 years. The Corporation's expense to match employee contributions for the years ended December 31, 2000, 1999 and 1998 was approximately $1.1 million, $1.0 million and $1.0 million, respectively.

        The Corporation has a defined benefit plan covering eligible employees of adopting subsidiaries. The benefits are based on years of service and the employees' compensation during their employment. Contributions are intended to provide not only for benefits attributed to service to date but also for those expected to be earned in the future.

        Plan assets are primarily invested in corporate and U.S. bonds, mutual funds and cash equivalents. The mutual funds are invested primarily in common stocks and bonds.

        At December 31, 2000, the Corporation recognized a minimum pension liability equal to the excess of the accumulated benefit obligation over plan assets. A corresponding amount is recognized as either an intangible asset, to the extent of previously unrecognized prior service cost, or a reduction of shareholders' equity. The Corporation recorded additional liabilities of $800,000 as of December 31,

2000, an intangible asset of $156,000, and a shareholders' equity reduction of $644,000, net of income taxes of $257,000.

        The following table sets forth amounts recognized in the Corporation's balance sheet:

	December 31,
	2000	1999
	(In thousands)
Funded status	$(2,775)	$1,071
Unrecognized prior service cost	156	181
Unrecognized net actuarial loss	2,578	(1,380)
Adjustment for minimum liability	(800)	—

Accrued pension cost	$(841)	$(128)

Weighted average assumptions:
Discount rate	7.25%	7.75%
Return on plan assets	8.50	9.00
Rate of compensation increase	3.83	4.50

        A reconciliation of the change in projected benefit obligation and plan assets is presented below:

	2000	1999
	(In thousands)
Benefit obligation at January 1	$10,531	$10,183
Service cost	623	627
Interest cost	819	713
Amendments	—	70
Actuarial loss/(gain)	1,811	(779)
Benefits paid	(343)	(283)

Benefit obligation at December 31	$13,441	$10,531

Fair value plan assets at January 1	$11,602	$10,214
Return on plan assets	(1,135)	1,671
Benefits paid	(343)	(283)
Employer contributions	542	—

Fair value plan assets at December 31	$10,666	$11,602

        The net pension cost for 2000, 1999 and 1998 included the following components:

	2000	1999	1998
	(In thousands)
Service cost	$650	$627	$568
Interest cost	819	713	622
Return on plan assets	(1,040)	(906)	(863)
Amortization of prior service cost	25	25	20

Net pension cost	$454	$459	$347

Note 21—Industry Segment Information

        The Corporation has five principal segments that provide a broad range of financial services throughout North America. The Mortgage Banking line of business originates, sells, and services residential first mortgage loans. The Home Equity Lending line of business originates and services home equity loans. The Commercial Banking line of business provides commercial banking services. The Equipment Leasing line of business leases commercial equipment. The Venture Capital line of business invests in early-stage companies that could transform the way financial services are delivered. The Corporation's other segment primarily includes the parent company and eliminations.

        The accounting policies of each segment are the same as those described in the "Summary of Significant Accounting Policies." Prior to 2000, interest expense related to interest-bearing capital obligations of the Corporation was allocated to the Parent Company. Starting April 1, 2000, the Corporation began allocating these expenses to the subsidiaries. Below is a summary of each segment's revenues, net income (loss), and assets for 2000, 1999, and 1998:

	Mortgage Banking	Home Equity Lending	Commercial Banking	Equipment Leasing	Venture Capital	Other	Consolidated
	(In thousands)
2000
Net interest income	$18,477	$36,921	$35,774	$1,737	$(597)	$(6,719)	$85,593
Intersegment interest	(2,719)	(1,789)	(295)	(54)	(1)	4,858	—
Other revenue	125,174	68,315	11,808	799	5,146	469	211,711
Intersegment revenues	—	—	166	—	420	(586)	—

Total net revenues	140,932	103,447	47,453	2,482	4,968	(1,978)	297,304
Other expense	117,188	71,479	33,327	5,024	431	10,513	237,962
Intersegment expenses	2,199	1,144	2,446	21	—	(5,810)	—

Net income before taxes	21,545	30,824	11,680	(2,563)	4,537	(6,681)	59,342
Income taxes (benefit)	8,539	12,330	4,590	—	1,814	(3,597)	23,676

Net income (loss)	13,006	18,494	7,090	(2,563)	2,723	(3,084)	35,666

Assets at December 31	$523,920	$550,526	$1,167,559	$159,773	$15,198	$5,453	$2,422,429

1999
Net interest income	$22,984	$20,276	$29,114	$—	$(109)	$(9,587)	$62,678
Intersegment interest	(3,237)	(1,424)	—	(18)	—	4,679	—
Other revenue	161,020	31,714	11,622	—	1,306	(1,592)	204,070
Intersegment revenues	—	—	175	—	—	(175)	—

Total net revenues	180,767	50,566	40,911	(18)	1,197	(6,675)	266,748
Other expense	142,439	34,672	28,024	825	78	8,073	214,111
Intersegment expenses	2,476	885	1,056	—	—	(4,417)	—

Net income before taxes	35,852	15,009	11,831	(843)	1,119	(10,331)	52,637
Income taxes (benefit)	12,789	2,403	4,486	—	463	(660)	19,481

Net income (loss)	23,063	12,606	7,345	(843)	656	(9,671)	33,156

Assets at December 31	$549,966	$339,640	$789,560	$543	$8,096	$(6,958)	$1,680,847

1998
Net interest income	$27,245	$6,848	$23,279			$(4,166)	$53,206
Intersegment interest	(2,722)	(1,866)	—			4,588	—
Other revenue	182,715	18,959	11,557			385	213,616
Gain on sale of leases	—	—	—			5,241	5,241
Intersegment revenues	—	—	155			(155)	—

Total net revenues	207,238	23,941	34,991			5,893	272,063
Other expense	157,382	30,486	23,674			9,664	221,206
Intersegment expenses	1,810	123	841			(2,774)	—

Net income before taxes	48,046	(6,668)	10,476			(997)	50,857
Income taxes (benefit)	19,193	—	3,967			(2,806)	20,354

Net income (loss)	28,853	(6,668)	6,509	N/A	N/A	1,809	30,503

Assets at December 31	$1,020,249	$311,974	$607,992	N/A	N/A	$148,309	$1,946,179

Note 22—Irwin Financial Corporation (Parent Only) Financial Information

      The condensed financial statements of the parent company as of December 31, 2000 and 1999, and for the three years ended December 31, 2000 are presented below:

Condensed Balance Sheet

	December 31,
	2000	1999
	(In thousands)
Assets:
Cash and short-term investments	$1,127	$643
Investment in bank subsidiary	277,571	137,816
Investments in non-bank subsidiaries	41,344	91,357
Loans to bank subsidiaries	30,000	—
Loans to non-bank subsidiaries	48,278	85,523
Other assets	6,464	11,978

	$404,784	$327,317

Liabilities:
Short-term borrowings	$34,346	$80,744
Long-term debt	181,522	79,179
Other liabilities	(1,009)	8,098

	214,859	168,021

Shareholders' equity:
Preferred stock	1,386	—
Common stock	29,965	29,965
Other shareholders' equity	158,574	129,331

	189,925	159,296

	$404,784	$327,317

Condensed Statement of Income

	For the Year Ended December 31,
	2000	1999	1998
	(In thousands)
Income
Dividends from non-bank subsidiaries	$87,269	$15,500	$18,331
Dividends from bank subsidiary	37,153	14,147	1,000
Interest income	4,949	4,800	5,348
Other	6,635	3,200	3,002

	136,006	37,647	27,681

Expenses
Interest expense	12,643	9,891	7,897
Salaries and benefits	7,906	5,398	4,548
Other	2,933	2,672	1,984

	23,482	17,961	14,429

Income before income taxes and equity in undistributed income of subsidiaries	112,524	19,686	13,252
Income taxes(credits), less amounts charged to subsidiaries	(5,966)	(10,482)	(14,079)

	118,490	30,168	27,331
Equity in undistributed income of subsidiaries	(82,824)	2,988	3,172

Net income	$35,666	$33,156	$30,503

Condensed Statement of Cash Flows

	For the Year Ended December 31,
	2000	1999	1998
	(In thousands)
Net income	$35,666	$33,156	$30,503
Adjustments to reconcile net income to cash provided by operating activities:
Equity in undistributed income of subsidiaries	82,824	(2,988)	(3,172)
Depreciation and amortization	505	408	209
Increase (decrease) in taxes payable	(1,102)	4,695	(17,244)
(Decrease) increase in interest receivable	(122)	(159)	217
Increase (decrease) in interest payable	986	763	(4)
Net change in other assets and other liabilities	(4,077)	4,322	1,529

Net cash provided by operating activities	114,680	40,197	12,038

Lending and investing activities:
Net decrease (increase) in loans to subsidiaries	7,245	(25,302)	37,467
Investments in subsidiaries	(172,409)	(39,122)	(48,550)
Net sales (additions) to premises and equipment	314	286	(1,381)

Net cash used by lending and investing activities	(164,850)	(64,138)	(12,464)

Financing activities:
Net increase (decrease) in borrowings	(46,398)	13,778	14,791
Proceeds from long-term debt	102,260	30,000	—
Issuance of preferred stock	1,386	—	—
Purchase of treasury stock	(3,414)	(18,314)	(12,593)
Proceeds from sale of stock for employee benefit plans	1,866	2,608	1,756
Dividends paid	(5,038)	(4,287)	(3,473)

Net cash provided by financing activities	50,662	23,785	481

Net increase (decrease) in cash and cash equivalents	492	(156)	55
Effect of exchange rate changes on cash	(8)	—	—
Cash and cash equivalents at beginning of year	643	799	744

Cash and cash equivalents at end of year	$1,127	$643	$799

Supplemental disclosures of cash flow information:
Cash paid during the year:
Interest	$11,657	$9,056	$7,503

Income taxes	$13,769	$14,328	$18,947

SELECTED QUARTERLY STATISTICAL DATA
(Unaudited)

	2001
	Third Quarter	Second Quarter	First Quarter
	(dollars in thousands)
Summary Income Information
Interest income	$72,925	$65,086	$60,590
Interest expense	31,909	31,235	31,488
Provision for loan and lease losses	5,006	2,804	1,553
Noninterest income	64,706	68,416	61,810
Noninterest expense	81,871	78,392	74,584
Income taxes	7,446	8,474	5,779

Net income before minority interest and cumulative effect of change in accounting principle	11,399	12,597	8,996
Minority interest	68	211	—
Cumulative effect of change in accounting principle	—	—	175

	$11,467	$12,808	$9,171

Earnings per share of common stock:
Basic(1)	$0.54	$.61	$.44(2)
Diluted(1)	0.50	.56	.41(2)
	2000
	Fourth Quarter(3)	Third Quarter	Second Quarter	First Quarter
	(dollars in thousands)
Summary Income Information
Interest income	$57,446	$48,034	$43,015	$36,035
Interest expense	27,755	26,760	22,354	16,665
Provision for loan and lease losses	1,793	1,356	1,119	1,135
Noninterest income	51,174	58,075	52,589	49,873
Noninterest expense	63,242	62,748	58,036	53,936
Income taxes	6,279	6,117	5,591	5,689

Net income	$9,551	$9,128	$8,504	$8,483

Earnings per share of common stock:
Basic(1)	$0.46	$0.43	$0.41	$0.40
Diluted(1)	$0.44	$0.43	$0.40	$0.40

	1999
	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
	(dollars in thousands)
Summary Income Information
Interest income	$32,900	$31,644	$30,323	$31,746
Interest expense	16,510	14,277	13,715	14,989
Provision for loan and lease losses	548	364	2,330	1,201
Noninterest income	47,281	48,627	53,518	54,643
Noninterest expense	52,991	51,186	54,823	55,111
Income taxes	2,272	5,733	5,360	6,116

Net income	$7,860	$8,711	$7,613	$8,972

Earnings per share of common stock:
Basic(1)	$0.37	$0.41	$0.35	$0.41
Diluted(1)	$0.36	$0.40	$0.35	$0.41
	1998
	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
	(dollars in thousands)
Summary Income Information
Interest income	$30,183	$33,649	$31,946	$27,409
Interest expense	14,268	19,430	16,609	13,679
Provision for loan and lease losses	1,350	1,951	1,056	1,638
Noninterest income	60,472	59,258	50,089	49,038
Noninterest expense	64,575	54,749	52,697	49,185
Income taxes	4,162	6,684	4,627	4,881

Net income	$6,300	$10,093	$7,046	$7,064

Earnings per share of common stock:
Basic(1)	$0.29	$0.47	$0.32	$0.32
Diluted(1)	$0.29	$0.46	$0.32	$0.31

(1)
Earning per share reflect a 2-for-1 stock split on May 27, 1998.

(2)
Earnings per share of common stock before cumulative effect of change in accounting principle for the three month period ended March 31, 2001 was $0.43 basic and $0.40 diluted.

(3)
Included in the fourth quarter 2000 results are $2.5 million of pre-tax net adjustments for accrued interest on loans sold, revisions to modeling assumptions for our securitization activities, revisions to compensation estimates and revisions to other various accruals to appropriately reflect reserve levels at year end.

        You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with any additional or different information. We are not making an offer of these common shares in any state where such offer or sale is not permitted.

4,500,000 Shares

Irwin Financial Corporation

Common Shares

PROSPECTUS

Co-lead Managers

Keefe, Bruyette & Woods, Inc.

Stifel, Nicolaus & Company

Incorporated

Co-managers

J.J.B. Hilliard, W.L. Lyons, Inc.

Howe Barnes Investments, Inc.

                        , 2002

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

        The following table sets forth the various expenses payable in connection with the sale and distribution of the securities being registered, other than underwriting discounts and commissions. All of such expenses will be paid by Irwin Financial Corporation. All amounts shown are estimates, except the SEC registration fee and the NASD filing fee:

SEC registration fee	$22,335
NASD filing fee	9,500
New York Stock Exchange listing fee	22,150
Printing and mailing expenses	125,000
Fees and expenses of counsel	300,000
Accounting and related expenses	300,000
Miscellaneous	21,015

Total	$800,000

Item 14. Indemnification of Directors and Officers.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act") may be permitted to our directors, officers, and controlling persons pursuant to the following provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

        The Indiana Business Corporation Law ("IBCL"), the provisions of which we are governed by, empowers an Indiana corporation to indemnify present and former directors, officers, employees, or agents or any person who may have served at the request of the corporation as a director, officer, employee, or agent of another corporation ("Eligible Persons") against liability incurred in any proceeding, civil or criminal, in which the Eligible Person is made a party by reason of being or having been in any such capacity, or arising out of his status as such, if the individual acted in good faith and reasonably believed that (a) the individual was acting in the best interests of the corporation, or (b) if the challenged action was taken other than in the individual's official capacity as an officer, director, employee or agent, the individual's conduct was at least not opposed to the corporation's best interests, or (c) if in a criminal proceeding, either the individual had reasonable cause to believe his conduct was lawful or no reasonable cause to believe his conduct was unlawful.

        The IBCL further empowers a corporation to pay or reimburse the reasonable expenses incurred by an Eligible Person in connection with the defense of any such claim, including counsel fees; and, unless limited by its Articles of Incorporation, the corporation is required to indemnify an Eligible Person against reasonable expenses if he is wholly successful in any such proceeding, on the merits or otherwise. Under certain circumstances, a corporation may pay or reimburse an Eligible Person for reasonable expenses prior to final disposition of the matter. Unless a corporation's Articles of Incorporation provide otherwise, an Eligible Person may apply for indemnification to a court which may order indemnification upon a determination that the Eligible Person is entitled to mandatory indemnification for reasonable expenses or that the Eligible Person is fairly and reasonably entitled to indemnification in view of all the relevant circumstances without regard to whether his actions satisfied the appropriate standard of conduct.

        Before a corporation may indemnify any Eligible Person against the liability or reasonable expenses under the IBCL, a quorum consisting of directors who are not parties to the proceeding must (1) determine the indemnification is permissible in the specific circumstances because the Eligible Person met the requisite standard of conduct, (2) authorize the corporation to indemnify the Eligible Person and (3) if appropriate, evaluate the reasonableness of expenses for which indemnification is sought. If it is not possible to obtain a quorum of uninvolved directors, the foregoing action may be taken by a committee of two or more directors who are not parties to the proceeding, special legal counsel selected by the Board or such a committee, or by the shareholders of the corporation.

        In addition to the foregoing, the IBCL states that the indemnification it provides shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any provision of the Articles of Incorporation or By-laws, resolution of the Board or shareholders, or any other authorization adopted after notice by a majority vote of all the voting shares then issued and outstanding. The IBCL also empowers an Indiana corporation to purchase and maintain insurance on behalf of any Eligible Person against any liability asserted against or incurred by him or her in any capacity as such, or arising out of his or her status as such, whether or not the corporation would have had the power to indemnify him or her against such liability.

        Our Amended and Restated Articles of Incorporation provide for indemnification as a matter of right to any of our directors, officers or employees who have been successful on the merits of a claim against them, and for indemnification under certain other circumstances where allowed, by the action of disinterested members of the Board.

        We have purchased $10 million in directors' and officers' liability insurance, the effect of which is to indemnify the directors and officers of us and our subsidiaries against certain losses caused by errors, misstatement or misleading statements, wrongful acts, omissions, negligence or breach of duty by them or similar matters claimed against them in their capacities as directors or officers.

Item 15. Recent Sales of Unregistered Securities

        In the three-year period ended January 2, 2002, we have issued and sold unregistered securities as follows:

        In July 1999, we issued $30 million of 7.58% subordinated debt, callable in ten years at par, in an institutional private placement.

        On July 1, 2000 and October 1, 2000, we awarded 13,822 and 7,314 shares, respectively, of common stock in restricted stock grants to four newly hired executives of Irwin Union Bank.

        In 2000, we also issued a total of 8,678 shares of common stock pursuant to elections made by nine of our outside directors to receive board compensation under the 1999 Outside Director Restricted Stock Compensation Plan in lieu of cash fees as follows:

Date Issued	Number of Shares
January 3, 2000	4,147
February 24, 2000	2,133
April 1, 2000	965
July 1, 2000	794
October 1, 2000	639

        In 2001, we issued a total of 5,466 shares of common stock pursuant to elections made by six of our outside directors to receive board compensation under the 1999 Outside Director Restricted Stock Compensation Plan in lieu of cash fees as follows:

Date Issued	Number of Shares
January 2, 2001	2,898
April 2, 2001	731
July 5, 2001	1,051
October 1, 2001	786

        On January 2, 2002, we issued a total of 3,262 shares of common stock pursuant to elections made by six of our outside directors to receive board compensation under the 1999 Outside Director Restricted Stock Compensation Plan in lieu of cash fees.

        All of these shares were issued in reliance on the exemption from registration provided under Section 4(2) of the Securities Act.

        In July 2001, we issued $15.0 million of trust preferred securities through IFC Capital Trust IV, our wholly-owned, statutory business trust subsidiary. The preferred securities were issued at $1,000 per share with a cumulative dividend rate of 10.25% to certain qualified institutional investors. Simultaneously with the issuance of the preferred securities, we issued an equivalent amount of 10.25% subordinated debentures to IFC Capital Trust IV. The debentures mature on July 25, 2031, and may be redeemed on or after July 25, 2006, if certain conditions are met. We paid a placement agent fee equal to 3% of the total amount of preferred securities issued in the transaction. The issuance of the preferred securities and the subordinated debentures was exempt from registration under the Securities Act pursuant to Section 4(2) thereunder.

        In November 2001, we issued $30.0 million of trust preferred securities through IFC Capital Trust V, our wholly-owned, statutory business trust subsidiary. The preferred securities were issued at $1,000 per share with a cumulative dividend rate of 9.95% to certain qualified institutional investors. Simultaneously with the issuance of the preferred securities, we issued an equivalent amount of 9.95% subordinated debentures to IFC Capital Trust V. The debentures mature in 2031, but may be redeemed at par after five years. We paid a placement agent fee equal to 3% of the total amount of the preferred securities issued in the transaction. The issuance of the preferred securities and the subordinated debentures was exempt from registration under the Securities Act pursuant to Section 4(2) thereunder.

Item 16. Exhibits

Exhibit Number	Description
1.1	Form of Underwriting Agreement.(1)
3.1	Restated Articles of Incorporation of Irwin Financial Corporation. (Incorporated by reference to Exhibit 3(a) to Form 10-K Report for year ended December 31, 2000, File No. 0-06835.)
3.2	Articles of Amendment to Restated Articles of Incorporation of Irwin Financial Corporation dated March 2, 2001. (Incorporated by reference to Exhibit 3(b) to Form 10-K Report for year ended December 31, 2000, File No. 0-06835.)
3.3	Code of By-laws of Irwin Financial Corporation. (Incorporated by reference to Exhibit 3 to Form 10-Q for period ended March 31, 2001, File No. 0-06835.)
4.1	Specimen Common Stock Certificate. (Incorporated by reference to Exhibit 4(a) to Form 10-K report for year ended December 31, 1994, File No. 0-06835.)
4.2	Certain instruments defining the rights of the holders of long-term debt of Irwin Financial Corporation and certain of its subsidiaries, none of which authorize a total amount of indebtedness in excess of 10% of the total assets of the Corporation and its subsidiaries on a consolidated basis, have not been filed as Exhibits. The Corporation hereby agrees to furnish a copy of any of these agreements to the Commission upon request.
4.3	Rights Agreement, dated as of March 1, 2001, between Irwin Financial Corporation and Irwin Union Bank and Trust. (Incorporated by reference to Exhibit 4.1 to Form 8-A filed March 2, 2001, File No. 0-06835.)
4.4	Appointment of Successor Rights Agent dated as of May 11, 2001 between Irwin Financial Corporation and National City Bank. (Incorporated by reference to Exhibit 4.5 to Form S-8 filed on September 7, 2001, File No. 333-69156.)
5.1	Opinion of Vedder, Price, Kaufman and Kammholz regarding legality.(1)
10.1	Amended 1986 Stock Option Plan. (Incorporated by reference to Exhibit 10(b) to Form 10-K Report for year ended December 31, 1991, File No. 0-06835.)
10.2	Amended and Restated Management Bonus Plan. (Incorporated by reference to Exhibit 10(a) to Form 10-K Report for year ended December 31, 1986, File No. 0-06835.)
10.3	Long-Term Management Performance Plan. (Incorporated by reference to Exhibit 10(a) to Form 10-K Report for year ended December 31, 1986, File No. 0-06835.)
10.4	Long-Term Incentive Plan—Summary of Terms. (Incorporated by reference to Exhibit 10(a) to Form 10-K Report for year ended December 31, 1986, File No. 0-06835.)
10.5	Irwin Financial Corporation Employees Stock Purchase Plan. (Incorporated by reference to Exhibit 10(d) to Form 10-K Report for year ended December 31, 1991, File No. 0-06835.)
10.6	Employee Stock Purchase Plan II. (Incorporated by reference to Exhibit 10(f) to Form 10-K Report for year ended December 31, 1994, File No. 0-06835.)
10.7	Amended Irwin Financial Corporation Outside Directors Restricted Stock Compensation Plan. (Incorporated by reference to Exhibit 10(g) to Form 10-K Report for year ended December 31, 1991, File No. 0-06835.)
10.8	Irwin Financial Corporation 1992 Stock Option Plan. (Incorporated by reference to Exhibit 10(h) to Form 10-K Report for year ended December 31, 1992, File No. 0-06835.)

10.9	Irwin Financial Corporation Outside Directors Restricted Stock Compensation Plan. (Incorporated by reference to Exhibit 10(i) to Form 10-K Report for year ended December 31, 1995, File No. 0-06835.)
10.10	Inland Mortgage Corporation Long-Term Incentive Plan. (Incorporated by reference to Exhibit 10(j) to Form 10-K Report for year ended December 31, 1996, File No. 0-06835.)
10.11	Irwin Financial Corporation 1997 Stock Option Plan. (Incorporated by reference to Exhibit 10 to Form 10-Q Report for year ended June 30, 1997, File No. 0-06835.)
10.12	Amendment to Irwin Financial Corporation 1997 Stock Option Plan. (Incorporated by reference to Exhibit 10(i) to Form 10-Q Report for period ended June 30, 1997, File No. 0-06835.)
10.13	Employee Stock Purchase Plan III. (Incorporated by reference to Exhibit 10(a) to Form 10-Q Report for year ended June 30, 1999, File No. 0-06835.)
10.14	1999 Outside Director Restricted Stock Compensation Plan. (Incorporated by reference to Exhibit 10(b) to Form 10-Q Report for year ended June 30, 1999, File No. 0-06835.)
10.15	Limited Liability Company Agreement of Irwin Ventures LLC (Incorporated by reference to Exhibit 10(a) to Form 10-Q/A Report for period ended March 31, 2001, File No. 0-06835.)
10.16	Irwin Home Equity Corporation Shareholder Agreement (Incorporated by reference to Exhibit 10(b) to Form 10-Q/A Report for period ended March 31, 2001, File No. 0-06835.)
16.1	Letter of PricewaterhouseCoopers LLP dated May 2, 2001. (Incorporated by reference to Exhibit 16 to Form 8-K Report dated May 9, 2001, File No. 0-06835.)
16.2	Letter of Deloitte & Touche LLP dated June 29, 2001. (Incorporated by reference to Exhibit 16 to Form 8-K Report dated June 22, 2001, File No. 0-06835.)
21.1	Subsidiaries of Irwin Financial Corporation.(2)
23.1	Consent of PricewaterhouseCoopers LLP.(1)
23.2	Consent of Vedder, Price, Kaufman & Kammholz. (Contained in Exhibit 5.1.)
24.1	Power of Attorney (included on the signature page to this Registration Statement).(2)

(1)
Filed herewith.

(2)
Previously filed.

Item 17. Undertakings

        (a)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of us pursuant to Item 14 of this registration statement, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        (b)  We hereby undertake that:

          (1)  For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by us pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2)  For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act, Irwin Financial Corporation has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the city of Columbus, State of Indiana, on January 23, 2002.

IRWIN FINANCIAL CORPORATION
By:	/s/ WILLIAM I. MILLER William I. Miller Chairman of the Board

        Pursuant to the requirements of the Securities Act, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ SALLY A. DEAN* Sally A. Dean	Director	January 23, 2002
/s/ GREGORY F. EHLINGER Gregory F. Ehlinger	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	January 23, 2002
/s/ DAVID W. GOODRICH* David W. Goodrich	Director	January 23, 2002
/s/ JOHN T. HACKETT* John T. Hackett	Director	January 23, 2002
/s/ WILLIAM H. KLING* William H. Kling	Director	January 23, 2002
/s/ BRENDA J. LAUDERBACK* Brenda J. Lauderback	Director	January 23, 2002
/s/ JOHN C. MCGINTY, JR.* John C. McGinty, Jr.	Director	January 23, 2002
/s/ WILLIAM I. MILLER William I. Miller	Director, Chairman of the Board (Principal Executive Officer)	January 23, 2002
/s/ JOHN A. NASH John A. Nash	Director and President	January 23, 2002
/s/ LANCE R. ODDEN* Lance R. Odden	Director	January 23, 2002

S-1

/s/ THEODORE M. SOLSO* Theodore M. Solso	Director	January 23, 2002
/s/ JODY A. LITTRELL Jody A. Littrell	Vice President and Controller (Principal Accounting Officer)	January 23, 2002

*
signed pursuant to power of attorney.
By:	/s/ JOHN A. NASH

S-2

EXHIBIT INDEX

Exhibit Number	Description
1.1	Form of Underwriting Agreement.(1)
3.1	Restated Articles of Incorporation of Irwin Financial Corporation. (Incorporated by reference to Exhibit 3(a) to Form 10-K Report for year ended December 31, 2000, File No. 0-06835.)
3.2	Articles of Amendment to Restated Articles of Incorporation of Irwin Financial Corporation dated March 2, 2001. (Incorporated by reference to Exhibit 3(b) to Form 10-K Report for year ended December 31, 2000, File No. 0-06835.)
3.3	Code of By-laws of Irwin Financial Corporation. (Incorporated by reference to Exhibit 3 to Form 10-Q for period ended March 31, 2001, File No. 0-06835.)
4.1	Specimen Common Stock Certificate. (Incorporated by reference to Exhibit 4(a) to Form 10-K report for year ended December 31, 1994, File No. 0-06835.)
4.2	Certain instruments defining the rights of the holders of long-term debt of Irwin Financial Corporation and certain of its subsidiaries, none of which authorize a total amount of indebtedness in excess of 10% of the total assets of the Corporation and its subsidiaries on a consolidated basis, have not been filed as Exhibits. The Corporation hereby agrees to furnish a copy of any of these agreements to the Commission upon request.
4.3	Rights Agreement, dated as of March 1, 2001, between Irwin Financial Corporation and Irwin Union Bank and Trust. (Incorporated by reference to Exhibit 4.1 to Form 8-A filed March 2, 2001, File No. 0-06835.)
4.4	Appointment of Successor Rights Agent dated as of May 11, 2001 between Irwin Financial Corporation and National City Bank. (Incorporated by reference to Exhibit 4.5 to Form S-8 filed on September 7, 2001, File No. 333-69156.)
5.1	Opinion of Vedder, Price, Kaufman and Kammholz regarding legality.(1)
10.1	Amended 1986 Stock Option Plan. (Incorporated by reference to Exhibit 10(b) to Form 10-K Report for year ended December 31, 1991, File No. 0-06835.)
10.2	Amended and Restated Management Bonus Plan. (Incorporated by reference to Exhibit 10(a) to Form 10-K Report for year ended December 31, 1986, File No. 0-06835.)
10.3	Long-Term Management Performance Plan. (Incorporated by reference to Exhibit 10(a) to Form 10-K Report for year ended December 31, 1986, File No. 0-06835.)
10.4	Long-Term Incentive Plan—Summary of Terms. (Incorporated by reference to Exhibit 10(a) to Form 10-K Report for year ended December 31, 1986, File No. 0-06835.)
10.5	Irwin Financial Corporation Employees Stock Purchase Plan. (Incorporated by reference to Exhibit 10(d) to Form 10-K Report for year ended December 31, 1991, File No. 0-06835.)
10.6	Employee Stock Purchase Plan II. (Incorporated by reference to Exhibit 10(f) to Form 10-K Report for year ended December 31, 1994, File No. 0-06835.)
10.7	Amended Irwin Financial Corporation Outside Directors Restricted Stock Compensation Plan. (Incorporated by reference to Exhibit 10(g) to Form 10-K Report for year ended December 31, 1991, File No. 0-06835.)
10.8	Irwin Financial Corporation 1992 Stock Option Plan. (Incorporated by reference to Exhibit 10(h) to Form 10-K Report for year ended December 31, 1992, File No. 0-06835.)
10.9	Irwin Financial Corporation Outside Directors Restricted Stock Compensation Plan. (Incorporated by reference to Exhibit 10(i) to Form 10-K Report for year ended December 31, 1995, File No. 0-06835.)

10.10	Inland Mortgage Corporation Long-Term Incentive Plan. (Incorporated by reference to Exhibit 10(j) to Form 10-K Report for year ended December 31, 1996, File No. 0-06835.)
10.11	Irwin Financial Corporation 1997 Stock Option Plan. (Incorporated by reference to Exhibit 10 to Form 10-Q Report for year ended June 30, 1997, File No.0-06835.)
10.12	Amendment to Irwin Financial Corporation 1997 Stock Option Plan. (Incorporated by reference to Exhibit 10(i) to Form 10-Q Report for period ended June 30, 1997, File No. 0-06835.)
10.13	Employee Stock Purchase Plan III. (Incorporated by reference to Exhibit 10(a) to Form 10-Q Report for year ended June 30, 1999, File No. 0-06835.)
10.14	1999 Outside Director Restricted Stock Compensation Plan. (Incorporated by reference to Exhibit 10(b) to Form 10-Q Report for year ended June 30, 1999, File No. 0-06835.)
10.15	Limited Liability Company Agreement of Irwin Ventures LLC (Incorporated by reference to Exhibit 10(a) to Form 10-Q/A Report for period ended March 31, 2001, File No. 0-06835.)
10.16	Irwin Home Equity Corporation Shareholder Agreement (Incorporated by reference to Exhibit 10(b) to Form 10-Q/A Report for period ended March 31, 2001, File No. 0-06835.)
16.1	Letter of PricewaterhouseCoopers LLP dated May 2, 2001. (Incorporated by reference to Exhibit 16 to Form 8-K Report dated May 9, 2001, File No. 0-06835.)
16.2	Letter of Deloitte & Touche LLP dated June 29, 2001. (Incorporated by reference to Exhibit 16 to Form 8-K Report dated June 22, 2001, File No. 0-06835.)
21.1	Subsidiaries of Irwin Financial Corporation.(2)
23.1	Consent of PricewaterhouseCoopers LLP.(1)
23.2	Consent of Vedder, Price, Kaufman & Kammholz. (Contained in Exhibit 5.1.)
24.1	Power of Attorney (included on the signature page to this Registration Statement).(2)

(1)
Filed herewith.

(2)
Previously filed.

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SUMMARY
Irwin Financial Corporation
The Offering
SUMMARY CONSOLIDATED FINANCIAL DATA
RISK FACTORS
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
RECENT DEVELOPMENTS
Selected Consolidated Financial Highlights
Selected Financial Highlights By Line of Business
THE COMPANY
Managed Portfolio Breakdown
PRICE RANGE OF COMMON SHARES
DIVIDEND POLICY
USE OF PROCEEDS
CAPITALIZATION
SELECTED CONSOLIDATED FINANCIAL DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Economic Value Change Method
GAAP-Based Value Change Method
LEGAL PROCEEDINGS
SUPERVISION AND REGULATION
MANAGEMENT
Summary Compensation Table
Long-Term Incentive Plan Awards In Last Fiscal Year
PROPERTIES
DESCRIPTION OF CAPITAL STOCK
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE
UNDERWRITING
EXPERTS
LEGAL MATTERS
TRANSFER AGENT
WHERE YOU CAN FIND MORE INFORMATION
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS IRWIN FINANCIAL CORPORATION
IRWIN FINANCIAL CORPORATION AND SUBSIDIARIES CONSOLIDATED BALANCE SHEET
IRWIN FINANCIAL CORPORATION AND SUBSIDIARIES CONSOLIDATED STATEMENT OF INCOME (Unaudited)
IRWIN FINANCIAL CORPORATION AND SUBSIDIARIES CONSOLIDATED STATEMENT OF INCOME (Unaudited)
IRWIN FINANCIAL CORPORATION AND SUBSIDIARIES CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2001 AND 2000 (Unaudited)
IRWIN FINANCIAL CORPORATION AND SUBSIDIARIES CONSOLIDATED STATEMENT OF CASH FLOWS (Unaudited)
NOTES TO THE FINANCIAL STATEMENTS (UNAUDITED)
IRWIN FINANCIAL CORPORATION AND SUBSIDIARIES CONSOLIDATED BALANCE SHEET
IRWIN FINANCIAL CORPORATION AND SUBSIDIARIES CONSOLIDATED STATEMENT OF INCOME
IRWIN FINANCIAL CORPORATION AND SUBSIDIARIES STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY For the Three Years Ended December 31, 2000
IRWIN FINANCIAL CORPORATION AND SUBSIDIARIES CONSOLIDATED STATEMENT OF CASH FLOWS
OUTSTANDING AND EXERCISABLE BY PRICE RANGE AS OF 12/31/2000
Condensed Balance Sheet
Condensed Statement of Income
Condensed Statement of Cash Flows
SELECTED QUARTERLY STATISTICAL DATA (Unaudited)
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES